Form 10KSB, Exhibit 13
period 1997-12-31
SEMELE GROUP INC
filed 1998-03-30
CIK 812914

EXHIBIT 13


                                SEMELE GROUP INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         Pages
                                                                         -----

Management's Discussion and Analysis of Financial
   Condition or Plan of Operation                                        77-80

Report of Independent Auditors                                              81

Consolidated Balance Sheets as of December 31, 1997 and 1996                82

Consolidated Statements of Operations
   For the Years Ended December 31, 1997 and 1996                           83

Consolidated Statements of Stockholders' Equity
   For the Years Ended December 31, 1997 and 1996                           84

Consolidated Statements of Cash Flows
   For the Years Ended December 31, 1997 and 1996                           85

Notes to Consolidated Financial Statements                               86-95

All schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements and notes thereto.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION OR PLAN OF OPERATION

GENERAL

      Certain statements in this annual report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, words such as "anticipates", "expects", "intends", "plans" and similar expressions are intended to identify forward-looking statements. These statements are subject to a number of risks and uncertainties including the Company's ability to successfully implement a new growth-oriented business plan and favorably resolve certain litigation (see Notes 3 and 11 to the consolidated financial statements). Actual results could differ materially from those projected in the forward-looking statements.

      Semele Group Inc. (the "Company"), formerly known as Banyan Strategic Land Fund II, was originally established to invest primarily in short-term, junior, pre-development and construction mortgage loans. The borrowers subsequently defaulted on these mortgage loan obligations, adversely affecting the Company. As a result of these defaults, the Company suspended the making of new loans, except for advances of additional funds under circumstances in which it was deemed necessary to preserve the value of existing collateral, including instances where the Company had foreclosed upon or taken title, directly or indirectly, to the collateral. In 1990, the Company implemented a plan designed to preserve its assets and manage its properties acquired through foreclosure or otherwise until they would be disposed of in an orderly manner. On February 25, 1997, the Directors of the Company authorized management to engage an investment banking firm for purposes of evaluating strategic alternatives for maximizing stockholder value. The Company executed and delivered an Exchange Agreement dated April 30, 1997 (amended as of August 7, 1997, the "Agreement") among the Company, Equis Exchange L.L.C., a Massachusetts limited liability company ("Equis"), Equis Financial Group Limited Partnership ("EFG") and certain partnerships affiliated with EFG ("the Partnerships"). Pursuant to the Agreement, the Company issued to the Partnerships 1,987,000 shares of the Company's common stock at the price of $1.50 per share. Cash proceeds received by the Company, $2,480,500, were net of related costs of $500,000. In addition, the Partnerships made a three-year loan to the Company in the amount of $4,419,500. These transactions are intended to provide capital to assist the Company in a new growth-oriented business plan, which includes the development of the Company's property known as Rancho Malibu.

      The Loan was initially disbursed into a segregated account, the proceeds of which were not available to the Company until stockholder consent to certain proposals ("the Consent") was obtained. The transaction also called for a one time $0.20 per share cash dividend to be paid in the event the stockholder proposals were approved. The Company solicited its stockholders for proxies in connection with proposed changes in the Company's Certificate of Incorporation and By-laws. Among the principal changes requested were: (i) the election of new Directors nominated by EFG for terms of up to 3 years and an increase in size of the Board of Directors (the "Board") to as many as nine members, provided a majority of the Board shall consist of members independent of the Company, EFG or any affiliate; (ii) an amendment extending the Company's life to perpetual and changing its name and (iii) an amendment designed to restrict or deter, to the extent legally permissible, the acquisition of more than 4.9% of the common stock of the Company by any person in such a manner as would cause such person to become a 5% stockholder within the meaning of Section 382 (g) of the Internal Revenue Code. The Consent of the stockholders was obtained and proposals including the changes described in (i) through (iii) above were adopted on October 21, 1997.

      Pursuant to the Agreement, the Administrative Services Agreement between the Company and Banyan Management Corp. ("BMC") was amended to provide, among other things, for the immediate payment to BMC of a termination fee in the amount of $251,823 and the transfer of the Company's ownership interest in BMC to BMC's designee. Pursuant to the Agreement, the Company also entered into a new Administrative Services Agreement with EFG (see Note 7 Transactions with Affiliates and Related Parties).

      The Company currently holds an ownership interest in a 274 acre land parcel located in Southern California known as the Rancho Malibu property. The Company also holds a 0.3% beneficial interest in a liquidating trust, established for the benefit of a group of unsecured creditors of a previous borrower of the Company, which holds interests in various assets. In addition, the Company has two loans referred to as Hemet IV and Lindfield Tract A (See
Note 2 to the Consolidated Financial Statements).

      The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations.

      Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems.

      EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents consist of cash and short-term investments. The Company's cash and cash equivalents balance at December 31, 1997 and 1996 was $7,884,593 and $145,335, respectively. The increase in total cash and cash equivalents of $7,739,258 is the result of cash generated principally through investing and financing activities of $9,749,989 and $92,330, respectively, offset by $2,103,061 cash used for operating activities.

      Cash Flow From Operating Activities: Net cash used in operating activities increased by $271,148 for the year ended December 31, 1997 to $2,103,061 from $1,831,913 for the same period in 1996.

      Cash Flow From Investing Activities: For the year ended December 31, 1997, net cash provided by investing activities was $9,749,989 compared to $1,427,939 for the same period in 1996. This increase of $8,322,050 is due primarily to distributions from the Company's investment in real estate venture of $4,713,101 (see below), proceeds received from the sale of foreclosed real estate of $617,388 (see below) and proceeds from note payable - affiliate received pursuant to the Exchange Agreement (described above) during the year ended December 31, 1997 compared to $658,856 of proceeds received from the disposition of the Company's Westholme assets during the same period in 1996. In 1996, the Company also received proceeds from sale of investment securities of $310,007, principal payments on investment securities of $316,939, and principal payments of $248,000 relating to the Hemet Phase III promissory note.

      Cash Flow From Financing Activities: During the year ended December 31, 1997, net cash provided by financing activities was $92,330 resulting from the issuance of stock pursuant to the Exchange Agreement described above, offset by $2,388,170 cash used in connection with the dividend to stockholders.

      The Company's future liquidity needs are dependent upon, among other things: (i) the level of liquidity required to successfully implement a new growth-oriented business plan (ii) the Company's ability to favorably resolve the La Chusa litigation which impacts the Rancho Malibu property; and (iii) the Company's ability to control its property level and Company level operating expenses.

      In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which was required to be adopted on December 31, 1997. This statement establishes standards for computing and presenting earnings per share. The statement replaces primary earnings per share with basic earnings per share. Basic earnings per share excludes all dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to fully diluted earnings per share. Diluted earnings per share reflects the potential dilution that could occur if stock options and stock award grants were exercised. All prior year amounts have been restated to conform to SFAS No. 128.

      As of December 31, 1997 and 1996, the Company's mortgage loan portfolio consisted of loans with a carrying value totaling $475,000 and $1,035,000, respectively. During the year ended December 31, 1997, the Company received interest payments of $28,990 on a purchase money mortgage note (Lindfield Tract
A). During the year ended December 31, 1996, the Company received final principal and interest payments on its Hemet Phase III loan totaling $261,225.

RESULTS OF OPERATIONS

      Total income from lending and investing activities for the year ended December 31, 1997 increased to $234,641 from $79,107 for the year ended December 31, 1996. This increase is due primarily to an increase in income earned on investments. The increase in income on investments reflects an increase in cash available for investment resulting primarily from the issuance of stock and the sale of the Company's investment in the H-Street real estate venture.

      Total expenses for the year ended December 31, 1997 decreased to $3,339,108 from $4,654,565 for the year ended December 31, 1996. This decrease of $1,315,457 for the year ended December 31, 1997 when compared to the same period in 1996 is due to a decrease of $3,349,929 in total expenses from property operating activities offset by an increase of $2,034,472 in total other expenses. The decrease in total property operating expenses is due primarily to the recognition of net income from operations of the real estate venture of $412,236, relating to the Company's interest in the H Street property, for the year ended December 31, 1997 as compared to a net loss of $2,927,490 for the same period in 1996. See discussion below for further details regarding the operating results and sale of the H Street property. Further contributing to the decrease in total property operating expenses is a decrease in net loss from operations of foreclosed real estate held for sale of $111,005. The decrease in the net loss from operations of foreclosed real estate held for sale is due to a reduction in legal and entitlement costs relating to the Rancho Malibu property subsequent to the approval of the project by the Los Angeles County Board of Supervisors (see Note 3 to the Consolidated Financial Statements). Partially offsetting the decrease in total property operating expenses was the recognition of a net loss of $32,612 from disposition of the foreclosed real estate held for sale during the year ended December 31, 1997, compared to a net gain of $68,190 during the same period in 1996 (see discussion below). The increase in total other expenses is due primarily to a provision for losses on loans, notes, advances and interest receivable recorded in 1997 in the amount of $1,166,246 in connection with amounts loaned to Northholme Partners (see Note 6 to the Consolidated Financial Statements). The increase in general and administrative expenses reflects a termination fee of $251,823 paid to BMC in connection with the Exchange Agreement (see Note 7 to the Consolidated Financial Statements) and a termination fee paid to the former President and Chief Executive Officer in connection with his resignation. Other professional fees increased due primarily to legal costs related to the Westholme litigation (see Note 11 to the Consolidated Financial Statements) and costs incurred to engage an investment banking firm for purposes of evaluating strategic alternatives for maximizing stockholder value.

      During the year ended December 31, 1997, the Company recorded net income of $412,236 from the operations of a real estate venture as compared to a net loss of $2,927,490 for the same period in 1996. This net income (loss) reflects the Company's 47% interest in the H Street Venture (the "Venture"). The Venture owned an office building with approximately 55,900 square feet of gross leasable area (the "Victor Building") and an adjacent land parcel consisting of 36,100 square feet (the "H Street Assemblage") located in Washington, D.C. On March 20, 1997, the Venture sold approximately 3,500 square feet of the Venture's land to the United States General Services Administration on behalf of the United States of America ("GSA") for a purchase price of $1,680,000. GSA also paid the Venture $150,000 as a reimbursement of expenses that the Venture incurred in anticipation of this transaction. Ultimately, the Venture received net sales proceeds of $1,828,900. On July 29, 1997, the Venture sold the remaining land and office building to an unaffiliated third party for $9,000,000 and received additional net sale proceeds of $8,469,821. The Company's share of the gain on disposition recognized by the Venture was $371,979 and is included in net income from operations of real estate venture for the year ended December 31, 1997 on the accompanying consolidated statements of operations. During the year ended December 31, 1997, the Company received aggregate distributions from the Venture of $4,713,101, including its allocation of such sales proceeds. At December 31, 1997, the Venture had no further ownership interest in the H Street Assemblage property.

      On June 23, 1997, the Company sold the Lindfield Tract D property, having a carrying value of $650,000, to an unaffiliated third party for a purchase price of $675,000. Cash proceeds received, net of transaction costs, were $617,388 resulting in a loss on disposition of $32,612 for financial reporting purposes. During the year ended December 31, 1996, the Company recognized a net gain from the disposition of its interests in the Lindfield Tract A property and Hemet Phase III property of $68,190.

      The above discussed changes resulted in a decrease in the net loss for the year ended December 31, 1997 to $3,104,467 ($0.28 per share) from $4,575,458
($0.46 per share) for the year ended December 31, 1996. On April 30, 1997, the Company issued 1,987,000 shares of stock. As a result, the net loss per share for the year ended December 31, 1997 is based on the weighted average number of shares outstanding during the year of 11,275,605 as compared to 9,936,421 for the same period in 1996.

      On a quarterly basis, management reviews the mortgage loans in the Company's portfolio and records appropriate loss provisions. The provisions are based upon a number of factors, including management's analyses of the value of the collateral and, in certain cases, ongoing negotiations regarding disposition of this collateral, as well as consideration of the general business conditions affecting the Company's portfolio. Management also reviews the investment properties held by the Company on a quarterly basis and, when it has been determined that a permanent impairment in the value of a given property has occurred, the carrying value of the property is then written down to its fair market value. During the year ended December 31, 1997, the Company recorded a provision for losses on loans, notes, advances and interest receivable in the amount of $1,166,246 relating to Northholme Partners (see Note 6 to the Consolidated Financial Statements). During the year ended December 31, 1996, the H Street Venture recorded a $6,000,000 valuation allowance relating to the H Street Assemblage, pursuant to its decision to sell the property rather than to pursue the redevelopment of the property. The Company's share of the H Street Assemblage valuation allowance was $2,820,000.

LITIGATION

      In connection with the Company's interest in a joint venture which owns a 274 acre land parcel known as the Rancho Malibu property ("the Venture"), the Venture has been engaged in zoning and entitlement activities which have been opposed by the City of Malibu and various citizen groups. During the year ended December 31, 1997, the Venture incurred approximately $657,000 in costs in connection with Rancho Malibu relating to entitlement activities, holding costs and litigation. These costs, treated as capital contributions to the Venture by the Company, were included in total expenses from property operating activities on the Company's consolidated statements of operations. See Note 3 to the Consolidated Financial Statements.

      The Company continues to be engaged in litigation involving a real estate development project known as "Winding River". The ultimate outcome of this matter cannot be determined at this time. However, in the opinion of management of the Company, the eventual outcome of this matter will not have a material adverse effect on the financial position of the Company. The financial statements do not include any adjustments for liability, if any, arising from this matter. See Note 11 to the consolidated financial statements.

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Semele Group Inc.

We have audited the accompanying consolidated balance sheets of Semele Group Inc. (formerly Banyan Strategic Land Fund II) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semele Group Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                             ERNST & YOUNG LLP

Boston, Massachusetts
March 2, 1998

                                SEMELE GROUP INC.
                           Consolidated Balance Sheets

                           December 31, 1997 and 1996

                                                         1997             1996
                                                    -------------    -------------

ASSETS
Cash and Cash Equivalents .......................   $   7,884,593    $     145,335
Interest Receivable on Loans ....................           3,565          118,821
Loans Receivable ................................         475,000        1,035,000
Foreclosed Real Estate Held for Sale, Net .......       9,961,991       10,611,991
Investment in Real Estate Venture ...............              --        4,300,865
Other Assets ....................................              --          551,868
                                                    -------------    -------------

Total Assets ....................................   $  18,325,149    $  16,763,880
                                                    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Note Payable - Affiliate ........................   $   4,419,500    $          --
Accrued Expenses - Affiliate ....................          49,166               --
Accounts Payable and Accrued Expenses ...........         404,358          266,903
Accrued Real Estate Taxes .......................              --           32,715
                                                    -------------    -------------

Total Liabilities ...............................       4,873,024          299,618
                                                    -------------    -------------

Stockholders' Equity
Shares of Common Stock, $0.01 Par Value,
  50,000,000 Authorized, 21,253,268 and
  19,266,268 Shares Issued
  at December 31, 1997 and 1996, respectively ...     171,019,463      170,927,133
Accumulated Deficit .............................    (141,713,131)    (138,608,664)
Deferred Compensation, 154,826 Shares ...........        (263,204)              --
Treasury Stock at Cost, 9,175,021 Shares ........     (15,591,003)     (15,854,207)
                                                    -------------    -------------

Total  Stockholders' Equity .....................      13,452,125       16,464,262
                                                    -------------    -------------

Total Liabilities and Stockholders' Equity ......   $  18,325,149    $  16,763,880
                                                    =============    =============

Book Value Per Share of Common Stock
  (11,923,421 and 9,936,421 Shares Outstanding at
  December 31, 1997 and 1996, respectively) .....   $        1.13    $        1.66
                                                    =============    =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.
                      Consolidated Statements of Operations

                 For the Years ended December 31, 1997 and 1996

                                                              1997              1996
                                                          -------------    -------------

INCOME
Income From Lending and Investing Activities:
  Interest on Loans Receivable ........................   $      28,333    $      72,576
  Income on Investments ...............................         206,308            6,531
                                                          -------------    -------------

Total Income From Lending and Investing
  Activities ..........................................         234,641           79,107
                                                          -------------    -------------

EXPENSES
Expenses From Property Operating Activities:
  Net Loss From Operations of Foreclosed Real
    Estate Held for Sale ..............................         660,994          771,999
  Net (Gain) Loss From Disposition of
    Foreclosed Real Estate Held for Sale ..............          32,612          (68,190)
  Net (Income) Loss From Operations of Real
    Estate Venture ....................................        (412,236)       2,927,490
                                                          -------------    -------------

Total Expenses From Property Operating Activities .....         281,370        3,631,299
                                                          -------------    -------------

Other Expenses:
  Stockholder Expenses ................................         120,031           96,830
  Directors' Fees, Expenses, and Insurance ............         234,075          197,081
  Other Professional Fees .............................         371,966          150,216
  General and Administrative ..........................       1,007,307          579,139
  Management Fees - Affiliate .........................          49,166               --
  Interest Expense - Affiliate ........................         108,947               --
  Provision for Losses on Loans, Notes, Advances
    and Interest Receivable ...........................       1,166,246               --
                                                          -------------    -------------

Total Other Expenses ..................................       3,057,738        1,023,266
                                                          -------------    -------------

Total Expenses ........................................       3,339,108        4,654,565
                                                          -------------    -------------

Net Loss ..............................................   $  (3,104,467)   $  (4,575,458)
                                                          =============    =============

Net Loss Per Share of Common Stock  Basic
  (Based on the Weighted Average Number of Shares
  Outstanding of 11,275,605 and 9,936,421,
  Respectively) .......................................   $       (0.28)   $       (0.46)
                                                          =============    =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.
                 Consolidated Statements of Stockholders' Equity

                 For the years ended December 31, 1997 and 1996

                                       Common Stock
                              -----------------------------      Accumulated      Deferred         Treasury
                                  Shares          Amount           Deficit      Compensation         Stock            Total
                              -------------   -------------    -------------    -------------    -------------    -------------

Stockholder's Equity,
  December 31, 1995 .......      19,266,268   $ 170,927,133    $(134,033,206)   $          --    $ (15,854,207)   $  21,039,720

Net Loss ..................              --              --       (4,575,458)              --               --       (4,575,458)
                              -------------   -------------    -------------    -------------    -------------    -------------

Stockholder's Equity,
  December 31, 1996 .......      19,266,268     170,927,133     (138,608,664)              --      (15,854,207)      16,464,262

Issuance of Stock, Net ....       1,987,000       2,480,500               --               --               --        2,480,500

Dividend to
  Stockholders ............              --      (2,388,170)              --               --               --       (2,388,170)

Deferred Compensation
  154,826 Shares of Stock..              --              --               --         (263,204)         263,204               --

Net Loss ..................              --              --       (3,104,467)              --               --       (3,104,467)
                              -------------   -------------    -------------    -------------    -------------    -------------

Stockholder's Equity,
  December 31, 1997 .......      21,253,268   $ 171,019,463    $(141,713,131)   $    (263,204)   $ (15,591,003)   $  13,452,125
                              =============   =============    =============    =============    =============    =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.
                      Consolidated Statements of Cash Flows

                 For the Years ended December 31, 1997 and 1996

                                                                     1997              1996
                                                                 -------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss .....................................................   $  (3,104,467)   $  (4,575,458)
Adjustments to Reconcile Net Loss to Net Cash Used
  In Operating Activities:
  Provision for Losses on Loans, Notes, Advances and .........       1,166,246               --
    Interest Receivable
  Net (Gain) Loss From Disposition of Foreclosed Real
    Estate Held For Sale .....................................          32,612          (68,190)
  Net (Income) Loss From Operations of Real Estate Venture ...        (412,236)       2,927,490
Net Change In:
  Interest Receivable on Investments .........................              --            3,754
  Interest Receivable on Loans ...............................             657          (59,351)
  Other Assets ...............................................          60,221          270,724
  Accrued Expenses - Affiliate ...............................          49,166               --
  Accounts Payable and Accrued Expenses ......................         137,455         (363,597)
  Accrued Real Estate Taxes ..................................         (32,715)          32,715
                                                                 -------------    -------------

Net Cash Used In Operating Activities ........................      (2,103,061)      (1,831,913)
                                                                 -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sale of Investment Securities ................              --          310,007
  Principal Payments on Investment Securities ................              --          316,939
  Proceeds from the Sale of Foreclosed Real Estate Held
    for Sale .................................................         617,388          658,856
  Distributions from Investment in Real Estate Venture .......       4,713,101               --
  Investment in Real Estate Venture ..........................              --         (105,863)
  Proceeds from Note Payable - Affiliate .....................       4,419,500               --
  Collection of Loans Receivable .............................              --          248,000
                                                                 -------------    -------------

Net Cash Provided By Investing Activities ....................       9,749,989        1,427,939
                                                                 -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Stock, Net .....................................       2,480,500               --
  Dividend to Stockholders ...................................      (2,388,170)              --
                                                                 -------------    -------------

Net Cash Provided By Financing Activities ....................          92,330               --
                                                                 -------------    -------------

Net Increase (Decrease) in Cash and Cash Equivalents .........       7,739,258         (403,974)

Cash and Cash Equivalents at Beginning of Year ...............         145,335          549,309
                                                                 -------------    -------------

Cash and Cash Equivalents at End of Year .....................   $   7,884,593    $     145,335
                                                                 =============    =============

Supplemental disclosure of cash flow information:
  Cash paid during the year for interest .....................   $     108,947    $          --
                                                                 =============    =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                December 31, 1997

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

      Semele Group Inc. (the "Company"), formerly known as Banyan Strategic Land Fund II, was organized as a corporation under the laws of the State of Delaware, pursuant to the Certificate of Incorporation filed April 14, 1987.

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and consolidated ventures which hold title to the Company's properties. In April 1996, the Company acquired 100% of the outstanding shares of BMC Banden Corp. The acquired assets had no value, so consolidation had no effect on respected amounts. All intercompany balances and transactions have been eliminated in consolidation. The Company's 47% interest in the H Street Assemblage is accounted for under the equity method and is reported as an investment in real estate joint venture.

EARNINGS PER SHARE

      In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which was required to be adopted on December 31, 1997. This statement establishes standards for computing and presenting earnings per share. The statement replaces primary earnings per share with basic earnings per share. Basic earnings per share excludes all dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to fully diluted earnings per share. Diluted earnings per share reflects the potential dilution that could occur if stock options and stock award grants were exercised. All prior year amounts have been restated to conform to SFAS No. 128.

REVENUE RECOGNITION

      Interest income is accrued when earned. The accrual of interest is discontinued when the borrower acknowledges its inability to make payments or when payments become contractually delinquent ninety days or more, unless the loan is in the process of collection. Once a loan has been placed in a non-accrual status, all cash received is applied against the outstanding loan balance until such time as the borrower has demonstrated an ability to make payments under the terms of the then current loan agreement. That portion of accrued interest income which the Company considers to be unlikely of collection is reflected in the accompanying consolidated statements of operations in the provision for losses on loans, notes, advances and interest receivable. However, the Company intends to pursue the collection of all amounts contractually due from the borrowers.

FORECLOSED REAL ESTATE HELD FOR SALE

      Foreclosed real estate held for sale is recorded at its estimated fair market value, net of selling costs.

INCOME TAXES

      On March 20, 1996, the Company notified the Internal Revenue Service of its intent to revoke its tax election to be treated as a real estate investment trust ("REIT") under section 856(c) (1) of the Internal Revenue Code of 1986, as amended, in order to avoid the adverse tax effects associated with the potential disposition or development of its real estate assets for which a REIT structure is not intended. Pursuant to the revocation of tax election 856(c) (1), effective January 1, 1996, the Company became taxable as a "C" corporation and therefore is no longer required to meet certain pre-determined distribution, asset and income requirements.

      Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Tax provisions are made based upon earnings reported for financial statement

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

purposes and includes deferred taxes for the effects of timing differences between financial accounting and taxable earnings. Reserves are recorded against deferred tax assets in accordance with FAS 109.

CASH EQUIVALENTS

      The Company considers liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. From time to time, the Company invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Company. The securities underlying the agreements are book entry securities. At December 31, 1997, the Company had $7,864,213 invested in federal agency discount notes and reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

VALUATION OF STOCK OPTIONS

      The Company's Stock Options awarded pursuant to its 1994 Directors and Executive Option Plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

      Certain 1996 balances have been reclassified to conform to the 1997 presentation.

2.    LOANS RECEIVABLE

The Company's loan portfolio consists of the following loans which approximate fair value at December 31, 1997:

Borrowing Partnership/Property Pledged as                             Carrying          Interest
Collateral/Interest Rate/Maturity Date            Face Amount          Amount          Receivable
--------------------------------------            -----------          ------          ----------
Hemet IV                                          $500,000           $225,000          $     --
   Land Parcel
   Interest Rate: 10%
   Maturity Date: (a)
Lindfield Tract A                                  250,000            250,000             3,565
   Land Parcel
   Interest Rate: (18%)
   Maturity Date: (b)
                                                  ========           ========          ========
Total Investment in Loans Receivable              $750,000           $475,000          $  3,565

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

(a) During 1994, in connection with a restructuring of Anden, the Company was conveyed an interest in a first mortgage loan collateralized by a parcel of land located in Hemet, California. The borrower is Hemet Phase IV Partners L.P., an affiliate of the Anden Group. The Company recorded its interest in the loan acquired at $500,000 as of the date of foreclosure. During 1994, the Company recorded a provision for losses on loans, notes and interest receivable relating to the Hemet IV loan in the amount of $275,000. The interest rate on the loan is 10%. Interest and principal on the loan shall be due and payable upon the sale or disposition of the collateral. Pursuant to the Company's valuation of the underlying collateral, the note has been placed on non-accrual status. No interest has been recognized in 1997 or 1996.

(b) The Lindfield Tract A property is a land parcel which consists of 13 acres and is zoned tourist-commercial within a multi-use planned unit development, located in Kissimmee (near Orlando), Florida. On October 15, 1996, the Company sold its interest in the Lindfield Tract A property to an unaffiliated third party for a sales price of $700,000. Pursuant to the sale, the Company received cash proceeds of $372,000, net of prorations and closing costs of approximately $78,000, and a $250,000 secured purchase money mortgage note (the "Note"). The Note, which matured on October 15, 1997, was renegotiated and extended until March 31, 1998. The unpaid principal accrued interest at a rate of 8% per annum through November 30, 1997, then accrues interest at a rate of 18% per annum for the remainder of the term.

3.    FORECLOSED REAL ESTATE HELD FOR SALE

      Rancho Malibu is a 274-acre parcel of undeveloped land north of Malibu, California. On July 1, 1992, a joint venture (the "Venture") between the Company and Legend Properties, Inc. (f/k/a Banyan Mortgage Investment Fund) ("Legend") acquired title to the property pursuant to a deed in lieu of foreclosure agreement. The Company owns a 98.6% general partner interest in the Venture while Legend holds the remaining 1.4% interest as a limited partner. The Venture's results are consolidated in the accompanying financial statements.

      From the acquisition date, the Venture has engaged in zoning and entitlement activities that have been opposed by the City of Malibu and various citizen groups. The city initiated two separate legal actions intended to preclude the issuance of a Coastal Development Permit, both of which were ultimately resolved in favor of the Venture.

      Concurrent with the aforementioned litigation, the Venture pursued entitlements before the Board of Supervisors for the County of Los Angeles. In September 1995, the Los Angeles County Regional Planning Commission, by a 3 to 2 vote, approved a revised plan to develop a fifty-one unit housing community on the Rancho Malibu property. The Los Angeles County Regional Planning Commission's approval was appealed to the Los Angeles County Board of Supervisors. On May 14, 1996, the Los Angeles County Board of Supervisors approved a compromise project (the "Project") to create forty-six single family lots. These approvals are specified in Los Angeles County CUP No. 91-315(3), Oak Tree Permit No. 91-315(3) and Tentative Tract No. 46277 (revised), approved May 14, 1996. On June 17, 1996, a neighboring homeowners association filed an action entitled La Chusa Highlands Property Owners Association, Inc. v. Los Angeles County, et al., Los Angeles County Superior Court Case No. BS039789 (the "La Chusa Litigation"), challenging the aforesaid approvals. The Company, Legend and the Venture are named as real parties in interest.

      The La Chusa Litigation was tried before a Court on January 27, 1997. On February 5, 1997, the Court issued its ruling, granting the Petitioner's Writ and remanding the matter to the County Board of Supervisors for further action on three separate grounds: (i) the Supervisors' analyses and findings relating to the consistency of the Projects' cul de sacs and streets within certain County of Los Angeles Code provisions restricting the length of cul de sacs to 1,000 feet were deemed inadequate; (2) a proposed deed restriction requiring the Venture to "diligently seek" approval for a second living unit on five of the forty-six lots was held to be too abstract to comply with the low income housing requirement of state law and (3) the Court found that the County acted improperly when it approved the Project in January of 1996 and later approved a Supplemental Environmental Impact Report ("SEIR") in May of 1996.

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

      The Court's order specifically rejected challenges to the Project's entitlements predicated on (i) the adequacy of the Supervisors' analyses of the environmental impacts of the Project under the SEIR; (ii) the consistency of the Project with the County General Plan; (iii) the approval of a sewage treatment plant and (iv) the density of the Project under the Hillside Management Ordinance.

      The Court entered a final judgment in the La Chusa Litigation on March 25, 1997. The Venture filed a notice of appeal of this judgment on April 25, 1997 and also intends to seek further action by the Supervisors to address the three issues specified by the Court in order to reinstate the entitlements set aside by the Court. The Venture appeared before the Supervisors at a public hearing on November 6, 1997. The matter was heard and continued with no action taken. On January 27, 1998, the Supervisors held a continued public hearing and directed County staff to present the Final SEIR and environmental finding at a future meeting (scheduled for February 24, 1998) for review and consideration for approval. On February 24, 1998, the Supervisors certified the Final SEIR and adopted environmental findings for the Project. The public hearing was continued for the Board to review and consider approval of Project entitlements.

      On April 29, 1997, counsel for La Chusa Highlands Property Owners Association, Inc., presented a petition for an award of attorney's fees in connection with the Court's judgment of March 25, 1997. The Court heard argument on the petition and on April 30, 1997 awarded the petitioner's counsel the sum of $126,711 in attorney's fees and related costs. An appeal of this order has been incorporated into the Company's appeal of the March 25, 1997 judgment discussed above. The Company's initial brief was filed on October 9, 1997. The petitioner's response was filed on February 9, 1998. On March 2, 1998, the Company filed its reply brief. The Court has not set the hearing date on this matter.

      In an earlier action, the Venture challenged the General Plan and the Environmental Impact Report adopted by the City of Malibu on November 20, 1995 in a lawsuit entitled BMIF/BSLFII Rancho Malibu Limited Partnership v. City of Malibu, Los Angeles County Superior Court Case No. SS006374. On July 31, 1996, the Venture and the City of Malibu executed and delivered a settlement agreement which, among other things, resulted in a dismissal of the lawsuit challenging the City's General Plan and which precludes the City from challenging the Venture's entitlements before any public body (in the absence of a significant requested change). The City is also precluded by the settlement agreement from participating in the La Chusa Litigation.

      During the year ended December 31, 1997 and 1996, the Venture incurred approximately $657,000 and $705,000, respectively, in costs in connection with Rancho Malibu relating to entitlement activities, holding costs and litigation. These costs, treated as capital contributions to the Venture by the Company, were included in total expenses from property operating activities on the Company's consolidated statements of operations. As of December 31, 1997, the Company's carrying balance for the property is $9,961,991.

4.    DISPOSITION OF FORECLOSED REAL ESTATE HELD FOR SALE AND LOANS RECEIVABLE

      The Lindfield Tract D property is an 8.5-acre parcel of land zoned for commercial use within a multi-use planned unit development, located in Kissimmee, Florida. On June 23, 1997, the Company sold the Lindfield Tract D property to an unaffiliated third party for a purchase price of $675,000. The Company's carrying value for this property at the time of the sale was $650,000. Cash proceeds received, net of transaction costs, were $617,388, resulting in a net loss on disposition of $32,612 for financial reporting purposes.

      The Lindfield Tract A property is a land parcel which consists of 13 acres and is zoned tourist-commercial within a multi-use planned unit development, located in Kissimmee (near Orlando), Florida. On October 15, 1996, the Company sold its interest in the Lindfield Tract A property to an unaffiliated third party for a sales price of $700,000. Pursuant to the sale, the Company received cash proceeds of approximately $387,000, net of prorations for closing costs of approximately $63,000, and a $250,000 secured purchase money mortgage note (the "Note"). The Company recognized a gain on disposition of approximately $37,100. The Note which matured on October 15, 1997, was renegotiated and extended until March 31, 1998 (See Note 2 for details). The Company had obtained ownership of the Lindfield Tract A property pursuant to a deed in lieu of foreclosure settlement on its Westholme loans.

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

      Hemet Phase III is an approximately 19-acre land parcel zoned for the development of 75 single family home lots located in Hemet, California. On April 18, 1996, the Company sold its interest in the Hemet Phase III property to an unaffiliated third party (the "Purchaser") for a sales price of $385,000. Pursuant to the sale, the Company received cash proceeds of approximately $126,000, net of prorations for closing costs of approximately $11,000, and a $248,000 collateralized promissory note (the "Note"). The Company recognized a gain on disposition of approximately $31,100. The Company obtained ownership of the Hemet Phase III property pursuant to a deed in lieu of foreclosure settlement on its Westholme loans. During the year ended December 31, 1996, the Company received final principal and interest payments of $248,000 and $13,225, respectively, on the Note. The Company has no further interest in the Hemet Phase III property.

      On February 15, 1996, the Company sold the 11 remaining single family home lots of the total 14 single family home lots in the Lake Rogers development to an unaffiliated third party for approximately $165,000. After prorations for closing costs of approximately $19,000, the Company received net proceeds of approximately $146,000 and recognized a loss of approximately $77,300 which was reflected in the consolidated statements of operations for the year ended December 31, 1995. The Company recognized no gain or loss on the sale of the Lake Rogers property for the year ended December 31, 1996. The Company had obtained ownership of the Lake Rogers property pursuant to a deed in lieu of foreclosure settlement on its Westholme loans.

5.    DISPOSITION OF INVESTMENT IN REAL ESTATE VENTURE

      On October 22, 1990, the Company acquired title to the property known as the H Street Assemblage located in Washington, D.C. pursuant to an agreement with Banyan Strategic Realty Trust ("BSRT"). On June 5, 1992, the Company and BSRT formed a joint venture (the "Venture") to pursue its development rights. The Company had a 47% interest in the Venture while BSRT owned the remaining 53%. This property consisted of 36,100 square feet of undeveloped land in downtown Washington D.C. plus an approximately 55,900 square foot office building. The entire property was zoned for office development.

      On March 20, 1997, the Venture sold approximately 3,500 square feet of the Venture's land to the United States General Services Administration ("GSA") for a purchase price of $1,680,000. GSA also paid the Venture $150,000 as reimbursement of expenses that the Venture incurred in anticipation of this transaction. Ultimately, the Venture received net sales proceeds of $1,828,900. On July 29, 1997, the Venture sold the remaining land and office building to an unaffiliated third party for $9,000,000 and received additional net sale proceeds of $8,469,821. The Company's share of the gain on disposition recognized by the Venture was $371,979 and is included in net income from operations of real estate venture for the year ended December 31, 1997 on the accompanying consolidated statements of operations. During the year ended December 31, 1997, the Company received aggregate distributions from the Venture of $4,713,101, including its allocation of such sales proceeds. At December 31, 1997, the Venture had no further ownership interest in the H Street Assemblage property.

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

      Summary financial information for the H Street Assemblage as of December 31, 1996 is as follows:


                                                 1996
                                             -----------
Investment Property, Net                     $ 9,944,205
Other Assets                                     534,900
Other Liabilities                               (464,481)
                                             -----------

     Total Equity                             10,014,624
                                             ===========

Total Revenues                               $   529,931
                                             ===========

Net Loss                                     $(6,228,702)
                                             ===========

6.    PROVISION FOR LOSSES ON LOANS, NOTES, ADVANCES AND INTEREST RECEIVABLE

      Northholme Partners ("Northholme"), of which the Company holds an 80% limited partnership interest, was created by the Company and a partner of The Anden Group on August 31, 1992. On September 2, 1992, the Company and Northholme entered into a loan agreement whereby the Company committed to lend Northholme $700,000. The partner associated with the Anden Group, Eugene S. Rosenfeld, owns a 20% participation in the loan. The loan pertains to a 1,000-acre land parcel located north of Los Angeles, California which is owned by a third party (the "Owner"). The Company also advanced $491,647 for costs associated with the completion of the zoning and entitlement work for the property. Northholme has a profit participation arrangement with the Owner based on the proceeds received from the sale or refinancing of the property. Based on the Owner's disclosure related to the property, it was determined that a reserve should be established in the amount of the loan and all advances plus accrued interest. The Company recorded a provision for losses on loans, notes, advances and interest receivable in the amount of $1,166,246 for the year ended December 31, 1997. Notwithstanding the reserve, the Company intends to pursue its rights to collect on its investment.

7.    TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

      Administrative costs, primarily salaries and general and administrative expenses, were incurred on the Company's behalf by Banyan Management Corp. ("BMC") and were reimbursed at cost by the Company. These costs were allocated to the Company and other entities to which BMC provided administrative services based upon the actual number of hours spent by BMC personnel on matters related to that particular entity in relation to total BMC personnel hours. The Company's allocable share of costs for the years ended December 31, 1997 and 1996 aggregated $107,781 and $269,508, respectively. As one of its administrative services, BMC served as the paying agent for general and administrative costs of the Company. As part of providing this payment service, BMC maintained a bank account on behalf of the Company. Effective May 6, 1997, Equis Financial Group Limited Partnership ("EFG") entered into an Administrative Services Agreement to provide administrative services to the Company, replacing BMC. During the year ended December 31, 1997, the Company incurred $49,166 in administrative costs for services provided by EFG personnel for Company related matters. This amount is reflected as Accrued Expenses - Affiliate on the Consolidated Balance Sheet at December 31, 1997.

      The Company executed and delivered an Exchange Agreement dated April 30, 1997 (amended as of August 7, 1997, the "Agreement") among the Company, Equis Exchange L.L.C., a Massachusetts limited liability company ("Equis"), EFG and certain partnerships managed by EFG ("the Partnerships"). Pursuant to the Agreement, on April 30, 1997, the Company issued to the Partnerships 1,987,000 shares of the Company's common stock at the price of $1.50 per share. Cash proceeds received by the Company, $2,480,500, were net of related costs of $500,000. In addition, the Partnerships made a three-year loan (the "Loan") to the Company in the amount of $4,419,500. These transactions are intended to provide capital to assist the Company in a new growth-oriented business plan, which includes the development of the Company's Rancho Malibu property.

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

      The Loan was initially disbursed into a segregated account, the proceeds of which were not available to the Company until the stockholder consent to certain proposals ("the Consent") was obtained. The Consent of the stockholders was obtained and all proposals were adopted on October 21, 1997. The Loan was disbursed to the Company, the interest rate was fixed at 10% per annum, and the term was fixed at three years with mandatory principal reductions, if and to the extent net proceeds are received from the sale or refinancing of the Rancho Malibu property. At December 31, 1997 the carrying value of the note payable approximates fair value.

      Pursuant to the Agreement, the Administrative Services Agreement between the Company and BMC was amended to provide, among other things, for the immediate payment to BMC of a termination fee in the amount of $251,823 and the transfer of the Company's ownership interest in BMC to BMC's designee. Pursuant to the Agreement, the Company also entered into a new Administrative Services Agreement with EFG.

8.    EXECUTIVE AND DIRECTOR STOCK OPTION PLAN

      On June 30, 1994, the stockholders approved and adopted the 1994 Executive and Directors Stock Option Plan (the "Plan"). On December 30, 1997, the Board of Directors of the Company adopted, subject to stockholder approval at the 1998 Annual Meeting of Stockholders, an amendment to the Plan to permit the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Plan granted the Board of Directors the authority to issue up to 1,000,000 shares of the Company's common stock for stock option awards ("Options"). The Plan consists of an Executive Option Grant Program and a Director Option Grant Program. Under the Director Option Grant Program, each of the Directors, in consideration of their length of service on the board received an option to acquire 50,000 shares. The exercise price of the options initially granted to the Board of Directors under the Director Option Grant Program was $1.125. The exercise price was reduced to $0.925 by a vote of the Board of Directors on December 30, 1997.

      The Board administers the Executive Option Grant Program and has the authority to determine, among other things, the individuals to be granted Executive Options, the exercise price at which shares may be acquired, the number of shares subject to each option and the exercise period of each option. No Director is eligible to receive options under the Executive Option Grant Program. The Board granted 90,000 options on each of April 16, 1996, July 11, 1995 and January 18, 1994 (270,000 options in total) to management under the Plan, at a price equal to the closing price of the Company's stock as reported by NASDAQ on the day of the grant of options ($1.25 per share at April 16, 1996, $1.50 per share at July 11, 1995 and $1.125 per share at January 18, 1994) Pursuant to the terms of the grants, options for all shares granted under the Executive Option Grant Program were exercisable and vested in installments as follows: (i) 33.3% of the number of shares commencing on the first anniversary of the date of grant; (ii) an additional 33.3% of the shares commencing on the second anniversary of the date of the grant; and (iii) an additional 33.4% of shares commencing on the third anniversary of the date of grant. Options for all shares as granted under the Director Option Grant Program were exercisable in installments as follows: (i) 50% of the number of shares commencing on the first anniversary of the date of grant; and (ii) 50% of the number of shares commencing on the second anniversary of the date of the grant. The Board is granted discretion to determine the term of each Option granted under the Executive Option Grant Program, but in no event will the term exceed ten years and one day from the date of the grant.

      During 1997, the Company's executives who held unexercised options issued under the Executive Option Grant Program agreed to cancel and surrender these options in consideration of the Company paying each holder $0.20 in cash for each share of Common Stock subject to such holder's options. The Company retired 68,500 options to purchase shares of the Company's common stock at a price of $0.20 per share or $13,700. The options held by Mr. Levine (180,000 options), were canceled and surrendered in connection with his resignation. Those options granted pursuant to the Director Option Grant Program (150,000 options), were outstanding and exercisable at December 31, 1997.

      SFAS No. 123 "Accounting for Stock-Based Compensation," is effective for 1996. This statement addresses accounting and reporting standards for stock-based employee compensation plans. The Company has elected to

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

continue to recognize compensation expense using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25. Proforma information regarding net income and earnings per share is required by SFAS 123. Proforma disclosures must include all stock-based compensation grants made in fiscal years that begin after December 15, 1994.

      Proforma results of net income and earnings per share using the fair value method for accounting for stock-based employer compensation plans for the year ended December 31, 1996 are not presented, as results differ by less than one percent from those reported. For the purpose of SFAS 123, compensation expense was not recognized in 1997 for the 248,500 options canceled. Also, SFAS 123 does not apply to the options outstanding at December 31, 1997, as these options were granted in 1994.

      For purposes of estimating the fair value of the Company's employee stock options at the grant date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 1996: risk-free interest rate of 6.48%, dividend yield of 0%, and volatility factors of the expected market price of the Company's common stock of .457. The weighted average life of the stock options is three years as of December 31, 1996. For purposes of the proforma calculation, the estimated fair value of the options was amortized to expense over the options vesting period.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of Options.

      The effects on 1997 and 1996 pro forma net income and pro forma basic earnings per common share and common share equivalent of amortizing to expense the estimated fair value of stock options are not necessarily representative of the effects on net income to be reported in future years due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

      A summary of the Company's stock option activity, and related information for the years ended December 31, 1997 and 1996 is as follows:


                                                             Weighted Average
                                      Shares Subject to     Exercise Price Per
                                           Option                  Share
                                     ------------------     -------------------
Balance at January 1, 1996......                325,000                   1.229
   Options granted..............                 90,000                   1.250
   Options canceled.............                (16,500)                  1.295
                                     ------------------     -------------------
Balance at December 31, 1996....                398,500                   1.231
   Options granted..............                     --                      --
   Options canceled.............               (248,500)                  1.294
                                     ------------------     -------------------
Balance at December 31, 1997 ...     $          150,000     $             0.925
                                     ==================     ===================

      At December 31, 1997, Options on 150,000 shares were exercisable. The exercise price of these options was originally $1.125 per share. The exercise price was reduced to $0.925 by a vote of the Board of Directors on December 30, 1997.

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

9.    DEFERRED COMPENSATION

      In December 1997, the Company established an incentive compensation plan (the "Plan") for Messrs. Engle and Coyne (the "Participants"). The Plan provides for all or some of the Participants' salary to be deferred. All such deferred compensation is held subject to the claims of creditors of the Company in a "rabbi" trust until paid to the Participants following the Participants' termination of employment. The amounts deferred are invested in common stock of the Company. Pursuant to the Plan, the Participants deferred $96,766 of compensation during 1997 which represented 154,826 shares of common stock using the December 30, 1997 closing price of $0.625. The deferred amount was expensed by the Company in 1997 and is included in general and administrative expenses on the consolidated statement of operations for the year ended December 31, 1997. Future compensation will be deferred and invested in common stock which will be issued on a monthly basis to the trust for the benefit of the Participants.

10.   INCOME TAXES

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Deferred income taxes consist of the following at December 31,:

                                                                    1997                        1996
                                                               ---------------            ---------------
Deferred tax assets:
  Loans receivable                                             $        93,000            $       111,000
  Mortgage loans in substantive foreclosure                          2,327,000                 14,464,000
  Foreclosed real estate held for sale, net                          1,195,000                  4,164,000
  Investment in partnership                                                --                   5,475,000
  Investment in real estate venture                                     40,000                  2,331,000
  Net operating loss carry forwards                                 28,558,000                 26,167,000
                                                               ---------------            ---------------
  Sub-total                                                         32,213,000                 52,712,000
  Less valuation allowance for deferred tax assets                 (32,213,000)               (37,206,000)
                                                               ---------------            ---------------
  Total deferred tax assets                                                 --                 15,506,000
Deferred tax liabilities:
     Note payable                                                           --                (15,506,000)
                                                               ---------------            ---------------
Net deferred tax assets                                        $            --            $            --
                                                               ===============            ===============

      As of December 31, 1997, the Company had net operating loss carry forwards of approximately $83,995,000 which expire as follows: $18,817,000 in 2005; $47,337,000 in 2006; $281,000 in 2007; $2,981,000 in 2008; $4,086,000 in 2009;
$1,265,000 in 2010; $2,028,000 in 2011 and $7,200,000 in 2012.

11.   LITIGATION

      On June 16, 1994, Coastal Group, Inc. brought an action against Westholme Partners, (an entity in which the Company has a limited partnership interest), Bank of America (f/k/a Continental Bank, N.A.) ("CINB"), BMC Westholme Corp., (a wholly owned subsidiary of the Company); the Anden Group ("Anden"), William A. Brandt, Jr. and Kent Kneblekamp in the New Jersey Superior Court, Middlesex County. The case was subsequently removed to the United States District Court for the District of New Jersey and assigned case # 94-3010. The case involves a real estate development project located in New Jersey known as "Winding River."

                                SEMELE GROUP INC.

                   Notes To Consolidated Financial Statements
                                   (Continued)

      BMC Westholme Corp. was served with Summons and Complaint in June of 1994, but was not actively involved in the various motions and other procedural matters which extended for approximately thirty months. On February 10, 1997, BMC Westholme Corp. filed its Answer and began to take a more active role in the case.

      The plaintiff's complaint has been substantially reduced by favorable rulings, entered October 3, 1996, on various motions to dismiss whereby ten of plaintiff's sixteen counts were dismissed and another count was limited in scope. The complaint now alleges breach of contract, unjust enrichment, breach of the implied covenant of good faith and fair dealing, fraudulent transfer and also seeks relief under a theory of promissory estoppel and requests the creation of a constructive trust for the benefit of plaintiff.

      The case arises from a failed development and a subsequent foreclosure filed by defendant CINB. The plaintiff contends, among other things, that CINB and BMC Westholme conspired with Anden to deprive the plaintiff of its interest in the Winding River project, damaging plaintiff's reputation as a homebuilder and causing it to lose business opportunities. The amount in controversy exceeds $6,000,000, although the Company believes that if there is any liability to the plaintiffs in this matter, it rests with defendants other than BMC Westholme Corp. All discovery has been concluded. A pre-trial order has been submitted by all parties. A motion for summary judgment was filed by CINB. The Company joined in that motion. No decision has yet been rendered on the motions. The case is expected to be tried during the first quarter of 1998 unless it is resolved by the pending motion.

      The ultimate outcome of this matter cannot be determined at this time, however, in the opinion of management of the Company, the eventual outcome of this matter will not have a material adverse effect on the financial position or results of operations of the Company. The financial statements do not include any adjustments for liability, if any, arising from this matter.