Form 10KSB, Exhibit 13
period 1999-12-31
SEMELE GROUP INC
filed 2000-03-30
CIK 812914

EXHIBIT 13

                                SEMELE GROUP INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Pages
                                                                          -----
Management's Discussion and Analysis of Financial Condition or
  Plan of Operation                                                       19-20

Report of Independent Auditors                                               21

Consolidated Balance Sheets as of December 31, 1999 and 1998                 22

Consolidated Statements of Operations
   For the Years Ended December 31, 1999 and 1998                            23

Consolidated Statements of Stockholders' Equity
   For the Years Ended December 31, 1999 and 1998                            24

Consolidated Statements of Cash Flows
   For the Years Ended December 31, 1999 and 1998                            25

Notes to Consolidated Financial Statements                                26-35

All schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements and notes thereto.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION OR PLAN OF OPERATION


GENERAL

     Certain statements in this annual report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, words such as "anticipates", "expects", "intends", "plans" and similar expressions are intended to identify forward-looking statements. These statements are subject to a number of risks and uncertainties including the Company's ability to successfully implement a growth-oriented business plan. Actual results could differ materially from those described in any forward-looking statements.

YEAR 2000 ISSUE

     The Company uses information systems provided by Equis Financial Group Limited Partnership ("EFG") and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Company's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Company is not determinable.

OVERVIEW

     The Company was established in 1987 to invest primarily in short-term, junior, pre-development and construction mortgage loans. Subsequently, the Company became owner of various real estate assets through foreclosure proceedings in connection with its mortgages. For the years 1993, 1994 and 1995, the Company elected to be treated as a real estate investment trust (REIT) for income tax purposes. Effective January 1, 1996, the Company revoked its REIT status and became a taxable "C" corporation. Since then, the Company has attempted to seek out ways to maximize shareholder value and take advantage of investment opportunities where its significant loss carryforwards for federal income tax purposes (approximately $90 million at December 31, 1999) can make it a value-added buyer. In 1999 and 1998, the Company made certain investments with affiliated parties where its income tax loss carryforwards could be utilized and otherwise enable the Company to expand its asset mix beyond its principal real estate asset, an ownership interest in a 274 acre land parcel located in Southern California known as Rancho Malibu. The Company intends to develop the Rancho Malibu property in the future and is in the process of obtaining various permits that are necessary to commence development. In addition, the Company holds a 0.3% beneficial interest in a liquidating trust, established for the benefit of a group of unsecured creditors of a previous borrower of the Company. Significant investments in 1999 and 1998 are summarized below:

EQUIS II CORPORATION

     In December 1999, the Company acquired an 85% equity interest in Equis II Corporation ("Equis II") that the Company financed by issuing purchase-money notes totaling $19,586,000 to the selling Equis II stockholders. In connection with this investment, the Company also acquired a Special Beneficiary interest in four Delaware Business Trusts known as AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C, and AFG Investment Trust D (collectively, the "Trusts") for $9,652,500 that the Company financed by issuing a non-recourse purchase-money note. The stockholders of Equis II from whom the Company acquired 85% of Equis II are Gary D. Engle, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, James A. Coyne, President and Chief Operating Officer of the Company, and certain trusts established for the benefit of Mr. Engle's children. Equis II Corporation was organized in the State of Delaware in 1997 and commenced operations on July 17, 1997. Equis II owns the following Class B interests: AFG Investment Trust A (822,863 interests), AFG Investment Trust B (997,373 interests), AFG Investment Trust C (3,019,220 interests), and AFG Investment Trust D (3,140,683 interests) (collectively, the "Class B Interests"). AFG Investment Trust A owns 20,969 shares of the Company's common stock and has a note receivable from the Company equal to $462,353 that matures in April 2001. Through its ownership of the Class B Interests, Equis II holds approximately 62% of the voting interests in each of the Trusts. However, Mr. Engle has voting control of the Class B Interests pursuant to the terms of a Voting Trust Agreement executed in connection with the Equis II transaction. Equis II also owns AFG ASIT Corporation, the Managing Trustee of the Trusts. As Managing Trustee of the Trusts, AFG ASIT Corporation has a 1% carried interest in the Trusts and significant influence over the operations of the Trusts.

EFG/KIRKWOOD CAPITAL LLC

     On May 1, 1999, the Company and the Trusts formed EFG/Kirkwood Capital LLC ("EFG/Kirkwood") for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). EFG/Kirkwood's investment consists of a common stock interest in KAI of approximately 16% as well as preferred stock and convertible debt. The Company purchased a Class B interest in EFG/Kirkwood and the Trusts purchased Class A interests in EFG/Kirkwood. Generally, the Class A Interest holders are entitled to certain preferred returns prior to distributions being paid to the Company, as Class B interest holder. KAI owns a ski resort, a local public utility, and land that is held for development. The resort is located in Kirkwood, California and is approximately 30 miles from South Lake Tahoe, Nevada. Subsequent to making its investment in KAI, EFG/Kirkwood made a 50% investment in Mountain Springs Resorts LLC, an entity formed for the purpose of acquiring an ownership interest in a Colorado ski resort that remains pending. The Company's investment in EFG/Kirkwood had a cost of $750,000.

ARISTON CORPORATION

     On August 31, 1998, the Company executed an agreement to acquire all of the common stock of Ariston Corporation ("Ariston") for a total purchase price of $12,450,000. Ariston is a holding company having two investments: (i) a 99% limited partnership interest in AFG Eireann Limited Partnership ("AFG Eireann"), a Massachusetts limited partnership having a tax interest in a diversified pool of lease contracts owned by an institutional investor and (ii) a 98% limited partnership interest in Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership with investments in cash and notes, equipment leases, and limited partnerships that are engaged in either equipment leasing or real estate. The latter includes two commercial buildings located in Washington D.C. and Sydney, Australia that are leased to an investment-grade educational institution. Gary D. Engle, Chairman, Chief Executive Officer and a director of the Company and James A. Coyne, President, Chief Operating Officer and a director of the Company both are affiliated with ONC and Gary D. Engle is affiliated with AFG Eireann. Ariston was organized on July 31, 1998 as a Delaware corporation. On August 3, 1998, EFG contributed its limited partnership interests in AFG Eireann and ONC to Ariston in exchange for Ariston common stock. Ariston was a wholly-owned subsidiary of EFG until its acquisition by the Company and was formed principally to facilitate the transfer of limited partnership interests held by EFG in AFG Eireann and ONC. Gary D. Engle controls EFG and is the sole director of Ariston.

     The Company purchased all of the common stock of Ariston from EFG for fair value of $12,450,000. The Company's consideration consisted of cash of $2 million and a purchase-money note of $10,450,000. The Ariston acquisition was accounted for under the purchase method of accounting and the balance sheet and statement of operations of Ariston were consolidated effective September 1, 1998. The purchase-money note bears interest at the annualized rate of 7%, payable quarterly in arrears, and requires principal reductions based upon the cash flows generated by the limited partnership interests owned by Ariston. The note matures on August 31, 2003 and is recourse only to the common stock of Ariston. The cost of the Ariston acquisition was allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. In October 1998, Ariston declared and paid a cash distribution of $2,020,000 to the Company. Until the purchase-money note is retired, future cash distributions by Ariston require the consent of EFG.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's recent investments, described above, were highly leveraged transactions whereby substantially all of the near-term cash flow generated by the underlying assets will be used to service corresponding purchase indebtedness. Accordingly, the Company does not anticipate incremental free cash flow, net of debt service, being generated from these investments until the indebtedness is retired. The Company's cash and cash equivalents balance declined from $7,788,124 at December 31, 1998 to $4,896,554 at December 31, 1999 principally as a result of (i) the Company's $750,000 investment in EFG/Kirkwood (see Note 6); (ii) higher principal payments on debt obligations; (iii) cash paid for interest expense which increased approximately $1.5 million from 1998 to 1999, and (iv) higher operating costs resulting from the Company's recent investment activities.

     The Company's future near-term liquidity needs will continue to be influenced principally by debt service payments in addition to potential new investments, operating expenses, and development of the Rancho Malibu property. The extent and timing of additional capital investments for the Rancho Malibu project will be dependent upon completion of the permitting and local regulatory approval processes, which remain pending.

RESULTS OF OPERATIONS

     Total income for the year ended December 31, 1999 increased to $1,886,087 from $1,158,216 for the year ended December 31, 1998. This increase reflects higher revenues in 1999 compared to 1998 resulting from the acquisition of Ariston during 1998. Such revenues include the recognition of (i) rental income from two commercial buildings and equipment on operating leases and (ii) interest income from a note receivable from affiliates. The operating results of Ariston were consolidated in the Company's statement of operations effective September 1, 1998. Accordingly, 1999 was the first year the Company recognized a full year's income related to the Ariston acquisition. The increase in total income from 1998 to 1999 was partially offset by a decrease in income from lending and investing activities. This decrease resulted from the recognition of interest income in 1998 related to notes receivable, which were collected during that year.

     Total expenses for year ended December 31, 1999 increased to $4,222,981 from $2,618,063 for the year ended December 31, 1998. The increase of $1,604,918 was caused in part by the consolidation of the operating results of Ariston into the Company's statements of operations, effective September 1, 1998. Significant expenses relating to Ariston include (i) interest expense incurred in connection with indebtedness related to its commercial buildings, (ii) depreciation and amortization expense related to the buildings, equipment on operating leases and deferred financing costs, and (iii) operating expenses. As described above, the Company's statement of operations for the year ended December 31, 1998 only includes such expenses incurred subsequent to the Ariston acquisition on August 31, 1998. In addition, the increase in expenses reflects an increase in interest expense related to the Ariston acquisition indebtedness based upon the length of time such indebtedness was outstanding during the respective years. Increases in other professional fees and general and administrative expenses, resulting principally from the Company's recent investment activities, further contributed to the overall increase in total expenses in 1999 compared to 1998.

     The above changes resulted in an increase in the Company's net loss for the year ended December 31, 1999 to $2,336,894 ($2.01 per share) from $1,459,847
($1.23 per share) for the year ended December 31, 1998. The net loss per share for the year ended December 31, 1999 is based on the weighted average number of shares outstanding during the year of 1,162,821 as compared to 1,182,810 for the year ended December 31, 1998.

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Semele Group Inc.

     We have audited the accompanying consolidated balance sheets of Semele Group Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semele Group Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 30, 2000

                                SEMELE GROUP INC.
                           Consolidated Balance Sheets

                           December 31, 1999 and 1998

                                                                                     1999                 1998
                                                                               ----------------     ----------------
ASSETS
Cash and Cash Equivalents..........................................            $      4,896,554     $      7,788,124
Rents Receivable...................................................                      95,059               91,038
Accounts Receivable - Affiliates...................................                      10,160                6,652
Interest Receivable - Affiliates...................................                     438,837              125,382
Notes Receivable - Affiliates......................................                   2,725,695            2,725,695
Real Estate Held for Development...................................                  10,045,493            9,961,991
Other Investments..................................................                     750,000                   --
Special Beneficiary Interests......................................                   9,608,916                   --
Investment in Equis II Corporation.................................                  19,586,000                   --
Investment in Partnerships and Trusts..............................                   3,534,393            3,884,755
Land ..............................................................                   1,929,000            1,929,000
Building, net of accumulated depreciation of $1,175,632 and
  $820,478 at December 31, 1999 and 1998, respectively.............                  10,757,365           11,112,519
Other Assets.......................................................                     379,255              543,763
                                                                               ----------------     ----------------

Total Assets.......................................................            $     64,756,727     $     38,168,919
                                                                               ================     ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Notes Payable - Affiliates.........................................            $     44,108,000     $     14,869,500
Notes Payable......................................................                   6,628,141            7,011,202
Accrued Interest - Affiliates......................................                     118,690              243,833
Accrued Interest...................................................                      60,680               67,659
Accrued Expenses - Affiliates......................................                      71,118               71,118
Accounts Payable and Accrued Expenses..............................                   1,100,467              853,189
Distributions Payable..............................................                      52,063               48,875
Minority Interest..................................................                   3,780,960            3,722,131
                                                                               ----------------     ----------------

Total Liabilities..................................................                  55,920,119           26,887,507
                                                                               ----------------     ----------------

Stockholders' Equity
Shares of Common Stock, $0.01 Par Value,
  5,000,000 Authorized, 2,080,185 Shares Issued                                     170,663,365          170,663,365
Accumulated Deficit................................................                (145,617,782)        (143,172,978)
Deferred Compensation, 111,811 and 56,883 Shares at
  December 31, 1999 and 1998, respectively.........................                  (1,900,780)            (967,004)
Treasury Stock at Cost,  890,397 and 945,325 Shares at
  December 31, 1999 and 1998, respectively.........................                 (14,308,195)         (15,241,971)
                                                                               ----------------     ----------------

Total  Stockholders' Equity........................................                   8,836,608           11,281,412
                                                                               ----------------     ----------------

Total Liabilities and Stockholders' Equity........................             $     64,756,727     $     38,168,919
                                                                               ================     ================
Book Value Per Share of Common Stock
  (1,189,788 and 1,134,860 Shares Outstanding at
  December 31, 1999 and 1998, respectively)........................            $           7.43     $           9.94
                                                                               ================     ================

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.
                      Consolidated Statements of Operations

                 For the years ended December 31, 1999 and 1998

                                                                                        1999                  1998
                                                                                  ----------------      ---------------
INCOME
Income From Lending and Investing Activities:
  Interest on Loans Receivable.........................................           $             --      $       269,000
  Income on Investments ...............................................                    289,257              382,282
                                                                                  ----------------      ---------------

Total Income From Lending and Investing Activities.....................                    289,257              651,282
                                                                                  ----------------      ---------------

Other Income:
  Rental Income........................................................                  1,187,044              395,163
  Interest on Note Receivable - Affiliates.............................                    313,455              104,771
  Gain on Sale of Equipment ...........................................                     24,750                7,000
  Other Income ........................................................                     71,581                   --
                                                                                  ----------------      ---------------

Total Other Income.....................................................                  1,596,830              506,934
                                                                                  ----------------      ---------------

Total Income...........................................................                  1,886,087            1,158,216
                                                                                  ----------------      ---------------

EXPENSES
Expenses From Property Operating Activities:
  Net Loss From Operations of Foreclosed Real Estate Held for Sale.....                    691,140              730,249
                                                                                  ----------------      ---------------

Total Expenses From Property Operating Activities......................                    691,140              730,249
                                                                                  ----------------      ---------------

Other Expenses:
  Stockholder Expenses ................................................                     34,473              138,549
  Directors' Fees, Expenses, and Insurance ............................                    180,715              234,709
  Other Professional Fees .............................................                    357,910              124,091
  General and Administrative ..........................................                    864,955              496,836
  Administrative Reimbursement - Affiliate ............................                    153,823              152,201
  Interest Expense - Affiliates .......................................                  1,292,140              685,783
  Interest Expense ....................................................                    541,055              187,006
  Depreciation Expense ................................................                    517,378              163,443
  Amortization Expense.................................................                     23,563               23,563
  Recovery of Losses on Loans, Notes, Advances and
    Interest Receivable................................................                   (434,171)            (383,176)
                                                                                  ----------------      ---------------

Total Other Expenses ..................................................                  3,531,841            1,887,814
                                                                                  ----------------      ---------------

Total Expenses ........................................................                  4,222,981            2,618,063
                                                                                  ----------------      ---------------

Net Loss ..............................................................           $     (2,336,894)     $    (1,459,847)
                                                                                  ================      ===============

Net Loss Per Share of Common Stock  Basic
  (Based on the Weighted Average Number of Shares
  Outstanding of 1,162,821 and 1,182,810, respectively)................           $          (2.01)     $         (1.23)
                                                                                  ================      ===============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.
                 Consolidated Statements of Stockholders' Equity

                 For the years ended December 31, 1999 and 1998

                                                      Common Stock
                                         --------------------------------------         Accumulated
                                              Shares                 Amount                Deficit
                                         ---------------        ---------------        ---------------
Stockholder's Equity,
 December 31, 1997...................          2,125,327         $  171,019,463        $  (141,713,131)

Deferred Compensation
 41,400 Shares of Stock..............                 --                     --                     --

1-for-300 reverse stock split and
 30-for-1 forward stock split
 (including $356,098 paid  for
 fractional shares)..................            (45,142)               (356,098)                  --

Acquisition of 69,223 Shares of
 Treasury Stock, at Cost............                  --                     --                    --

Net Loss............................                  --                     --             (1,459,847)
                                         ---------------        ---------------        ---------------

Stockholder's Equity,
 December 31, 1998..................           2,080,185            170,663,365           (143,172,978)

Deferred Compensation
 54,928 Shares of Stock.............                  --                     --                     --

Distributions Declared By
 Subsidiary.........................                  --                     --              (107,910)

Net Loss............................                  --                     --             (2,336,894)
                                         ---------------        ---------------        ---------------
Stockholder's Equity,
 December 31, 1999..................           2,080,185        $   170,663,365        $  (145,617,782)
                                         ===============        ===============        ===============

                                            Deferred             Treasury
                                           Compensation            Stock                   Total
                                         ---------------       --------------         ---------------
Stockholder's Equity,
 December 31, 1997...................    $      (263,204)      $  (15,591,003)        $    13,452,125

Deferred Compensation
 41,400 Shares of Stock..............           (703,800)             703,800                     --

1-for-300 reverse stock split and
 30-for-1 forward stock split
 (including $356,098 paid  for
 fractional shares)..................                 --                   --                (356,098)

Acquisition of 69,223 Shares of
 Treasury Stock, at Cost............                 --              (354,768)              (354,768)

Net Loss............................                  --                   --              (1,459,847)
                                         ---------------       --------------         ---------------

Stockholder's Equity,
 December 31, 1998..................            (967,004)         (15,241,971)             11,281,412

Deferred Compensation
 54,928 Shares of Stock.............            (933,776)             933,776                     --

Distributions Declared By
 Subsidiary.........................                  --                    --               (107,910)

Net Loss............................                  --                   --              (2,336,894)
                                         ---------------       --------------         ---------------
Stockholder's Equity,
 December 31, 1999..................     $    (1,900,780)      $  (14,308,195)        $     8,836,608
                                         ===============       ==============         ===============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.
                      Consolidated Statements of Cash Flows

                 For the years ended December 31, 1999 and 1998

                                                                                             1999                  1998
                                                                                       ---------------       ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss.......................................................................         $   (2,336,894)       $   (1,459,847)
Adjustments to Reconcile Net Loss to Net Cash Provided By (Used In)
 Operating Activities:
  Depreciation and Amortization Expense........................................                540,941               251,815
  Minority Interest............................................................                 58,829                31,315
Net Change In:
  Interest Receivable on Loans.................................................                     --                 3,565
  Rents Receivable.............................................................                 (4,021)              977,678
  Accounts Receivable - Affiliates.............................................                 (3,508)               36,912
  Interest Receivable - Affiliates.............................................               (313,455)             (104,771)
  Other Receivables............................................................                     --                65,374
  Other Assets.................................................................                (21,279)               (7,375)
  Accrued Interest - Affiliates................................................               (125,143)              243,833
  Accrued Interest.............................................................                 (6,979)               14,387
  Accrued Expenses - Affiliates................................................                     --                25,681
  Accounts Payable and Accrued Expenses........................................                247,278               198,914
  Distributions Payable........................................................                  3,188                 2,126
                                                                                       ---------------       ---------------

Net Cash Provided By (Used In) Operating Activities............................             (1,961,043)              279,607
                                                                                       ---------------       ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Ariston Corporation...........................................                     --              (111,066)
  Real Estate Held for Development.............................................                (83,502)                   --
  Collection of Loans Receivable...............................................                     --               475,000
  Investment in Partnerships and Trusts........................................                350,362               148,843
  Special Beneficiary Distribution.............................................                 43,584                    --
  Other Investments............................................................               (750,000)                   --
                                                                                       ---------------       ---------------

Net Cash Provided By (Used In) Investing Activities............................               (439,556)              512,777
                                                                                       ---------------       ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Notes Payable..........................................               (383,061)              (72,755)
  Distributions Paid by Investee...............................................               (107,910)             (105,232)
  Payment for Fractional Shares as a Result of Reverse Stock Split.............                     --              (356,098)
  Acquisition of Treasury Stock................................................                     --              (354,768)
                                                                                       ---------------       ---------------

Net Cash Used In Financing Activities..........................................               (490,971)             (888,853)
                                                                                       ---------------       ---------------

Net Decrease in Cash and Cash Equivalents......................................             (2,891,570)              (96,469)

Cash and Cash Equivalents at Beginning of Year.................................              7,788,124             7,884,593
                                                                                       ---------------       ---------------

Cash and Cash Equivalents at End of Year.......................................         $    4,896,554        $    7,788,124
                                                                                        ==============        ==============

Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.......................................         $    1,965,317        $      463,151
                                                                                        ==============        ==============

Supplemental disclosure of non-cash activity:
  See Note 5 to the consolidated financial statements

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                SEMELE GROUP INC.

                Notes to the Consolidated Financial Statements
                                December 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Semele Group Inc. (the "Company"), formerly known as Banyan Strategic Land Fund II, was organized as a corporation under the laws of the State of Delaware, pursuant to the Certificate of Incorporation filed April 14, 1987.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and consolidated ventures which hold title to the Company's property. In August 1998, the Company acquired Ariston Corporation ("Ariston"), the results of which are consolidated in the Company's financial statements, effective September 1, 1998. All intercompany balances and transactions have been eliminated in consolidation.

     On December 22, 1999, the Company acquired an 85% equity interest in Equis II Corporation. In connection with this investment, the Company acquired a Special Beneficiary interest in four Delaware Business Trusts. The Company accounts for both investments using the equity method of accounting (See Note5).

     The Company's investment in partnerships and trusts consists of limited partner or beneficiary interests that represent less than a 20% ownership interest in the investees and are accounted for using the cost method.

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

     Rental income from operating leases is recognized on a straight-line basis over the life of the lease agreements.

REAL ESTATE HELD FOR DEVELOPMENT

     At December 31, 1999, foreclosed real estate held for sale was reclassified as real estate held for development, at its former basis.

INCOME TAXES

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Tax provisions are made based upon earnings reported for financial statement purposes and includes deferred taxes for the effects of timing differences between financial accounting and taxable earnings. Reserves are recorded against deferred tax assets in accordance with FAS 109.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVESTMENTS IN REAL ESTATE PROPERTY

     Investments in real estate property, consisting of buildings and land, are recorded at cost. Impairment losses on investments are recognized where indicators of impairment are present and the undiscounted cash flows (net realizable value) estimated to be generated by the Company's investments is less than the carrying amount of such investments. The determination of net realizable value includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions.

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

DEPRECIATION AND AMORTIZATION

     Depreciation is computed using the straight-line depreciation method over the estimated useful lives of the related assets (2 years for equipment on operating leases and 27.5 and 40 years for buildings). Depreciation expense was $517,378 and $251,815 during the year ended December 31, 1999 and 1998, respectively. Amortization is computed using the straight-line depreciation method over the estimated useful lives of the related intangible assets.

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

MINORITY INTEREST

     Ariston owns approximately 51% of a real estate investment program that is consolidated in the Company's financial statements. The outside investors' interest in this investment is reflected on the accompanying consolidated balance sheets as minority interest and its share of the respective income is included in general and administrative expenses on the accompanying consolidated statements of operations. Additionally, Ariston's investments include a 98% interest in Old North Capital Limited Partnership ("ONC"). The remaining 2% interest has been recorded as a minority interest adjustment.

2. OTHER ASSETS

     Other assets principally include equipment on operating lease and deferred financing costs, both of which pertain to Ariston. The deferred financing costs are being amortized over the life of the loan to which they pertain and equipment on operating leases is being depreciated using the straight-line method over the equipment's remaining estimated useful life. Rental income and interest expense associated with equipment on operating leases are recognized as earned and incurred, respectively. Future minimum rents of $68,673 are due in the year ending December 31, 2000 in connection with equipment on operating leases.

     In addition, the Company, through its consolidation of Ariston, has an interest in future rental income from leasing two commercial buildings to an investment-grade educational institution. Future minimum lease payments pertaining to these contracts are as follows:

       For the year ending December 31,  2000        $   911,455
                                         2001          1,150,504
                                         2002          1,084,962
                                         2003             91,000
                                                     -----------

                                        Total        $ 3,237,921
                                                     ===========

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

3. NOTES PAYABLE

     Through its acquisition of Ariston, the Company acquired a limited partnership interest in a real estate investment program and assumed related indebtedness. The note bears a fluctuating interest rate based on prime plus a margin and requires quarterly payments of principal and interest. The outstanding balance of this indebtedness was $757,510 at December 31, 1999. The note matures on January 15, 2003 and is secured by the associated limited partnership interest. Repayment of the debt is partially guaranteed by Messrs. Engle and Coyne. In addition, the Company has consolidated additional indebtedness pertaining to a commercial property leased to an investment-grade educational institution. The interest rate on this debt is fixed at 7.86%. The outstanding balance of this indebtedness was $5,740,267 at December 31, 1999.

     The Company has non-recourse debt, consisting of installment notes that are collateralized by certain equipment held on operating leases. The installment notes will be repaid fully by non-cancelable rents generated by the associated lease agreements. At December 31, 1999, the interest rate on these obligations was 7.1%.

     The annual maturities of the notes payable are as follows:

       For the year ending December 31,  2000        $   463,094
                                         2001            546,610
                                         2002            593,785
                                         2003            642,648
                                         2004            458,357
                                   Thereafter          3,923,647
                                                     -----------

                                        Total        $ 6,628,141
                                                     ===========

     The carrying amount of notes payable approximates fair value at December 31, 1999.

4. REAL ESTATE HELD FOR DEVELOPMENT

     Rancho Malibu is a 274-acre parcel of undeveloped land north of Malibu, California ("Project"). On July 1, 1992, a joint venture (the "Venture") between the Company and Legend Properties, Inc. (f/k/a Banyan Mortgage Investment Fund) ("Legend") acquired title to the property pursuant to a deed in lieu of foreclosure agreement. The Company owns a 98.6% general partner interest in the Venture while Legend holds the remaining 1.4% interest as a limited partner. The Venture's results are consolidated in the accompanying financial statements.

     Commencing in 1992, the Venture was engaged in zoning and entitlement activities that have been opposed by the City of Malibu and various citizen groups. The city and a neighboring homeowners association initiated several legal actions intended to preclude the development of the property, all of which were ultimately resolved in favor of the Venture or settled during 1998. The Venture currently is entitled to develop a 46 unit housing community on approximately 40 acres of the property. The remaining 234 acres will be allocated as follows: (i) 167 acres will be dedicated to a public agency, (ii) approximately 47 acres will be deed restricted within privately owned lots and
(iii) approximately 20 acres will be preserved as private open space.

     During the year ended December 31, 1999, the Venture incurred approximately $691,000 of costs in connection with Rancho Malibu. The expenses are primarily related to the Venture's efforts to successfully satisfy a number of complex requirements imposed by various state, local and federal entities in order to commence development. These costs were included in total expenses from property operating activities on the Company's consolidated statements of operations. The Venture capitalized $83,502 of costs for transfer development credits during the year ended December 31, 1999. At December 31, 1999, the Company's carrying balance for the property was $10,045,493.

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

5. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

     ACQUISITION OF EQUIS II CORPORATION AND SPECIAL BENEFICIARY INTERESTS

     On December 22, 1999, the Company acquired an 85% equity interest in Equis II Corporation ("Equis II") that the Company financed by issuing purchase-money notes totaling $19,586,000 to the selling Equis II stockholders. In connection with this investment, the Company also acquired a Special Beneficiary interest in four Delaware Business Trusts known as AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C, and AFG Investment Trust D (collectively, the "Trusts") for $9,652,500 that the Company financed by issuing a non-recourse purchase-money note. The Trusts are engaged principally in the business of equipment leasing. In recent years, they each have made additional investments in certain real estate projects, including a Class A interest in EFG/Kirkwood Capital LLC. The Company owns a Class B interest in EFG/Kirkwood Capital LLC that it acquired in 1999. (See "Investment in EFG/Kirkwood Capital LLC" below.) In addition, a subsidiary of the Company serves as general partner to a real estate development project in which Trusts C and D are partial investors.

Equis II Corporation

     The stockholders of Equis II from whom the Company acquired 85% of Equis II are Gary D. Engle, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, James A. Coyne, President and Chief Operating Officer of the Company, and certain trusts established for the benefit of Mr. Engle's children. Equis II was organized in the State of Delaware in 1997 and commenced operations on July 17, 1997. Equis II owns the following Class B interests: AFG Investment Trust A (822,863 interests), AFG Investment Trust B (997,373 interests), AFG Investment Trust C (3,019,220 interests), and AFG Investment Trust D (3,140,683 interests) (collectively, the "Class B Interests"). AFG Investment Trust A owns 20,969 shares of the Company's common stock and has a note receivable from the Company equal to $462,353 that matures in April 2001. Through its ownership of the Class B Interests, Equis II holds approximately 62% of the voting interests in each of the Trusts. Notwithstanding the foregoing, Mr. Engle has voting control of the Class B Interests pursuant to the terms of a Voting Trust Agreement executed in connection with the Equis II transaction. Equis II also owns AFG ASIT Corporation, the Managing Trustee of the Trusts. As Managing Trustee of the Trusts, AFG ASIT Corporation has a 1% carried interest in the Trusts and significant influence over the operations of the Trusts.

     In connection with the purchase, the Company entered into a put and call agreement with Messrs. Engle and Coyne and the Engle family trusts, which gives the Company a call right to purchase from these Equis II stockholders, and gives these Equis II stockholders a put right to sell to the Company, the 15% of Equis II that Messrs. Engle and Coyne and the Engle family trusts continue to own. A special committee of the Board of Directors of the Company, consisting of Messrs. Auch, Bartlett and Ungerleider, the Company's independent directors, unanimously approved the purchase by the Company of 85% of Equis II and the entering into of the put and call agreement to purchase the remaining 15% balance.

     The Company's investment in Equis II is accounted for on the equity method. Under the equity method of accounting, the Company's investment is
(i) increased (decreased) to reflect the Company's share of income (loss) of the investee and (ii) decreased to reflect any dividends the Company received from the investee. The cost of the Company's investment in Equis II was based on the estimated discounted future cash flows of Equis II. At December 31, 1999, the carrying value of the Company's investment in Equis II was $19,586,000. The amount of the Company's underlying equity in the net assets of Equis II at that date was approximately $2,239,000. The difference between the carrying value and the underlying equity in the net assets of Equis II will be amortized over six years.

     The unaudited summarized consolidated balance sheets of Equis II at December 31, 1999 and 1998 (which include the Trusts) are as follows:


                                                                                   1999               1998
                                                                                ---------            ------
Total assets ..............................................................   $ 164,905,387       $ 177,546,435
Total liabilities .........................................................     100,082,219         100,059,533
Minority interest .........................................................      62,189,246          78,075,183
Total stockholders' equity (deficit) ......................................       2,633,922            (588,281)
Total liabilities, minority interest & stockholders' equity ...............   $ 164,905,387       $ 177,546,435


     The unaudited summarized consolidated statements of operations of Equis II for the years ended December 31, 1999 and 1998 are as follows:


                                                            1999              1998
                                                         ---------         ---------
Total income .......................................   $ 38,137,562      $ 44,263,740
Total operating expenses ...........................     26,634,573        38,180,597
Minority interest ..................................      8,322,774         7,286,173
Total expenses .....................................     34,957,347        45,466,770
Net income (loss) ..................................   $  3,180,215      $ (1,203,030)


Special Beneficiary Interests

     The Special Beneficiary interests were purchased from an affiliate, Equis Financial Group Limited Partnership ("EFG"), for $9,652,500 and represent an 8.25% non-voting, carried interest in each of the Trusts. The Special Beneficiary interests were purchased with a non-recourse note having a 10 year term that bears interest at 7% per year. Interest and principal payments are required to be paid only out of and to the extent of cash distributions paid to the Company on account of the Special Beneficiary interests. The Company accounts for its investment in the Special Beneficiary interests on the equity method, as described above.

Equis II Corporation - Transaction Terms and Source of Funds

     The Company purchased 85% of the common stock of Equis II by delivering promissory notes to the selling Equis II stockholders having a total principal value of $19,586,000. In connection with the acquisition, Messrs. Engle and Coyne delivered back to the Company, and the Company canceled, the options that each of them held to purchase 40,000 shares of Common Stock of the Company at an exercise price of $9.25 per share that were

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

granted to them on December 30, 1997. A portion of the notes, having an aggregate principal amount of $14,600,000, mature on October 31, 2005, and bear interest at the annual rate of 7%, of which 3% is due and payable on a current quarterly basis and 4% accrues to the maturity date. Principal payments of $3,600,000, $4,000,000, $4,000,000 and $3,000,000 are due and payable on May 31,
2000, October 31, 2002, May 31, 2003, and the maturity date, respectively. The $14,600,000 of notes are prepayable without penalty.

     The balance of the promissory notes issued to the Equis II stockholders in connection with the purchase of 85% of Equis II, which have a total principal value of $4,986,000, have terms identical to the terms of promissory notes payable by Messrs. Engle and Coyne to Equis II ($1,901,000) and to Old North Capital Limited Partnership ($3,085,000). (The Company, through its subsidiary Ariston Corporation, has a 98% limited partnership interest in Old North Capital Limited Partnership.) Therefore, the Company is effectively the payee of notes and accrued interest from Messrs. Engle and Coyne of $4,986,000, and it is the payor of notes to Messrs. Engle and Coyne and the Engle family trusts in the same amount. Of the $4,986,000 of promissory notes issued by the Company to the selling Equis II stockholders, promissory notes having a total principal value of $1,901,000 have terms identical to promissory notes payable to Equis II from Messrs. Engle ($1,260,997) and Coyne ($640,003). These notes bear interest at the annual rate of 7.5% payable quarterly, and all outstanding principal and interest is due on August 8, 2007. The $3,085,000 balance of the promissory notes issued by the Company to the selling Equis II stockholders have terms identical to a promissory note payable to Old North Capital Limited Partnership by Messrs. Engle ($2,046,383) and Coyne ($1,038,617), which bears interest at the annual rate of 11.5% and is payable on demand. The Company intends to make the payments on the $4,986,000 of promissory notes from the proceeds of payments made by Messrs. Engle and Coyne on their indebtedness to Equis II and Old North Capital Limited Partnership. If either individual fails to make timely payments, the Company will be relieved of its obligations on the $4,986,000 of notes until the default is cured.

     The $19,586,000 of promissory notes are general obligations of the Company secured by a pledge to the selling Equis II stockholders of the shares of Equis II owned by the Company. At December 31, 1999, this pledge was junior to a prior pledge of such shares to a third-party financial institution to secure indebtedness of $18,962,000 owed by Equis II to that institution. The pledge became a first priority pledge upon the repayment of the institutional indebtedness of Equis II in January 2000 (See Note 15 - Subsequent Events). In the case of the $14,600,000 of promissory notes, those notes issued to Mr. Engle and to the Engle family trusts become immediately due and payable if Mr. Engle ceases to be the Chief Executive Officer and a director of the Company, except if he resigns voluntarily or is terminated for cause, and those notes issued to Mr. Coyne become immediately due and payable if Mr. Coyne ceases to be the President and a director of the Company, except if he resigns voluntarily or is terminated for cause, as cause is defined in the executives' employment agreements with the Company.

     The Company may in the future purchase the remaining 15% of the outstanding shares of common stock of Equis II that it does not currently own by issuing 510,000 shares of common stock of the Company to the selling Equis II stockholders in payment for the 15% balance, but only if stockholder approval for payment in shares is obtained. If stockholder approval is not obtained before December 31, 2000, the put and call agreement with respect to the purchase of the 15% balance will terminate. (See Note 15 - Subsequent Events.)

     ACQUISITION OF ARISTON CORPORATION

     On August 31, 1998, the Company executed an agreement to acquire all of the common stock of Ariston for a total purchase price of $12,450,000. Ariston is a holding company having two investments: (i) a 99% limited partnership interest in AFG Eireann Limited Partnership ("AFG Eireann"), a Massachusetts limited partnership having a tax interest in a diversified pool of lease contracts owned by an institutional investor and (ii) a 98% limited partnership interest in Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership with investments in cash and notes, equipment leases, and limited partnerships that are engaged in either equipment leasing or real estate. The latter includes two commercial buildings located in Washington D.C. and Sydney, Australia that are leased to an investment-grade educational institution. Gary D. Engle, Chairman, Chief Executive Officer and a director of the Company and James A. Coyne, President, Chief Operating Officer and a director of the Company both are affiliated with ONC and Gary D. Engle is affiliated with AFG Eireann. Ariston was organized on July 31, 1998 as a Delaware corporation. On August 3, 1998, EFG contributed its limited partnership interests in AFG Eireann and ONC to Ariston in exchange for Ariston common stock. Ariston was a wholly-owned subsidiary of EFG until its acquisition by the Company and was formed principally to facilitate the transfer of limited partnership interests held by EFG in AFG Eireann and ONC. Gary D. Engle controls EFG and is the sole director of Ariston.

     The Company purchased all of the common stock of Ariston from EFG for fair value of $12,450,000. The Company's consideration consisted of cash of $2 million and a purchase-money note of $10,450,000. The Ariston acquisition was accounted for under the purchase method of accounting and the balance sheet and statement of operations of Ariston were consolidated effective September 1, 1998. The purchase-money note bears interest at the annualized rate of 7%, payable quarterly in arrears, and requires principal reductions based upon the cash flows generated by the limited partnership interests owned by Ariston. The note matures on August 31, 2003 and is recourse only to the common stock of Ariston. The cost of the Ariston acquisition was allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. In October 1998, Ariston declared and paid a cash distribution of $2,020,000 to the Company. Until the purchase-money note is retired, future cash distributions by Ariston require the consent of EFG.

     The following summarized, unaudited pro forma results of operations for the year ended December 31, 1998 assumes that the Company effected the acquisition at the beginning of 1998:


Revenue and Other Income ............................  $ 6,808,297

Net Income ..........................................  $ 3,616,802

Net Income Per Share of Common Stock Basic ..........  $      3.06

     The combined pro forma results of operations include activities that were not ongoing as of the date of the Ariston purchase.


     INDEBTEDNESS

     The Company obtained a loan of $4,419,500 from certain affiliates in 1997. The loan bears interest at an annualized rate of 10% and provides for mandatory principal reductions, if and to the extent the Company realizes any net cash proceeds from the sale or refinancing of its Rancho Malibu property. The loan, which was to mature on April 30, 2000, was extended to April 30, 2001. During each of the years ended December 31, 1999 and 1998, the Company incurred interest expense of $441,950 in connection with this indebtedness. At December 31, 1999, the carrying value of the note approximates its estimated fair value.

     ADMINISTRATIVE SERVICES

     The Company's administrative functions are performed by an affiliate, EFG, pursuant to an Administrative Services Agreement between the Company and EFG dated May 7, 1997. EFG is reimbursed at actual cost for expenses it incurs on the Company's behalf. Administrative expenses consist primarily of professional and clerical salaries and certain rental expenses. The Company incurred total administrative costs of $153,823 and $152,201 during the years ended December 31, 1999 and 1998, respectively.

6.   OTHER INVESTMENTS

     On May 1, 1999, the Company and the Trusts formed EFG/Kirkwood Capital LLC ("EFG/Kirkwood") for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). EFG/Kirkwood's investment consists of a common stock interest in KAI of approximately 16% as well as preferred stock and convertible debt. The Company purchased a Class B interest in EFG/Kirkwood and the Trusts purchased Class A interests in EFG/Kirkwood. Generally, the Class A Interest holders are entitled to certain preferred returns prior to distributions being paid to the Company, as Class B interest holder. KAI owns a ski resort, a local public utility, and land that is held for development. The resort is located in Kirkwood, California and is approximately 30 miles from South Lake Tahoe, Nevada. Subsequent to making its investment in KAI, EFG/Kirkwood made a 50% investment in Mountain Springs Resorts LLC, an entity formed for the purpose of acquiring an ownership interest in a Colorado ski resort that remains pending. The Company's investment in EFG/Kirkwood had a cost of $750,000.

7.   RECOVERY OF LOSSES ON LOANS, NOTES, ADVANCES AND INTEREST RECEIVABLE

     During 1998, the Company received cash distributions of $18,423 related to its interest in a liquidating trust established for the benefit of the unsecured creditors (including the Company) of VMS Realty Partners and its affiliates. In addition, the Company received $89,753 from its interest in Springtown Partners, a California limited partnership formed by three land owners, including the Company, for the purpose of merging land parcels in order to option them to a third party for use as a wetland mitigation bank. The Company acquired the land from Anden Group as a result of a loan default, but fully reserved for the asset as the land was determined to be "undevelopable" due to certain environmental issues. Since 1993, the Company has sought to realize value from this asset. The Company has classified both of the above-referenced amounts as a recovery of amounts previously charged to losses on loans, notes, advances and interest receivable on its consolidated statement of operations for the year ended December 31, 1998.

     During 1994, in connection with the restructuring of Anden, the Company was conveyed an interest in a first mortgage loan collateralized by a parcel of land located in Hemet, California. The borrower was Hemet Phase IV Partners, L.P. ("Hemet"). The Company also was conveyed a limited partnership interest in Hemet. The Company recorded its interest in the loan at $500,000 at the date of foreclosure. During 1994, the Company recorded a

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

provision for losses on loans, notes, advances and interest receivable relating to the Hemet loan in the amount of $275,000. Pursuant to the Company's valuation of the underlying collateral, the loan was placed on non-accrual status. On October 8, 1998, the Company received $744,795 as payment in full on the loan and interest. The Company recorded $225,000 as a principal repayment, $275,000 as a recovery of amounts previously charged to losses on loans, notes, advances and interest receivable and the remainder as interest income. During 1999, the Company received $434,171 representing a liquidating distribution related to its limited partnership interest in Hemet. The Company has treated such amount as a recovery of amounts previously charged to losses on loans, notes, advances and interest receivable on its consolidated statement of operations for the year ended December 31, 1999.

8.   EXECUTIVE AND DIRECTOR STOCK OPTION PLAN

     On June 30, 1994, the stockholders approved and adopted the 1994 Executive and Directors Stock Option Plan (the "Plan"). As originally adopted, the Plan authorized the grant of non-statutory stock options only. On December 30, 1997, the Board of Directors of the Company adopted an amendment to the Plan to permit the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The stockholders approved the Amendment to the Plan at the 1997 Annual Meeting of Stockholders. The Plan granted the Board of Directors the authority to issue up to 100,000 shares of the Company's common stock for stock option awards. The Plan consists of an Executive Option Grant Program and a Director Option Grant Program. Under the Director Option Grant Program, each of the Directors, in consideration of their length of service on the Board, received an option to acquire 5,000 shares. The exercise price of the options initially granted to the Board of Directors on July 15, 1994 under the Director Option Grant Program was $11.25. The exercise price was reduced to $9.25 by a vote of the Board of Directors on December 30, 1997. No executive is eligible to receive options under the Director Option Grant Program.

     The Board administers the Executive Option Grant Program and has the authority to determine, among other things, the individuals to be granted Executive Options, the exercise price at which shares may be acquired, the number of shares subject to option and the exercise period of each option. The Board is also authorized to construe and interpret the Executive Option Grant Program and to prescribe additional terms and conditions of exercise in option agreements and provide the form of option agreement to be utilized with the Executive Option Grant Program. No Director is eligible to receive options under the Executive Option Grant Program.

     Pursuant to the terms of the grants, options for all shares granted under the Executive Option Grant Program are exercisable and vested in installments as follows: (i) 33.3% of the number of shares commencing on the first anniversary of the date of grant; (ii) an additional 33.3% of the shares commencing on the second anniversary of the date of the grant; and (iii) an additional 33.4% of shares commencing on the third anniversary of the date of grant. Options for all shares as granted under the Director Option Grant Program are exercisable in installments as follows: (i) 50.0% of the number of shares commencing on the first anniversary of the date of grant; and (ii) an additional 50.0% of the number of shares commencing on the second anniversary of the date of grant. The Board is granted discretion to determine the term of each option granted under the Executive Option Grant Program, but in no event will the term exceed ten years and one day from the date of grant.

     During 1998, unexercised stock options issued to a former Director, Mr. Nudo under the Director Option Grant Program were canceled and surrendered in connection with his resignation. Mr. Nudo was paid $20,000 by the Company as consideration for his options.

     On December 30, 1997, the Board voted to grant nonstatutory stock options for 5,000 shares at an exercise price of $9.25 per share to Joseph W. Bartlett under the Director Option Grant Program and incentive stock options for 40,000 shares at an exercise price of $9.25 per share to each of Gary D. Engle and James A. Coyne under the Executive Option Grant Program. These grants were approved by the stockholders at the 1997 Annual Meeting held on June 30, 1998. The closing price for a share of the Company's Common Stock as reported by NASDAQ was $6.25 and $8.125 at

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

December 30, 1997 and June 30, 1998, respectively. On December 22, 1999 the incentive options granted to Gary D. Engle and James A. Coyne were canceled in connection with the Equis II transaction (see Note 5).

     SFAS No. 123 "Accounting for Stock-Based Compensation," became effective for 1996. This statement addresses accounting and reporting standards for stock-based employee compensation plans. The Company has elected to continue to recognize compensation expense using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25. Proforma information regarding net income and earnings per share is required by SFAS 123. Proforma disclosures must include all stock-based compensation grants made in fiscal years that begin after December 15, 1994.

      Proforma results of net income and earnings per share using the fair value method for accounting for stock-based employer compensation plans for the year ended December 31, 1999 and 1998 are not presented, as results differ by two or less percent from those reported.

     For purposes of estimating the fair value of the Company's employee stock options at the grant date, a Black-Scholes option pricing model was used with the following weighted average assumptions: risk-free interest rate of 5.88% and 6.01% in 1999 and 1998, respectively; dividend yield of 0% during both 1999 and 1998; and volatility factors of the expected market price of the Company's common stock of .474 during both 1999 and 1998. The weighted average life of the stock options was 2 and 2.5 years as of December 31, 1999 and 1998, respectively. For purposes of the proforma calculation, the estimated fair value of the options was amortized to expense over the options vesting period.

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

     The effects on 1999 and 1998 pro forma net income and pro forma basic earnings per common share and common share equivalent of amortizing to expense the estimated fair value of stock options are not necessarily representative of the effects on net income to be reported in future years due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

     A summary of the Company's stock option activity, and related information for the years ended December 31, 1999 and 1998 is as follows:

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

                                                                         Weighted Average
                                               Shares Subject to        Exercise Price Per
                                                     Option                    Share
                                              ------------------        -------------------
Balance at January 1, 1998......                          15,000                       9.25
   Options granted..............                          85,000                       9.25
   Options canceled.............                          (5,000)                      9.25
                                              ------------------        -------------------
Balance at December 31, 1998....                          95,000                       9.25
   Options canceled.............                         (80,000)                      9.25
                                              ------------------        -------------------
Balance at December 31, 1999                              15,000        $              9.25
                                              ==================        ===================

     At December 31, 1999, options on 15,000 shares were exercisable. The exercise price of these options was $9.25 per share.

9.   DEFERRED COMPENSATION

     The Company established an incentive compensation plan (the "Plan") for certain executives (the "Participants"). The Plan provides for all or some of the Participants' salary to be deferred. All such deferred compensation is held subject to the claims of creditors of the Company in a "rabbi" trust until paid to the Participants following the Participants' termination of employment. The amounts deferred are invested in common stock of the Company. Pursuant to the Plan, the Participants deferred $240,000 of compensation during each of the years ended December 31, 1999 and 1998 which represented 54,928 and 41,400 shares of common stock, respectively. The deferred amounts were expensed by the Company during 1999 and 1998 and are included in general and administrative expenses on the consolidated statements of operations for the years ended December 31, 1999 and 1998.

10.  STOCK SPLITS

     Effective June 30, 1998, the stockholders approved a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split. As a result of the reverse stock split, each stockholder of record who owned less than 300 shares of common stock immediately prior to the reverse stock split received in lieu of the fractional share resulting from the reverse split, cash in the amount of $.790625 per share (the average daily closing price per share of common stock on the NASDAQ Stock Exchange for the ten trading days prior to effective date) multiplied by the number of shares of common stock owned by such stockholder immediately prior to the reverse stock split. Immediately after the reverse stock split, the number of shares of common stock of each holder (excluding stockholders who held less than 300 shares immediately prior to the reverse split) was converted in a forward split into multiple shares of common stock on the basis of 30 shares of common stock for each share or fraction thereof then held. The Company paid $356,098 to fractional stockholders on July 17, 1998 as a result of the reverse stock split. All share and per share data for prior periods presented have been restated to reflect the stock splits.

11.  TREASURY STOCK

     On September 23, 1998, the Company purchased 69,223 shares of common stock, or approximately 6.1% of the Company's common stock outstanding. The Company paid cash in the amount of $5 1/8 per share, for a total purchase price of $354,768.

12.  NASDAQ SMALLCAP MARKET STOCK LISTING

     On February 23, 1998, new requirements for continued inclusion on the NASDAQ National Market system became effective. The Company had not consistently met the new bid price criteria for continued listing based on the Company's stock price. Effective January 8, 1999, the Company began trading on the NASDAQ SmallCap system.

13.  INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Deferred income taxes consist of the following at December 31, 1999 and 1998:

                                                                     1999                        1998
                                                                ---------------             ---------------
Deferred tax assets:
  Mortgage loans in substantive foreclosure                     $     2,327,000             $     2,327,000
  Foreclosed real estate held for sale, net                           1,195,000                   1,195,000
  Investment in real estate venture                                      40,000                      40,000
  Net operating loss carry forwards                                  30,035,000                  30,035,000
                                                                ---------------             ---------------
  Sub-total                                                          33,597,000                  33,597,000
  Less valuation allowance for deferred tax assets                  (33,597,000)                (33,597,000)
                                                                ---------------             ---------------
  Total deferred tax assets                                                  --                          --
Deferred tax liabilities                                                     --                          --
                                                                ---------------             ---------------
Net deferred tax assets                                         $            --             $            --
                                                                ================            ===============

                                SEMELE GROUP INC.

                 Notes to the Consolidated Financial Statements
                                   (Continued)

                                                                   Appendix E

     As of December 31, 1999, the Company had net operating loss carry forwards of approximately $83,995,000 which expire as follows: $18,817,000 in 2005; $47,337,000 in 2006; $281,000 in 2007; $2,981,000 in 2008; $4,086,000 in 2009;
$1,265,000 in 2010; $2,028,000 in 2011 and $7,200,000 in 2012.

14.  LITIGATION

     On June 16, 1994, Coastal Group, Inc. brought an action against Westholme Partners, (an entity in which the Company has a limited partnership interest), Bank of America (f/k/a Continental Bank, N.A.) ("CINB"), BMC Westholme Corp., (a wholly owned subsidiary of the Company); the Anden Group ("Anden"), William A. Brandt, Jr. and Kent Kneblekamp in the New Jersey Superior Court, Middlesex County. The case was subsequently removed to the United States District Court for the District of New Jersey and assigned case #94-3010. The case involves a real estate development located in New Jersey known as "Winding River."

     BMC Westholme Corp. was served with Summons and Complaint in June of 1994, but was not actively involved in the various motions and other procedural matters which extended for approximately thirty months. On February 10, 1997, BMC Westholme Corp. filed its Answer and began to take a more active role in the case.

     The plaintiff's complaint was substantially reduced by favorable rulings, entered October 3, 1996, on various motions to dismiss whereby ten of plaintiffs' sixteen counts were dismissed and another count was limited in scope. The reduced complaint alleged breach of contract, unjust enrichment, breach of the implied covenant of good faith and fair dealing, fraudulent transfer and also sought relief under a theory of promissory estoppel and requested the creation of a constructive trust for the benefit of plaintiff.

     The case arose from a failed development and a subsequent foreclosure filed by defendant CINB. The plaintiff alleged, among other things, that CINB and BMC Westholme conspired with Anden to deprive the plaintiff of its interest in the Winding River project, damaging plaintiff's reputation as a homebuilder and causing it to lose business opportunities. A motion for summary judgment was filed by CINB. The Company joined in that motion.

     On December 15, 1998 the Court granted summary judgments in favor of BMC Westholme Corporation on all remaining counts of the complaint and also granted BMC Westholme's motions for reimbursement of certain attorney's fees and costs. On January 21, 1999 the same Court awarded the sum of $15,178 to BMC Westholme in consideration of attorney's fees and expenses.

     The Court's order of December 15, 1998, which granted summary judgment in favor of BMC Westholme has been appealed by Coastal Group, Inc. All necessary briefs have been filed and the parties are awaiting the setting of argument and the rendering of a decision. However, none of the issues on appeal pertain to BMC Westholme. Accordingly, Management does not believe that the resolution of the appeal will have a material adverse effect on the Company's financial position or results of operations.

15.  SUBSEQUENT EVENTS

     On January 20, 2000, Equis II repaid in full indebtedness of $18,962,000 plus interest to a third-party financial institution. As a result, promissory notes totaling $19,586,000 issued to the selling Equis II stockholders, are now secured by a first priority pledge of the shares of Equis II owned by the Company.

     On January 26, 2000, the Company paid $3,102,000 of principal and accrued interest in partial payment of the promissory note issued by the Company to EFG to acquire the Special Beneficiary Interests in the Trusts.

     On January 26, 2000, Messrs. Engle and Coyne paid principal and accrued interest of $1,382,649 and $699,653, respectively, to Old North Capital Limited Partnership in partial payment of their respective notes to Old North Capital Limited Partnership, which is majority owned by Ariston. On the same date the Company paid principal and accrued interest to Messrs. Engle and Coyne of $1,382,649 and $699,653, respectively, in partial payment of the notes issued to them by the Company in connection with the Equis II transaction.

     On March 6, 2000, the Company obtained shareholder approval for the issuance of 510,000 shares of common stock to purchase the remaining 15% interest of Equis II described in Note 5. The selling Equis II shareholders (Gary D. Engle, James A. Coyne and the Engle Family Trusts) have informed the Company that they plan to exercise their rights to put their remaining 15% ownership interests in Equis II to the Company in exchange for 510,000 shares of the Company's common stock.