Form 10KSB, Exhibit 13
period 2001-12-31
SEMELE GROUP INC
filed 2002-04-16
CIK 812914

EXHIBIT  13

                                SEMELE GROUP INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





PAGES
-----

Management's  Discussion  and  Analysis  of  Financial  Condition and Results of
Operations                                                                    29

Report  of  Independent  Certified  Public  Accountants                       41

Consolidated  Balance  Sheets  as  of  December  31,  2001  and  2000         42

Consolidated  Statements  of  Operations
   For  the  Years  Ended  December  31,  2001  and  2000                     43

Consolidated  Statements  of  Stockholders'  Capital  (Deficit)
   For  the  Years  Ended  December  31,  2001  and  2000                     44

Consolidated  Statements  of  Cash  Flows
   For  the  Years  Ended  December  31,  2001  and  2000                     45

Notes  to  Consolidated  Financial  Statements                             46-71

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Subsequent to the issuance of the Company's financial statements as of and for the year ended December 31, 2000, the Company restated the amount recorded as its share of loss on its interest in EFG Kirkwood LLC ("EFG Kirkwood"), a wholly-owned subsidiary. As a result, the Company's financial statements as of and for the year ended December 31, 2000 have been restated from amounts previously reported. The effects of the restatement are presented in Note 1 to the accompanying consolidated financial statements and have been reflected herein. The following discussion compares the December 31, 2001 financial condition and results of operations to the restated December 31, 2000 financial condition and results of operations.

Certain statements in this annual report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, words such as "anticipates," "expects," "intends," "plans," and similar expressions are intended to identify forward-looking statements. These statements are subject to a number of risks and uncertainties including the Company's ability to successfully implement a growth-oriented business plan. Actual results could differ materially from those described in any forward-looking statements.


GENERAL

Semele Group Inc. ("Semele" or the "Company") is a Delaware corporation organized on April 1987 as Banyan Strategic Land Fund II to invest primarily in short-term, junior, pre-development, and construction mortgage loans. Subsequently, the Company became owner of various real estate assets through foreclosure proceedings in connection with its mortgages. For the years 1993 though 1995, the Company elected to be treated as a real estate investment trust ("REIT") for income tax purposes. Effective January 1, 1996, the Company revoked its REIT status and became a taxable "C" corporation. Since then, the Company evaluated alternatives ways to maximize shareholder value and take advantage of investment opportunities where its significant loss carryforwards for federal income tax purposes (approximately $105 million at December 31, 2001) could make it a value-added buyer. In recent years, the Company has made certain investments with affiliated parties where its income tax loss carryforwards could be utilized and which permitted the Company to diversify its asset mix beyond its principal real estate asset, consisting of approximately 270 acres of land located in Southern California known as Rancho Malibu. Currently, the Company is engaged in various real estate activities, including the residential property development of Rancho Malibu. The Company also and holds investments in other companies operating in niche financial markets, principally involving real estate and equipment leasing.

The Company's common stock is listed on the OTC Bulletin Board, commonly referred to as the "over the counter market" under the trading symbol VSLF.OB. In order to preserve the benefits of the Company's existing net operating loss carryforwards, the Restated Bylaws of the Company include a provision that prohibits any person from acquiring more than 4.9% of the outstanding shares of common stock of the Company.

For accounting purposes, the Company considers affiliates to be persons and/or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under the common control with, the Company. All other entities are considered to be non-affiliates.

PENDING  AND  RECENT  ACQUISITIONS

PLM  International,  Inc.
-------------------------

On December 22, 2000, a subsidiary of the Company, MILPI Acquisition Corp. ("MILPI"), entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), a publicly traded equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM for an approximate purchase price of up to $27 million. Until February 6, 2002, when it merged into PLM, MILPI was a wholly-owned subsidiary of MILPI Holdings, LLC, which is owned by four Delaware business trusts (collectively referred to as the "AFG Trusts" or the "Trusts") that are engaged predominantly in the equipment leasing business. The AFG Trusts are consolidated subsidiaries of the Company.

Pursuant to the cash tender offer, MILPI acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI would merge into PLM, with PLM being the surviving entity. Subsequent to December 31, 2001, MILPI completed its acquisition by merger of the remaining 17% of the outstanding PLM common stock, at a purchase price of approximately $4.4 million. After a special meeting of the PLM stockholders, the merger was consummated on February 6, 2002. Concurrent with the completion of the merger, PLM ceased to be publicly traded. The operating results of MILPI are reflected in the accompanying consolidated financial statements from February 7, 2001 (date of acquisition) through December 31, 2001.

Equis  II  Corporation
----------------------

During the fourth quarter of 1999, the Company issued $19.586 million of promissory notes to acquire an 85% equity interest in Equis II Corporation ("Equis II"), a Massachusetts corporation having a controlling interest in the AFG Trusts. During the first quarter of 2000, the Company obtained shareholder approval for the issuance of 510,000 shares of common stock to purchase the remaining 15% equity interest of Equis II. On April 20, 2000, the Company issued 510,000 shares of common stock to purchase the remaining 15% equity interest in Equis II. The market value of the shares issued was approximately $2.4 million ($4.625 per common share) based upon the closing price of the Company's common stock on April 20, 2000.

Special  Beneficiary  Interests
-------------------------------

In November 1999, the Company purchased certain equity interests, referred to as Special Beneficiary Interests, in the AFG Trusts controlled by Equis II. The Special Beneficiary Interests were purchased from EFG, an affiliate, and consist of an 8.25% non-voting interest in each of the trusts. The Company purchased the Special Beneficiary Interests for $9.7 million under the terms of a non-recourse note, payable over 10 years and bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the Special Beneficiary Interests.

Ariston  Corporation
--------------------

On August 31, 1998, the Company acquired Ariston Corporation from Equis Financial Group Limited Partnership ("EFG") for $12.45 million, consisting of cash of $2 million and a purchase-money note of $10.45 million. Ariston owns limited partner and beneficiary interests in 16 entities that are primarily engaged in equipment leasing. The purchase-money note bears interest at an annualized rate of 7%, but requires principal amortization and payment of interest only to the extent of cash distributions paid to the Company in connection with the partnership interests owned by Ariston.

CRITICAL  ACCOUNTING  POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements. On a regular basis, the Company reviews these estimates and assumptions including those related to revenue recognition, asset lives and depreciation, allowance for doubtful accounts, allowance for loan loss, impairment of long-lived assets and contingencies. These estimates are based on the Company's historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company believes, however, that the estimates, including those for the above-listed items, are reasonable.

The Company believes the following critical accounting policies, among others, are subject to significant judgments and estimates used in the preparation of these financial statements:

Buildings  and  Equipment  for  Lease
-------------------------------------

Buildings and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets, generally 40 years for buildings. Expenditures that extend the life of an asset and that are significant in amount are capitalized and depreciated over the remaining useful life of the asset.

The Company's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Company depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Company continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Company and which will maximize total cash returns for each asset.

Depreciation expense for buildings and equipment was approximately $10.2 million and $10.8 million during the years ended December 31, 2001 and 2000, respectively.

Goodwill
--------

Goodwill is calculated as the excess of the aggregate purchase price over the fair market value of identifiable net assets acquired in accordance with Accounting Principles Bulletin ("APB") No. 16, "Business Combinations ("APB No. 16"). In accordance with APB No. 16, the Company allocates the total purchase price to the assets acquired and liabilities assumed based on the respective estimated fair market values at the date of acquisition.

The Company recorded goodwill of approximately $5.8 million in conjunction with the acquisition of approximately 83% of the common stock of PLM in February 2001 (See Note 4 to the financial statements). This goodwill included approximately
$2.0 million of total costs estimated for severance of PLM employees and relocation costs in accordance with management's formal plan to involuntarily terminate employees, which plan was developed in conjunction with the acquisition. During the fourth quarter of 2001, the estimates for severance and relocation costs were reduced by $0.5 million based on actual costs incurred related to these activities and, therefore, total goodwill was reduced by $0.5 million. Goodwill is amortized using the straight-line method over the estimated life of PLM, 7 years. Amortization expense for fiscal 2001 was approximately $765,000.

Long-Lived  Assets
------------------

In accordance with Statement of Financial Accounting Standards (SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying bases of such assets may not be recoverable. Losses for impairment are recognized when the undiscounted cash flows estimated to be realized from a long-lived asset are determined to be less than the carrying basis of the asset. The determination of net realizable value for a given investment requires several considerations, including but not limited to, income expected to be earned from the investment, estimated sales proceeds, and holding costs excluding interest.

Minority  Interests
-------------------

Certain equity interests in the Company's consolidated subsidiaries are owned by third parties or by affiliates of the Company that are not included in the consolidated financial statements. Such interests are referred to as "minority interests" on the accompanying consolidated financial statements. The Company's minority interests consist primarily of the Class A Beneficiaries' investment in the AFG Trusts. The AFG Trusts' income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the AFG Trusts' managing trustee (a wholly-owned subsidiary), 8.25% to the Special Beneficiary (directly owned by the Company) and 90.75% collectively to the Class A and Class B Beneficiaries (the Company owns the majority of the Class B interests while the majority of the Class A interests are owned by non-affiliated beneficiaries). The latter is allocated proportionately between Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the AFG Trusts' managing trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balance of the Class A Beneficiaries; and third, any remainder to the AFG Trusts' managing trustee.

In 2001, the remaining minority interests primarily relates to approximately 17% of the outstanding common stock of PLM.

Revenue  Recognition
--------------------

The Company earns rental income from a diversified portfolio of equipment held for lease and from two special-purpose commercial buildings. Rents are due monthly, quarterly or semi-annually and no significant amounts are earned based on factors other than the passage of time. Substantially all of the Company's leases are triple net, non-cancelable leases and are accounted for as operating leases in accordance with SFAS No. 13, "Accounting for Leases." Rents received prior to their due dates are deferred. At December 31, 2001 and 2000, deferred rental income was equal to $583,535 and $77,771, respectively.

PLM earns revenues in connection with the management of limited partnerships and private placement programs (See Note 8 to the financial statements). Equipment acquisition and lease negotiation fees are earned through the purchase and initial lease of equipment, and are recognized as revenue when PLM completes all of the services required to earn the fees, typically when binding commitment agreements are signed.

Management fee income is earned for managing the equipment portfolios and administering investor programs as provided for in various agreements, and is recognized as revenue over time as it is earned. In 2001, three of the equipment funds, Professional Lease Management Fund 1, LLC, PLM Equipment Growth Fund VI and PLM Equipment Growth and Income Fund VII, accounted for approximately 26% of Management Fee Revenue.

New  Accounting  Pronouncements
-------------------------------

Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company believes the adoption of SFAS No. 141 has not had a material impact on its financial statements.

Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued in July 2001 and is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is evaluating the potential impact of SFAS No. 142 on its consolidated financial statements.

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued in October 2001 and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Early application is encouraged. The Company believes that the adoption of SFAS No. 144 will not have a material impact on its financial statements.

RESULTS  OF  OPERATIONS

EQUIPMENT  LEASING  OPERATIONS
------------------------------

LEASE REVENUE. During the years ended December 31, 2001 and 2000, the Company recognized lease revenue of approximately $13.4 million and $17.0 million, respectively. Lease revenue represents rental revenue recognized from the leasing of the equipment owned by the AFG Trusts. The decrease in lease revenue from equipment leasing operations was primarily attributable to expiration of leases and equipment sales. The level of lease revenue to be recognized by the Company in the future may be impacted by future reinvestment, however, the extent of such impact cannot be determined at this time. Future lease expirations and equipment sales will result in a reduction in lease revenue recognized.

MANAGEMENT FEE INCOME - AFFILIATE. Management fees of approximately $5.2 million were earned by PLM during 2001 based on the gross revenues generated by the equipment under management of several affiliated investment programs. As the acquisition of PLM occurred in February 2001, there were no management fees recorded during fiscal 2000. Management fees are expected to decrease as the older investment programs liquidate their equipment portfolios.

ACQUISITION AND LEASE NEGOTIATION FEES - AFFILIATE. PLM, on behalf of the EGF Programs, purchases transportation and other equipment. The equipment is subsequently sold to the affiliated programs at cost. Acquisition and lease negotiation fees are earned by PLM based on a specified percentage of the purchase price of the respective equipment and totaled approximately $2.0 million in fiscal 2001. As the acquisition of PLM occurred in February 2001, there were no acquisition and lease negotiation fees recorded during fiscal 2000. Acquisition and lease negotiation fees are expected to decline in the future as the older investment programs liquidate their equipment portfolios.

INTEREST AND INVESTMENT INCOME. Interest and investment income for the year ended December 31, 2001 was $884,387, compared to approximately $2.0 million in 2000. Generally, interest income is generated from the temporary investment of rental receipts, notes from related parties and equipment sale proceeds in short-term instruments. The decrease in interest income from 2000 to 2001 is primarily the result of the significant decrease in the cash balances of the AFG Trusts in 2001 as compared to 2000. In February 2001, the AFG Trusts, through MILPI, acquired an approximately 83% interest in PLM's outstanding stock for a total purchase price of approximately $21.8 million. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors.

GAIN ON SALES OF EQUIPMENT. During the year ended December 31, 2001, the Company sold equipment having a net book value of approximately $338,000 to existing lessees and third parties, resulting in a net gain, for financial statement purposes of $535,415. During December 31, 2000, the Company sold equipment having a net book value of approximately $3.5 million to existing lessees and third parties, resulting in a net gain, for financial statement purposes of approximately $4.0 million.

It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Company, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation with the equipment being sold.

The ultimate residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technology advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Company and which will maximize total cash returns for each asset.

EQUITY INCOME IN AFFILIATED COMPANIES. Equity income in affiliated companies of $2.1 million recognized in 2001 consists primarily of PLM's investment in 10 affiliated equipment leasing programs. As compensation for organizing these programs, PLM was granted an interest (between 1% and 5%) in the earnings and cash distributions of the individual investment programs, in which PLM Financial Services, Inc., a wholly-owned subsidiary of PLM, is the general partner. PLM records as a partnership interest its equity interest in the earnings of the partnerships, after adjusting such earnings to reflect the effect of special allocation of the program's gross income allowed under the respective partnership agreements. The increase in equity income in affiliated companies for the year ended December 31, 2001 is due to the purchase of PLM in February 2001.

OTHER INCOME. Other income increased $718,513 from approximately $1.0 million for the year ended December 31, 2000 to approximately $1.7 million in 2001. The net increase in other income primarily reflects a $1.1 million increase in other income recognized by PLM offset by a decrease in certain guarantee fees recorded by the AFG Trusts of $609,560. PLM's other income consists primarily of the reimbursement of general and administrative and supporting costs for the year ended December 31, 2001.

In March 2000, the AFG Trusts entered into a guarantee agreement whereby the AFG Trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc. and two other entities, as lessor ("Heller"). During the year ended December 31, 2001, the requirements of the guarantee agreement were met and the AFG Trusts received payment for all outstanding amounts including $249,620 of income recognized in 2001 as compared to $859,180 in 2000. The AFG Trusts have no further obligations under the guarantee agreement as of December 31, 2001.

DEPRECIATION AND AMORTIZATION. Depreciation expense was approximately $9.8 and $10.5 million in the years ended December 31, 2001 and 2000, respectively. The decrease in depreciation expense is the result of significant sales of equipment during fiscal 2000. During the year ended December 31, 2001, the Company also recorded $764,000 of amortization expense associated with the goodwill resulting from the acquisition of 83% of PLM's common stock in February 2001.

For financial reporting purposes, to the extent that an asset is held on primary lease term, the Company depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Company continues to depreciate the remaining net book value of the asset on a straight-line bases over the asset's estimated remaining useful life.

WRITE-DOWN OF IMPAIRED ASSETS. The Company periodically reviews its assets for impairment in accordance with SFAS No. 121. During the year ended December 31, 2001, the Company recorded a write-down of approximately $11.5 million, comprised of a charge of approximately $11.0 million related to the Company's interest in a Boeing 767-300ER aircraft and $511,000 related to PLM's equity interest in several affiliated equipment leasing programs. The Company is monitoring developments in the airline and peripheral industries and will continue to evaluate potential implications to the Company's financial position and future liquidity.

INTEREST EXPENSE. Interest expense was approximately $6.3 million and $7.5 million for the years ended December 31, 2001 and 2000, respectively. Interest expense associated with equipment leasing consists of interest associated with corporate debt, equipment leasing debt and indebtedness to affiliates. Total interest expense decreased by approximately $1.2 million for the year ended December 31, 2001 compared to 2000. The decrease is the result of a decrease in the total outstanding balance of notes payable for equipment.

OPERATING EXPENSES AND MANAGEMENT FEES. Operating expenses and management fees increased by approximately $5.5 million from $3.9 million for the year ended December 31, 2000 to $9.4 million in 2001. The increase in operating expenses is primarily due to the acquisition of PLM in February 2001 and an increase in the operating expenses of the AFG Trusts. PLM's operating expenses consisted primarily of $3.3 million of general and administrative expenses and approximately $800,000 of supporting expenses, which include salary and office related expenses for operating activities. The AFG Trusts' operating expenses increased by approximately $1.7 million due primarily to an increase of approximately $907,000 associated with the re-release of an aircraft in June 2001 and $492,000 for legal costs associated with the AFG Trusts' ongoing discussions with the Securities Exchange Commission regarding its investment company status.

Fees and other costs paid to affiliates during the fiscal years ended December 31, 2001 and 2000 are as follows:

                                     2001        2000
                                 ----------  ----------
Acquisition fees                 $       --  $   39,210
Equipment management fees           992,318     800,172
Administrative charges              582,401     662,087
Reimbursable operating expenses
 due to third parties             2,845,853   1,436,349
                                 ----------  ----------

Total                            $4,420,572  $2,937,818
                                 ==========  ==========


Acquisition  fees  are  capitalized  to  the  cost  of  the  equipment acquired.

PROVISION FOR INCOME TAXES. The provision for income taxes includes earnings attributable to the operations of PLM for the period February 7, 2001 (date of inception) through December 31, 2001. The MILPI provision reflects expected income taxes at the federal rate and state income tax rates, net of benefit. The effective tax rate for the Company was 11% in 2001.

ELIMINATION OF MINORITY INTERESTS. Elimination of minority interests increased by approximately $12.9 million for the year ended December 31, 2001 compared to 2000. The increase is primarily due to the allocation of losses in the AFG Trusts to the Class A Beneficiaries. The Company directly or indirectly owns the managing trustee, the Special Beneficiary and the majority of the Class B interest in the AFG Trusts. The AFG Trusts' income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balance of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. The remaining minority interests consist of approximately 17% of the outstanding equity shareholders of PLM and various other consolidated subsidiaries.

REAL  ESTATE  OPERATIONS
------------------------

LEASE REVENUE. During both of the years ended December 31, 2001 and 2000, the Company recognized lease revenue of approximately $1.2 million from real estate operations. Lease revenue from real estate operations is earned from its ownership interest in two commercial properties, consisting of land and buildings, which are leased to a major university. The buildings are used in connection with the university's international education programs and include both classroom and dormitory space. One building is located in Washington, D.C. and the other is located in Sydney, Australia. The properties are leased under long-term contracts which expire over the next 10 years.

EQUITY INCOME IN NON-AFFILIATED COMPANIES. The Company has an indirect equity ownership interest in three real estate companies:

Mountain  Resort  Holdings  LLC  ("Mountain  Resort")
Mountain  Springs  Resort  LLC  ("Mountain  Springs")
EFG/Kettle  Valley  Development  LLC  ("Kettle  Valley")

Mountain Resort, through four wholly-owned subsidiaries, owns and operates the Kirkwood Mountain Resort ("Kirkwood"). Kirkwood is primarily a ski and mountain resort with more than 2,000 acres of terrain. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company. The Company recorded equity income from its interest in Mountain Resort of $260,451 in 2001 compared to an equity loss of $156,120 in 2000. The increase in equity income from the prior year is attributable to an increase in ski-related revenues which resulting from improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 336,000 skiers for the year ended 2001 as compared to approximately 291,000 skiers in 2000.

Mountain Springs, through a wholly-owned subsidiary, owns a controlling interest in DCS/Purgatory LLC ("Purgatory") in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 square miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail and food an beverage services, with the remainder of revenues generated from summer outdoor activities, such as alpine sliding and mountain biking. The Company recorded equity losses on its interest in Mountain Springs of $231,472 and $2.4 million in 2001 and 2000, respectively. The equity loss in 2000 was caused primarily by losses reported by Purgatory for the period May 1, 2000 to December 31, 2000. Mountain Springs became an equity participant in Purgatory on May 1, 2000. Consequently, Mountain Springs did not participate in the operating results of Purgatory for the period January 1, 2000 to April 30, 2000, generally the period of Purgatory's peak income activity. Accordingly, losses incurred in 2000 do not reflect a full year's operating activities. In 2001, Purgatory created two new real estate divisions which will develop and market condominium and single family housing. Revenues associated with these divisions will not be recognized until development is completed.

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. The project, which is being developed by Kettle Valley Development Limited Partnership, consists of approximately 270 acres of land that is zoned for 1,120 residential units in addition to commercial space. To date, 108 residential units have been constructed and sold and 10 additional units are under construction. The Company recorded an equity loss of $657,442 and $319,146 during fiscal 2001 and 2000, respectively, on its investment. The increase in loss from the prior year is attributable to the decrease in the number of lot and home sales from the prior year.

DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was approximately $462,000 and $516,000 for the years ended December 31, 2001 and 2000, respectively. Depreciation expense results from the depreciation of the two commercial buildings owned by the Company which are discussed above. The Company had no amortization expense in either 2001 or 2000 related to its real estate operations. The Company also owns approximately 270 acres of undeveloped land nor the Malibu California, called Rancho Malibu. There was no depreciation or amortization was recognized on this property as it remains under development at December 31, 2001.

WRITE-DOWN OF IMPAIRED ASSETS. During 2001, the Company recorded a write-down or approximately $2.5 million associated with the Malibu property. In accordance with SFAS No. 121, it is the Company's policy to reduce the carrying value of real estate held for development and sale when events or circumstances indicate that future undiscounted cash flows are estimated to be insufficient to recover the carrying value of the real estate. The amount of the write-down is equivalent to the difference between the estimated fair value of the property confirmed less cost to sell and its unadjusted carrying value.

OPERATING EXPENSES. Operating expenses were $169,422 for the year ended December 31, 2001 compared to $188,924 in 2000. Operating expenses consist primarily of general and administrative expenses, which include salary, management fees and office related expenses resulting from the Company's ownership of two commercial leasing buildings located in Washington, DC and Sydney, Australia.

INTEREST EXPENSE. Interest expense was $462,185 and $515,706 in 2001 and 2000, respectively, relates to the interest on indebtedness acquired to finance the original construction of the Company's two commercial buildings. Interest expense decreased by $53,521 due to the repayment of existing loan obligations.

LIQUIDITY  AND  CAPITAL  RESOURCES

The Company owns a controlling interest in several different corporations, partnerships and trusts including the AFG Trusts, MILPI Holdings, LLC and AFG International Limited Partnership. The availability to Semele of cash held by the AFG Trusts, MILPI Holdings, LLC and AFG International Limited Partnership is subject to terms and conditions over the use and disbursement of cash and other matters contained in the respective agreements that govern those entities. Moreover, the Company has voting control over most matters concerning these entities, including the declaration, authorization, and amount of cash distributions.

EQUIPMENT  LEASING  OPERATIONS
------------------------------

The Company's acquisition of Equis II Corporation and the resulting consolidation of the AFG Trusts has significantly changed the nature of the Company's consolidated operations. Each of the AFG Trusts is a Delaware business trust whose form of organization and management is similar to that of a limited partnership. The AFG Trusts are limited-life entities and have the following scheduled dissolution dates:

AFG  Investment  Trust  A-  December  31,  2003  (*)
AFG  Investment  Trust  B-  December  31,  2003  (*)
AFG  Investment  Trust  C-  December  31,  2004
AFG  Investment  Trust  D-  December  31,  2006

(*) In December 2001, each of the Trusts filed Form 8-Ks with the Securities Exchange Commission ("SEC"), stating that the managing trustee of the Trusts had resolved to cause the Trust to dispose of its assets prior to December 31, 2003. Upon consummation of the sale of its assets, the Trusts will be dissolved and the proceeds thereof will be applied and distributed in accordance with the terms of the Trusts' operating agreements.


AFG TRUSTS: The AFG Trusts' principal operating activities have been derived from asset rental transactions. Accordingly, the AFG Trusts' principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. The AFG Trusts' operating activities generated net cash inflows of approximately $6.1 million and $15.9 million for the years ended December 31, 2001 and 2000, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the AFG Trusts' lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, will also decline as the AFG Trusts experience a higher frequency of remarketing events. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

At lease inception, the AFG Trusts' equipment was leased by a number of creditworthy, investment-grade companies and, to date, the AFG Trusts have not experienced any material collection problems and have not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the AFG Trusts' lessees will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the AFG Trusts remarket their equipment and enter re-lease agreements with different lessees. The AFG Trusts' managing trustee will continue to evaluate and monitor the AFG Trusts' experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

At December 31, 2001, the AFG Trusts were due aggregate future minimum lease payments of approximately $18.5 million from contractual lease agreements, a portion of which will be used to amortize the principal balance of notes payable of approximately $47.3 million. Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, the cash flows of the AFG Trusts will become less predictable as the Trusts remarket their equipment.

In the future, the nature of the AFG Trusts' operations and principal cash flows will continue to shift from rental receipts to equipment sale proceeds. As this occurs, the AFG Trusts' cash flows resulting from equipment investments may become more volatile in that certain of the AFG Trusts' equipment leases will be renewed and certain of its assets will be sold. In some cases, the AFG Trusts may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The AFG Trusts' advisor, EFG, and the AFG Trusts' managing trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, and the AFG Trusts' future working capital requirements, in establishing the amount and timing of future cash distributions.

During 2001 and 2000, the AFG Trusts realized net cash proceeds from equipment disposals of approximately $873,555 and approximately $7.5 million, respectively. Sale proceeds in 2000 includes $4.1 million related to the AFG Trusts' interest in certain rail equipment, which was sold in July 2000.

Future inflows of cash from equipment disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

The AFG Trusts obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities in accompanying
Consolidated Statements of Cash Flows. During 2000, the AFG Trusts obtained financing of approximately $6.1 million in connection with a lease renewal with Emery Worldwide ("Emery"). Generally, each note payable is recourse only to the specific equipment financed and to minimum rental payments contracted to be received during the debt amortization period, which period generally coincides with the lease term. As rental payments are collected, a portion or all of the rental payments is used to repay the associated indebtedness. The amount of cash used to repay debt obligations may fluctuate in the future due to the financing of assets, which may be required. In addition, the AFG Trusts collectively have a balloon payment obligation of $21.1 million and $15.8 million at the expiration of the lease terms related to aircraft lease to Scandavian Airlines system ("SAS") and Emery, respectively. Repayment of the balloon debt obligations will be dependent upon the negotiation of future lease contracts or future sale of these assets or, alternatively, the use of working capital.

In December 2000, the AFG Trusts formed MILPI Holdings, LLC, which formed MILPI, a wholly-owned subsidiary. The Trusts collectively paid $1.2 million for their membership interest in MILPI Holdings, LLC and MILPI Holdings, LLC purchased the shares of MILPI for an aggregate purchase price of $1.2 million at December 31, 2000. MILPI entered into a definitive agreement (the "Agreement") with PLM, a publicly traded equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI commenced a tender offer to purchase any and all of PLM's outstanding common stock.

Pursuant to the cash tender offer, MILPI acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI would merge into PLM, with PLM being the surviving entity. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders at a special shareholders' meeting on February 6, 2002.

In February 2002, two of the AFG Trusts, Trust C and Trust D, provided an additional $4.4 million to enable MILPI to acquire the remaining 17% of PLM's outstanding common stock through the merger. The funds were obtained from existing resources and internally generated funds and by means of a 364 day, unsecured loan to each of Trusts C and D from PLM. These promissory notes total $1.3 million and bear an interest rate at LIBOR plus 200 basis points (subject to an interest rate cap).

Since 1997, the Company has effected several highly leveraged purchase transactions with related parties. Most significantly, the Company purchased Equis II Corporation for $21.945 million from the Company's Chief Executive Officer, Gary D. Engle, certain trusts established for the benefit of Mr. Engle's children, and James A. Coyne, the Company's President. A significant portion of the purchase price, or $19.586 million, was financed under installment debt owed to the sellers. In 2000, a portion of this indebtedness was retired by issuing 326,462 shares of common stock, as permitted by the authorization of shareholders obtained on November 2, 2000. The Company's other principal purchase transactions since 1997, involving Ariston Corporation, the Special Beneficiary Interests, and AFG ASIT Corporation were acquired from EFG, a limited partnership that is controlled by Mr. Engle. At December 31, 2001 and 2000, the Company owed Mr. Engle, Mr. Coyne or their affiliates approximately $35 million. The Company expects that all of the purchase price indebtedness for Equis II Corporation, Ariston Corporation, and the Special Beneficiary Interests will be repaid through the collection of future cash distributions generated in connection with these assets and the collection of amounts due from Mr. Engle and Mr. Coyne in connection with their respective debt obligations to certain subsidiaries of the Company. The purchase price indebtedness for AFG ASIT Corporation was repaid in 1999. One of the Company's debt obligations to related parties, totaling approximately $4 million, is due to several limited partnerships controlled by Mr. Engle. The Company expects to repay this debt using a portion of the proceeds generated by developing Rancho Malibu.

Mr. Engle controls the timing and authorization of cash distributions to be paid from all of the affiliates upon which amortization of the Company's related party debt obligations is predominantly dependent. Moreover, as a result of the issuance of common stock in connection with the Equis II acquisition, voting control of the Company is vested in Mr. Engle and Mr. Coyne. At December 31, 2001, Mr. Engle owns or controls 35.4% and Mr. Coyne owns or controls 17.6% of the Company's outstanding common stock.

Looking forward, the Company does not anticipate any near term incremental free cash flow as a result of its acquisitions from related parties described above. Substantially all of the net cash flow generated by these acquisitions will be used to repay corresponding purchase price indebtedness.

MILPI HOLDINGS, LLC: As described above, at December 31, 2001, MILPI Holdings, LLC, through a wholly-owned subsidiary, owned approximately 83% of the outstanding common stock of PLM. PLM's cash requirements have historically been satisfied through cash flow from operations, borrowings, and the sale of equipment and business segments. The level of liquidity in 2002 and beyond will depend, in part, on the management of existing sponsored programs and the effectiveness of cost control programs. Management believes PLM will have sufficient liquidity and capital resources for the future.

During the period from February 7, 2001 (date of inception) to December 31, 2001, the cash and cash equivalents of MILPI Holdings, LLC increased approximately $9.6 million from approximately $4.4 million to approximately $14.0 million. The increase during the period primarily resulted from approximately $13.8 million of net cash provided by PLM's investing activities offset by approximately $3.4 million of net cash used in PLM's operating activities. The net cash provided by investing activities primarily reflects PLM's receipt of proceeds of approximately $10.3 million from the sale to its affiliated programs of certain equipment held for sale.

In April 2001, PLM entered into a $15.0 million warehouse facility, which is shared by PLM Equipment Growth Fund VI, PLM Equipment Growth & Income Fund VII, and Professional Lease Management Income Fund I, LLC, which allows PLM to purchase equipment prior to its designation to a specific program. Borrowings under this facility by the other eligible borrowers reduced the amount available to be borrowed by PLM. This facility was amended in December 2001 to lower the amount available to be borrowed to $10.0 million. This facility expires in July 2002. As of December 31, 2001, PLM had no borrowings outstanding under this facility and there were no borrowings outstanding under this facility by any other eligible borrower.

In March 2001, the Internal Revenue Service notified PLM that it would conduct an audit regarding PLM's tax withholding of payments to foreign entities. The audit occurred in 2001 and related to two partnerships in which PLM formerly held interests as the 100% direct and indirect owner. One audit relates to the years between 1997 and 1999, while the other audit relates to the years 1998 and 1999. PLM is awaiting the results of the audit from the Internal Revenue Service. Management believes that the positions taken on the withholding tax returns will be upheld by the Internal Revenue Service upon audit. If PLM's position is not upheld by the Internal Revenue Service, the foreign entities are legally obligated to indemnify PLM for any losses. If the Internal Revenue Service does not uphold the PLM's position and the foreign entities do not honor the indemnification, PLM's financial condition, results of operations, and liquidity would be materially impacted.



REAL  ESTATE  OPERATIONS
------------------------

The Company owns approximately 270 acres of undeveloped land north of Malibu, California called Rancho Malibu. Prior to May, 2000, the Company owned a 98.6% interest in the property, with the remaining 1.4% interest owned by an affiliate, Legend Properties, Inc ("Legend"). In May, 2000, the Company purchased Legend's ownership interest for nominal consideration and a mutual general release. Approximately 40 acres of the property are zoned for development of a 46-unit residential community. The remainder is divided as follows: (i) 167 acres are dedicated to a public agency, (ii) 47 acres are deed restricted within privately-owned lots, and (iii) 20 acres are preserved as private open space. The Company capitalized approximately $2.4 million and $1.3 million of costs during fiscal 2001 and 2000, respectively. At December 31, 2001, the Company has obtained all transfer development credits and has began development of the property. As described above, at December 31, 2001, MILPI Holdings, LLC, through a wholly owned subsidiary, owned approximately 83% of the outstanding common stock of PLM.

During 2001, the Company recorded an impairment of approximately $2.5 million in connection with the Malibu property. Consistent with SFAS No. 121, it is the Company's policy to reduce the carrying value of real estate held for development and sale when future undiscounted cash flows are estimated to be insufficient to recover the carrying value. The amount of the write-down is equivalent to the difference between the estimated future cash flows of the property and its unadjusted carrying value. Estimated future cash flows were based on management's current development plans and assessment of the current real estate market. Actual values could differ from management's estimates.

Through December 31, 2001, the AFG Trusts and Semele collectively expended approximately $10.7 million to acquire their respective interests in EFG Kirkwood LLC ("EFG Kirkwood"), a wholly-owned subsidiary which has an indirect ownership interest in two winter resorts: Mountain Resort Holdings LLC ("Mountain Resort") and Mountain Springs Resort LLC ("Mountain Springs"). Mountain Resort, through four wholly-owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. Mountain Springs, through a wholly-owned subsidiary, owns a controlling interest in Purgatory Ski resort in Durango, Colorado.

The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, and other governmental rules.

The Company's involvement in real estate development also introduces financial risks, including the potential need to joint venture and/or borrow funds to develop the real estate projects. While the Company's management presently does not foresee any unusual risks in this regard, it is possible that factors beyond the control of the Company, its affiliates and joint venture partners, such as a tightening credit environment, could limit or reduce its ability to secure adequate credit facilities at a time when they might be needed in the future.

The ski resorts are subject to a number of risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater financial resources and experience  in  the  industry  than  either  the  Company  or  its  partners.

The Company's real estate activities involve several risks, including, but not limited to, market factors that could influence the demand for and pricing of the Company's residential development projects. Rancho Malibu is intended to be a high-end residential community with individual home prices in excess of $1 million. Kettle Valley is a large-scale community, offering single-family homes priced from approximately $250,000 (CDN) to $350,000 (CDN). This project is located in British Columbia, Canada and, therefore, subject to economic and market factors not necessarily similar to those in the United States. Adverse developments in general economic conditions could have a negative affect on the marketability of either Rancho Malibu or Kettle Valley.

Potential  effects  of  September  11,  2001
--------------------------------------------

The events of September 11, 2001 adversely affected market demand for both new and used commercial aircraft and weakened the financial position of several airlines. No direct damage occurred to any of the Company's assets as a result of these events and while it currently is not possible for the Company to determine the ultimate long-term economic consequences of these events to the AFG Trusts, PLM or to the Company, management expects that the resulting decline in air travel will suppress market prices for used aircraft in the short-term and could inhibit the viability of some airlines. In the event of a lease default by an aircraft lessee, the Company could experience material losses. At December 31, 2001, the AFG Trusts have collected substantially all rents owed to them from aircraft lessees. In addition, the Company's membership interest in two ski resorts could be aversely affected by potential declines in vacation travel resulting from the events of September 11, 2001. The Company is monitoring developments in the airline and resort industries and will continue to evaluate potential implications to the Company's financial position and future liquidity.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To  the  Stockholders  of  Semele  Group  Inc.

We have audited the accompanying consolidated balance sheets of Semele Group Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' capital (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of MILPI Holdings, LLC, a majority-owned subsidiary, which statements reflect total assets of $43,399,000 as of December 31, 2001 and total revenues of $10,376,000 for the period February 7, 2001 (date of inception) through December 31, 2001. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MILPI Holdings, LLC, is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semele Group Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements for the year ended December 31, 2000 have been restated as discussed in Note 1.

                                                /S/ ERNST & YOUNG LLP


Tampa,  Florida
April  9,  2002

                                SEMELE GROUP INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                              2001            2000
                                                                          -------------   --------------
                                                                                           (Restated)
ASSETS
Cash and cash equivalents                                                 $  19,953,899   $  27,830,365
Restricted cash                                                                 452,370               -
Rents and other receivables                                                   1,183,127       1,749,074
Due from affiliates                                                           4,624,498       4,201,307
Equipment held for lease, net of accumulated depreciation
  of $62,491,363 and $53,615,656 at December 31, 2001 and
  2000, respectively                                                         53,385,432      73,577,695
Real estate held for development and sale                                    11,279,856      11,388,698
Land                                                                          1,929,000       1,929,000
Buildings, net of accumulated depreciation of $1,884,896 and $1,530,263
  at December 31, 2001 and 2000, respectively                                10,048,101      10,402,733
Interests in affiliated companies                                            24,321,861       2,934,186
Interests in non-affiliated companies                                        16,471,490      17,417,275
Other assets                                                                  3,648,170       2,556,728
Goodwill, net of accumulated amortization of $764,762 at
   December 31, 2001                                                          4,590,299               -
                                                                          -------------   --------------
      Total assets                                                        $ 151,888,103   $ 153,987,061
                                                                          =============   =============

LIABILITIES
Accounts payable and accrued expenses                                     $   8,811,499   $   2,859,713
Deferred rental income                                                          583,535          77,771
Other liabilities                                                             3,154,507       3,013,207
Indebtedness                                                                 52,918,296      60,418,448
Indebtedness and other obligations to affiliates                             39,408,049      36,609,568
Deferred income taxes                                                         9,751,000               -
                                                                          -------------   --------------
     Total liabilities                                                      114,626,886     102,978,707
                                                                          -------------   --------------
Minority interests                                                           55,408,679      65,226,735
                                                                          -------------   --------------
Commitments and contingencies

STOCKHOLDERS' CAPITAL (DEFICIT)
Common stock, $0.10 par value; 5,000,000 shares authorized;
  2,916,647 shares issued at December 31, 2001 and December 31, 2000            291,665         291,665
Additional paid in capital                                                  144,680,487     144,680,487
Accumulated deficit                                                        (148,886,608)   (144,957,527)
Deferred compensation, 164,279 shares at December 31, 2001 and 2000            (816,767)       (816,767)
Treasury stock at cost, 837,929 shares at December 31, 2001 and 2000        (13,416,239)    (13,416,239)
                                                                          -------------   --------------
     Total stockholders' deficit                                            (18,147,462)    (14,218,381)
                                                                          --------------  --------------

     Total liabilities, minority interests and stockholders' deficit      $ 151,888,103   $ 153,987,061
                                                                          =============   =============




    The accompanying notes are an integral part of these consolidated financial statements.

                                SEMELE GROUP INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                  2001          2000
                                                              ------------   -----------
REVENUES                                                                      (Restated)

Lease revenue                                                 $ 14,558,714   $18,260,855
Management fee income - affiliates                               5,216,909             -
Acquisition and lease negotiation fees - affiliates              2,032,000             -
Interest and investment income                                     884,387     2,045,814
Interest income - affiliates                                       262,343       248,914
Gain on sales of marketable securities                                   -       175,238
Gain on sales of equipment                                         535,415     4,028,354
Loss from real estate held for development or sale                       -      (181,453)
Equity income in affiliated companies                            2,155,675             -
Equity loss in non-affiliated companies                           (628,463)   (2,866,789)
Other income                                                     1,736,487     1,017,974
                                                              ------------   -----------
  Total revenues                                                26,753,467    22,728,907
                                                              ------------   -----------

EXPENSES

Depreciation and amortization expense                           10,991,750    10,889,061
Write-down of impaired assets                                   14,061,732             -
Interest on indebtedness                                         4,895,012     5,715,850
Interest on indebtedness and other obligations- affiliates       1,850,616     2,289,405
General and administrative expenses                              5,120,796     1,179,406
Fees and expenses - affiliates                                   4,420,572     2,898,608
                                                              ------------   -----------
  Total expenses                                                41,340,478    22,972,330
                                                              ------------   -----------

Loss before income taxes and minority interests                (14,587,011)     (243,423)

Provision for income taxes                                       1,611,000             -
Elimination of consolidated subsidiaries' minority interests   (12,268,930)      665,742
                                                              ------------   -----------
Net loss                                                      $ (3,929,081)  $  (909,165)
                                                              =============  ============

Net loss per common share - basic and diluted
  Net loss                                                    $      (1.89)  $     (0.56)
                                                              =============  ============
  Basic and diluted weighted average number of common
  shares outstanding                                             2,078,718     1,622,887
                                                              =============  ============















    The accompanying notes are an integral part of these consolidated financial statements.

                                SEMELE GROUP INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' CAPITAL (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                           Common    Additional         Accumulated     Deferred        Treasury
                                           Stock     Paid in Capital    Deficit         Compensation    Stock
                                           --------  ----------------  -------------   --------------   -------------

Balance at December 31, 1999               $259,019  $    143,667,489   $(144,048,362)  $    (576,767)  $(14,308,195)

Deferred compensation 52,468 shares
         of treasury stock                        -          (651,956)              -        (240,000)       891,956

Issuance of common stock                     32,646         1,664,954               -               -              -

Net loss (restated)                               -                 -        (909,165)              -              -
                                           --------  ----------------  -------------   --------------   -------------
Balance at December 31, 2000   (restated)   291,665       144,680,487    (144,957,527)       (816,767)   (13,416,239)

   Net loss                                       -                 -      (3,929,081)              -              -
                                           --------  ----------------  -------------   --------------   -------------
 Balance at December 31, 2001              $291,665  $    144,680,487   $(148,886,608)  $    (816,767)  $(13,416,239)
                                           ========  =================  =============   =============   =============


                                              Total
                                           -------------
Balance at December 31, 1999               $(15,006,816)

Deferred compensation 52,468 shares
         of treasury stock                            -

Issuance of common stock                      1,697,600

Net loss (restated)                            (909,165)
                                           -------------
Balance at December 31, 2000   (restated)   (14,218,381)

   Net loss                                  (3,929,081)
                                           -------------
 Balance at December 31, 2001              $(18,147,462)
                                           =============


















    The accompanying notes are an integral part of these consolidated financial statements.

                                SEMELE GROUP INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                             2001           2000
                                                                         -------------  -------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES                                     (Restated)

  Net loss                                                               $ (3,929,081)  $   (909,165)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Depreciation and amortization expense                                  10,991,750     10,889,061
    Accretion of bond discount                                                      -        (16,260)
    Provision for impaired assets                                          14,061,732              -
    Gain on sale of marketable securities                                           -       (175,238)
    Gain on sale of equipment, net                                           (535,415)    (4,028,354)
    Deferred income taxes                                                     867,000              -
    Equity income in affiliated companies                                  (2,155,675)             -
    Equity loss in non-affiliated companies                                   628,463      2,866,789
    Elimination of consolidated subsidiaries minority interests           (12,268,930)       665,742
  Changes in assets and liabilities:
    Decrease (increase) in:
    Rents and other receivables                                             1,787,948        542,566
    Other assets                                                            1,588,877     (1,064,374)
    Due from affiliates                                                       920,810      5,616,245
    Increase (decrease) in:
    Accounts payable and accrued expenses                                  (9,068,402)       848,879
    Distributions declared and payable                                             --     (9,374,323)
    Deferred rental income                                                    505,764       (614,701)
    Other liabilities                                                         141,300              -
                                                                         -------------  -------------
      Net cash provided by operating activities                             3,536,141      5,246,867
                                                                         -------------  -------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES

  Proceeds from equipment sales                                               873,555      7,538,707
  Purchase of ownership interests in non-affiliated companies                       -     (3,168,344)
  Decrease in restricted cash                                               1,295,630              -
  Proceeds from assets held for sale                                       10,250,000              -
  Cash distribution from PLM investment programs                            1,591,000              -
  Proceeds from sale of marketable securities                                       -      1,226,520
  Deposit on MILPI Acquisition                                                      -     (1,200,000)
  Purchase of PLM, net of cash acquired                                   (17,385,000)             -
  Costs capitalized to real estate held for development or sale            (2,417,120)    (1,343,205)
                                                                         -------------  -------------
      Net cash provided by (used in) investing activities                  (5,791,935)     3,053,678
                                                                         -------------  -------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES

  Redemption of PLM stock options                                            (919,000)             -
  Proceeds from indebtedness                                                1,884,140      6,141,738
  Principal payments on indebtedness                                       (9,384,293)   (31,187,377)
  Indebtedness and other obligations to affiliates                          2,798,481     (9,992,629)
                                                                         -------------  -------------
      Net cash used in financing activities                                (5,620,672)   (35,038,268)
                                                                         -------------  -------------

  Net decrease in cash and cash equivalents                                (7,876,466)   (26,737,723)
  Cash and cash equivalents at beginning of year                           27,830,365     54,568,088
                                                                         -------------  -------------
  Cash and cash equivalents at end of year                               $ 19,953,899   $ 27,830,365
                                                                         ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest (net of capitalized interest
   of $770,689 and $557,419 at December 31, 2001 and 2000, respectively  $  5,926,273   $  8,058,479
                                                                         ============   ============
  Cash paid during the year for taxes                                    $  6,216,000   $         --
                                                                         ============   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
  See Note 14 to the consolidated financial statements


    The accompanying notes are an integral part of these consolidated financial statements.

                                SEMELE GROUP INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



NOTE  1-  RESTATEMENT  OF  CONSOLIDATED  FINANCIAL  STATEMENTS

After Semele Group Inc. ("Semele" or the "Company") filed its Annual Report on Form 10-KSB (the "2000 10-KSB") for the year ended December 31, 2000 with the United States Securities and Exchange Commission ("SEC"), the Company determined that the amount recorded as its share of loss on its direct and indirect ownership interest in EFG Kirkwood LLC ("EFG Kirkwood"), a wholly-owned subsidiary which has an ownership interest in two winter resorts, required revision. The Company determined that the amount previously recorded as a loss on its interest in EFG Kirkwood was understated by approximately $2.1 million. Accordingly, the Company recorded an additional loss on its interest in EFG Kirkwood of approximately $2.1 million, resulting in a decrease in minority interest expense of $1.16 million and an increase in the Company's net loss for the year ended December 31, 2000 of $882,338 or $0.54 per share. As a result, the accompanying financial statements for the year ended December 31, 2000 have been restated from the amounts previously reported.

NOTE  2  -  ORGANIZATION  AND  NATURE  OF  OPERATIONS

The Company is engaged in various real estate activities, including residential property development, and holds interests in other companies operating in niche financial markets, principally involving real estate and equipment leasing. Semele was organized as a Delaware corporation on April 14, 1987. The Company's common stock is listed on the OTC Bulletin Board, commonly referred to as the "over-the-counter market". The Company's trading symbol on that exchange is "VSLF.OB".

On November 2, 2000, the Company issued 326,462 shares of common stock in partial payment for an installment debt obligation for the purchase of Equis II Corporation. The debt is owed to the Company's Chairman and Chief Executive Officer, Gary D. Engle, its President and Chief Operating Officer, James A. Coyne, and a family corporation controlled by Gary D. Engle. As a result of the termination of a voting trust in November 2000 and due to the control position of Mr. Engle over the Company and Equis II Corporation ("Equis II"), the Company obtained full ownership and control of Equis II and control of four Delaware business trusts (collectively referred to as the "AFG Trusts" or the "Trusts"). As such, the acquisition of Equis II has been accounted for as a combination of businesses under common control, similar to a pooling of interests. Accordingly, the Company's consolidated financial statements as of December 31, 2001 and 2000 and for the years then ended include the consolidated financial statements of Equis II. The purchase price of Equis II of approximately $21.9 million was treated as a deemed distribution that directly reduced the balance of stockholders' equity

For accounting purposes, the Company considers affiliates to be persons and/or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under the common control with, the Company. All other entities are considered to be non-affiliates.


NOTE  3  -  SIGNIFICANT  ACCOUNTING  POLICIES
---------------------------------------------

Use  of  Estimates
------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures contained in the financial statements. Actual results could differ from those estimates and changes in such estimates could affect amounts reported in future periods and could be material.

Principles  of  Consolidation
-----------------------------

The consolidated financial statements include the accounts of all entities in which the Company has a controlling interest. All material intercompany transactions have been eliminated in consolidation. Investments in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company's investment is (i) increased or decreased to reflect the Company's share of income or loss of the investee and (ii) decreased to reflect any cash distributions or dividends paid by the investee to the Company. All other investments are accounted for using the cost method of accounting.

Cash  and  Cash  Equivalents  and  Restricted  Cash
---------------------------------------------------

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. Generally, excess cash is invested in either (i) reverse repurchase agreements with overnight maturities at large institutional banks or (ii) domestic money market funds that invest in high-quality U.S. dollar denominated securities, including U.S. government securities. The composition of the Company's consolidated cash position at December 31, 2001 is summarized in the table below.

                                                     2001         2000
                                                 -----------  -----------
Semele Group Inc. and wholly-owned subsidiaries  $   479,224  $ 1,797,445
AFG Investment Trust A                               587,819    2,764,972
AFG Investment Trust B                               899,569    5,126,793
AFG Investment Trust C                             1,716,588    8,848,816
AFG Investment Trust D                             1,887,691    9,042,889
MILPI Holdings, LLC                               14,037,000           --
AFG International Limited Partnership                346,008      249,450
                                                 -----------  -----------

  Total                                          $19,953,899  $27,830,365
                                                 ===========  ===========



The availability of cash held by the AFG Trusts, MILPI Holdings, LLC and AFG International Limited Partnership to Semele is subject to terms and conditions over the use and disbursement of cash and other matters contained in the agreements that govern the AFG Trusts, MILPI Holdings, LLC and AFG International. Moreover, the Company has voting control over most matters concerning these entities, including the declaration, authorization, and amount of cash distributions.

Restricted cash of $452,370 at December 31, 2001 consists of bank accounts and short-term investments that are primarily subject to withdrawal restrictions per legally binding agreements.

Development  Costs  and  Capitalized  Interest
----------------------------------------------

For financial statement purposes, expenditures for the development of real estate are capitalized as incurred. In addition, a portion of the Company's interest cost is capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost." SFAS No. 34 requires the capitalization of interest costs in an amount equal to the amount of interest that could have been avoided if funds invested in assets held for development were otherwise used to repay existing borrowings on assets not held for development. Capitalized interest was $770,689 and $557,419 during the years ended December 31, 2001 and 2000, respectively.

Buildings  and  Equipment  for  Lease
-------------------------------------

Buildings and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets, generally 40 years for buildings. Expenditures that extend the life of an asset and that are significant in amount are capitalized and depreciated over the remaining useful life of the asset.

The Company's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Company depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Company continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Company and which will maximize total cash returns for each asset.

Depreciation expense for buildings and equipment was approximately $10.2 million and $10.8 million during the years ended December 31, 2001 and 2000, respectively.

Goodwill
--------

Goodwill is calculated as the excess of the aggregate purchase price over the fair market value of net identifiable assets acquired in accordance with Accounting Principles Board ("APB") No. 16, "Business Combinations" ("APB No. 16"). In accordance with APB No. 16, the Company allocates the total purchase price to the assets acquired and liabilities assumed based on the respective estimated fair market values at the date of acquisition.

Goodwill of approximately $5.8 million was originally recorded in the first quarter of 2001 in conjunction with the acquisition of approximately 83% of the common stock of PLM International Inc. ("PLM"). (See Note 4). This goodwill included approximately $2.0 million of total costs estimated for severance of PLM employees and relocation costs in accordance with management's formal plan to involuntarily terminate employees, which plan was developed in conjunction with the acquisition. During the fourth quarter of 2001, the estimates for severance and relocation costs were reduced by $0.5 million based on actual costs incurred related to these activities and, therefore, total goodwill was reduced by $0.5 million. Goodwill is amortized using the straight-line method over the estimated life of PLM, 7 years. Amortization expense for fiscal 2001 was approximately $765,000.

Impairment  OF  Long-Lived  Assets
----------------------------------

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company evaluates long-lived assets, including goodwill, for impairment whenever events or circumstances indicate that the carrying bases of such assets may not be recoverable. Losses for impairment are recognized when the undiscounted cash flows estimated to be realized from a long-lived asset are determined to be less than the carrying basis of the asset. The determination of net realizable value for a given investment requires several considerations, including but not limited to, income expected to be earned from the asset, estimated sales proceeds, and holding costs excluding interest. The Company recorded a write-down of approximately $13.5 million on its long-lived assets during the year ended December 31, 2001. The write-down was comprised of approximately $11.0 related to an impairment in the carrying value of a Boeing 767-300ER aircraft and approximately $2.5 million related to an impairment in the carrying value of real estate held for development and sale.

The Company and its subsidiaries periodically review the carrying value of their investments accounted for under the equity method for recoverability. To the extent that declines in carrying value are determined to be other than temporary, the investment balance is written-down to its estimated fair value. During the period February 7, 2001 through December 31, 2001, the Company recorded an impairment of $511,000 on its equity interest in affiliated companies due to a change in market conditions, primarily in the airline industry, after the events of September 11, 2001.

Minority  Interests
-------------------

Certain equity interests in the Company's consolidated subsidiaries are owned by third parties or by affiliates of the Company that are not included in the consolidated financial statements. Such interests are referred to as "minority interests" on the accompanying consolidated financial statements. The Company's minority interests consist primarily of the Class A Beneficiaries investment in the AFG Trusts. The AFG Trusts' income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the managing trustee (a wholly-owned subsidiary), 8.25% to the Special Beneficiary (directly owned by the Company) and 90.75% collectively to the Class A and Class B Beneficiaries (the Company owns the majority of the Class B interests while the majority of the Class A interests are owned by non-affiliated beneficiaries). The latter is allocated proportionately between Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the AFG Trusts' managing trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balance of the Class A Beneficiaries; and third, any remainder to the AFG Trusts' managing trustee.

In 2001, the remaining minority interests primarily relates to approximately 17% of the outstanding common stock of PLM.

Distributions  Declared  and  Payable
-------------------------------------

Certain of the Company's consolidated subsidiaries are limited partnerships or business trusts that make periodic or special cash distributions in connection with their business operations. At December 31, 2001 and 2000, distributions declared and payable were $52,063. Generally, cash distributions are paid within 45 days of declaration.

Valuation  of  Stock  Options
-----------------------------

Stock options are awarded in accordance with the Company's 1994 Executive and Director Stock Option Plan and are accounted for in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

Earnings  Per  Share
--------------------

The Company calculates earnings per share of common stock in accordance with SFAS No. 128, "Earnings Per Share". As a result of the Company's net loss for each of the years ended December 31, 2001 and 2000, the effect of stock options outstanding would be antidilutive and, therefore, excluded from the earnings per share calculation.

The consolidated financial statements present basic per share measures of common stock based upon the weighted average number of common shares outstanding during each year. The weighted average number of shares of common stock issued and outstanding for 2001 and 2000 was 2,078,718 and 1,622,887, respectively.

The weighted average number of shares of common stock issued and outstanding for 2000 includes 510,000 shares issued on April 20, 2000 for the purchase of Equis II Corporation. These shares are considered issued and outstanding for the entire year as a result of the restatement of the Company's consolidated financial statements to reflect the purchase of Equis II Corporation.

On November 2, 2000, the Company obtained shareholder approval to issue 711,462 additional shares of common stock to repay a portion of its purchase price indebtedness for Equis II Corporation. On November 3, 2000, the Company issued such shares, but later rescinded the issuance of 385,000 of the shares effective on November 3, 2000. The number of shares of common stock issued and outstanding at December 31, 2000, therefore, includes 326,462 shares that were issued on November 3, 2000 and whose issuance was not rescinded. The 326,462 shares were considered outstanding from November 3, 2000. The rescinded shares are treated as never issued.

Revenue  Recognition
--------------------

Effective January 1, 2000, the Company adopted the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Company's consolidated financial statements.

The Company earns rental income from a diversified portfolio of equipment held for lease and from two special-purpose commercial buildings. Rents are due monthly, quarterly or semi-annually and no significant amounts are earned based on factors other than the passage of time. Substantially all of the Company's leases are triple net, non-cancelable leases and are accounted for as operating leases in accordance with SFAS No. 13, "Accounting for Leases." Rents received prior to their due dates are deferred. Deferred rental income was $583,535 and $77,771 at December 31, 2001 and 2000, respectively.
PLM earns revenues in connection with the management of limited partnerships and private placement programs. Equipment acquisition and lease negotiation fees are earned through the purchase and initial lease of equipment, and are recognized as revenue when PLM completes all of the services required to earn the fees, typically when binding commitment agreements are signed.

Management fee income is earned by FSI for managing the equipment portfolios and administering investor programs as provided for in various agreements, and is recognized as revenue over time as it is earned. In 2001, Professional Lease Management Fund 1, LLC, PLM Equipment Growth Fund VI and PLM Equipment Growth and Income Fund VII, accounted for approximately 26% of Management Fee Income.

Income  Taxes
-------------

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109 "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax rates, or if applicable, enacted rates for the year in which the differences are expected to reverse.

Reclassification
----------------

Certain amounts shown in the 2000 financial statements have been reclassified to confirm with 2001 presentation. These reclassifications did not have any effect on total assets, total liabilities, stockholders' equity or net income.

New  Accounting  Pronouncements
-------------------------------

Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company believes the adoption of SFAS No. 141 will not have a material impact on its financial statements.

Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued in July 2001 and is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is currently evaluating the potential impact of SFAS No. 142 on its consolidated financial statements.

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued in October 2001 and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Early application is encouraged. The Company believes that the adoption of SFAS No. 144 effective January 1, 2002 will not have a material impact on its financial statements.

NOTE  4  -  ACQUISITIONS

PLM  International,  Inc.
-------------------------

On December 22, 2000, a subsidiary of the Company, MILPI Acquisition Corp. ("MILPI"), entered into a definitive agreement (the "Agreement") with PLM , a publicly traded equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM for an approximate purchase price of up to $27 million. MILPI is a wholly-owned subsidiary of MILPI Holdings, LLC, which is engaged predominantly in the equipment leasing business. MILPI Holdings, LLC is collectively owned by the AFG Trusts. The AFG Trusts are consolidated subsidiaries of the Company.

Pursuant to the cash tender offer, MILPI acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million, including cash and cash equivalents of approximately $4.4 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI would merge into PLM, with PLM being the surviving entity. Subsequent to December 31, 2001, MILPI completed its acquisition of the remaining 17% of the outstanding PLM common stock, at a purchase price of approximately $4.4 million. After a special meeting of the PLM stockholders, the merger was consummated on February 6, 2002. Concurrent with the completion of the merger, PLM ceased to be publicly traded.

The acquisition of the common stock of PLM was accounted for as a business combination in accordance with APB 16. In accordance with APB 16, MILPI allocated the total purchase price to the assets acquired and liabilities assumed based on the estimated fair market values at the date of acquisition. There are no known contingencies or other matters that could materially affect the allocation of the purchase price. The operating results of MILPI Holdings, LLC are included in the accompanying financial statements for the period from February 7, 2001 (date of inception) through December 31, 2001.

MILPI Holdings, LLC's consolidated balance sheet, reflecting the above business combination, as of February 7, 2001 was as follows (in thousands of dollars):

ASSETS
Cash and cash equivalents                                             $ 4,391
Restricted cash and cash equivalents                                    1,748
Receivables                                                             1,222
Receivables from affiliates                                             1,344
Equity interest in affiliates                                          21,334
Assets held for sale                                                   10,250
Other assets                                                            3,406
Goodwill                                                                5,840
                                                                      -------
   Total assets                                                       $49,535
                                                                      =======

LIABILITIES
Payables and other liabilities                                        $16,275
Deferred income taxes                                                   8,884
                                                                      -------
   Total liabilities                                                   25,159

Minority interest                                                       2,600

SHAREHOLDERS' EQUITY
Common stock ($0.01 par value, 20 shares authorized and outstanding)        -
Paid-in capital, in excess of par                                      21,776
                                                                      -------
  Total liabilities, minority interest and shareholders' equity       $49,535
                                                                      =======



PLM's  fiscal  year  end  is  December  31.

The following unaudited pro forma consolidated results of operations for the year ended December 31, 2000 assumes the PLM acquisition occurred as of January 1, 2000. Because PLM was acquired in February of 2001 and consequently operating results were included from February 7, 2001 through December 31, 2001, pro forma information for 2001 was not considered necessary.

                              2000

Total revenues             $33,979,907
                           ============
Loss before taxes and
  discontinued operations  $  (366,781)
                           ============
Discontinued operations    $ 5,200,000
                           ============
Net income                 $ 3,285,760
                           ============
Earnings per share         $      2.02
                           ============


These amounts include PLM's actual results in 2000 adjusted for various purchase accounting adjustments including amortization of goodwill and other miscellaneous modifications. The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies which might be achieved from combined operations. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

Equis  II  Corporation
----------------------

During the fourth quarter of 1999, the Company issued $19.586 million of promissory notes to acquire an 85% equity interest in Equis II Corporation, a Massachusetts corporation having a controlling interest in the AFG Trusts. During the first quarter of 2000, the Company sought and obtained shareholder approval for the issuance of 510,000 shares of common stock to purchase the remaining 15% equity interest of Equis II. On April 20, 2000, the Company issued 510,000 shares of common stock to purchase the remaining 15% equity interest of Equis II. The market value of the shares issued was $2,358,750 ($4.625 per common share) based upon the closing price of the Company's common stock on April 20, 2000. (See Note 14- Related Party Transactions).

Special  Beneficiary  Interests
-------------------------------

In November 1999, the Company purchased from an affiliate certain equity interests, referred to as Special Beneficiary Interests, in the AFG Trusts controlled by Equis II. The Special Beneficiary Interests were purchased from EFG, an affiliate, and consist of an 8.25% non-voting interest in each of the trusts. The Company purchased the Special Beneficiary Interests for approximately $9.7 million through the issuance of a 7% fixed interest, non-recourse note, payable over 10 years. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the Special Beneficiary Interests. At both December 31, 2001 and 2000, the note had an outstanding principal balance of approximately $6.63 million.

Ariston  Corporation
--------------------

On August 31, 1998, the Company acquired Ariston Corporation for $12.45 million, consisting of cash of $2 million and a purchase-money note of $10.45 million. Ariston was purchased from Equis Financial Group Limited Partnership ("EFG") and owns equity interests in (i) a real estate limited partnership called AFG International Limited Partnership, which owns two commercial buildings leased to a major educational institution (see Note 5), and (ii) a 98% limited partner interest in Old North Capital Limited Partnership, which owns equity interests in each of the AFG Trusts and 11 other limited partnerships established by EFG's predecessor. The remaining 2% equity interests in Old North Capital, including those of the general partner, are owned by Mr. Engle, Mr. Coyne, and a third party and controlled by Mr. Engle. The acquisition of Ariston was accounted for under the purchase method of accounting and the balance sheets and statements of operations of Ariston were consolidated effective September 1, 1998. The purchase-money note bears interest at an annualized rate of 7%, but requires principal amortization and payment of interest only to the extent of cash distributions paid to the Company in connection with the partnership interests owned by Ariston. The note matures on August 31, 2003 and is recourse to the common stock of Ariston. In October 1998, Ariston declared and paid a cash distribution of $2,020,000 to the Company; however, future cash distributions by Ariston require the consent of EFG until such time that the Company's obligation to EFG under the note is repaid. On January 26, 2000, the Company made principal and interest payments of $2,031,504 and $50,798, respectively, in connection with this note. The outstanding principal balance of this obligation at December 31, 2001 and 2000 was approximately $8.4 million. Ariston's equity interests in the AFG Trusts are eliminated in consolidation.


NOTE  5  -  EQUIPMENT

The following is a summary of all equipment in which the Company has an interest at December 31, 2001. Substantially all of the equipment is leased under triple net lease agreements meaning that the lessees are responsible for maintaining, insuring and operating the equipment in accordance with the terms of the respective lease agreements. Remaining lease term (months), as used below, represents the number of months remaining under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A remaining lease term equal to zero reflects equipment either held for sale or re-lease or equipment being leased on a month-to-month basis.


                                   Remaining
                                   Lease Term   Equipment
Equipment Type                        (Months)  at Cost        Location
---------------------------------  -----------  -------------  ------------------------------

Aircraft                                  6-42  $ 79,628,529   Foreign
Locomotives                               0-27    12,886,831   NE/Warehouse
Materials handling                        0-29     6,756,546   AR/IA/FL/IL/IN/KY/MA/MI/OH/OR/
                                                               PA/SC/WI/WV/CA/CO/GA/NC/NJ/TN/
                                                               Foreign
Manufacturing                             0-20     9,095,342   IL
Construction and mining                   0-20     3,744,859   MI/PA/ MV/ FL/IL/NC/PA/Foreign
                                          0-12     3,000,433   NV/CO/GA/IN/KY/MN/OH/PQ/WI/
Computers and peripherals                                      Foreign/Warehouse
Other                                       19       764,255   WI/NJ
                                                -------------
    Total equipment cost                         115,876,795
    Accumulated depreciation                     (62,491,363)
                                                -------------
    Equipment, net of accumulated
                depreciation                    $ 53,385,432
                                                =============



The  equipment  is  owned  by  the Company's consolidated affiliates as follows:

   AFG Investment Trust A  $  2,407,523
   AFG Investment Trust B     3,079,339
   AFG Investment Trust C    51,726,752
   AFG Investment Trust D    58,400,001
   MILPI Holdings, LLC          263,180
                           ------------
     Total                 $115,876,795
                           ============


The preceding summary of equipment includes leveraged equipment having an original cost of approximately $91.5 million and a net book value of approximately $50.3 million at December 31, 2001. Indebtedness associated with the equipment is summarized in Note 12. Generally, indebtedness on leveraged equipment will be amortized by the rental streams derived from the corresponding lease contracts, although certain aircraft have balloon debt obligations that will not be amortized by scheduled lease payments. Such obligations may result in future refinancings to extend the repayment periods or the sale of the associated assets to retire the indebtedness.

Generally, the costs associated with maintaining, insuring and operating the equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements. However, the Company has purchased supplemental insurance coverage for its aircraft to reduce the economic risk arising from certain losses. Specifically, the Company is insured under supplemental policies for "Aircraft Hull Total Loss Only" and "Aircraft Hull
Total  Loss  Only  War  and  Other  Perils".

As equipment is sold to third parties, or otherwise disposed of, the Company recognizes a gain or loss to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, the Company's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31 , 2001, the cost and net book value of equipment held for sale or re-lease was approximately $11.2 million and $2.8 million, respectively.

Equipment rental revenue from individual lessees which accounted for 10% or more of the lease revenue during the years ended December 31, 2001 and 2000 is as follows:

                                 2001        2000
                              ----------  ----------
Scandinavian Airlines System  $6,653,333  $7,154,272



Future minimum rental payments in connection with all equipment are due as follows:

For the year ending December 31,  2002  $10,193,499
                                  2003    7,423,011
                                  2004      699,673
                                  2005      230,360
                                        -----------

Total                                   $18,546,543
                                        ===========


During the year ended December 31, 2001, the Company recorded a write-down of equipment, representing an impairment to the carrying value of the Company's interest in a Boeing 767-300ER. The resulting charge of approximately $11.0 million was based on a comparison of estimated fair value and carrying value of the Company's interest in the aircraft.

NOTE  6  -  REAL  ESTATE  HELD  FOR  DEVELOPMENT  AND  SALE

The Company owns approximately 270 acres of undeveloped land north of Malibu, California called "Rancho Malibu" or the "Malibu property". Prior to May 10, 2000, the Company had owned a 98.6% interest in the property, with the remaining 1.4% interest owned by an affiliate, Legend Properties, Inc. On May 10, 2000, the Company purchased Legend's ownership interest for nominal consideration and a mutual general release. Approximately 40 acres of the property are zoned for development of a 46-unit residential community. The remainder is divided as follows: (i) 167 acres are dedicated to a public agency, (ii) 47 acres are deed restricted within privately-owned lots, and (iii) 20 acres are preserved as private open space. At December 31, 2001 and 2000, the Company's basis in Rancho Malibu was approximately $11.3 million and $11.4 million, respectively. During the year ended December 31, 2001, the Company capitalized $2.4 million of costs, including $770,689 for interest. During the year ended December 31, 2000, the Company capitalized approximately $1.3 million of development costs, including $557,419 for interest. As of December 31, 2001, the Company has obtained all required transfer development credits and has began development of the property.

During the fourth quarter of 2001, the Company recorded an impairment of approximately $2.5 million on the Malibu property. The amount of the write-down is equivalent to the difference between the estimated fair value of the property supported by an appraisal less cost to sell and its unadjusted carrying value.

NOTE  7  -  LAND  AND  BUILDINGS

The Company has ownership interests in two commercial buildings that are leased to a major university. The buildings are used in connection with the university's international education programs and include both classroom and dormitory space.

Buildings                                     2001          2000
----------------------------------------  ------------  ------------
Washington, D.C.                          $ 4,954,739   $ 4,954,739
Sydney, Australia                           6,978,258     6,978,257
                                          ------------  ------------
  Total cost                               11,932,997    11,932,996
                Accumulated depreciation   (1,884,896)   (1,530,263)
                                          ------------  ------------

  Buildings, net                          $10,048,101   $10,402,733
                                          ============  ============


Land                                          2001          2000
----------------------------------------  ------------  ------------
Washington, D.C.                          $ 1,729,000   $ 1,729,000
Sydney, Australia                             200,000       200,000
                                          ------------  ------------

  Land, total                             $ 1,929,000   $ 1,929,000
                                          ============  ============


Indebtedness associated with the land and buildings is summarized in Note 12. Future minimum rental payments in connection with the leases for both buildings are due as follows:

For the year ending December 31,  2002  $1,150,504
                                  2003     786,504
                                  2004     786,504
                                  2005     786,504
                                  2006     942,396
Thereafter                               2,827,188
                                        ----------
Total                                   $7,279,600
                                        ==========


NOTE  8  -  INTERESTS  IN  AFFILIATED  COMPANIES

The  Company  has  equity  interests  in  the  following  affiliates:

                                               2001        2000
                                           -----------  ----------

Equity Interests in Partnerships           $ 3,373,933  $2,934,186
Equity Interest in Equipment Growth Funds   20,947,928          --
                                           -----------  ----------

Total                                      $24,321,861  $2,934,186
                                           ===========  ==========


Equity  Interests  in  Partnerships
-----------------------------------

In 1998, the Company acquired Ariston Corporation which had an ownership interest in 11 limited partnerships engaged primarily in the equipment leasing business. In addition to the partnership investments, Ariston has an investment in each of the four AFG Trusts which is eliminated in consolidation. Ariston's percentage ownership for each investment varies from less than 1% to 16%. The partnerships are controlled by EFG, an affiliated entity controlled by Mr. Engle. Total equity income recognized was approximately $440,000 during 2001.

Equity  Interests  in  Equipment  Growth  Funds
-----------------------------------------------

As compensation for organizing various partnership investment programs, PLM was granted an interest (between 1% and 5%) in the earnings and cash distributions of the individual programs, in which PLM Financial Services, Inc. ("FSI") a wholly-owned subsidiary of PLM, is the General Partner. PLM records as a partnership interest its equity interest in the earnings of the partnerships, after adjusting such earnings to reflect the effect of special allocations of the program's gross income allowed under the respective partnership agreements.

FSI is the manager of 10 investment programs ("EGF Programs"). Distributions of the programs are allocated as follows: 99% to the limited partners and 1% to the General Partner in PLM Equipment Growth Fund (EGF) I and PLM Passive Income Investors 1988-II; 95% to the limited partners and 5% to the General Partner in EGF's II, III, IV, V, VI, and PLM Equipment Growth & Income Fund VII (EGF VII); and 85% to the members and 15% to the manager in Fund I. PLM's interest in the cash distributions of Fund I will increase to 25% after the investors have received distributions equal to their invested capital. Net income is allocated to the General Partner subject to certain allocation provisions. FSI also receives a management fee on a per railcar basis at a fixed rate each month, plus an incentive management fee equal to 15% of "Net Earnings" over $750 per car per quarter from Covered Hopper Program 1979-1. FSI is entitled to reimbursement from the equipment growth funds for providing certain administrative services.

Most of the investment program agreements contain provisions for special allocations of the EGF Programs' gross income. The Company's total equity income in the EGF Programs for the period February 7, 2001 (date of purchase by MILPI) through December 31, 2001 was approximately $1.7 million.

While none of the partners or members, including the General Partner and manager, are liable for program borrowings, and while the General Partner or manager maintains insurance against liability for bodily injury, death, and property damage for which an investment program may be liable, the General Partner or manager may be contingently liable for nondebt claims against the program that exceed asset values.

Summarized  Financial  Information  for  Equity  Interests  in  Partnerships and
--------------------------------------------------------------------------------
Equipment  Growth  Funds
------------------------

The summarized combined financial information for the Company's equity interests in Partnerships and EGF Programs as of and for the years ended December 31, 2001 and 2000 is as follows. The Company recorded equity interest in the EGF Programs for the period February 7, 2001 (date of inception) through December 31, 2001.


                     2001     2000
                   --------  -------

Total Assets       $265,526  $40,312
                   --------  -------
Total Liabilities    77,449    9,973
                   --------  -------
Partners' Equity   $188,077  $30,339
                   ========  =======

Total Revenues     $ 96,712  $ 6,797
Total Expenses       80,376    6,416
                   --------  -------
Net Income         $ 16,336  $   381
                   ========  =======




The Company and its subsidiaries periodically review the carrying value of their investments accounted for under the equity method for recoverability. To the extent that declines in carrying value are determined to bed other than temporary, the investment balance is written-down to its fair value. During the year ended December 31, 2001, the Company recorded an impairment of $511,000 on its equity interest in EGF Programs due to a change in market conditions, primarily in the airline industry, after the events of September 11, 2001.


NOTE  9  -  INTERESTS  IN  NON-AFFILIATED  COMPANIES

The  Company  has  equity  interests  in the following non-affiliated companies:

                                                              2001         2000
                                                           -----------  -----------

Interest in Mountain Resort Holdings LLC                   $ 7,327,997  $ 7,278,091

Advances to and Interest in Mountain Springs   Resort LLC      777,005    1,008,477
Interest in EFG/Kettle Development LLC                       7,740,101    8,527,543
Interest in other                                              626,387      603,164
                                                           -----------  -----------

Total                                                      $16,471,490  $17,417,275
                                                           ===========  ===========



Mountain  Resort  Holdings  LLC and Mountain Springs Resort LLC - Winter Resorts
--------------------------------------------------------------------------------

On May 1, 1999, the Company and the AFG Trusts formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood") which is consolidated in the financial statements. The joint venture was formed to acquire preferred and common stock in Kirkwood Associates, Inc. ("KAI"). On April 30, 2000, KAI ownership interests in certain assets and substantially all of its liabilities were transferred to Mountain Resort Holdings LLC ("Mountain Resort"). On May 1, 2000, EFG Kirkwood exchanged its interests in KAI for membership interests in Mountain Resort, thereby obtaining approximately 38% of the membership interests in Mountain Resort. Mountain Resort, through four wholly-owned subsidiaries, owns and operates Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development.

On May 1, 2000, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resorts LLC ("Mountain Springs"). Mountain Springs, through a wholly-owned subsidiary, owns 80% of the common member interests and 100% of the Class B Preferred members interest in an entity that owns Purgatory Ski Resort in Durango, Colorado.

The Company's ownership interest in Mountain Resort and Mountain Springs had an original cost of approximately $7.3 million and $3.4 million, respectively, including acquisition fees of $64,865 and $34,000, respectively, paid to EFG by the AFG Trusts. The Company's ownership interest in Mountain Resort and Mountain Springs is accounted for using the equity method. The Company recorded income of $28,979 and a loss of approximately $2.5 million, net of amortization, from its interest in Mountain Resort and Mountain Springs for the years ended December 31, 2001 and 2000, respectively.

The table below provides comparative summarized financial information for Mountain Resort and Mountain Springs for the years ended December 31, 2001 and 2000.

Mountain Resort has an April 30th fiscal year end and the operating results shown below have been conformed to the twelve months ended December 31, 2001 and 2000, respectively.

Mountain Springs has a May 31st fiscal year end. The operating results shown below have been conformed to the twelve months ended December 31, 2001. The Company purchased its interest in Mountain Springs on May 1, 2000 and as such the operating results below have been conformed to reflect the eight months ended December 31, 2000.


                                                       2001          2000
                                                ------------  ------------

Mountain Resort
----------------------------------------------

     Total assets                               $51,034,148   $49,378,374
     Total liabilities                           26,214,327    23,800,969
                                                ------------  ------------
     Total equity                               $24,819,821   $25,577,405
                                                ============  ============

     Total revenues                             $30,195,000   $28,338,000
     Total expenses                              30,034,000    26,914,000
                                                ------------  ------------
     Net income                                 $   161,000   $ 1,424,000
                                                ============  ============


Mountain Springs
----------------------------------------------

     Total assets                               $29,781,762   $28,767,966
     Total liabilities and minority interests    28,227,749    28,789,517
                                                ------------  ------------
     Total equity (deficit)                     $ 1,554,013   $   (21,551)
                                                ============  ============

     Total revenues                             $15,358,818   $ 5,343,275
     Total expenses                              16,025,764    10,129,689
                                                ------------  ------------
     Net loss                                   $  (666,946)  $(4,786,414)
                                                ============  ============



Interest  in  EFG/Kettle  Development  LLC-  Residential  Community
-------------------------------------------------------------------

On March 1, 1999, the Company and two of the AFG Trusts formed EFG/Kettle Development LLC ("Kettle Valley"), a Delaware limited liability company. Kettle Valley was formed for the purpose of acquiring a 49.9% indirect ownership interest in a real estate development project in Kelowna, British Columbia, Canada. The real estate development, which is being developed by Kettle Valley Development Limited Partnership, consists of approximately 270 acres of land under development. The development is zoned for 1,120 residential units in addition to commercial space. To date, 108 residential units have been constructed and sold and 10 additional units are under construction. A subsidiary of the Company is the sole general partner of Kettle Valley Development Limited Partnership. An unaffiliated third party has retained the remaining 50.1% indirect ownership in the development.

The Company's interest in Kettle Valley had an original cost of $8.4 million which was funded with cash of $6.2 million and a non-recourse installment note of approximately $2.6 million. The Company has paid the note in full as of December 31, 2001.

The cost of this ownership interest exceeded the Company's equity interest in the underlying net assets of Kettle Valley by approximately $1,300,000. This difference is being amortized on a straight-line basis over the estimated project development period of 10 years. Amortization expense was $130,000 for each of the years ended December 31, 2001 and 2000. This amount is included as a component of equity loss in non-affiliated companies on the accompanying consolidated statement of operations. The Company accounts for this ownership interest using the equity method of accounting. During the years ended December 31, 2001 and 2000, the Company decreased its interest in Kettle Valley by $657,442 and $189,146, respectively, to reflect its share of the development's net loss.

The table below provides comparative summarized financial information for Kettle Valley. Kettle Valley has a January 31 fiscal year end and the Company Trust has a December 31 fiscal year end. The operating results of Kettle Valley shown below have been conformed to the year ended December 31, 2001 and 2000, respectively.

                       2001          2000
                   ------------  ------------

Total assets       $14,873,992   $16,340,603
Total liabilities    2,726,159     2,577,650
                   ------------  ------------
Total equity       $12,147,833   $13,762,954
                   ============  ============

Total revenues     $ 4,596,837   $ 6,250,711
Total expenses       5,967,703     7,118,553
                   ------------  ------------
Net loss           $(1,370,866)  $  (867,842)
                   ============  ============




NOTE  10  -  OTHER  ASSETS

At  December  31,  other  assets  consisted  of  the  following:

                                                    2001        2000
                                                 ----------  ----------

Deferred financing costs, net                    $1,065,447  $1,174,502

Cash surrender value of life insurance   policy   2,343,000          --
Escrow deposit                                           --   1,200,000
Other                                               239,723     182,226
                                                 ----------  ----------
  Total                                          $3,648,170  $2,556,728
                                                 ==========  ==========




The Company has capitalized certain costs incurred in connection with long-term financings and lease contracts. These costs are amortized over the life of the respective agreement on a straight-line basis. Amortization expense resulting from deferred financing and leasing costs was approximately $24,000 and $61,000 for the years ended December 31, 2001 and 2000.

In December 2000, the Company deposited approximately $1.2 million into an escrow account for the acquisition of PLM. On February 7, 2001, the Company acquired approximately 83% of PLM and the balance held in escrow was applied to the purchase price of PLM.

PLM has life insurance policies on certain current and former employees which had a $2.3 million cash surrender value as of December 31, 2001. (See Note 4).

NOTE  11  -  OTHER  LIABILITIES

Other liabilities consists primarily of the $3.0 million received by two of the AFG Trusts in 1999 in connection with the Kettle Valley transaction described in
Note 9. Pursuant to the terms of that transaction, the two trusts sold a non-recourse residual interest in a Boeing 767-300 aircraft leased by Scandinavian Airlines System ("SAS"). Future payments against the residual interest will be required to the extent that aggregate cash proceeds realized from the aircraft exceed certain preferred interests retained by the two trusts, but not more than approximately $3.0 million. Recognition of income from this transaction has been deferred until the aircraft is disposed of. The SAS lease agreement is scheduled to expire on December 29, 2003.

NOTE  12  -  NOTES  PAYABLE  TO  THIRD  PARTIES

At December 31, 2001, the Company had aggregate indebtedness to third parties of approximately $52.9 million, including two note obligations totaling approximately $5.6 million associated with the Company's two commercial buildings. One loan, with a balance of approximately $5.2 million, matures on June 1, 2010 and carries a fixed annual interest rate of 7.86% and the other loan, with a balance of $427,460, matures on December 31, 2002 and carries a variable annual interest rate equal to prime plus 1.50% (6.25% at December 31, 2001). The remainder of the Company's indebtedness to third parties is non-recourse installment debt pertaining to equipment held on operating leases. Generally, this debt is secured by the equipment and will be fully amortized over the terms of the lease agreements corresponding to each asset. However, in certain instances involving aircraft, retirement of the debt obligations is partially dependent upon the residual value of the equipment. Interest rates on equipment debt obligations range from 6.76% to 9.176% at December 31, 2001. The carrying amount of the Company's notes payable to third parties approximates fair value at December 31, 2001.

In April 2001, PLM entered into a $15.0 million warehouse facility, which is shared with PLM Equipment Growth Fund VI, PLM Equipment Growth & Income Fund VII, and Fund I, LLC, that allows PLM to purchase equipment prior to its designation to a specific program. Borrowings under this facility by the other eligible borrowers reduce the amount available to be borrowed by PLM. All borrowings under this facility are guaranteed by PLM. This facility provides for financing up to 100% of the cost of the asset. Interest accrues at prime or LIBOR plus 200 basis points, at the option of PLM. Borrowings under this facility may be outstanding up to 270 days. This facility was amended in December 2001 to lower the amount available to be borrowed to $10.0 million. The expiration of this facility, which was scheduled to expire in April 2002, has been extended to July 2002. All borrowings must be repaid upon the expiration of this facility. PLM believes it will be able to extend the facility with similar terms upon the facility's extended expiration. As of December 31, 2001, PLM had no borrowings outstanding under this facility and there were no borrowings outstanding under this facility by any other eligible borrower.

The annual maturities of the Company's indebtedness to third parties is summarized below:

                                             BUILDINGS   EQUIPMENT    TOTAL
                                             ----------  -----------  -----------

For the year ending December 31,       2002  $  790,432  $10,216,447  $11,006,879
                                       2003     423,815   36,180,955   36,604,770
                                       2004     458,352      660,165    1,118,517
                                       2005     495,707      235,565      731,272
                                       2006     664,151           --      664,151
Thereafter                                    2,792,707           --    2,792,707
                                              ---------   ----------  -----------

Total                                        $5,625,164  $47,293,132  $52,918,296
                                             ==========  ===========  ===========


The Company's indebtedness to third parties is divided among the Company's consolidated affiliates as follows:

AFG Investment Trust A                 $   420,027
AFG Investment Trust B                     420,027
AFG Investment Trust C                  22,382,964
AFG Investment Trust D                  24,070,114
Old North Capital Limited Partnership    5,197,703
AFG International Limited Partnership      427,461
                                       -----------

  Total                                $52,918,296
                                       ===========


NOTE  13  -  CONTINGENT  LIABILITIES

On March 8, 2000, the AFG Trusts entered into a guarantee agreement whereby the AFG Trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the AFG Trusts was capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experienced a default under the terms of the master lease agreement.

As a result of principal reductions on the average guarantee amount, an amended and restated agreement was entered into in December 2000 that reduced the guaranteed amount among the AFG Trusts. During the year ended December 31, 2001, the requirements of the guarantee agreement were met and the AFG Trusts received payment for all outstanding amounts totaling $640,000, including $249,620 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2000, the AFG
Trusts received an upfront cash fee of $500,000 and recognized a total of $859,180 in income related to this guarantee fee. The guarantee fee is reflected as Other Income on the accompanying Statement of Operations. The AFG Trusts have no further obligations under the guarantee agreement.

As of December 31, 2001, PLM had guaranteed certain obligations up to $0.4 million of a Canadian railcar repair facility, in which PLM has a 10% ownership interest.

PLM entered into employment agreements with five individuals due to the PLM's acquisition by the AFG Trusts which require PLM to pay severance to these individuals up to two years of their base salaries and benefits if their employment is terminated after a change in control as defined in the employment agreement. As of December 31, 2001, the total future contingent liability for these payments was $0.2 million.

In March 2001, the Internal Revenue Service notified PLM that it would conduct an audit of certain Forms 1042, Annual Withholding Tax Return for U.S. Source Income of Foreign Persons. The audit relates to payments to unrelated foreign entities made by two partnerships in which PLM formerly held interests as the 100% direct and indirect owner. One partnership's audit relates to Forms 1042 for the years 1997, 1998 and 1999, while the other partnership's audit relates to Forms 1042 for the years 1998 and 1999. The audits remain pending, with the Internal Revenue Service presently reviewing documents and information provided to it by PLM. The Internal Revenue Service has not proposed any adjustments to the Forms 1042, and management believes that the withholding tax returns will be accepted as filed. If the withholding tax returns are not accepted as filed by the Internal Revenue Service, the recipient foreign entities are legally obligated to indemnify PLM for any losses. If the withholding tax returns are not accepted as filed by the Internal Revenue Service, and the recipient foreign entities do not honor the indemnification, the Company's financial condition, results of operations, and liquidity would be materially impacted.

NOTE  14  -  RELATED  PARTY  TRANSACTIONS

Administrative  Services
------------------------

A number of the Company's administrative functions are performed by EFG, pursuant to the terms of a services agreement dated May 7, 1997. EFG is controlled by Gary D. Engle, the Company's Chairman and Chief Executive Officer. Administrative expenses consist primarily of professional and clerical salaries and certain rental expenses for which EFG is reimbursed at actual cost. The Company incurred total administrative costs of $167,614 and $153,474 during the years ended December 31, 2001 and 2000, respectively.

EFG also provides asset management and other services to the AFG Trusts and is compensated for those services based upon the nature of the underlying transactions. For equipment reinvestment acquisition services, EFG is paid an acquisition fee equal to 1% of base purchase price. For management services, EFG is paid a management fee equal to 5% of lease revenues earned from operating leases and 2% of lease revenues earned from full-payout leases. Operating expenses incurred by the Company and its subsidiaries that were paid to EFG during the years ended December 31, 2001 and 2000 are as follows:

                                     2001        2000
                                  ----------  ----------

Acquisition fees                 $       --  $   39,210
Equipment management fees           992,318     800,172
Administrative charges              582,401     662,087
Reimbursable operating expenses
 due to third parties             2,845,853   1,436,349
                                 ----------  ----------

Total                            $4,420,572  $2,937,818
                                 ==========  ==========


Acquisition  fees  are  capitalized  to  the  cost  of  the  equipment acquired.

The AFG Trusts are limited-life entities having the following scheduled dissolution dates:

AFG  Investment  Trust  A  -  December  31,  2003  (*)
AFG  Investment  Trust  B  -  December  31,  2003  (*)
AFG  Investment  Trust  C  -  December  31,  2004
AFG  Investment  Trust  D  -  December  21,  2006

(*) In December 2001, each of the Trusts filed a Current Report on Form 8-K with the SEC, stating that the managing trustee of the Trusts had resolved to cause the Trust to dispose of its assets prior to December 31, 2003. Upon consummation of the sale of its assets, the Trusts will be dissolved and the proceeds thereof will be applied and distributed in accordance with the terms of the Trusts' operating agreements.

Acquisition  of  Equis  II  Corporation  and  Related  Financing
----------------------------------------------------------------

During the fourth quarter of 1999, the Company issued $19.586 million of promissory notes to acquire an 85% equity interest in Equis II Corporation, a Massachusetts corporation having a controlling interest in the AFG Trusts. The trusts were organized between 1992 and 1995 by the predecessor of EFG. During the first quarter of 2000, the Company obtained shareholder approval for the issuance of 510,000 shares of common stock to purchase the remaining 15% equity interest of Equis II. On April 20, 2000, the Company issued 510,000 shares of common stock to purchase the remaining 15% equity interest in Equis II. The market value of the shares issued was approximately $2.4 million ($4.625 per common share) based upon the closing price of the Company's common stock on April 20, 2000.

Prior to the Company's acquisition of Equis II Corporation, Equis II was owned by Mr. Engle, certain trusts established for the benefit of Mr. Engle's children, and by James A. Coyne, the Company's President and Chief Operating Officer. Equis II commenced operations on July 17, 1997. The Company, through its ownership of Equis II, owns Class B interests in each of the AFG Trust: AFG Investment Trust A (822,863 interests), AFG Investment Trust B (997,373 interests), AFG Investment Trust C (3,019,220 interests), and AFG Investment Trust D (3,140,683 interests). Through its ownership of the Class B interests, Equis II controls approximately 62% of the voting interests in each of the trusts. However, on certain voting matters, principally those involving transactions with related parties, Equis II is obligated to vote its Class B interests consistent with the majority of unaffiliated investors. In addition to the Class B interests, Equis II owns AFG ASIT Corporation, the managing trustee of the AFG Trusts. AFG ASIT Corporation has a 1% interest in the AFG Trusts and, as managing trustee, has significant influence over their operations.

The $19.586 million of promissory notes issued by the Company to acquire Equis II Corporation is divided into two groups of notes. The first group totals $14.6 million and matures on October 31, 2005. These notes bear interest at a face rate of 7% annually, but provide for quarterly interest payments based upon a pay-rate of 3%. The remaining portion, or 4%, is deferred until the maturity date. The Company paid principal and interest of approximately $1.59 million and $99,600, respectively, by issuing 326,462 shares of common stock on November 3, 2000, as permitted by authorization of the Company's shareholders obtained on November 2, 2000. The next installment on the notes was scheduled for January 2002. In December 2001, the notes were amended. As of December 31, 2001, the annual maturities of the notes are scheduled to be paid as follows:

2002        $ 4,000,000
2003          6,002,000
2004                 --
2005          3,000,000
            -----------
     Total  $13,002,000
            ===========


The second group of promissory notes issued by the Company to acquire Equis II total $4.986 million and have payment terms identical to certain debt obligations of Mr. Engle and Mr. Coyne to the Company by virtue of the acquisition of Equis II and Ariston Corporation. At the time of the Company's initial 85% investment in Equis II, Mr. Engle and Mr. Coyne had debt obligations to (i) Equis II Corporation totaling approximately $1.9 million and (ii) a subsidiary of Ariston, ONC totaling approximately $3.1 million. As a result of the Equis II transaction, the Company became the beneficiary on notes due from Mr. Engle and Mr. Coyne and the obligor on new notes, having identical terms and for equal amounts, due to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, and to Mr. Coyne. On January 26, 2000, Mr. Engle and Mr. Coyne made principal and interest payments of approximately $2.1 million to ONC in partial repayment of their respective obligations. On the same date, the Company made principal and interest payments to Mr. Engle (and certain family trusts/corporation) and to Mr. Coyne totaling approximately $2.1 million in partial repayment of the Company's obligations to them. The Company intends to make future payments with respect to these notes using the proceeds from payments made by Mr. Engle and Mr. Coyne to Equis II and ONC. The terms of the notes provide that the Company will be relieved of its obligations to make payments during the period of any default by either Mr. Engle or Mr. Coyne in remitting payments with respect to their obligations to Equis II or ONC.

In connection with the Equis II transaction, Mr. Engle and Mr. Coyne forfeited, and the Company canceled, the stock options awarded to each of them to purchase 40,000 shares of common stock at an exercise price of $9.25 per share that were granted on December 30, 1997. In addition, Mr. Engle retained voting control of the Class B interests and the common stock of AFG ASIT Corporation through a voting trust agreement, until the earlier of the Company's repayment of the $19.586 million of promissory notes issued to acquire Equis II or Mr. Engle's express written agreement to terminate the voting trust.

As a result of the termination of the voting trust in November 2000 and due to the control position of Mr. Engle over the Company and Equis II Corporation, the Company obtained full ownership and control of Equis II and control of four Delaware business trusts. As such, the acquisition of Equis II has been accounted for as a combination of businesses under common control, similar to a pooling of interests. Accordingly, the Company's consolidated financial statements as of December 31, 2001 and 2000 and for the years then ended include the consolidated financial statements of Equis II Corporation.

Special  Beneficiary  Interests
-------------------------------

In November 1999, the Company purchased from an affiliate certain equity interests in the AFG Trusts, referred to as Special Beneficiary Interests. The Special Beneficiary Interests were purchased from EFG, an affiliate, and consist of an 8.25% non-voting interest in each of the trusts. The Company purchased the interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years and bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the Special Beneficiary Interests. To date, the Company has received cash distributions of approximately $3.2 million from the Special Beneficiary Interests and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. At December 31, 2001 and 2000, the non-recourse note payable had an outstanding principal balance of approximately $6.63 million. The Special Beneficiary Interests have been eliminated in consolidation.

Due  From  Affiliates
---------------------

Amounts  due  from  affiliates  are  summarized  below:

                                                                2001        2000
                                                             ----------  ----------

Loan obligations due from Mr. Engle and Mr. Coyne            $2,937,205  $2,937,205
Interest receivable on loan obligations due from
  Mr. Engle and Mr. Coyne                                       518,766     257,029
Rents receivable from EFG escrow  (1)                           217,527   1,007,073

Management fees receivable from PLM Equipment Growth Funds      951,000          --
                                                             ----------  ----------

Total                                                        $4,624,498  $4,201,307
                                                             ==========  ==========


(1) All rents and proceeds from the sale of equipment by the AFG Trusts are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account and remits such amounts to the Company or its affiliates on a monthly basis.

Indebtedness  and  Other  Obligations  to  Affiliates
-----------------------------------------------------

A summary of the Company's indebtedness and other obligations to affiliates appears below.

                                                     2001         2000
                                                  -----------  -----------

Principal balance of indebtedness to affiliates   $34,949,392  $34,949,392
Accrued interest due to affiliates                  3,789,586    1,457,597
Other  (1)                                            669,071      202,579
                                                  -----------  -----------

Total                                             $39,408,049  $36,609,568
                                                  ===========  ===========


(1) Consists primarily of amounts due to EFG for administrative services and operating expenses.

Principal  Balance  of  Indebtedness  to  Affiliates
----------------------------------------------------

The  principal  balance  of the Company's indebtedness to affiliates at December


                                                                                         DUE WITHIN
                                                                                         ONE YEAR OR
                                                                         BALANCE AT      ON DEMAND AS OF   BALANCE AT
                                                                         DECEMBER  31,   DECEMBER 31,      DECEMBER  31,
                                                                            2001              2001            2000
                                                                         --------------  ----------------  --------------
Notes payable to Mr. Engle, or family trusts/corporation controlled by
 Mr. Engle, resulting from the purchase of Equis II
  Corporation, 7% annual interest; maturing in 2005.  (1) (3)            $    8,624,660  $      2,653,334  $    8,624,660
Note payable to Mr. Coyne resulting from purchase of
  Equis II Corporation; 7% annual interest; maturing in 2005.  (1) (3)        4,377,340         1,346,666       4,377,340
                                                                         --------------  ----------------  --------------

Sub-total                                                                $   13,002,000  $      4,000,000  $   13,002,000
                                                                         --------------  ----------------  --------------
Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II
  Corporation; 11.5% annual interest; due on demand. (1) (2)                    687,349           687,349         687,349
Note payable to Mr. Coyne resulting from purchase of
  Equis II Corporation; 11.5% annual interest;  due on demand.  (1) (2)         348,856           348,856         348,856
                                                                         --------------  ----------------  --------------

Sub-total                                                                $    1,036,205  $      1,036,205  $    1,036,205
                                                                         --------------  ----------------  --------------
Notes payable to Mr. Engle, or family trusts/corporation controlled by
  Mr. Engle, resulting from purchase of Equis II Corporation,
  7.5% annual interest; maturing on Aug. 8, 2007.  (1) (2)                    1,260,997                --       1,260,997
Note payable to Mr. Coyne resulting from purchase of
  Equis II Corporation; 7.5% annual interest; maturing on
  Aug. 8, 2007.  (1) (2)                                                        640,003                --         640,003
                                                                         --------------  ----------------  --------------

Sub-total                                                                $    1,901,000  $             --  $    1,901,000
                                                                         --------------  ----------------  --------------
Note payable to EFG for purchase of Ariston Corporation;
  7% annual interest; maturing on Aug. 31, 2003.                         $    8,418,496                --  $    8,418,496
Non-recourse note payable to EFG for purchase of Special Beneficiary
  Interests; 7% annual interest; maturing on Nov. 18, 2009.              $    6,634,544                --  $    6,634,544
Notes payable to affiliates for 1997 asset purchase;
  10% annual interest; maturing on Apr. 1, 2003.  (4)                    $    3,957,147                --  $    3,957,147
                                                                         --------------  ----------------  --------------

Total                                                                    $   34,949,392  $      5,036,205  $   34,949,392
                                                                         ==============  ================  ==============

31,  2001  and  2000  consists  of  the  obligations  listed  below.


(1) The promissory notes issued to the former Equis II stockholders are general obligations of the Company secured by a pledge to the former Equis II stockholders of the shares of Equis II owned by the Company.
(2) These amounts are equal in aggregate to debt obligations of Mr. Engle and Mr. Coyne to Equis II Corporation and ONC included in amounts due from affiliates on the accompanying consolidated balance sheets.
(3) The notes to Mr. Engle (and related family trusts/corporation) become immediately due and payable if Mr. Engle ceases to be the Chief Executive Officer and a Director of the Company, except if he resigns voluntarily or is terminated for cause. Similarly, the notes to Mr. Coyne become immediately due and payable if Mr. Coyne ceases to be the President and a Director of the Company, except if he resigns voluntarily or is terminated for cause.
(4) In 1997, the Company borrowed $4,419,500 from certain affiliates controlled by Mr. Engle, including $462,354 from AFG Investment Trust A, a subsidiary. During each of the years ended December 31, 2001 and 2000, the Company incurred total interest expense of $441,950 in connection with this indebtedness. The obligation to AFG Investment Trust A of $462,354 and related annual interest expense of $46,235 has been eliminated in consolidation as of December 31, 2001 and 2000.

Common  Stock  Owned  by  Affiliates
------------------------------------

In connection with a transaction in 1997, the Company issued 198,700 shares of common stock to certain affiliates controlled by Mr. Engle, including 20,969 shares that are owned indirectly by AFG Investment Trust A. The shares so owned by AFG Investment Trust A have been eliminated in consolidation.

Guarantee  of  Affiliate's  Lease  Obligations
----------------------------------------------

On March 8, 2000, the AFG Trusts became guarantors of the lease payment obligations of Echelon Commercial LLC under a certain master lease agreement. Echelon Commercial LLC is an affiliate of the Company and the AFG Trusts and is controlled by Gary D. Engle. As of December 31, 2001, the AFG Trusts have no further obligations under the guarantee agreement. (See Note 13).

NOTE  15  -  DEFERRED  STOCK  COMPENSATION

In 1997, the Company established a deferred compensation plan (the "Plan") for Mr. Engle and Mr. Coyne. Pursuant to terms of the plan, both Mr. Engle and Mr. Coyne receive shares of the Company's common stock instead of cash compensation. The number of shares allocated to them is determined at the end of each month by dividing the average closing price of the Company's stock for the last ten trading days of the month into the dollar amount that otherwise would have been paid to them as cash compensation for the month. The shares are fully vested and are held in a rabbi trust established for the benefit of Mr. Engle and Mr. Coyne, but are not expected to be transferred to them until termination of their employment. The Company treats the issuance of shares under the plan as compensation and, therefore, recognizes an expense equal to the amount of cash compensation that would have been paid to each individual. Total compensation expense related to the Plan of $240,000 was recorded in each of the years ended December 31 2001 and 2000. These expenses are included in general and administrative expenses on the accompanying consolidated statements of operations. During fiscal 2000, the Company issued 52,468 shares under the Plan. Mr. Engle and Mr. Coyne waived the Company's requirement to fund the Plan for the year ended December 31, 2001 and as such, no shares were issued in fiscal 2001.

NOTE  16  -  STOCK  OPTION  PLANS

The  Company  has  three  stock  option  plans:

1.     The  Semele  Grant Option Program-  This stock option plan consists of an
       ----------------------------------
Executive Option Grant Program and a Director Option Grant Program. Under the plan, the Company's Board of Directors has the authority to issue stock options up to 100,000 shares of Semele's common stock. In addition, the Company's Board has the authority to establish the terms and conditions of stock options awarded under the executive program, including, but not limited to, selecting the recipients, the number of shares awarded, and the exercise price. Directors are not eligible to receive stock options under the executive option program and executives are not eligible to receive stock options under the director option program. At December 31, 2001 and 2000, there were no stock options outstanding under the executive option program and 15,000 stock options were outstanding under the director option program, all of which were fully vested. No stock options were granted during fiscal 2001 and 2000.

2.     The  PLM  Non-Qualified  Director  and  Employee  Option  Programs- These
       -------------------------------------------------------------------
Programs have reserved up to 780,000 shares of PLM common stock for key employees and directors. Under these Programs, the price of the shares issued under an option must be at least 85% of the fair market value of the PLM common stock at the date of grant. Vesting of the options granted under these plans occurs in three equal installments of 33.3% per year, initiating from the date of grant. As of December 31, 2000, grants can no longer be made under either program.**

3.     The  2000  Management  Stock  Compensation  Plan-The Plan reserved 70,000
       -------------------------------------------------
shares for which options may be granted under the 2000 Director's Plan, In February 2000, each non-employee director of PLM was granted an option to purchase 8,000 shares of common stock under this Plan. As of December 31, 2001, the 2000 Management Stock Compensation Plan continued to be in effect. There were no outstanding options under either of these plans at December 31, 2001.**

4.     The  1998  Management  Stock Compensation Plan,- PLM's Board of Directors
       ------------------------------------------------
adopted the 1998 Management Stock Compensation Plan, which reserved 800,000 shares (in addition to the 780,000 shares above) of PLM's common stock for the issuance to certain management and key employees of PLM upon exercise of stock options. At December 31, 2001, there were no options outstanding under the plan, although the plan continued to be in effect. **

**Prior to the completion of the Tender Offer by MILPI, all options outstanding were immediately vested by either a vote from PLM's Board of Directors or from the terms of the option plan agreement. Concurrent with the completion of the Tender Offer in February 2001, PLM redeemed all vested options currently outstanding. PLM paid the difference between the exercise price of the option and $3.46 (the amount offered for PLM shares in the Tender Offer). Total cash paid to redeem all outstanding options was approximately $900,000.

A summary of the options outstanding to directors under the Semele Grant Option Program as of December 31, 2001 is summarized below:

                                   AUCH            BARTLETT            UNDERLEIDER

Options granted                             5,000               5,000           5,000
Date of grant                      July 15, 1994   December 31, 1997   July 15, 1994
Date of expiration (on or before)  July 16, 2004   January 1, 2008     July 16, 2004
Exercise price per share           $         9.25  $             9.25  $         9.25


The Company accounts for stock-based compensation using the intrinsic method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, no compensation expense is recognized for stock options that have an option price that is equal to or in excess of fair market value at the date of grant. SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective for fiscal years beginning after December 15, 1995, established accounting and disclosure requirements for stock options using a fair value method of accounting and encourages application of that methodology. As permitted under SFAS No. 123, the Company has elected to provide pro-forma disclosures of net income and earnings per share as if the fair-value method prescribed by SFAS No. 123 had been used in accounting for stock options.

A Black-Scholes option-pricing model was used to estimate the fair value of the Company's stock options at the date of grant. The pricing model for 2001 assumed a risk-free interest rate of 5.75%, no dividend yields, and volatility in the expected market price of the Company's common stock of .444. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Like other models, it utilizes a number of subjective assumptions that can materially affect the analysis and resulting estimation of compensation cost for stock options. Accordingly, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

For purposes of the pro-forma disclosures, the estimated fair value of newly issued options is amortized to expense over the vesting periods and no expense is recognized for forfeited options. There was no impact on the Company's reported results of operations in 2001, as all outstanding stock options had fully vested by December 31, 2001 and 2000.

NOTE  17  -  PROFIT  SHARING  AND  STOCK  OPTION  PLANS

PLM has a Profit Sharing and 401(k) Plan which was acquired in conjunction with the Tender Offer by MILPI. The PLM Profit Sharing and 401(k) Plan provides for deferred compensation as described in Section 401(k) of the Internal Revenue Code. The Plan is a contributory plan available to essentially all full-time employees of PLM in the United States. In 2001, PLM employees who participated in the Plan could elect to defer and contribute to the trust established under the Plan up to 9% of pretax salary or wages up to $10,500. PLM matched up to a maximum of $4,000 of PLM employees' 401(k) contributions of 2001 to vest in four equal installments over four-year period. The Company's total 401(k) contributions, net of forfeitures, was approximately $100,000 for the period February 7, 2001 (date of inception) through December 31, 2001.

Profit-sharing contributions are allocated equally among the number of eligible Plan participants. There were no profit-sharing contributions accrued as of December 31, 2001.

NOTE  18  -  INCOME  TAXES

The Company files a consolidated Federal Tax Return. The AFG Trusts and MILPI are not included as part of the Company's consolidated Federal Tax Return. These subsidiaries are flow through entities for tax purposes and file separate returns. Deferred income taxes are provided on a liability method whereby deferred tax assets are established to reflect temporary differences between the financial reporting and income tax bases of assets and liabilities as well as operating loss carryforwards; therefore, the Company has recorded a valuation allowance against these potential benefits. Significant components of the Company's deferred tax assets and liabilities at December 31, 2001 and 2000 are summarized below:


                                                      2001           2000
                                                  -------------  -------------

Deferred tax assets:
Deferred compensation                             $    278,000   $         --
Real estate held for development                     6,729,000      3,522,000
Tax effect of net operating loss carryforwards      30,414,000     30,800,000
Partnership organization and syndication costs       8,300,000             --
Federal benefit of state income taxes                  735,000             --
Other                                                  329,000             --
                                                  -------------  -------------
 Sub-total                                          46,785,000     34,322,000
Less valuation allowance for deferred tax assets   (46,015,000)   (33,049,000)
                                                  -------------  -------------

Total deferred tax assets                              770,000      1,273,000

Deferred tax liabilities
Partnership interests                               10,520,000      1,273,000
Other                                                    1,000             --
                                                  -------------  -------------

 Total deferred tax liabilities                     10,521,000      1,273,000
                                                  -------------  -------------

 Net deferred tax liability                       $  9,751,000   $         --
                                                  =============  =============





The provision for income taxes attributable to income from operations consists of the following (in thousands of dollars):

          Federal   State   Total
          -------   ------  ------
Current   $    551  $  193  $  744
          --------  ------  ------
Deferred       705     162     867
Total     $  1,256  $  355  $1,611
          --------  ------  ------


The difference between the tax expense and the expected federal tax expense is reconciled below:


                                                            2001          2000
                                                    -------------  ------------
Federal statutory tax expense                        ($4,960,000)     ($83,000)
State income tax                                        (729,000)      (12,000)
Valuation allowance for NOL                           12,966,000     1,397,000
Loss reportable at the partnership and trust level    (5,666,000)   (1,302,000)
                                                    -------------  ------------
    Tax expense                                     $  1,611,000   $        --
                                                    ============   ============


The tax effect of net operating loss carryforwards is determined using current statutory rates or enacted rates for the year in which the differences are expected to reverse. At December 31, 2001, the Company had operating loss carryforwards of approximately $105,081,000 that expire as follows: $28,507,000 in 2010; $47,337,000 in 2011; $8,005,000 in 2012; $5,499,000 in 2016;
$11,031,000  in  2017;  $1,603,000  in  2020;  $3,099,000  in  2021.



NOTE  19  -  LITIGATION

The Company or its consolidated affiliates have been involved in certain legal and administrative claims as either plaintiffs or defendants in connection with matters that generally are considered incidental to its business. Management does not believe that any of these actions will be material to the financial condition or results of operations of the Company.

Two class action lawsuits which were filed against PLM and various of its wholly-owned subsidiaries in January 1997 in the United States District Court for the Southern District of Alabama, Southern Division (the court), Civil Action No. 97-0177-BH-C (the Koch action), and June 1997 in the San Francisco Superior Court, San Francisco, California, Case No. 987062 (the Romei action), were fully resolved during the fourth quarter 2001 as summarized below.

The named plaintiffs were individuals who invested in PLM Equipment Growth Fund IV, PLM Equipment Growth Fund V ("Fund V"), PLM Equipment Growth Fund VI("Fund VI"), and PLM Equipment Growth & Income Fund VII ("Fund VII"), (collectively the "Partnerships"), each a California limited partnership for which FSI acts as the General Partner. The complaints asserted causes of action against all defendants for fraud and deceit, suppression, negligent misrepresentation, negligent and intentional breaches of fiduciary duty, unjust enrichment, conversion, conspiracy, unfair and deceptive practices and violations of state securities law. Plaintiffs alleged that each defendant owed plaintiffs and the class certain duties due to their status as fiduciaries, financial advisors, agents, and control persons. Based on these duties, plaintiffs asserted liability against defendants for improper sales and marketing practices, mismanagement of the Partnerships, and concealing such mismanagement from investors in the Partnerships. Plaintiffs sought unspecified compensatory damages, as well as punitive damages.

In February 1999, the parties to the Koch and Romei actions agreed to monetary and equitable settlements of the lawsuits, with no admission of liability by any defendant, and filed a Stipulation of Settlement with the court. The court preliminarily approved the settlement in August 2000, and information regarding the settlement was sent to class members in September 2000. A final fairness hearing was held on November 29, 2000, and on April 25, 2001, the federal magistrate judge assigned to the case entered a Report and Recommendation recommending final approval of the monetary and equitable settlements to the federal district court judge. On July 24, 2001, the federal district court judge adopted the Report and Recommendation, and entered a final judgment approving the settlements. No appeal has been filed and the time for filing an appeal has run.

The monetary settlement provides for a settlement and release of all claims against defendants in exchange for payment for the benefit of the class of up to $6.6 million, consisting of $0.3 million deposited by PLM and the remainder funded by an insurance policy. The final settlement amount of $4.9 million (of which PLM's share was approximately $0.3 million) was paid out in the fourth quarter of 2001 and was determined based upon the number of claims filed by class members, the amount of attorneys' fees awarded by the court to plaintiffs' attorneys, and the amount of the administrative costs incurred in connection with the settlement.

The equitable settlement provides, among other things, for: (a) the extension (until January 1, 2007) of the date by which FSI must complete liquidation of the Funds' equipment, except for Fund IV, (b) the extension (until December 31,
2004) of the period during which FSI can reinvest the Funds' funds in additional equipment, except for Fund IV, (c) an increase of up to 20% in the amount of front-end fees (including acquisition and lease negotiation fees) that FSI is entitled to earn in excess of the compensatory limitations set forth in the North American Securities Administrator's Association's Statement of Policy; except for Fund IV, (d) a one-time purchase by each of Funds V, VI and VII of up to 10% of that partnership's outstanding units for 80% of net asset value per unit at September 30, 2000; and (e) the deferral of a portion of the management fees paid to an affiliate of FSI until, if ever, certain performance thresholds have been met by the Funds. The equitable settlement also provides for payment of additional attorneys' fees to the plaintiffs' attorneys from Fund funds in the event, if ever, that certain performance thresholds have been met by the Funds. Following a vote of limited partners resulting in less than 50% of the limited partners of each of Funds V, VI and VII voting against such amendments and after final approval of the settlement, each of such Fund's limited partnership agreement was amended to reflect these changes. During the fourth quarter of 2001, the respective Funds repurchased limited partnership units from those equitable class members who submitted timely requests for repurchase.

NOTE  20  -  SEGMENT  REPORTING

At December 31, 2001, the Company was actively engaged in two industry segments:
i) real estate ownership, development and management and ii) equipment leasing and management. The real estate segment includes the ownership, management and development of commercial properties and land. In addition, the Company owns equity interests in non-affiliated companies that are engaged in real estate leasing or development activities, as well as winter resorts (See Note 9). The equipment leasing and management segment consists of an ownership interest in several limited partnerships, companies and trusts that are engaged primarily in the business of equipment leasing and management. The Company's largest equity interest consists of Class B Beneficiary Interests, representing approximately 62% of the voting interest, in the AFG Trusts, which were established by an affiliate between 1992 and 1995. The AFG Trusts are limited life entities that have scheduled dissolution dates ranging from December 31, 2003 to December 31, 2006. Revenues from equipment leasing segments consist of lease revenues from a portfolio of assets and management fees associated with managing several affiliated investment programs. Substantially all revenues are domiciled within the US.

Segment information for the years ended December 31, 2001 and 2000 is summarized below:

                                                      2001           2000
                                              -------------  -------------
                                                              Restated (1)
Total Revenues: (2)
  Equipment leasing                           $ 24,052,971   $ 24,430,686
  Real estate                                    1,173,284      1,165,010
                                              -------------  -------------
     Total                                    $ 25,226,255   $ 25,595,696
                                              ============   ============
Equity Interests:
  Equipment leasing-income                    $  2,155,675   $          -
  Real estate-loss                                (628,463)    (2,866,789)
                                              -------------  -------------
     Total                                    $  1,527,212   $ (2,866,789)
                                              ============   ============
Operating Expenses and Management Fees:
  Equipment leasing                           $  9,371,946   $  3,889,090
  Real estate                                      169,422        188,924
                                              -------------  -------------
     Total                                    $  9,541,368   $  4,078,014
                                              ============   ============
Interest Expense:
  Equipment leasing                           $  6,283,443   $  7,489,549
  Real estate                                      462,185        515,706
                                              -------------  -------------
     Total                                    $  6,745,628   $  8,005,255
                                              ============   ============
Depreciation, Write-down of Impaired Assets
and Amortization: (3)
  Equipment leasing                           $ 22,149,328   $ 10,352,168
  Real estate                                    2,904,154        536,893
                                              -------------  -------------
     Total                                    $ 25,053,482   $ 10,889,061
                                              ============   ============

Provision for income taxes                    $  1,611,000   $          -
Elimination of minority interests             $ 12,268,930   $   (665,742)
                                              -------------  -------------
Net Loss                                      $ (3,929,081)  $   (909,165)
                                              ============   ============
Capital Expenditures:
  Equipment Leasing                           $ 17,385,000   $          -
  Real Estate                                    2,417,120      1,343,205
                                              -------------  -------------
     Total                                    $ 19,802,120   $  1,343,205
                                              ============   ============
Assets:
  Equipment Leasing                           $106,150,058   $107,704,604
  Real Estate                                   45,738,045     46,282,457
                                              -------------  -------------
     Total                                    $151,888,103   $153,987,061
                                              ============   ============


(1) See Note 1, regarding restatement of the Company's 2000 financial statements.
(2) Includes management fee revenue earned from affiliates of approximately $7.2 million for the year ended December 31, 2001. (See Note 8 for discussion of management fees). Balances exclude equity income (loss) in affiliated and non-affiliated companies.
(3) Balance includes a write-down of assets approximately $11.5 million related to the equipment leasing segment and approximately $2.5 million related to the real estate segment during 2001.(See Note 3).