Form 10KSB, Exhibit 13
period 2002-12-31
SEMELE GROUP INC
filed 2003-09-12
CIK 812914

EXHIBIT 13

SEMELE GROUP INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pages

Management’s Discussion and Analysis of Financial Condition and Results of Operations 2

Report of Independent Certified Public Accountants 31

Independent Auditors’ Report of Deloitte & Touche LLP for MILPI Holdings, LLC and and Subsidiaries 32

Consolidated Balance Sheets as of December 31, 2002 and 2001 (restated) 33

Consolidated Statements of Operations
For the Years Ended December 31, 2002 and 2001 (restated) 34

Consolidated Statements of Stockholders' Capital (Deficit)
For the Years Ended December 31, 2002 and 2001 (restated) 35

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2002 and 2001 (restated) 36

Notes to Consolidated Financial Statements 37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION and RESULTS OF OPERATIONS

GENERAL

Semele Group Inc. and subsidiaries ("Semele" or the "Company") is a Delaware corporation organized in April 1987 as Banyan Strategic Land Fund II to invest primarily in short-term, junior, pre-development, and construction mortgage loans. Subsequently, the Company became owner of various real estate assets through foreclosure proceedings in connection with its mortgages. For the years 1987 though 1995, the Company elected to be treated as a real estate investment trust ("REIT") for income tax purposes. Effective January 1, 1996, the Company revoked its REIT status and became a taxable "C" corporation. Since then, the Company has evaluated alternative ways to maximize shareholder value and take advantage of investment opportunities where its significant loss carryforwards for federal income tax purposes (approximately $107.0 million at December 31, 2002) could make it a value-added buyer. In recent years, the Company has made certain investments with affiliated parties where its income tax loss carryforwards could be utilized and which permitted the Company to diversify its asset mix. Currently, the Company is engaged in various real estate activities, including a residential property development located in Malibu, California, buildings located in Sydney, Australia and Washington DC and a minority interest investment in two ski resorts and a residential development community company located in Canada. The Company also holds investments in other companies operating in niche financial markets, principally involving equipment management and equipment leasing.

The Company’s consolidated financial statements contained in the 2002 annual report have been prepared in accordance with the requirements for a Small Business Issuer as prescribed by Regulation S-B under the Securities Exchange Act of 1934. Generally, a Small Business Issuer cannot file under Regulation S-B if its annual revenues or public float exceed $25.0 million for two consecutive years. The Company qualifies as a Regulation S-B filer since its restated 2000 annual revenues were less than $25.0 million.

Semele is a highly leveraged company and an investment in Semele common stock involves a high degree of risk to the investor.

RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

In 1999 and 2000, the Company acquired Equis II Corporation ("Equis II") and the Special Beneficiary Interests ("SB Interests") in four Delaware trusts (AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C and AFG Investment Trust D), (collectively the "Trusts"). These acquisitions were originally accounted for as a combination of entities under common control in a manner similar to a pooling of interests which the Company believed appropriate at the time. In 2003, the Company determined the companies were not under common control and therefore these acquisitions should have been accounted for using the purchase method of accounting and that financial statements should be restated. The principal effects of this accounting were to increase consolidated net assets and to increase net loss for the associated amortization of tangible assets and goodwill.

In addition to the accounting for the acquisitions of Equis II and the SB Interests, the Company has restated these financial statements for its interest in the Liquidating Partnerships, Mountain Springs and Mountain Resort (See Notes 9 and 10). Prior to 2001, the Company accounted for its interest in the Liquidating Partnerships (classified as "Equity Income (Loss) in Affiliated Companies" in the accompanying consolidated statements of operations) on the cost basis of accounting. The Company subsequently determined that it has the ability to exercise significant influence, but not control, in three of the Liquidating Partnerships. Accordingly, the Company has restated its 2001 financial information to properly account for its investment in the Liquidating Partnerships under the equity method of accounting. The Company also determined that the amounts recorded as its share of equity income (loss) on its interest in Mountain Springs and Mountain Resort (classified as "Equity Income (Loss) in Non-Affiliated Companies" in the accompanying consolidated statements of operations) for the years ended December 31, 2001 and 2000 were incorrect. The Company should have recorded additional equity losses on these investments. The 2001 consolidated financial information has been restated to include the additional equity losses to these investments. visions. The Company should have recorded additional equity losses on its investments. The consolidated f

As a result of the restatement, the Company’s 2000 stockholders’ deficit changed from ($14.2 million) as previously reported to ($6.0 million) as restated. A summary of the effects of the restatement on the Company’s 2001 stockholder’s deficit and statement of operations is summarized as follows (in thousands of dollars, except per share amounts):

	As of and for the year ended December 31, 2001

	(Restated)	(As previously reported )	Difference

Total assets	$156,432	$151,888	$4,544
Stockholders' deficit	$(6,924)	$(18,148)	$11,224
Net loss	$(12,970)	$(3,929)	$(9,041)
Loss per share	$(6.24)	$(1.89)	$(4.35)

Depreciation and amortization	$14,512	$10,991	$(3,521)
Impairment of goodwill	4,867	-	(4,867)
Gain on the disposition of equipment	391	577	(186)
Interest and other obligations - affiliate	1,386	1,851	465
Equity income in affiliated companies	1,526	2,156	(630)
Equity loss in non-affiliated companies	(873)	(628)	(245)
Elimination of consolidated subsidiaries’ minority interests	12,212	12,269	(57)

Total adjustment to 2001 net loss			$(9,041)

FORWARD-LOOKING INFORMATION

Certain statements in this annual report of the Company that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Company's contracted rents, the realization of residual proceeds for the Company's equipment, the performance of the Company's non-equipment assets, and future economic conditions.

RECENT ACQUISITIONS

PLM International, Inc.

MILPI Holdings, LLC and subsidiaries ("MILPI") was formed on December 12, 2000, under the laws of the State of Delaware. MILPI had no activities from December 12, 2000 through February 7, 2001. MILPI was created by the Trusts for the purpose of acquiring PLM International Inc. and subsidiaries ("PLM"). PLM is an equipment management company and operated primarily in one business segment during December 31, 2002 and the period from February 2001 through December 2002, the management of equipment leasing assets.

On February 7, 2001, the Trusts through MILPI Acquisition Corp. ("MAC"), a wholly-owned subsidiary of MILPI, closed on its tender offer to purchase any and all of PLM’s outstanding common stock for a purchase price of $3.46 per share. Pursuant to the cash tender offer, MAC acquired approximately 83% of PLM’s common stock in February 2001 for a total purchase price of $21.8 million and contributed the shares to MILPI. The February 7, 2001 acquisition of 83% of the common stock of PLM was accounted for using the purchase method of accounting in accordance with Accounting Principles Board ("APB") No. 16. Approximately $2.0 million of total costs were estimated for severance of 36 PLM employees and relocation costs in accordance with management’s formal plan to involuntarily terminate employees, which plan was developed in conjunction with the acquisition. These costs were accrued as acquisition costs. The assets of PLM included cash and cash equivalents of approximately $4.4 million. The acquisition resulted in goodwill of approximately $5.8 million. Goodwill was reduced by approximately $0.5 million later in 2001 due to a revision in the estimates of severance and relocation costs originally recorded as acquisition costs. Amounts paid in 2001 related to the severance of employees and for relocation costs were approximately $1.5 million.

On February 6, 2002, the Trusts through MAC completed their acquisition of PLM by purchasing the remaining 17% of the outstanding PLM common stock and by effecting a merger of MAC into PLM, with PLM as the surviving entity. The transaction was approved by PLM’s shareholders pursuant to a special shareholder meeting on February 6, 2002. This remaining interest was purchased for $4.4 million at the $3.46 per common share price established in the tender offer. Approximately $0.4 million of total costs were estimated for severance of PLM employees and property abandonment in accordance with management’s formal plan to involuntary terminate employees, which plan was developed in conjunction with this acquisition. These costs were accrued as acquisition costs. Amounts paid related to the severance of employees and for property abandonment in 2002 were approximately $0.1 million resulting in $0.3 million of total accrued severance and property abandonment costs at December 31, 2002.
The February 6, 2002 acquisition of the stock of PLM was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". In accordance with SFAS No. 141, the Company allocated the total purchase price to the assets acquired and liabilities assumed based on the relative fair market values at the date of acquisition which resulted in $3.5 million in goodwill which was assigned to the equipment management segment. Of the $3.5 million in goodwill, none is expected to be deducted for tax purposes. Through the acquisition, management expects to reduce costs through merging back office functions with its existing operations and generate management fees on the future sale and re-lease of managed assets. The results of operations of PLM since February 7, 2001 have been included in the Company’s consolidated financial statements.

Equis II Corporation

In 1999, the Company issued $19.6 million of promissory notes to acquire an 85% equity interest in Equis II Corporation, a Massachusetts corporation. On April 20, 2000, the Company issued 510,000 shares of common stock to purchase the remaining 15% interest in Equis II. The total acquisition resulted in $14.3 million of goodwill.

The acquisition of the stock of Equis II was accounted for using the purchase method of accounting in accordance with APB No. 16 in the restated financial statements.

Special Beneficiary Interests

In 1999, the Company purchased from an affiliated company certain equity interest in the Trusts, referred to as the SB Interests. The SB Interests were purchased from EFG, an affiliate, and consists of an 8.25% non-voting interest in each of the Trusts. The Company purchased the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Payment of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. To date, the Company has received cash distributions of approximately $3.1 million from the SB Interests and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. This distribution occurred in December 1999 and the related principal of $2.9 million has been recorded as purchase price under APB No. 16. At December 31, 2002 and 2001, the non-recourse note had an outstanding principal of $6.6 million and accrued interest balance of approximately $1.4 million and $0.9 million, respectively. The acquisition resulted in $0.7 million of goodwill.

The acquisition of the SB Interests was accounted for using the purchase method of accounting in accordance with APB No. 16 in the restated financial statements.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements. On a regular basis, the Company reviews these estimates and assumptions including those related to revenue recognition, asset lives and depreciation and impairment of long-lived assets. These estimates are based on the Company’s historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company believes, however, that the estimates, including those for the above-listed items, are reasonable.

The Company believes the following critical accounting policies involve the most complex, difficult and subjective judgments and estimates used in the preparation of these financial statements:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries, all entities in which the Company has a direct or indirect controlling interest. The Company defines control as the ability of an entity or person to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limits its losses from that other entity’s activities without the assistance of others in accordance with Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority Owned Subsidiaries".

The Company’s subsidiaries managerial, operational and financial agreements are highly diverse and complex which is critical in the consolidation of its assets and liabilities. The presentation of the financial statements herein would be significantly different if management accounted for its subsidiaries under the equity or cost method of accounting. All material intercompany transactions have been eliminated in consolidation. Investments in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting. All other investments are accounted for using the cost method of accounting.

Equity Investments

The Company’s equity investments include an interest in the Liquidating Partnerships, Liquidating Trusts, EGF Programs, Mountain Springs and Mountain Resort, Kettle Valley and other miscellaneous investments.

For accounting purposes, the Company considers affiliates to be person(s) and/or entities that directly, or indirectly through one or more intermediaries, manage or are managed by, or are under common management of or with, the Company. All other entities are considered to be non-affiliates.

Minority ownership equity securities that are not publicly traded are accounted for in accordance with APB No. 18, "The Equity Method of Accounting for Investments in Common Stock." If the Company’s ownership interest in the investment enables the Company to influence but not control the operating financial decisions of the investee, the investment is accounted for under the equity method of accounting. Otherwise, the investment is accounted for under the cost method of accounting. The equity method of accounting is discontinued when the investment is reduced to zero and does not provide for additional losses unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investment.

Whenever circumstances indicate that a possible impairment of an equity investment exists and is other than temporary, the Company evaluates the fair value of the asset compared to the asset’s carrying value. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset is determined based on a valuation model which includes the present value of the expected cash flows of the asset, current market prices and management’s industry knowledge.

Accounting policies of equity investments held by MILPI: MILPI’s assets are comprised primarily of equity investments in equipment leasing programs, cash and cash equivalents and equipment held for sale. MILPI’s primary business is the management of equipment leasing programs.

MILPI has an equity interest ranging from 1% to 15% in several equipment leasing programs (PLM Equipment Growth Fund I, II, IV, V, VI, PLM Equipment Growth & Income Fund VII, Professional Lease Management Income Fund I LLC and Equipment Growth Fund III Liquidating Trust) called the Equipment Growth Funds ("EGF Programs"). The Company recognizes income from these interests as equity income in affiliated companies and is recognized as earned by the programs.

The EGF Programs are accounted for under the equity method of accounting. The EGF Programs accrue for legally required repairs to equipment if it is the responsibility of the program, such as dry-docking for marine vessels and engine overhauls to aircraft engines over the period prior to the required repairs. The amount that is reserved is based on the Company’s expertise in each equipment segment, the past history of such costs for that specific piece of equipment and discussions with independent, third party equipment brokers. If the amount reserved is not adequate to cover the cost of such repairs or if the repairs must be performed earlier than the EGF Programs estimated, the EGF Programs would incur additional repair and maintenance on equipment operating expenses. This would also impact the Company’s equity income (loss) in affiliated companies reported on its consolidated statements of operations.

The Company has chosen asset lives for the equipment in its equity investments that it believes correspond to the economic life of the related asset. The Company has chosen a deprecation method that it believes matches the benefit to the managed programs from the asset with the associated costs. These judgments have been made based on the Company’s expertise in each equipment segment that the managed programs operate. If the asset life and depreciation method chosen does not reduce the book value of the asset to at least the potential future cash flows from the asset to the managed programs, the managed programs would be required to record a loss on revaluation. Likewise, if the net book value of the asset was reduced by an amount greater than the economic value has deteriorated, the managed programs may record a gain on disposition upon final disposition of the asset. In either instance, this would impact the amount of the Company’s equity income in affiliated companies reported on its consolidated statement of operations.

MILPI’s managed programs maintain allowances for doubtful accounts and other receivables for estimated losses resulting from the inability of the customers to make the required payments. These estimates are primarily based on the amount of time that has lapsed since the related payments were due as well as specific knowledge related to the ability of the lessees to make the required payments. If the financial condition of the managed programs were to change, this would impact the amount of the management fee revenue and equity interests earned by the Company.

Goodwill

Goodwill is calculated as the excess of the aggregate purchase price over the fair market value of identifiable net assets acquired. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. The discontinuance of goodwill amortization was effective upon adoption of SFAS No. 142. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test as of the date of adoption. The Company completed the goodwill impairment analysis as of January 1, 2002. There was no impact on the Company’s consolidated financial statements as a result of the transitional analysis.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements.

The Company earns rental income from a portfolio of equipment held for lease and from two leased buildings. Rents are due monthly or quarterly and are earned based on the passage of time. Substantially all of the Company’s leases are triple net, non-cancelable leases and are accounted for as operating leases in accordance with SFAS No. 13, "Accounting for Leases." Rents received prior to their due dates are deferred. Deferred rental income was $0.6 million at December 31, 2002 and 2001, respectively.

MILPI earns revenues in connection with the management of various equipment programs. Equipment acquisition and lease negotiation fees are earned through the purchase and initial lease of equipment, and are recognized as revenue when MILPI completes all of the services required to earn the fees, typically when binding commitment agreements are signed.

Management fee income is earned by MILPI for managing the equipment portfolios and administering investor programs as provided for in various agreements, and is recognized as revenue over time is earned.

MILPI earns equipment acquisition and lease negotiation fees through the purchase and initial lease of equipment for investment programs and they are recognized as revenue when the Company completes all of the services required to earn the fees, typically when binding commitment agreements are signed. It also earns management fees for managing equipment portfolios and administering investor programs. The fees are generally based on the type and amount of lease revenue earned by the programs and are recognized over time as the fees are earned.

Depreciation

Buildings: Depreciation is computed using the straight-line method over the estimated useful life of the underlying assets, generally 40 years for buildings, with an estimated residual value of zero. Expenditures that improve or extend an asset’s life and that are significant in amount are capitalized and depreciated over the remaining useful life of the asset.

Equipment held for lease: The Company’s depreciation policy on equipment is intended to allocate the cost over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Company depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the end of the primary lease term on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Company continues to depreciate the remaining net book value of the asset to its residual on a straight-line basis over the asset's remaining economic life.

The Company periodically reviews its assets’ depreciation method, estimated useful life and estimated salvage value for reasonableness. If current estimates are significantly different from previous estimates, the assets’ depreciation method, estimated useful life and estimated salvage value are changed. The estimated residual value of leased assets is determined based on third party appraisals and valuations, as well as market information, offers for similar types of assets and overall industry expertise.

Depreciation expense for buildings and equipment held for lease was approximately $7.8 million and $10.4 million during the years ended December 31, 2002 and 2001, respectively.

Impairment Of Long-Lived Assets

During 2001, the Company accounted for the impairment of long-lived assets in accordance with SFAS No. 121. During 2002, the Company accounted for impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which the Company adopted on January 1, 2002. In accordance with SFAS No. 144 and 121, the Company evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying values of such assets may not be recoverable and exceed their fair value. Whenever circumstances indicate that an impairment may exist, the Company evaluates future cash flows of the asset to the carrying value. If projected undiscounted future cash flows are less than the carrying value of the asset, a loss is recorded in the accompanying consolidated statements of operations as impairment of assets. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset requires several considerations, including but not limited to: an independent appraisal or valuation model which includes the present value of expected future cash flows of the asset, current market prices and management’s market knowledge.

The Company evaluates the fair value of significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Company learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the fair value of particular assets.

The evaluatation of long-lived assets secured by non-recourse debt is determined based on a valuation model which includes the present value of expected future cash flows and the recoverable value. If the Company expects to return the asset to the lender, the recoverable value will not be less than the balance of the non-recourse debt.

New Accounting Pronouncements

During 2001, the Company adopted SFAS No. 141, "Business Combinations" which superseded APB No. 16. The most significant changes made by SFAS No. 141 are: (1) requiring that the purchase method of accounting be used for most business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain, instead of being amortized. In accordance with SFAS No. 141, the Company allocates the total purchase price to the assets acquired and liabilities assumed based on the respective fair market values at the date of acquisition and goodwill is determined to be the amount of the purchase price that exceeds the fair market value at the date of acquisition.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets and requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. The Company adopted SFAS No. 143 at the beginning of fiscal 2003 and such adoption had no effect on the Company's financial position and results of operations.

In April 2002, the FASB issued SFAS No.145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result of the rescission of SFAS No. 4, a gain or loss on extinguishment of debt will no longer be presented as an extraordinary item upon the adoption of SFAS No.145. The Company adopted SFAS No. 145 in the second quarter of fiscal 2002. This resulted in a charge of approximately $0.4 million classified in operating income for the year ended December 31, 2002, as opposed to an extraordinary item, associated with the debt refinance.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 is based on the general principle that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initially measured at fair value. SFAS No.146 applies to costs associated with (1) an exit activity that does not involve an entity newly acquired in a business combination, or (2) a disposal activity within the scope of SFAS No.144. These costs include certain termination benefits, costs to terminate a contract that is not a capital lease, and other associated costs to consolidate facilities or relocate employees. Because the provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, the effect of adopting this statement cannot be determined.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.   The Company has not determined the impact of FIN 45 on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148 , "Accounting for Stock Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 "Accounting for Stock Based Compensation." SFAS No. 148 primarily (i) provides an alternative method of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and (ii) requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock- based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for the fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material effect on the Company’s financial position or results of operations.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do not have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires a company to evaluate all existing arrangements to identify situations where a company has a "variable interest," commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a "variable interest entity," commonly a thinly capitalized entity, and further determine when such variable interest requires a company to consolidate the variable interest entity financial statement with its own. The Company has not determined the impact of FIN 46 on the Company’s financial position or results of operations. To implement this Interpretation, the Company is examining its consolidated and unconsolidated entities as well as other contractual arrangements to determine whether they qualify as a variable interest entity.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In addition, SFAS No. 150 requires an issuer to classify certain instruments with specific characteristics described in it as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not expect that the adoption of SFAS No. 150 will have a significant impact on either its financial position or results of operations.

RESULTS OF OPERATIONS

At December 31, 2002, the Company was engaged in three operating segments: 1) equipment leasing 2) equipment management and 3) real estate ownership, development and management. The equipment leasing segment includes acquiring and leasing to third parties a portfolio of capital equipment. The equipment management segment includes the Company’s interest in MILPI’s EGF Programs which are engaged in the business of equipment leasing. The real estate segment includes the ownership, management and development of a total of two buildings one of which is located in Washington, DC and the other is in Sydney, Australia, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales. The real estate operating segment includes the Company’s ownership interest in Rancho Malibu, AFG International, Mountain Springs, Mountain Resorts, Kettle Valley and other miscellaneous minority interest investments.

The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

During the fourth quarter of 2002, the Company increased its number of reportable segments to include the equipment management segment. Previously, the Company reported on two operating segments: equipment leasing and real estate. Equipment management was previously included in the equipment leasing segment. Segment information for the years ended December 31, 2001 has been revised to reflect the additional operating segment.

Segment information for the years ended December 31, 2002 and 2001 is summarized below (in thousands of dollars):

	2002	2001

Revenues:		(Restated )
Equipment Leasing	$12,336	$14,595
Equipment Management	5,496	9,127
Real Estate	1,377	1,318

Total	19,209	25,040

Operating Expenses and Management Fees- Affiliate:
Equipment Leasing	5,953	5,342
Equipment Management	2,800	4,090
Real Estate	75	110

Total	8,828	9,542

Interest Expense and Interest Expense- Affiliate:
Equipment Leasing	4,503	5,059
Equipment Management	-	-
Real Estate	1,405	1,222

Total	5,908	6,281

Depreciation and Amortization:
Equipment Leasing	8,036	12,518
Equipment Management	177	1,255
Real Estate	378	739

Total	8,591	14,512

Impairment of Assets and Goodwill: (1)
Equipment Leasing	5,906	15,828
Equipment Management	501	511
Real Estate	-	2,590

Total	6,407	18,929

Total Expenses	29,734	49,264

Loss before Equity Income (Loss), Income Taxes
Equipment Leasing	$(12,822)	$ (24,912)
Equipment Management	2,018	3,271
Real Estate	279	(2,583)

Total	$(10,525)	$(24,224)

Equity Interests Income (Loss):
Equipment Leasing	(692)	(190)
Equipment Management	133	1,716
Real Estate	(1,687)	(873)

Total	(2,246)	653

Provision for Income Taxes	(774)	(1,611)
Elimination of Minority Interests- Equipment Management	8,645	12,212

Net Loss	$(4,900)	$(12,970)

Investment in Minority Interest Investments:
Equipment Leasing	$788	$4,001
Equipment Management	19,361	20,948
Real Estate	12,839	15,165

Total	$32,988	$40,114

Capital Expenditures:
Equipment Leasing	$-	$-
Equipment Management	4,363	17,385
Real Estate	1,740	2,417

Total	$6,103	$19,802

1.    The equipment leasing segment includes a write-down of equipment of $1.9 million and $11.0 million for the fiscal years ended December 31, 2002 and 2001, respectively. The equipment leasing segment also includes a write-down of its equity interest in the Liquidating Partnership of $0.2 million for the fiscal year ended December 31, 2002. The Company also recorded an impairment of goodwill associated with its equipment leasing segment of $3.8 million and $4.8 million for the year ended December 31, 2002 and 2001, respectively. Equipment management segment includes a write-down of equity investments of $0.5 million for both the fiscal years ended December 31, 2002 and 2001. Real estate segment includes a write-down of real estate property of $2.5 million and a goodwill impairment of $0.1 million during the year ended December 31, 2001.

Equipment Leasing Operations

A summary of the equipment leasing segment revenues for the years ended December 31, 2002 and 2001 is summarized as follows (in thousands of dollars):

	2002	2001

		(Restated)
Lease revenue	$11,329	$12,909
Interest and investment income	112	485
Interest income – affiliates	193	143
Gain on disposition of equipment, net	557	441
Other revenue	145	617

Total revenues	$12,336	$14,595

Lease revenue. During the years ended December 31, 2002 and 2001, the Company recognized lease revenue of $11.3 million and $12.9 million, respectively. Lease revenue represents rental revenue recognized from the leasing of the equipment owned by the Trusts and Rail Investors I, LLC. The decrease in lease revenues from 2001 to 2002 resulted from a $0.3 million early lease termination fee received during fiscal 2001 (a similar fee was not earned in 2002), a decrease of $0.2 million of lease revenue attributable to lease terminations and a decrease of $1.1 million in lease revenues from the sale of equipment.

The Company’s equipment leasing portfolio includes certain assets in which the Company holds a proportionate ownership interest with non-consolidated entities which is not consolidated in the Company’s accompanying financial statements. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Company to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Company and each affiliate reports, in proportion to its respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

Interest and investment income: Interest and investment income was $0.1 million and $0.5 million for the fiscal years ending December 31, 2002 and 2001, respectively. The decrease in interest income from 2001 to 2002 is the result of a decrease in the average cash balance over the respective years. The decrease in the Company’s average cash balance is primarily attributable to the purchase of MILPI which utilized approximately $21.8 million of the Company’s cash from fiscal 2001 through 2002. In addition, lease revenues earned on equipment have decreased as more equipment leases expire and are not renewed or re-leased and as equipment is sold which has further reduced cash balances.

Gain on the disposition of equipment, net: During the years ended December 31, 2002 and 2001, the Company had net gains on the disposition of equipment of $0.6 million and $0.4 million, respectively. The Company received cash of $4.1 million and $0.9 million associated with the disposition of equipment during the fiscal years ending December 31, 2002 and 2001, respectively. The decrease in the gain on the sale of equipment is attributable to the Company selling less equipment in 2002 compared to 2001. In addition, the events of September 11, 2001 and the subsequent weakened airline industry have adversely affected the market demand for both new and used commercial equipment.

Operating expenses and management fees- affiliate: Operating expenses and management fees- affiliate was approximately $6.0 million and $5.3 million for the fiscal years ending December 31, 2002 and 2001, respectively. The increase in operating costs and management fees- affiliate of $0.6 million from fiscal 2001 to 2002 is primarily attributable to the re-lease of one of the Company’s aircraft. In June 2002, the Company re-leased one of its aircraft and refinanced the related debt securing the aircraft. In conjunction with the re-lease, the Company incurred and expensed $0.9 million of repairs and maintenance on the aircraft. Costs associated with the repairs and maintenance were financed through the amended debt. A similar event did not occur in 2001. This increase was partially offset by a decrease of $0.3 million in other operating expenses and management fees to affiliates. This decrease was attributable to the overall decrease in the equipment portfolio due to the disposition of equipment.

Fees and other costs paid to affiliates during the fiscal years ended December 31, 2002 and 2001, which are included as operating expenses and management fees- affiliate in the segment table above, are as follows (in thousands of dollars):

	2002	2001

Equipment management fees	$547	$992
Administrative charges	589	583
Reimbursable operating expenses Due to third parties	-	2,846

Total	$1,136	$4,421

The Company pays Equis Financial Group, LP ("EFG") for certain services to the Trusts. Such services include all aspects of management and sale of equipment and administrative services. The decrease in management fees of $0.4 million is attributable to the decrease in lease revenues in 2002 compared to 2001 due to equipment dispositions. Administrative charges represent amounts owed to EFG, pursuant to Section 10.4 (c) of the Trusts Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trusts. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trusts, which are reimbursed to EFG at actual cost. During 2001, EFG paid the majority of operating costs on behalf of the Trusts. Costs incurred by EFG were subsequently reimbursed by the Trust on a monthly basis. During 2002, the Trust paid all of its costs directly. Therefore, there were no reimbursable operating costs paid to an affiliate during 2002.

Interest expense- affiliated and non-affiliated: Interest expense on affiliated and non-affiliated debt was $4.5 million and $5.0 million for the years ended December 31, 2002 and 2001, respectively. Interest expense associated with equipment leasing consists of interest associated with corporate debt, equipment leasing debt and indebtedness to affiliates. Total interest expense decreased by $0.6 million for the year ended December 31, 2002 compared to 2001. The decrease is the result of a decrease in the total outstanding balance of notes payable for equipment.

Depreciation and amortization: Depreciation and amortization expense was $8.0 million and $12.5 million for the years ended December 31, 2002 and 2001, respectively. Depreciation and amortization is primarily comprised of depreciation of equipment on lease and amortization of goodwill. Depreciation and amortization decreased by $4.5 million from 2001 to 2002. Approximately $2.1 million of the decrease is attributable to amortization expense of goodwill associated with the acquisition of Equis II and its SB Interest recorded in 2001. On January 1, 2002 the company adopted SFAS No. 142. SFAS No. 142 required the discontinuance of goodwill and certain other intangible asset amortization. The remaining decrease is attributable to a decrease in depreciation expense associated with the disposition of equipment. Depreciation and amortization in this segment is expected to continue to decline in the future as the Company’s equipment portfolio is sold and not replaced.

Impairment of assets: During the year ended December 31, 2002, the Company recorded an impairment in the carrying value of the Company’s 35% interest in a McDonnell Douglas MD-87 aircraft due to an offer letter received from a third party. The Company compared the estimated undiscounted cash flows to the carrying value which indicated that an impairment existed. The resulting charge of $1.9 million was based on a comparison of the estimated fair value and carrying value of the Company’s interest in the aircraft. The estimate of the fair value was based on an offer to purchase the aircraft from an unrelated party and management’s assessment of prevailing market conditions for similar aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft.

During fiscal 2002, the Company’s investment in the eleven equipment leasing partnerships adopted formal plans of liquidation and transferred their assets and liabilities to eleven respective liquidating partnership trusts known as the Liquidating Partnerships. Because these investments were in liquidation, the Company reviewed the carrying value of its investment in the Liquidating Partnerships for recoverability. To the extent that declines in the carrying value are determined to be other than temporary, the investment balance is written-down to its fair value. In 2002, the Company recorded a write-down of its investments of $0.2 million in the fourth quarter of 2002.

During 2002, the Company also evaluated its aircraft secured by non-recourse debt, in accordance with the Company’s policy for recording an impairment on long-lived assets. The recoverable value of the aircraft was determined based on management’s assumption that the asset would not be sold or re-leased. If the Company anticipated selling or re-leasing the asset, the recoverable value would have been significantly lower which would have resulted in an impairment.

During the year ended December 31, 2001, the Company recorded a write-down of equipment, representing an impairment to the carrying value of the Company’s interest in Boeing 767-300ER aircraft. The resulting charge of $11.0 million was based on a comparison of estimated fair value and carrying value of the Company’s interest in the aircraft. The aircrafts’ fair value was determined by an independent third party appraiser. The appraiser made several assumptions when calculating the fair value. The appraiser assumed the aircraft will sell at current market prices which are based on "today’s" market conditions which included a thorough review of recent market activity and known transaction data involving the subject aircraft types. In addition, the appraiser considered the asset’s perceived demand, its availability on the market and expressed views of the industry. The appraiser also considered the most reasonable value under market conditions requisite to a fair sale and the effects of the airline industry following the events of September 11, 2001.

The decrease in the fair market value of the above aircraft was due to the effects in the airline industry following the events of September 11, 2001, along with a recession in the United States, which have continued to adversely affect the market demand for both new and used commercial aircraft. Management believes there is a significant oversupply of commercial aircraft available and that this oversupply will continue for some time. If the aircraft market continues to deteriorate from its current condition, the Company may have additional impairment changes.

Impairment of goodwill: Prior to the adoption of SFAS No. 142, the Company recorded an impairment loss on goodwill in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with SFAS No. 121, an impairment loss was recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are less than the carrying value of the asset. The impairment is measured by comparing the carrying amount of the asset including any allocated goodwill to its fair value. Due to the significant decline in aircrafts following the financial stress of the industry and U.S. economy beginning with the events of September 11, 2001, the Company evaluated the carrying value of certain long-lived assets at December 31, 2001. As a result, the Company recorded an impairment on goodwill from its acquisition of Equis II and SB Interests that related to these long-lived assets of approximately $4.9 million. Approximately $4.8 million of the impairment was associated with the equipment leasing segment.

In accordance with SFAS No. 142, the Company has performed its annual goodwill impairment testing in the fourth quarter of 2002. The testing including comparing the net book value of each reporting unit, including assigned goodwill, to the reporting unit’s estimated fair value. Due to a decrease in the fair value of the Company’s equipment and the amount of equipment in the equipment leasing segment, management concluded that a goodwill impairment of $3.8 million was necessary to record in the equipment leasing segment as of December 31, 2002. The fair value of the equipment leasing segment was estimated using the expected present value of future cash flows.

Equity (loss) Income in affiliated companies: Equity (loss) income for the equipment leasing segment consists of the Company’s minority ownership interest in eleven liquidating partnerships. In 1998, the Company acquired Ariston Corporation which had an ownership interest in eleven limited partnerships engaged primarily in the equipment leasing business. In July 2002, each of the partnerships adopted a formal plan of liquidation and transferred its’ assets to eleven respective liquidating partnership trusts ("Liquidating Partnerships") for the sole purpose of liquidating the assets. The Company recognized a $0.7 million and $0.2 million loss on its interest in equipment leasing investments during 2002 and 2001, respectively. The increase in equity loss of $0.5 million is attributable to the Liquidating Partnerships sale of its assets and increased legal costs associated with the liquidation.

Equipment Management

A summary of the equipment management segment revenues for the years ended December 31, 2002 and 2001 is summarized as follows (in thousands of dollars):

	2002	2001

		(Restated)
Lease revenue	$122	$472
Management and acquisition fee income- affiliates	4,494	7,249
Interest and investment income	323	378
Gain (loss) on the disposition of equipment, net	24	(91)
Other revenues	533	1,119

Total revenues	$5,496	$9,127

Lease revenue: Lease revenue consists of rental revenues generated at MILPI from assets held for operating leases and assets held for sale that are on lease. Assets held for operating leases include commercial and industrial equipment. Lease revenue decreased by $0.4 million from $0.5 million to $0.1 million at December 31, 2001 and 2002, respectively. The decrease in lease revenue is attributable to the disposition of equipment that were not replaced.

Management and acquisition fee income- affiliates: The equipment management’s segment revenues are derived primarily from management and acquisition fees earned on lease revenues and negotiating asset acquisition associated with the PLM Equipment Growth Funds ("EGF Programs"): PLM Equipment Growth Fund I, II, IV, V, VI, PLM Equipment Growth & Income Fund VII, Professional Lease Management Income Fund I, LLC and PLM Equipment Growth Fund III Liquidating Trust). The Company earned approximately $4.5 million and $7.2 million in management fees income from affiliates for the years ended December 31, 2002 and 2001, respectively. The decrease in management and acquisition fees of $2.8 million from 2001 to 2002 is primarily attributable to the decrease in acquisition and lease negotiation fee revenue due to a litigation settlement discussed below. The remaining decrease is due to the reduction in size of the managed equipment portfolio. Management fee income from affiliates is expected to decline in the future as the EGF Programs investment periods expire and the EGF Programs liquidate.

MILPI recognized approximately $2.0 million in acquisition and lease negotiation fee revenue in fiscal 2001. Approximately $1.8 million of the acquisition and lease negotiation revenue recognized was attributable to the settlement of litigation, the Koch and Romei settlement. These fees were earned on equipment purchased in prior periods for investment programs that had reached the maximum allowable fees that could be taken. With the settlement of these lawsuits, the amount of fees that could be earned from these investment programs was increased and previously deferred fees were recorded as revenue. The remaining decrease in acquisition and lease negotiation fees is due to fact that no equipment was purchased in the EGF Programs during 2002.

Other revenues: Other revenues decreased by $0.6 million from $1.1 million to $0.5 million for the years ended December 31, 2001 and 2002, respectively. The EGF Programs paid MILPI a data processing fee for general and administrative services incurred on behalf of the programs. During 2001, MILPI outsourced certain of its back office functions to an unrelated third party. As a result, the programs paid the processing fee to the unrelated party. MILPI’s general and administrative costs also decreased as a result of the outsourcing. See discussion below for further detail.

Operating expenses and management fees- affiliate: Operating expenses and management fees- affiliate was approximately $2.8 million and $4.1 million for the years ended December 31, 2002 and 2001, respectively. Operating expenses consists of salary, office rent, insurance, professional fees and other costs. Operating expenses decreased by $1.3 million from fiscal 2001 to 2002 due to the relocation and consolidation of corporate service functions during fiscal 2001. The relocation included the reduction of staffing and lower rent on office space.

Depreciation and amortization: Depreciation and amortization was $0.2 million and $1.3 million for the years ended December 31, 2002 and 2001, respectively. Depreciation and amortization includes depreciation of assets held for lease and amortization of goodwill associated with the acquisition of PLM. Amortization expense decreased by $0.8 million from fiscal 2001 to 2002. The decrease is attributable to the Company’s adoption of SFAS No. 142 on January 1, 2002. SFAS No. 142 required the discontinuance of goodwill and other intangible asset amortization. The remaining decrease is attributable to a decrease in depreciation expense associated with the sale of the Company’s commercial and industrial equipment.

Impairment of assets: The Company reviews the carrying value of its investments for recoverability whenever there is an indicator of impairment that is considered other than temporary. To the extent that declines in the carrying value are determined to be other than temporary, the asset balance is written-down to its fair value. On December 31, 2002, one of the managed programs in which the Company has an equity investment adopted a formal plan of liquidation and transferred the remaining assets of this managed program to a liquidating trust. Based on revised liquidation analysis as of December 31, 2002, the Company recorded an impairment on its equity investment in the program of approximately $0.5 million.

During 2001, the Company evaluated the carrying value of its investment in the EGF Programs and due to a change in market conditions primarily in the airline industry after the events of September 11, 2001 and the subsequent weakened airline industry. The Company recorded an impairment of its minority interest investments of approximately $0.5 million.

Equity income in affiliated companies: Equity income in affiliated companies for the equipment management segment consists of the Company’s minority ownership interest in ten investment programs owned by MILPI. The Company recognized $0.1 million and $1.7 million of equity income during the years ended December 31, 2002 and 2001, respectively. Equity income decreased by approximately $1.6 million due to the decrease in assets sold in the EGF Programs during 2002.

Real estate operations

A summary of the real estate segment revenues for the years ended December 31, 2002 and 2001 is summarized as follows (in thousands of dollars):

	2002	2001

		(Restated)
Lease revenue	$1,156	$1,178
Management and acquisition fee income- affiliates	95	-
Interest and investment income	14	21
Interest and interest income – affiliates	120	119
Other revenues	(8)	-

Total revenues	$1,377	$1,318

Lease revenue. During the years ended December 31, 2002 and 2001, the Company recognized lease revenue of $1.2 million from real estate operations. Lease revenue from real estate operations is earned from its ownership interest in two building located in Washington, DC and Sydney, Australia, consisting of land and buildings, which are leased to a major university. The buildings are used in connection with the university’s international education programs and include both classroom and dormitory space. One building is located in Washington, D.C. and the other is located in Sydney, Australia. The properties are leased under long-term contracts which expire in 2004.

Management and acquisition fee income- affiliates: Kelowna Valley Projects, Inc. is a wholly-owned subsidiary of Semele Group Inc. and is the sole general partner to Kettle Valley Limited Partnership ("KVD LP"), with a .01% ownership interest in the partnership. Per the KVD LP partnership agreement, Kelowna Valley Projects, Inc. receives a 1.5% management fee on the sales price of lot sales at the development in KVD LP. During fiscal 2002, the Company recorded $0.1 million in management fees revenue associated with total lot sales. No revenue was earned from this activity in 2001. Kelowna Valley Projects, Inc. has no other operations other than its ownership interest in the partnership.

Operating expenses and management fees- affiliate: Operating expenses were $0.1 million for the years ending December 31, 2002 and 2001. Operating expenses consist primarily of general and administrative expenses, which include salary, management fees and office related expenses resulting from the Company’s ownership of two buildings located in Washington, DC and Sydney, Australia.

Interest expense and interest expense- affiliates: Interest expense and interest expense- affiliates primarily includes the Company’s indebtedness on two note obligations to an unrelated third party with a principal balance of $5.9 million at December 31, 2002. Third party debt was acquired to finance the acquisition of the Company’s two buildings located in Washington D.C and Sydney Australia. In addition to the loans, the Company issued a purchase- money promissory note to an affiliate to acquire Ariston Corporation in fiscal 1998. As of December 31, 2002, the affiliated debt had a principal balance of $8.4 million. Interest expense was $1.4 million and $1.2 million for the years ending December 31, 2002 and 2001, respectively. Interest expense increased by $0.2 million from 2001 to 2002 due to costs incurred in fiscal 2002 to refinance one of its loans.

Depreciation and amortization expense: Depreciation and amortization expense was approximately $0.4 million and $0.7 million for the years ended December 31, 2002 and 2001, respectively. Depreciation expense is attributable to the depreciation of the two buildings owned by the Company which are discussed above. The Company also owns 274 acres of undeveloped land near the Malibu California, called Rancho Malibu. There was no depreciation or amortization was recognized on this property as it remains under development at December 31, 2002. The $0.3 million decrease in depreciation and amortization is attributable to the decrease in goodwill amortization associated with the real estate segment that was recorded in fiscal 2001. No goodwill amortization was recorded in 2001. On January 1, 2002, the Company adopted SFAS No. 142. SFAS No. 142 required the discontinuance of goodwill and other intangible asset amortization.

Impairment of assets: Due to the events of September 11, 2001 and the subsequent weakened airline industry, the Company evaluated the carrying value of its assets during fiscal 2001. As a result, the Company recorded an impairment of its goodwill associated with the acquisition of Equis II and the SB Interests of approximately $4.9 million. Approximately $0.1 million of the impairment was associated with the real estate segment. The impairment is measured by comparing the carrying amount of the asset to its fair value. The fair value of the asset is determined based on a valuation model which includes the present value of expected future cash flows of the asset, current market prices and management’s market knowledge.

During 2001, the Company recorded a write-down of approximately $2.5 million associated with the Malibu property. In accordance with SFAS No. 121, it is the Company’s policy is to reduce the carrying value of real estate held for development and sale when events or circumstances indicate that future undiscounted cash flows are estimated to be insufficient to recover the carrying value of the real estate. The amount of the write-down is equivalent to the difference between the estimated fair value of the property less cost to sell and its unadjusted carrying value. The estimated fair value of the property was determined by an independent third party appraiser.

Equity income (loss) in non-affiliated companies: Equity (loss) income in non-affiliated companies for the real estate segment consists of the Company’s minority interest in three real estate companies:

Mountain Resort Holdings LLC ("Mountain Resort")
Mountain Springs Resort LLC ("Mountain Springs")
EFG/Kettle Valley Development LLC ("Kettle Valley")

The Company recorded equity loss in its interest in non-affiliated companies for the twelve months ended December 31, 2002 and 2001, respectively (in thousands of dollars):

	2002	2001

		(Restated)
Mountain Resort Holdings, LLC and Mountain Springs Resort, LLC	$ (1,210)	$ (216)
EFG Kettle Development, LLC	(477)	(657)
Other	-	-

Total	$(1,687)	$(873)

The Company, through its 100% ownership of EFG Kirkwood LLC ("EFG Kirkwood"), has equity interests in Mountain Resort and Mountain Springs, ski resorts located in Kirkwood, California and Durango Colorado, respectively.

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations at Mountain Resort include (i) a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, and (ii) an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and (iii) a real estate brokerage company.

Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in DSC/Purgatory LLC ("Purgatory") in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail, and food and beverage services, with the remainder of its revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

The Company recorded a net loss from its equity investment in Mountain Springs and Mountain Resort of $1.2 million and $0.2 million for the twelve months ended December 31, 2002 and 2001, respectively. The increase in net loss from the Company’s equity investments of $1.0 million from 2001 to 2002 is primarily attributable to the Company’s investment in Mountain Springs. Mountain Springs increased its net loss in 2002 by $2.2 million, from $0.4 million in 2001.

During the twelve months ended December 31, 2002, Mountain Springs earned revenues of approximately $15.2 million, a decrease of approximately $0.1 million from $15.3 million for the same period ended December 31 2001. Lift ticket revenue decreased $0.6 million due to a decrease in visitors, primarily as a result of poor snowfall levels during the 2001-2002 ski season. As a result, retail sales declined $0.3 million. Mountain Springs also experienced a decline in other revenue sources of $0.2 million including the ski school, reservations, food and beverage and equipment rentals. Offsetting these decreases in revenues was an increase of approximately $1.0 million in real estate sales of seven townhome units.

Mountain Spring’s cost of sales increased approximately $0.4 million, from $1.1 million in 2001 to $1.5 million in 2002. The increase was driven primarily by an increase in the cost of sales related to the sale of seven townhome units.

Variable costs increased at Mountain Springs by approximately $0.7 million, from $4.8 million in 2001 to $5.5 million in 2002. The increase is a result of increased payroll and benefit costs. This increase was primarily caused by the early opening of the resort for the 2002-2003 ski season compared to the 2001-2002 season.

Mountain Spring’s fixed costs increased approximately $0.7 million during 2002, to $6.5 million, compared to $5.8 million in 2001. The increase was due to increased spending in advertising and resort entertainment. The resort also incurred approximately $0.5 million in costs related to the Mountain Spring’s airline subsidy program. These costs increased as a result of adding an additional airline carrier to the subsidy program, as well as a decrease in anticipated occupancy levels.

Mountain Springs incurred approximately $0.2 million in additional financing costs during 2002, from $0.9 million in 2001 to approximately $1.1 million in 2002. The result of the increase was primarily related to additional interest payments made as a result of debt refinancing of Mountain Spring’s notes payable.

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. The project, which is being developed by KVD LP, consists of approximately 270 acres of land that is zoned for 1,120 residential units in addition to commercial space. To date, 154 residential units have been constructed and sold and 10 additional units are under construction. The Company recorded an equity loss of $0.5 million and $0.7 million during the years ended December 31, 2002 and 2001, respectively, on its investment. The decrease in loss from the prior year is attributable to an increase in the number of lot and home sales from the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Cash requirements in 2002 were satisfied through cash flow from operations, proceeds from equipment sales and dividends from equity investments. Future inflows of cash from equipment disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In addition, future inflows of cash from equity investments will vary in timing and will also be influenced by many factors not controlled by the Company.

Rents and other receivables decreased by $0.3 million from fiscal 2001 to 2002, or 26%. The decrease in rents receivable is attributable to the sale of equipment during 2002.

Due from affiliates decreased by $0.1 million, or 3% from fiscal 2001 to 2002. The decrease in due from affiliates is attributable to several factors. The Company charges management fees to the EGF Programs on a monthly basis per the respective management agreements. Management fees receivable from the EGF Programs decreased by $0.3 million due to a decrease in the overall equipment portfolio which has ultimately decreased overall management fees. In addition to the management fees, the Company’s rents receivable from rent escrow decreased by approximately $0.1 million. All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account, rent escrow, and remits to the Company on a monthly basis. Rents receivable from rent escrow decreased because the Company’s equipment portfolio decreased due to continuous equipment dispositions that were not replaced. The $0.4 million decrease discussed above was offset in part, by a $0.3 million increase in interest receivable on loan obligations due from Mr. Engle and Mr. Coyne. The increase was attributable to the interest accrued on the notes.

Equipment held for lease decreased by $13.5 million or 25% from 2001 to 2002. A $8.0 million of the decrease is attributable to depreciation expense recorded during the year. In addition to depreciation expense, the Company sold equipment with a net book value of $3.5 million. During 2002, the Company also recorded a write-down of $1.9 million associated with a McDonnell Douglas MD-87. The decrease in the fair market value of the asset is due to the events of September 11, 2001, along with a recession in the United States. These events have continued to adversely affect the market demand for both new and used commercial aircraft. Management believes there is a significant oversupply of commercial aircraft available and that this oversupply will continue for some time. The remaining decrease of $0.1 million is attributable to AFG Investment Trust A and B’s equipment held for lease transferred to the Liquidating Trusts at year end.

Equipment held for sale increased by $6.2 million or 100% from fiscal 2001 to 2002. During 2002, MILPI arranged for the lease or purchase of a total of 1,050 pressurized tank railcars. The railcars will be subsequently sold or leased to either (i) the EGF Programs in which FSI, a wholly-owned subsidiary of MILPI, serves as the general partner or manager and holds an ownership interest in the programs, (ii) unrelated third parties in which FSI provides management services and does not hold an ownership interest in the third parties or (iii) Rail Investors I, LLC, a wholly-owned subsidiary of the Company. These railcars will be delivered over the next three years. A leasing company affiliated with the manufacturer will acquire approximately 70% of the railcars and lease them to Rail Investors I, LLC. The remaining 30% will either be purchased by other third parties to be managed by MILPI or by the EGF Programs. MILPI estimates that the total value of purchased railcars will not exceed approximately $26.0 million with approximately one third of the railcars estimated to be purchased in each of 2002, 2003 and 2004. As of December 31, 2002, MILPI had purchased $6.2 million of these railcars all of which were subsequently sold to an affiliated company in the first quarter of 2003. Subsequent to year end, MILPI purchased an additional $16.0 million of railcars. Approximately $3.0 million of the railcars purchased subsequent to year end were sold to affiliated entities at cost which approximates fair value.

Real estate held for development and sale increased by $1.7 million or 15% from 2001 to 2002. The increase is attributable to $0.8 million of costs incurred in 2002 to develop the property and $0.9 million of interest capitalized in 2002.

Buildings decreased by $0.4 million or 4% from 2001 to 2002. The decrease as attributable to depreciation expense recorded during the year.

Interests in affiliated companies decreased by $4.6 million or 19% from 2001 to 2002. Interests in affiliated companies consists of the Company’s interest in the Liquidating Partnerships, the Liquidating Trusts and the EGF Programs. A decrease of $0.6 million is primarily attributable to impairment recorded on the Company’s minority interest investment in the EGF Programs and the Liquidating Partnerships. The impairment was primarily attributable to a decrease in the equipment portfolio value of the EGF Programs and the plan of liquidation adopted by the Liquidating Partnerships. The Company also recorded $0.6 million in equity losses during 2002 associated with the Company’s portion of the investees’ net loss and received $3.8 million in distributions. In addition to the equity loss, distributions and the impairment, the Company purchased the remaining common stock in PLM in February 2002 for approximately $4.4 million. The acquisition resulted in an increase in the Company’s investment in the EGF Programs of $0.4 million.

Interests in non-affiliated companies decreased by $2.5 million or 16% from 2001 to 2002. A decrease in the investments of $1.7 million is attributable to equity losses recorded associated with the Company’s portion of the investees’ net loss. A decrease of $0.6 million was due to cash received from the Company’s investment in the non-affiliated companies. The remaining decrease of $0.2 million is attributable to AFG Investment Trust A and B’s interest in non-affiliated companies transferred to the Liquidating Trusts at year end.

Other assets increased by $0.6 million or 15% from 2001 to 2002. The increase in other assets is primarily attributable to a $0.4 million increase in the cash surrender value of the Company’s life insurance policies. In addition to the cash surrender value, the Company capitalized debt issue costs associated with the refinancing of two third party notes. During 2002, the Company refinanced a non-recourse loan associated with the Company’s interest in an aircraft and a loan secured by one of the Company’s buildings. Debt issue costs capitalized during the year were approximately $0.4 million. This increase was offset by $0.2 million of amortization of loan costs recorded during the year ended December 31, 2002.

Goodwill decreased by $0.2 million or 2% from 2001 to 2002. In February 2002, the Company purchased the remaining common stock in PLM for $4.4 million. The acquisition resulted in goodwill of $3.5 million. This increase was offset by the Company also recording a $3.8 million goodwill impairment in the equipment leasing segment as of December 31, 2002.

Accounts payable and accrued expenses increased by $0.1 million or 2% from 2001 to 2002. The increase in accounts payable and accrued expenses is primarily attributable to the acquisition of the remaining common stock of PLM in the first quarter of 2002. The Company recorded a $0.4 million accrual for estimated severance and property abandonment on the acquisition date in accordance with management’s formal plan to involuntarily terminate employees, which plan was developed in conjunction with the acquisition. As of December 31, 2002, the Company had paid approximately $0.1 million of these estimated costs. An additional increase of $0.1 million in accounts payable and accrued expense is attributable to the timing of payments. The increases discussed above were partially offset by a decrease of $0.3 million which was attributable to AFG Investment Trust A and B’s accounts payable and accrued expenses transferred to the Liquidating Trusts at year end.

Indebtedness to unrelated third parties decreased by $6.3 million or 12% from 2001 to 2002. A decrease of $8.3 million was attributable to principal payments made amortizing the balance of the debt. This decrease was offset by $2.0 million of additional borrowings received in conjunction with the refinancing of two notes.

Indebtedness and other obligations to affiliates increased by $1.1 million or 4% from 2001 to 2002. The increase in indebtedness and other obligations to affiliates is primarily attributable to a $1.1 million increase in accrued interest associated with the Company’s $28.8 million principal balance of related party debt.

Deferred income taxes increased by $2.8 million or 29% from fiscal 2001 to 2002. The increase in deferred income taxes is primarily attributable to the acquisition of the remaining common stock of PLM in the first quarter of 2002. The acquisition of the remaining common stock of PLM resulted in a $2.2 million increase to the deferred tax liability. The remaining increase is attributable to a change in the Company’s temporary differences between the tax basis of assets and liabilities and the carrying values for financial statement purposes.

MILPI Holdings LLC

MILPI is an equipment leasing management company that operates in one business segment at December 31, 2002, equipment management. As of December 31, 2002, MILPI had approximately $19.4 million of equity investments in several equipment leasing programs, which comprised approximately 44% of MILPI's total assets. MILPI is a participant in a $10.0 million warehouse credit facility, which expires in September 2003. The warehouse credit facility is shared by MILPI and several of its managed equipment leasing programs. All borrowings are guaranteed by PLM. As of August 31, 2003, MILPI had borrowings of $7.2 million under the credit facility. MILPI has no other third-party long-term debt outstanding. At August 31, 2003, MILPI had $4.1 million in cash and cash equivalents.

MILPI has arranged for the lease or purchase of a total of 1,050 pressurized tank railcars. These railcars will be delivered over the next three years. A leasing company affiliated with the manufacturer will acquire approximately 70% of the railcars and lease them to the Rail Investors I, Inc. The remaining 30% will either be purchased by third parties to be managed by MILPI or by the affiliated programs. MILPI will manage the purchased railcars and will earn management fees from the lease revenue. Subsequent to year, MILPI had purchased an additional $16.0 million of these railcars and sold $3.0 million to affiliated entities at cost which approximates fair value.

MILPI had positive cash flows from operations of $1.8 million during 2002. Cash flows from operations were used to finance and purchase additional assets to increase its portfolio of managed assets and pay dividends. MILPI paid approximately $4.7 million in cash dividends in 2002 to the Trusts.

Subsequent to year end, MILPI acquired AFG Investment Trust A and B Liquidating Trusts’ interest in MILPI. The acquisition was financed through MILPI’s existing cash reserves and cash flows generated from the sale of railcars. Subsequent to the acquisition, AFG Investment Trust C and D’s ownership interest in MILPI increased to 50% per Trust.

In the first quarter of 2003, RMLP, Inc., a wholly-owned subsidiary of MILPI, purchased a 75% ownership interest in the Rancho Malibu partnership. Rancho Malibu is a subsidiary of the Company that develops 274 acres of land in Malibu, California. MILPI purchased the interest in Rancho Malibu from Semele Group Inc. for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15.4%) of the common stock of RMLP, Inc. The acquisition was financed through existing cash flows and proceeds from the sale of railcars. In the second quarter of 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. The third party investor contributed approximately $2.0 million to Rancho Malibu and is the development general partner.

MILPI’s asset base consists of its ownership interests in the management in several equipment programs with limited lives. MILPI’s revenue base consists primarily of management fees earned from the equipment programs. If MILPI does not find new sources of capital and revenue, its source of revenues and asset base will decrease and eventually terminate as the equipment programs reach the end of their legal lives.

Rail Investors I, LLC

Rail Investors I, LLC was formed in the fourth quarter of fiscal 2002 and is a wholly owned subsidiary of Semele Group Inc. Rail Investors I, LLC was formed for the sole purpose of leasing equipment under an operating lease and re-leasing the equipment to unrelated third parties. During 2002, the Company recorded $0.1 million lease revenues with $0.1 million in operating costs.

As of August 31, 2003, Railcar Investor I, Inc. had total assets of approximately $0.4 million which consisted primarily of cash and accounts receivable. In addition, it had leased 202 railcars under a ten year operating lease and subsequently sub-leased the equipment.

AFG Investment Trust C and D

In fiscal 1999, the Company purchased, from an affiliated entity, a controlling interest in AFG Investment Trusts C and D. AFG Investment Trust C and D were organized for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment and operate primarily in the equipment leasing segment.

At December 31, 2002, the two trusts had total assets of $76.7 million which consisted primarily of equipment held for lease with a net book value of $40.0 million. The two trusts also owned approximately $33.0 million in several minority ownership investments that operate in the equipment management and real estate segments which included MILPI, EFG Kirkwood, Kettle Valley and Rancho Malibu. The remaining assets consisted of $1.6 million in cash and other miscellaneous receivables.

AFG Investment Trust C and D had total liabilities of $45.2 million at December 31, 2002. Liabilities primarily consisted of non-recourse notes payable to third parties which are secured by its equipment held for lease.

As of June 30, 2003, the two trusts had total assets of approximately $79.3 million which consisted primarily of equipment held for lease of $36.8 million, minority interest investments of $39.0 million and cash, receivables and other assets of $3.9 million. The two trusts also had total liabilities of $42.8 million which consisted primarily of non-recourse to third parties secured by its equipment held for lease.

In the future, the nature of the trusts’ operations and principal cash flows will continue to shift from rental receipts and equipment sale proceeds to distributions from equity investments. As this occurs, the trusts’ cash flows resulting from equipment investments may become more volatile in that certain of the trusts’ equipment leases will be renewed and certain of its assets will be sold. In some cases, the trusts may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The trusts’ advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the trusts’ equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, and the trusts’ future working capital requirements, in establishing the amount and timing of future cash distributions. As a result, the trusts do not anticipate declaring any dividend distributions in the near future.

AFG International

Ariston, through several majority-owned subsidiaries, owns AFG Realty Corporation, the managing trustee of AFG International I and II ("AFG International"). AFG International’s assets consist of land and two buildings that are leased to a major university. The buildings are used in connection with the university’s international education programs and include both classroom and dormitory space.

AFG International had total assets of $8.8 million at December 31, 2002. Total assets consisted primarily of buildings and land which had a net book value of $11.6 million and cash of $0.6 million. AFG International had total liabilities of $6.2 million which consisted primarily of two notes totaling $5.9 million. One loan, with a balance of $5.7 million, matures in December 2005 and carries a variable interest rate. The other loan, with a balance of $0.2 million, matured on December 31, 2002 and carried a variable interest rate. Subsequent to year end, AFG International paid the existing principal and accrued interest on the $0.2 million loan.

As of June 30, 2003, AFG International’s total assets were $12.1 million, consisting primarily of buildings and land with a net book value of $11.4 million and cash of $0.4 million. AFG International had total liabilities of $6.2 million consisting primarily of a $5.5 million loan. As discussed above, this loan carried a variable interest rate and matures in December 2005.

Rancho Malibu

BMIF/BSLF II Rancho Malibu LP ("Rancho Malibu") owns 274 acres of undeveloped land north of Malibu, California. Approximately 40 acres of the property are zoned for development of a 46-unit residential community. The remainder is divided as follows: (i) 167 acres are dedicated to a public agency, (ii) 47 acres are deed restricted within privately-owned lots, and (iii) 20 acres are preserved as private open space. Rancho Malibu had total assets of $13.4 million which consisted primarily of land and costs capitalized to develop the property with a carrying value of $13.0 million and restricted cash of $0.4 million associated with deposits on development which are subject to withdrawal restrictions. Total liabilities were approximately $0.3 million which consisted of miscellaneous payables and accrued expenses.

In the first quarter of 2003, Semele Group Inc. transferred its interest in Rancho Malibu to RMLP, Inc., a wholly-owned subsidiary of MILPI, for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15.4%) interest in RMLP, Inc. Proceeds from the transfer, were used to pay the outstanding principal and accrued interest of the $4.4 million note secured by the property. Because the property was transferred to a wholly-owned subsidiary of MILPI, the $2.5 million promissory note, related accrued interest and gain on the transfer of property to RMLP, Inc. are eliminated in consolidation. In the second quarter of 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. The third party investor contributed approximately $2.0 million to the partnership and is the development general partner.

Minority Interest Investments

The Company owns minority interest investments in several equipment leasing and real estate companies, which are accounted for under the equity method of accounting. The financial position and liquidity of these companies could have a material impact on the Company. A description of the Company’s minority interest investments and a brief summary of the financial position are summarized below:

The Company has minority interest investments in the following entities as of December 31, 2002 and 2001, respectively (in thousands of dollars):

	2002	2001

		(Restated)
Interest in EFG/Kettle Development LLC	$7,263	$7,740
Interest in Mountain Resort Holdings LLC and Mountain Springs Resort LLC	5,576	7,425
Interest in liquidating partnerships	322	3,374
Interest in liquidating trusts	-	-
Interest in EGF Programs	19,361	20,948
Other	466	627

Total	$32,988	$40,114

Kettle Valley

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. Kettle Valley has historically operated at a net loss and has sustained negative cash flows from operations. As of December 31, 2002, the company has approximately $6,000 in cash and $1.6 million in debt to third parties. Because the real estate is in the early phase of development, the net loss and negative cash flows from operations are expected to continue for some time. Kettle Valley expects to pay existing obligations with the sales proceeds from future lot sales. Lot and home sales were 34 and 15, respectively in 2002 compared to 38 lots and 10 homes sold in 2001. Kettle Valley did not pay dividends in 2002, 2001 or 2000 and does not anticipate paying dividends in the near future until lots sales and cash flow from home construction and sales are sufficient to support operations. Future capital needs that may be required by Kettle Valley are expected to be financed by the other equity holders or outside investors.

Kettle Valley reported net losses of $0.8 million and $1.4 million for the fiscal years 2002 and 2001, respectively. The decrease in net loss from 2001 to 2002 is attributable to $0.3 million of professional fees accrued in 2001 that were renegotiated in 2002. As a result of the renegotiation, the fees were reversed in 2002.

In August 2003, Kelowna, British Columbia, Canada, was affected by widespread fires surrounding the development property. The forest fire had forced more than 20,000 residents from their homes and has forced KVD LP’s employees to temporarily evacuate its corporate office. To date, the company has experienced a minimal amount of damage and business interruption which is expected to be recovered under the company's insurance policy less the deductible which will not have a material effect to the Company’s financial statements.

Mountain Springs and Mountain Resorts

EFG Kirkwood was formed for the purpose of acquiring a minority interest in two real estate investments. The investments consist of an interest in two ski resorts: Mountain Resort and Mountain Springs. EFG Kirkwood has no other significant assets other than its interest in the ski resorts.

Mountain Springs: Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in Purgatory in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Mountain Spring's primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Additional cash flow is provided by its real estate development activities and by the resort’s summer recreational programs. When out of season, operations are funded by available cash and through the use of a $3.5 million dollar line of credit, which is guaranteed by EFG Kirkwood. Mountain Springs did not make any distributions during 2002 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2002, Mountain Springs had current assets of $5.6 million, which consisted of $3.8 million of cash, accounts receivable of $0.7 million and inventories and other assets of $1.1 million. Long-term assets consist primarily of buildings, equipment and real estate totaling approximately $26.0 million.

Liabilities totaled approximately $22.5 million at December 31, 2002 and consisted primarily of debt and notes outstanding.

During the twelve months ended December 31, 2002, Mountain Springs recorded revenues of approximately $15.2 million, a decrease of approximately $0.1 million from $15.3 million for the same period ended December 31, 2001. Lift ticket revenue decreased $0.6 million due to a decrease in visitors, primarily as a result of poor snowfall levels during the 2001-2002 ski season. As a result, retail sales also declined $0.3 million. Mountain Springs also experienced a decline in other revenue sources of $0.2 million including the ski school, reservations, food and beverage and equipment rentals. Offsetting these decreases in revenues was an increase of approximately $1.0 million in real estate commissions earned through the sale of seven townhome units.

Mountain Spring’s cost of sales increased approximately $0.4 million, from $1.1 million in 2001 to $1.5 million in 2002. The increase was driven primarily by a significant increase in the costs related to the seven units.

Variable costs increased at Mountain Springs by approximately $0.7 million, from $4.8 million in 2001 to $5.5 million in 2002. The increase is a result of increased payroll and benefit costs. This increase was partially caused by the early opening of the resort for the 2002-2003 ski season compared to the 2001-2002 season.

Mountain Spring’s fixed costs increased approximately $0.7 million during 2002, to approximately $6.5 million, compared to approximately $5.8 million in 2001. The increase was due to increased spending in advertising and resort entertainment. The resort also incurred approximately $0.5 million in costs related to the Mountain Spring’s airline subsidy program. These costs increased as a result of adding an additional airline carrier to the program, as well as a decrease in anticipated occupancy levels.

Mountain Resort: Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Mountain Resort’s primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Mountain Resort did not pay any distributions during 2002 and does not expect to pay any distributions in the near future. Cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2002, Mountain Resort had current assets of approximately $7.0 million, which consisted of cash of $3.6 million, accounts receivable of $2.0 million, and inventory and other assets of $1.4 million. Long-term assets consisted primarily of buildings, equipment and real estate totaling $42.1 million.

Liabilities were approximately $29.0 million, which consisted primarily of long-term senior notes and affiliated debt.

Both Mountain Springs and Mountain Resort are subject to a number of risks, including weather-related risks and the risks associated with real estate development and resort ownership. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

Liquidating Partnerships

In 1998, the Company acquired Ariston Corporation which had an ownership interest in eleven limited partnerships engaged primarily in the equipment leasing business. In July 2002, the partnerships each adopted a formal plan of liquidation and transferred its’ assets to eleven respective liquidating partnership trusts ("Liquidating Partnerships") for the sole purpose of liquidating the assets. In accordance with the Plan of Liquidation and Dissolution dated July 18, 2002 all of the net cash proceeds from the sale of the assets of the Liquidating Partnerships and cash, less reserves for any contingent liabilities, are to be distributed to the partnerships’ interest holders no later than December 31, 2003. The partnerships, which have been dissolved, were originally organized as limited partnerships for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment.

At December 31, 2002, the Liquidating Partnerships had approximately $5.8 million in cash and approximately $1.3 million in accounts receivable from affiliates for rents and proceeds from the sale of equipment paid by the lessee directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Liquidating Partnerships.

At December 31, 2002, the Liquidating Partnerships’ remaining equipment, with a net book value of $2.6 million, primarily consisted of the ownership interest in a McDonnell Douglas MD-82 aircraft, which was subsequently sold in July 2003 for $2.1 million.

The Liquidating Partnerships had accrued liabilities of $4.4 million at December 31, 2002. Accrued liabilities consist of costs incurred and estimated costs associated with liquidating the remaining assets of the Liquidating Partnerships.

On March 31, 2003, the Liquidating Partnerships distributed cash of approximately $1.5 million, of which the Company received $10,000, completing the liquidation of four of the Liquidating Partnerships. Management anticipates that approximately $0.4 million of additional cash distributions will be received by the Company from its remaining interest in the Liquidating Partnerships.

Liquidating Trusts

On December 31, 2002, the Liquidating Trusts were organized for the sole purpose to liquidate and dissolve all of the remaining assets and liabilities of the AFG Investment Trust A and AFG Investment Trust B with no objective to continue or engage in the conduct of trade or business.

The Liquidating Trusts have no employees and are managed pursuant to the Liquidating Trust Agreements which are managed by an independent trustee. The trustee’s role, among other things, is to complete the liquidation of the assets and to satisfy or discharge the liabilities of the trusts.

The Liquidating Trusts own assets operating in three business segments: equipment leasing, equipment management and real estate ownership, development and management. Equipment leasing assets consist of the Liquidating Trusts’ equipment held for sale or on-lease, which consists of forklifts, trucks, handling materials and other miscellaneous equipment. Equipment management assets consist of an equity interest in MILPI. In May 2003, MILPI acquired the Liquidating Trusts’ interest in MILPI for $5.4 million. The acquisition was financed through MILPI’s existing cash reserves. MILPI is an equipment management company specializing in the leasing of transportation and related equipment. The Liquidating Trust’s real estate assets consist primarily of an equity ownership interest in EFG Kirkwood.

At December 31, 2002, the Liquidating Trusts had approximately $1.9 million in cash and approximately $0.1 million in accounts receivable from affiliates for rents and proceeds from the sale of equipment paid by the lessee directly to EFG. EFG temporarily deposits collected funds a separate interest-bearing escrow account prior to remittance to the Liquidating Partnerships.

The Liquidating Trusts had accrued liabilities of $0.5 million at December 31, 2002. Accrued liabilities consist of costs incurred and estimated costs associated with liquidating the remaining assets of the Liquidating Trusts. Through August 31, 2003, the Liquidating Trusts have made no cash distributions.

The Liquidating Trusts are actively seeking potential buyers of its equity investment in EFG Kirkwood. However, adverse market conditions could have had a negative impact on the marketing of the investment. The Liquidating Trusts do not expect to pay any distributions until their interest in EFG Kirkwood has been sold.

Equipment Growth Funds

FSI, a wholly-owned subsidiary of PLM, is an equipment management company specializing in the leasing of transportation equipment. FSI earns revenues in connection with the management of the limited partnerships and private placement programs. As compensation for organizing a partnership investment program, FSI was granted an interest (between 1% and 15%) in the earnings and cash distributions of the EGF Programs, in which FSI is the General Partner or Manager.

Equipment acquisition and lease negotiation fees are generally earned through the purchase and initial lease of equipment, and are generally recognized as revenue upon completion of substantially all of the services required to earn the fees, typically when binding commitment agreements are signed. Management fees are earned for managing the equipment portfolios and administering investor programs as provided for in various agreements, and are recognized over time as revenue as they are earned.

As of December 31, 2002, the EGF Programs’ had approximately $47.5 million in cash and approximately $6.9 million in receivables net of an allowance for doubtful accounts. Management is actively seeking investment opportunities for the liquid assets of the EGF Programs.

At December 31, 2002, the EGF Programs’ equipment portfolio consisted of equipment with a net book value of $121.0 million, primarily consisting of ownership in aircrafts vessels, railcars, marine containers and trailers. The EGF Programs had approximately $20.9 million of restricted cash at December 31, 2002, which the programs are contractually obligated to use for the purchase of railcars. During the eight months ended August 31, 2003, the programs purchased $10.9 million in railcars from MILPI at cost.

The EGF Programs had approximately $39.8 million of debt at December 31, 2002, which is recourse and secured by equipment currently on lease.

On December 31, 2002, the PLM Equipment Growth Fund III Liquidating Trust ("EGF Liquidating Trust") was established for the sole purpose to liquidate and dissolve all of the remaining assets and liabilities of the PLM Equipment Growth Fund III with no objective to continue or engage in the conduct of trade or business.

Commitments and Contingencies

Commitments and contingencies as of December 31, 2002 are as follows (in thousands of dollars):

c	.	Less than	1-3	4-5		After 5
Current Commitments and Contingencies	Total	1 year	Years	Years		Years

Indebtedness	$46,651	$36,873	$9,778	$-		$-
Indebtedness - affiliates	28,774	5,452	21,421	1,901		-
Commitment to purchase railcars	19,800	16,000	3,800	-		-
Line of credit	-	-	-	-		-
Mountain springs debt guarantee	2,600	2,600	-	-		-
Guarantee obligation	400	-	400	-		-
Contingent residual interest in aircraft	3,155	3,155	-	-		-

Total	$101,380	$64,080	$35,399	$1,901	$

Indebtedness: Long-term debt to third parties at December 31, 2002 consisted of approximately $46.7 million which included two note obligations totaling approximately $5.9 million associated with the Company’s two buildings. One loan, with a balance of $5.7 million, matures in December 2005 and carries a variable interest rate equal to the LIBOR daily rate plus one hundred ninety (190) basis points per annum. The other loan, with a balance of $0.2 million, matured on December 31, 2002 and carried a variable interest rate equal to prime plus 1.50% (5.75% at December 31, 2002). Subsequent to year end, the Company paid the existing principal and accrued interest on the $0.2 million loan.

The remainder of the Company’s indebtedness of $40.8 million to third parties is non-recourse installment debt pertaining to equipment held on operating leases. This debt is secured by the equipment and related lease payments and will be partially amortized by the remaining contracted lease agreements corresponding to each asset. However, the Company has balloon payment obligations of approximately $31.9 million and $1.3 million, respectively, at the expiration of the respective leases in November 2003 and June 2006. Interest rates on equipment debt obligations consist of fixed and variable rates at December 31, 2002. Approximately $35.2 million of the fixed rate debt consists of fixed interest rates ranging from 8-9%. The Company estimates, based on recent transactions, that the fair value of the fixed rate notes is approximately $33.8 million. The remaining debt balance of $5.6 million consists of variable interest rate debt equal to LIBOR plus 3.5% (5.75% at December 31, 2002).

Indebtedness and Other Obligations to Affiliates: During 1999, the Company originally issued $19.6 million of promissory notes to acquire an 85% equity interest in Equis II. Prior to the Company’s acquisition of Equis II in 1999 and 2000, Equis II was controlled by Mr. Engle, who either directly or indirectly owned a majority of Equis II’s stock with the remaining interest controlled by Mr. Coyne. The $19.6 million of promissory notes issued by the Company to the owners to acquire Equis II Corporation is divided into two groups of notes.

The first group originally totaled $14.6 million and matures on October 31, 2005. As of December 31, 2002, the Company owed $13.0 million of which $4.0 million of the balance outstanding was due on October 2, 2002. In addition, approximately $6.0 million of the notes were due in fiscal 2003. Subsequent to year end, the Company amended the repayment schedule with the outstanding principal payment and 2003 principal payments were due in 2005. The commitment and contingencies table above has been adjusted to reflect this amendment. These notes bear interest at a face rate of 7% annually, but provide for quarterly interest payments based upon a pay-rate of 3%. The remaining portion, or 4%, is deferred until the maturity date.

The second group of promissory notes, issued by the Company to acquire Equis II, originally totaled $5.0 million and have payment terms identical to certain debt obligations of Mr. Engle and Mr. Coyne to the Company included in Due from Affiliates in the accompanying consolidated balance sheets. At the time of the Company’s initial 85% investment in Equis II, Mr. Engle and Mr. Coyne had debt obligations to (i) Equis II Corporation totaling approximately $1.9 million and (ii) a subsidiary of Ariston, Old North Capital LP ("ONC"), totaling approximately $3.1 million. As a result of the Equis II transaction, the Company became the beneficiary of notes due from Mr. Engle and Mr. Coyne and the obligor on new notes, having identical terms and for equal amounts, due to Mr. Engle, or family trusts/corporation(s) controlled by Mr. Engle, and to Mr. Coyne. The Company is required to make future payments with respect to these notes to the extent of proceeds from payments made by Mr. Engle and Mr. Coyne to Equis II and ONC. The terms of the notes provide that the Company will be relieved of its obligations to make payments during the period of any default by either Mr. Engle or Mr. Coyne in remitting payments with respect to their obligations to Equis II or ONC. The balance of the associated Equis II and ONC debt was approximately $1.9 million and $1.0 million, respectively, both at December 31, 2002 and 2001.

In November 1999, the Company purchased from an affiliated company, EFG, certain equity interest in the Trusts, referred to as the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Payment of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. To date, the Company has received cash distributions of approximately $3.1 million from the Special Beneficiary Interest and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. This distribution occurred in December 1999 and the related principal of $2.9 million has been recorded as purchase price under APB No. 16. At December 31, 2002 and 2001, the non-recourse note had an outstanding principal balance of approximately $6.6 million. In accordance with APB No. 16, the non-recourse note issued in consideration for the SB Interests is accounted for as contingent purchase price and is not included in the accompanying consolidated balance sheets.

In 1998, the Company issued a $10.5 million non-recourse purchase-money promissory note to EFG in conjunction with the acquisition of Ariston. The purchase-money note bears interest at an annualized rate of 7%, but requires principal amortization and payment of interest prior to the maturity date only to the extent of cash distributions paid to the Company in connection with the partnership interests owned by Ariston. As of December 31, 2002, the note is due to mature August 31, 2003 with recourse to the common stock of Ariston. Subsequent to year end, the Company amended the note’s repayment schedule with the principal balance due in 2005. The table above has been adjusted to reflect this amendment. Cash distributions by Ariston require the consent of EFG until such time that the Company’s obligation to EFG under the note is paid.

In 1997, the Company borrowed $4.4 million from certain affiliates controlled by Mr. Engle, including $0.5 million from AFG Investment Trust A, a subsidiary. The notes were secured by the Company’s interest in Rancho Malibu. During fiscal 2001, the Company controlled AFG Investment Trust A and eliminated the Trust’s balance of the note in consolidation. On December 31, 2002, AFG Investment Trust A entered into a Plan of Liquidation and Dissolution and transferred its assets to a Liquidating Trust. In conjunction with the Plan of Liquidation and Dissolution, the Trust entered into a Liquidating Trust Agreements with an independent third party, as trustee of the Liquidating Trust. The trustee has complete control over the dissolution of the Liquidating Trust’s assets. Accordingly, the balance of the Trust’s note was not eliminated in consolidation in the Company’s December 31, 2002 financial statements. Subsequent to year end, the Company paid the outstanding principal and accrued interest totaling $4.5 million.

Commitment to Purchase Railcars: MILPI arranged for the lease or purchase of a total of 1,050 pressurized tank railcars. The railcars will be subsequently sold or leased to either (i) the EGF Programs in which PLM Financial Services, Inc. ("FSI"), a wholly-owned subsidiary of MILPI, serves as the general partner or manager and holds an ownership interest in the programs, (ii) unrelated third parties in which FSI provides management services and does not hold an ownership interest in the third parties or (iii) Rail Investors I, LLC, a wholly-owned subsidiary of the Company. These railcars will be delivered over the next three years. A leasing company affiliated with the manufacturer will acquire approximately 70% of the railcars and lease them to Rail Investors I, LLC. The remaining 30% will either be purchased by other third parties to be managed by the Company or by the EGF Programs. MILPI expects to manage the purchased railcars. MILPI estimates that the total value of purchased railcars will not exceed approximately $26.0 million with approximately one third of the railcars being purchased in each of 2002, 2003 and 2004. As of December 31, 2002, the Company had purchased $6.2 million of these railcars all of which were subsequently sold to an affiliated company in the first quarter of 2003. Subsequent to year end and through August 31, 2003, MILPI purchased an additional $16.0 million of railcars. Approximately $3.0 million of the railcars purchased subsequent to year end were sold to affiliated entities at cost which approximates fair value.

Line of Credit: The Company is a participant in a $10.0 million warehouse facility that expires in September 2003. The warehouse facility is shared by the Company, PLM Equipment Growth Fund V, PLM Equipment Growth Fund VI, PLM Equipment Growth and Income Fund VII and Fund I. The facility provides for financing up to 100% of the cost of equipment. Outstanding borrowings by one borrower reduce the amount available to each of the other borrowers under the facility. Individual borrowings may be outstanding for no more than 270 days, with all advances due no later than September 30, 2003. Interest accrues either at the prime rate or LIBOR plus 2.0% at the borrower’s option and is set at the time of an advance of funds. All borrowings are guaranteed by MILPI. There were no borrowings on the line of credit at December 31, 2002. As of August 31, 2003, MILPI had borrowed $7.2 million under this facility.

Mountain Springs Debt Guarantee: On August 1, 2001, EFG Kirkwood entered into a guarantee agreement whereby EFG Kirkwood guarantees the payment obligations under a revolving line of credit between Purgatory and a third party lender. Another investor in the ski resort also guarantees the payment obligation under the line of credit. The amount of the guarantee is equal to the outstanding balance of the line of credit which cannot exceed the principal balance of $3.5 million. As of December 31, 2002 and August 31, 2003, Purgatory had an outstanding balance of approximately $2.6 million and $3.5 million on the line of credit, respectively. The revolving line of credit is scheduled to mature in August 2004. The Company’s guarantee would require payment only in the event of default on the line of credit by Purgatory in amount equal to amounts advanced less any amounts recovered by the other guarantor on the line. Management believes the likelihood is remote that payments will be required under this guarantee.

Guaranteed Obligations: As of December 31, 2002 and 2001, PLM had guaranteed certain obligations up to $0.4 million of a Canadian railcar repair facility, in which PLM has a 10% ownership interest.

Contingent Residual Interest in Aircraft: Other liabilities in the accompanying consolidated balance sheets consists primarily of $3.0 million received in consideration for a non-recourse residual interest in a Boeing 767-300 aircraft. The seller of the Company's interest in Kettle Valley purchased a residual sharing interest in the aircraft owned by the Company and leased to an independent third party. The seller paid approximately $3.0 million to the Buyers for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Company receives net residual proceeds from the aircraft and the residual interest is non-recourse to the Buyers. As of June 30, 2002 the net book value of the related aircraft was $1.3 million below the carrying value of the debt.

Other: The SEC commenced an informal inquiry in June 2003 to determine if there have been violations of the federal securities laws. The SEC, among other things, asked the Company to voluntarily provide information and documents relating to any possible or proposed restatements of the Company’s financial statements. The Company has provided the information and documents requested. The Company is cooperating fully with the SEC informal inquiry.

In prior comment letters, the SEC requested information and support for its historical position related to the Company’s accounting treatment associated with the acquisition of Equis II and the SB Interests in the Trusts. In fiscal 2000, the Company treated these acquisitions as a combination of entities under common control accounted for in a manner similar to a pooling of interests. The Company responded to the SEC staff’s comments by providing additional information and support for its accounting treatment. On April 3, 2003, the Company received an additional letter from the staff at the SEC in which the SEC staff disagreed with the Company’s position and requested that the Company restate its 2001 financial information in its 2002 Form 10-KSB to account for the acquisition under the purchase method of accounting. Accordingly, the Company has restated its 2001 financial statements in its 2002 Form 10-KSB.

Outlook for the Future

Several other factors may affect the Company’s operating performance during the remainder of 2003 and beyond including:

-changes in markets for the Company’s equipment;
-changes in the regulatory environment in which the Company’s equipment operates; and
-changes in the real estate markets in which the Company has ownership interests.

The future outlook for the different operating segments of the Company is as follows:

Real Estate

The Company has a minority interest in two ski resorts, which are subject to the risks of the tourism industry. The economic downturn in the tourism industry following September 11, 2001 terrorist attacks had an adverse impact on the operating results of the resorts and the Company. There can be no assurance that the travel and tourism industry will return to its pre-September 11 levels. The resorts have customers who both fly and drive to the resort locations. At this time, management does not believe the economic downturn in the travel industry will recover in the near future.

In addition, the resorts are also subject to a number of other risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Company, its affiliates and its joint venture partners.

The Company also has a minority interest in several real estate development companies, some of which are located at the resorts. The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, and other governmental rules.

The Company’s investments in real estate development companies have experienced an increase in residential sales as a result of interest rates currently being at historical lows. There is a risk that residential sales could materially decline if interest rates increase.

The Company's involvement in real estate development also introduces financials risks, including the potential need to borrow funds to develop the real estate projects. While the Company's management presently does not foresee any unusual risks in this regard, it is possible that factors beyond the control of the Company, its affiliates and joint venture partners, such as a tightening credit environment, could limit or reduce its ability to secure adequate credit facilities at a time when they might be needed in the future. Alternatively, the Company could establish joint ventures with other parties to share participation in its development projects.

Because the investments in the ski resorts include real estate development companies, the risks and uncertainties associated with the tourism industry can adversely affect the value of the real estate development companies associated with these investments. Decrease in tourism, weather-related conditions or other risks discussed above can permanently decrease the value of the investment and future operations.

The Company does not anticipate receiving dividend distributions from the real estate investments in the near future due to the uncertainty of the current market conditions.

Equipment Leasing

The events of September 11, 2001 and the subsequent weakened airline industry have also adversely affected market demand for both new and used commercial aircraft. In addition, during 2003 severe acute respiratory syndrome (SARS) has led to a dramatic decline in passenger travel in Asia. While it currently is not possible for the Company to determine the ultimate long-term economic consequences of these events to the equipment leasing segment the resulting decline in air travel has suppressed market prices for used aircraft and inhibited the viability of some airlines. In the event of a lease default by an aircraft lessee, the Company could experience material losses. At June 30, 2003, the Company has collected substantially all rents owed from aircraft lessees. The Company is monitoring developments in the airline industry and will continue to evaluate the potential implications to the Company’s financial position and future liquidity. Management does not anticipate significant improvements in its aircraft values.

At lease inception, the Company’s equipment was leased by a number of credit worthy, investment-grade companies. To date, the Company has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Company’s leases will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Company remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Company’s experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

The ultimate realization of residual value for any type of equipment is dependent upon many factors, including condition and type of equipment being sold and its marketability at the time of sale. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. The Company attempts to monitor these changes in order to identify opportunities which may be advantageous to the Company and which will maximize total cash returns for each asset.

In the future, the nature of the Company's equipment leasing operations and principal cash flows will continue to shift from rental receipts and equipment disposition proceeds to distributions from equity investments. As this occurs, the Company's cash flows resulting from equipment investments may become more volatile in that certain of the Company's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Company may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Company’s Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Company's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, and the Company's future working capital requirements, in establishing the amount and timing of future cash distributions. As a result, the Company does not anticipate declaring any dividend distributions in the near future.

In accordance with the Trusts’ operating agreements, upon the dissolution of the Trusts, the Managing Trustee (a wholly-owned subsidiary of the Company) will be required to contribute to the Trusts an amount equal to any negative balance, which may exist in the Managing Trustee's capital account.

Equipment Management

The ultimate realization of revenues for managed equipment is subject to economic risks related to many changing factors, including ability of MILPI’s equipment programs to realize acceptable lease rates on its equipment in the different equipment markets. Lease rates are contingent on many factors, such as specific market conditions and economic activity, technological obsolescence, and government or other regulations. The unpredictability of some of these factors, or of their occurrence, makes it difficult for the MILPI to clearly define trends or influences that may impact the performance of the equipment programs. MILPI continually monitors both the equipment markets and the performance of the equipment programs in these markets. MILPI may decide to reduce the equipment program's exposure to equipment markets in which it determines it cannot operate equipment to achieve acceptable rates of return. Alternatively, MILPI may make a determination to enter equipment markets in which it perceives opportunities to profit from supply/demand instabilities or other market imperfections.

MILPI’s asset base consists of its ownership interests in the management in several equipment programs with limited lives. MILPI’s revenue base consists primarily of management fees earned from the equipment programs. If MILPI does not find new sources of capital and revenue, its source of revenues and asset base will decrease and eventually terminate as the equipment programs liquidate.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of Semele Group Inc.

We have audited the accompanying consolidated balance sheets of Semele Group Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of MILPI Holdings, LLC and subsidiaries, a wholly-owned subsidiary, which statements reflect total assets constituting 33% and 28% as of December 31, 2002 and 2001, respectively, and total revenues of 29% for the year ended December 31, 2002 and 36% for the period February 7, 2001 through December 31, 2001, of the related consolidated totals. Those statements were audited by other auditors whose report, which has been furnished to us, included an explanatory paragraph that MILPI Holdings, LLC and subsidiaries changed its method of accounting for goodwill and other intangible assets with the adoption in fiscal 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Our opinion, insofar as it relates to the amounts included for MILPI Holdings, LLC and subsidiaries, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semele Group Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002 the Company changed its method of accounting for goodwill and other intangible assets in accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

The accompanying financial statements for the year ended December 31, 2001 have been restated as discussed in Note 2.

/S/ ERNST & YOUNG LLP

Tampa, Florida
September 3, 2003

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Members
MILPI Holdings, LLC:

We have audited the consolidated balance sheets of MILPI Holdings, LLC, a Delaware limited liability company, and subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related statements of income, shareholders’ equity and cash flows for the year ended December 31, 2002 and for the period from February 7, 2001 through December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and for the period from February 7, 2001 through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with the adoption in fiscal 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
March 28, 2003

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31,
(in thousands of dollars, except per share and share amounts)
	2002	2001

		(Restated)
Assets
Cash and cash equivalents	$11,997	$19,954
Restricted cash	436	452
Rents and other receivables	880	1,183
Equipment held for lease, net of accumulated depreciation
of $60,239 and $65,367 at December 31, 2002 and 2001, respectively	39,948	53,454
Equipment held for sale	6,227	-
Real estate held for development	13,020	11,280
Land	1,929	1,929
Buildings, net of accumulated depreciation of $2,240 and $1,885
at December 31, 2002 and 2001, respectively	9,693	10,048
Interests in affiliated companies	19,683	24,322
Interests in non-affiliated companies	13,305	15,792
Other assets	4,212	3,648
Due from affiliates	4,507	4,625
Goodwill, net of accumulated amortization of $5,669 at
December 31, 2002 and 2001	9,511	9,745

Total assets	$135,348	$156,432

Liabilities
Accounts payable and accrued expenses	$8,948	$8,811
Deferred rental income	575	584
Other liabilities	3,155	3,155
Indebtedness	46,651	52,918
Indebtedness and other obligations to affiliates	33,007	31,877
Deferred income taxes	12,541	9,751

Total liabilities	104,877	107,096

Minority interests	42,272	56,260

Commitments and contingencies

Stockholders' deficit
Common stock, $0.10 par value; 5,000,000 shares authorized;
2,916,647 shares issued	292	292
Additional paid in capital	172,354	172,452
Accumulated deficit	(170,255)	(165,355)
Deferred compensation, 164,279 shares	(817)	(817)
Treasury stock at cost, 816,960 and 837,929 shares at December 31, 2002 and 2001, respectively	(13,375)	(13,496)

Total stockholders' deficit	(11,801)	(6,924)

Total liabilities, minority interests and stockholders' deficit	$135,348	$156,432

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31,
(in thousands of dollars, except per share and share amounts)

	2002	2001

Revenues		(Restated )

Lease revenue	$12,607	$14,559
Management and acquisition fee income- affiliates	4,589	7,249
Interest and investment income	449	884
Interest income- affiliates	313	262
Gain on disposition of equipment	1,669	391
Loss on disposition of equipment	(1,088)	(41)
Other revenues	670	1,736

Total revenues	19,209	25,040

Expenses

Depreciation and amortization	8,591	14,512
Impairment of equipment held for lease, interests in affiliated companies and real estate held for development	2,629	14,062
Impairment of goodwill	3,778	4,867
Interest on indebtedness	4,610	4,895
Interest on indebtedness and other obligations- affiliates	1,298	1,386
General and administrative	7,692	5,121
Fees and expenses- affiliates	1,136	4,421

Total expenses	29,734	49,264

Loss before equity (loss) income, income taxes, and minority interests	(10,525)	(24,224)

Equity (loss) income in affiliated companies	(559)	1,526
Equity loss in non-affiliated companies	(1,687)	(873)

Provision for income taxes	(774)	(1,611)
Elimination of consolidated subsidiaries’ minority interests	8,645	12,212

Net loss	$(4,900)	$(12,970)

Basic and diluted loss per share:
Net loss per common share- basic and diluted	$(2.36)	$(6.24)

Basic and diluted weighted average number of common shares outstanding	2,078,718	2,078,718

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Deficit
For the two years ended December 31, 2002
(in thousands of dollars except share amounts)

	Shares Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Deferred Compensation	Treasury Stock	Total

Balance at December 31, 2000- Restated	2,078,718	$ 292	$ 172,452	$ (152,385)	$ (817)	$ (13,496)	$ 6,046

Net loss- restated	-	-	-	(12,970)	-	-	(12,970)

Balance at December 31, 2001- Restated	2,078,718	292	172,452	(165,355)	(817)	(13,496)	(6,924)

Reissuance of treasury stock on December 31, 2002	20,969	-	(98)	-	-	121	23

Net loss	-	-	-	(4,900)	-	-	(4,900)

Balance at December 31, 2002	2,099,687	$ 292	$ 172,354	$ (170,255)	$ (817)	$ (13,375)	$ (11,801)

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31,
(in thousands of dollars)
	2002	2001

		(Restated)
Cash flows provided by operating activities
Net loss	$(4,900)	$(12,970)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	8,591	14,512
Gain on disposition of equipment, net	(581)	(350)
Impairment of equipment held for lease, interests in affiliated companies
and real estate held for development	2,629	14,062
Impairment of goodwill	3,778	4,867
Equity loss (income) in affiliated companies	559	(1,526)
Equity loss in non-affiliated companies	1,687	873
Elimination of consolidated subsidiaries’ minority interests	(8,645)	(12,212)
Changes in assets and liabilities:
Rents and other receivables	303	1,788
Due from affiliates	(472)	921
Other assets	(778)	1,589
Accounts payable and accrued expenses	179	(8,927)
Deferred rental income	(9)	506
Deferred income taxes	560	867
Net cash provided by operating activities	2,901	4,000

Cash flows used in investing activities
Proceeds from equipment dispositions	4,087	874
Proceeds from assets held for sale	-	10,250
Purchase of equipment held for sale	(6,227)	-
Cash distributions from non-affiliated companies	640	-
Cash distributions from affiliated companies	3,812	1,591
Transfer to Liquidating Trusts	(1,885)	-
Purchase of PLM, net of cash acquired	(4,363)	(17,385)
Decrease in restricted cash	10	1,296
Costs capitalized to real estate held for development	(1,740)	(2,417)
Net cash used in investing activities	(5,666)	(5,791)

Cash flows used in financing activities
Proceeds from indebtedness	2,033	1,884
Redemption of PLM’s stock options	-	(919)
Principal payments on indebtedness	(8,300)	(9,384)
Distributions to minority shareholders	(55)	-
Proceeds from indebtedness and other obligations to affiliates	1,130	2,334

Net cash used in financing activities	(5,192)	(6,085)

Net decrease in cash and cash equivalents	(7,957)	(7,876)
Cash and cash equivalents at beginning of period	19,954	27,830

Cash and cash equivalents at end of period	$11,997	$19,954

Supplemental disclosure of cash flow information:
Cash paid during the year for interest net of capitalized
interest of $911 and $753 at December 31,
2002 and 2001 respectively	$5,964	$5,926

Cash paid during the year for income taxes	$268	$6,216

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Semele Group Inc. and subsidiaries ("Semele" or the "Company") is a Delaware corporation organized in April 1987 as Banyan Strategic Land Fund II to invest primarily in short-term, junior, pre-development, and construction mortgage loans. Subsequently, the Company became owner of various real estate assets through foreclosure proceedings in connection with its mortgages. For the years 1987 though 1995, the Company elected to be treated as a real estate investment trust ("REIT") for income tax purposes. Effective January 1, 1996, the Company revoked its REIT status and became a taxable "C" corporation. Since then, the Company has evaluated alternative ways to maximize shareholder value and take advantage of investment opportunities where its significant loss carryforwards for federal income tax purposes (approximately $107.0 million at December 31, 2002) could make it a value-added buyer. In recent years, the Company has made certain investments with affiliated parties where its income tax loss carryforwards could be utilized and which permitted the Company to diversify its asset mix. Currently, the Company is engaged in various real estate activities, including a residential property development located in Malibu, California, buildings located in Sydney, Australia and Washington DC and a minority interest investment in two ski resorts and a residential development community company located in Canada. The Company also holds investments in other companies operating in niche financial markets, principally involving equipment management and equipment leasing.

NOTE 2- RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

In 1999 and 2000, the Company acquired Equis II Corporation ("Equis II") and the Special Beneficiary Interests ("SB Interests") in four Delaware trusts (AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C and AFG Investment Trust D), (collectively the "Trusts"). These acquisitions were originally accounted for as a combination of entities under common control in a manner similar to a pooling of interests which the Company believed appropriate at the time. In 2003, the Company determined the companies were not under common control and therefore these acquisitions should have been accounted for using the purchase method of accounting and that financial statements should be restated. The principal effects of this accounting were to increase consolidated net assets and to increase net loss for the associated amortization of tangible assets and goodwill.

In addition to the accounting for the acquisitions of Equis II and the SB Interests, the Company has restated these financial statements for its interest in the Liquidating Partnerships, Mountain Springs and Mountain Resort (See Notes 9 and 10). Prior to 2001, the Company accounted for its interest in the Liquidating Partnerships (classified as "Equity Income (Loss) in Affiliated Companies" in the accompanying consolidated statements of operations) on the cost basis of accounting. The Company subsequently determined that it has the ability to exercise significant influence, but not control, in three of the Liquidating Partnerships. Accordingly, the Company has restated its 2001 financial information to properly account for its investment in the Liquidating Partnerships under the equity method of accounting. The Company also determined that the amounts recorded as its share of equity income (loss) on its interest in Mountain Springs and Mountain Resort (classified as "Equity Income (Loss) in Non-Affiliated Companies" in the accompanying consolidated statements of operations) for the years ended December 31, 2001 and 2000 were incorrect. The Company should have recorded additional equity losses on these investments. The 2001 consolidated financial information has been restated to include the additional equity losses to these investments. visions. The Company should have recorded additional equity losses on its investments. The consolidated f

As a result of the restatement, the Company’s 2000 stockholders’ deficit changed from ($14.2 million) as previously reported to ($6.0 million) as restated. A summary of the effects of the restatement on the Company’s 2001 stockholder’s deficit and statement of operations is summarized as follows (in thousands of dollars, except per share amounts):

	As of and for the year ended December 31, 2001

	(Restated)	(As previously reported )	Difference

Total assets	$156,432	$151,888	$4,544
Stockholders' deficit	$(6,924)	$(18,148)	$11,224
Net loss	$(12,970)	$(3,929)	$(9,041)
Loss per share	$(6.24)	$(1.89)	$(4.35)

Depreciation and amortization	$14,512	$10,991	$(3,521)
Impairment of goodwill	4,867	-	(4,867)
Gain on the disposition of equipment	391	577	(186)
Interest and other obligations - affiliate	1,386	1,851	465
Equity income in affiliated companies	1,526	2,156	(630)
Equity loss in non-affiliated companies	(873)	(628)	(245)
Elimination of consolidated subsidiaries’ minority interests	12,212	12,269	(57)

Total adjustment to 2001 net loss			$(9,041)

Equis II Corporation

On December 22, 1999, the Company issued $19.6 million of promissory notes to acquire an 85% equity interest in Equis II Corporation, a Massachusetts corporation. Prior to the Company’s acquisition of Equis II, Equis II was owned by Mr. Engle, Chief Executive Officer of the Company, certain trusts established for the benefit of Mr. Engle’s children, and by James A. Coyne, the Company’s President and Chief Operating Officer.

Equis II owns 99% of the Class B interest in the Trusts which represents 62% of the Trusts’ voting interest. On certain voting matters, however, principally involving transactions with related parties, Equis II is obligated to vote its Class B interest consistent with the majority of unaffiliated investors. In addition to the Class B interest, Equis II owns AFG ASIT Corporation, the Managing Trustee of the Trusts. AFG ASIT Corporation has a 1% interest in the Trusts and, as Managing Trustee, has control over the Trusts’ daily operations.

During the first quarter of 2000, the Company sought and obtained the shareholder approval for the issuance of 510,000 shares of common stock to purchase the remaining 15% interest of Equis II. On April 20, 2000, the Company issued 510,000 shares of common stock to purchase the remaining 15% interest in Equis II. The market value of the shares issued was $2.4 million ($4.625 per common share).

The acquisition of the stock of Equis II was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations" in these restated financial statements and resulted in $14.3 million in goodwill. In accordance with APB No. 16, the Company allocated the total purchase price to the assets acquired and liabilities assumed based on the respective fair market values at the date of acquisition.

The following table summarizes the fair value of the assets acquired and liabilities assumed of Equis II as of December 22, 1999, the date of acquisition (in thousands of dollars):

Assets
Cash and cash equivalents	$202
Interest receivable from affiliates	33
Note receivable from affiliates	1,901
Goodwill	13,227
Interest in Trusts	27,768

Total assets	$43,131

Liabilities
Note payable	$18,962
Note payable to affiliates	1,100
Accrued interest	171
Accrued interest to affiliates	675
Accrued liabilities	32
Accrued liabilities to affiliates	2,227

Total liabilities	23,167

Minority interest	378

Net assets acquired	$19,586

The purchase price allocation for the April 20, 2000 acquisition of the remaining assets of Equis II was as follows (in thousands of dollars):

April 20, 1999 Acquisition

Interest in Trusts	$799
Goodwill	1,041
Minority interest	519

Total	$2,359

Special Beneficiary Interests

On November 18, 1999, the Company purchased certain equity interests in the Trusts, referred to as the SB Interests which consists of a 8.25% non-voting interest in each of the Trusts from Equis Financial Group LP ("EFG"), an affiliate. The Company purchased the SB Interests for $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Payments of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. The acquisition of the SB Interests was accounted for using the purchase method of accounting in accordance with APB No. 16. In accordance with APB No. 16, because the non-recourse note issued in consideration for the SB Interests is payable only to the extent of cash distributions paid to the Company, the $9.7 million is accounted for as contingent purchase price and is included in the accompanying consolidated balance sheets only to the extent that amounts under the note become payable due to distributions received by the Company. As of August 2003, the Company has received cash distributions of approximately $3.1 million from the SB Interests and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. This distribution occurred in December 1999 and the related principal of $2.9 million has been recorded as purchase price under APB No. 16. At December 31, 2002 and 2001, the non-recourse note had an outstanding principal of $6.6 million and accrued interest balance of approximately $1.4 million and $0.9 million, respectively, none of which has been reflected in the accompanying consolidated balance sheets.

The following table summarizes the fair value of the assets and liabilities assumed as of December 31, 1999 (in thousands of dollars):

SB Interests Acquisition

SB Interests	$(679)
Goodwill	679

Total	$-

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The estimated fair value of amounts reported in the Company’s consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value except as discussed in Note 12.

Principles of Consolidation

The consolidated financial statements include the accounts of all entities in which the Company has a controlling interest. The Company defines control as the ability of an entity or person to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limits its losses from that other entity’s activities without the assistance of others in accordance with Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority Owned Subsidiaries". All material intercompany transactions have been eliminated in consolidation. Investments in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting. All other investments are accounted for using the cost method of accounting.

Entities that are consolidated into Semele are summarized below:

Equis II Corporation- The Company owns 100% of the ownership interest in Equis II. Equis II owns 100% of the Managing Trustee of the Trusts, AFG ASIT Corporation. Equis II also owns a portion of the Class B Interests in the Trusts.

Ariston Corporation ("Ariston") - The Company owns 100% of Ariston’s common stock. Ariston, through several majority-owned holding companies, owns AFG Realty Corporation, the managing trustee of AFG International I and II ("AFG International"). AFG International’s assets consist of a total of two buildings one of which is located in Sydney, Australia and one in Washington, DC.

AFG Investment Trust A, B, C and D - The Company, through Equis II’s Class B Interest and AFG ASIT Corporation’s Managing Trustee Interest, controls the voting interest in the Trusts. On certain voting matters, however, principally involving transactions with related parties, Equis II is obligated to vote its Class B interest consistent with the majority of unaffiliated investors. The Trusts have a portfolio of equipment leasing assets and several minority interest investments which include several real estate companies and an equipment management company. The Company’s economic interest in the Trusts ranges from 26% to 30% per Trust which includes its’ Managing Trustee interest, Class B interest and Special Beneficiary interests.

As further discussed in Note 9, AFG Investment Trust A and B’s assets were transferred to AFG Investment Trust A Liquidating Trust and AFG Investment Trust B Liquidating Trust (the "Liquidating Trusts"), respectively, on December 31, 2002. In furtherance of the Plan of Liquidation and Dissolution, the Liquidating Trusts entered into a Liquidating Trust Agreement with an independent third party as trustee of the Liquidating Trusts. The trustee has control over the dissolution of the Liquidating Trusts’ assets. In conjunction with the liquidation, the trustee engaged the Managing Trustee, AFG ASIT Corporation (a wholly-owned subsidiary of the Company), and EFG, an affiliated entity, as agents in order to manage the daily operations until liquidation is complete. Accordingly, Semele no longer has a controlling interest in these assets but has the ability to exercise significant influence over the daily operations. Therefore, the Company used the equity method of accounting for the investments in the Liquidating Trusts in the accompanying balance sheet as of December 31, 2002. Prior to the liquidation date, the Company consolidated the Trusts’ balance sheet and statement of operations. The statements of operations for AFG Investment Trust A and B are consolidated into the Company’s 2002 and 2001 financial statements since the entities were controlled throughout 2002 and 2001.

AFG Investment Trust A, and its successor AFG Investment Trust A Liquidating Trust, own 20,969 shares of Semele’s common stock. Through December 31, 2002, the ownership of the 20,969 shares of stock was eliminated in the Company’s consolidated financial statements.

The Trusts are limited-life entities having the following scheduled dissolution dates:

AFG Investment Trust A – December 31, 2002 (*)
AFG Investment Trust B – December 31, 2002 (*)
AFG Investment Trust C – December 31, 2004
AFG Investment Trust D – December 21, 2006

(*) In December 2002, AFG Investment Trust A and B received approval from their shareholders for liquidation and dissolution of their assets under the terms of the Plans of Liquidation and Dissolution

MILPI Holdings, LLC and Subsidiaries ("MILPI")- MILPI was formed in 2000 by the Trusts for the purpose of acquiring PLM International, Inc. and subsidiaries ("PLM"). PLM is an equipment management company and operates in one business segment at December 31, 2002, equipment management. MILPI’s primary asset is a 1%-15% ownership interest in several equipment leasing investment programs in which PLM is the general partner or manager.

Rancho Malibu: The Company owns both directly and indirectly 274 acres of undeveloped land north of Malibu, California in a development company called "Rancho Malibu" or the "Malibu property". 40 acres of the property are zoned for development of a 46-unit residential community. The remainder is divided as follows: (i) 167 acres are dedicated to a public agency, (ii) 47 acres are deed restricted within privately-owned lots, and (iii) 20 acres are preserved as private open space.

Rail Investors, I LLC - Rail Investors I LLC was formed in 2002 and is a wholly-owned subsidiary of Semele Group Inc. Rail Investors I LLC was formed for the sole purpose of leasing equipment under an operating lease that is non-recourse to Semele Group Inc. and re-leasing the equipment to unrelated third parties.

Cash And Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. Generally, available cash is invested in either (i) reverse repurchase agreements with overnight maturities at large institutional banks or (ii) domestic money market funds that invest in high-quality U.S. dollar denominated securities, including U.S. government securities or (iii) asset-backed investments which mature within 29 days or less.

The availability of cash held by the Trusts, MILPI, and AFG International to Semele Group Inc. is subject to terms and conditions over the use and disbursement of cash and other matters contained in the agreements that govern the Trusts, MILPI and AFG International. Ariston’s cash distributions are required to be used as payments on the Company’s non-recourse note payable to EFG for the purchase of the common stock of Ariston, unless consent is received from EFG (See Note 14).

Restricted Cash

Restricted cash of $0.4 million and $0.5 million at December 31, 2002 and 2001, respectively, consists of bank accounts and short-term investments that are subject to withdrawal restrictions per legally binding agreements.

Development Costs and Capitalized Interest

Expenditures for the development of real estate are capitalized as incurred. In addition, a portion of the Company’s interest cost is capitalized in accordance with SFAS No. 34, "Capitalization of Interest Cost." SFAS No. 34 requires the capitalization of interest costs in an amount equal to the amount of interest that could have been avoided if funds invested in assets held for development were otherwise used to repay existing borrowings on assets not held for development. The Company capitalized interest of $0.9 million and $0.8 million during the years ended December 31, 2002 and 2001, respectively.

Buildings and Equipment for Lease

Buildings: Buildings are stated at the cost of acquisition including all direct and certain indirect costs to acquire the property. Expenditures for repairs and maintenance are expensed when incurred.

Equipment for Lease: All equipment was acquired from EFG, one of its affiliates, or from third-party sellers. The Company has capitalized costs to acquire the equipment which include acquisition fees. The cost of equipment purchased from EFG or one of its affiliates is the actual price paid for the equipment by EFG or the affiliate plus all actual costs incurred by EFG or the affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the affiliate prior to selling the equipment. The cost of equipment purchased from a third party is the amount paid to the unaffiliated third party plus any acquisition fees, if applicable.

Generally, the costs associated with maintaining, insuring and operating the Company’s equipment are incurred by the respective lessees pursuant to the terms specified in their individual lease agreements. When these costs are the responsibilities of the Company, they are charged to expense when incurred.

Equity Investments

The Company’s equity investments include an interest in the Liquidating Partnerships, Liquidating Trusts, EGF Programs, Mountain Springs and Mountain Resort, Kettle Valley and other miscellaneous investments as described in Notes 9 and 10.

For accounting purposes, the Company considers affiliates to be person(s) and/or entities that directly, or indirectly through one or more intermediaries, manage or are managed by, or are under common management of or with, the Company. All other entities are considered to be non-affiliates.

Minority ownership equity securities that are not publicly traded are accounted for in accordance with APB No. 18, "The Equity Method of Accounting for Investments in Common Stock." If the Company’s ownership interest in the investment enables the Company to influence but not control the operating financial decisions of the investee, the investment is accounted for under the equity method of accounting. Otherwise, the investment is accounted for under the cost method of accounting. The equity method of accounting is discontinued when the investment is reduced to zero and does not provide for additional losses unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investment.

Whenever circumstances indicate that a possible impairment of an equity investment exists and is other than temporary, the Company evaluates the fair value of the asset compared to the asset’s carrying value. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset is determined based on a valuation model which includes the present value of the expected cash flows of the asset, current market prices and management’s industry knowledge.

Goodwill

Goodwill is calculated as the excess of the aggregate purchase price over the fair market value of identifiable net assets acquired. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. The discontinuance of goodwill amortization was effective upon adoption of SFAS No. 142. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 required the Company to complete a transitional goodwill impairment test as of the date of adoption. There was no impact on the Company’s financial statements as a result of this analysis on the date of adoption, January 1, 2002.

In accordance with SFAS No. 142, the Company is required to test goodwill for impairment on an annual basis and between annual tests if indicators of impairment are present. Potential impairment is identified by comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, any impairment loss is measured by comparing the carrying value of the reporting unit’s goodwill to its implied fair value, using quoted market prices, a discounted cash flow model, or a combination of both. The Company has performed its annual goodwill impairment testing in the fourth quarter of 2002. The testing included comparing the net book value of each reporting unit, including assigned goodwill, to the reporting unit’s estimated fair value. The fair value of the equipment leasing segment was estimated using the expected present value of future cash flows. Due to a decrease in the fair value of the Company’s equipment and the amount of equipment in the equipment leasing segment, management concluded that it was necessary to record a goodwill impairment of $3.8 million in the equipment leasing segment as of December 31, 2002.

The Company recorded goodwill of approximately $24.3 million in conjunction with the acquisition of the outstanding common stock of PLM and Equis II and the SB Interests (See Notes 2 and 4). The changes in the carrying amount of goodwill by reporting unit for the twelve months ended December 31, 2002 are as follows (in thousands of dollars):

Equipment leasing	$3,778
Equipment management	4,590
Real estate	1,377

Balance as of December 31, 2001 (Restated)	$9,745

Add: Goodwill acquired during the year
Equipment management	$3,544
Less: Impairment of goodwill
Equipment leasing	(3,778)

Total change during the year	$(234)

Equipment leasing	$-
Equipment management	8,134
Real estate	1,377

Balance as of December 31, 2002	$9,511

A reconciliation of net loss for the year ended December 31, 2001 if accounted for in accordance with SFAS 142 is summarized as follow (in thousands of dollars):

2001

(Restated)

Reported net loss	$(12,970)

Add back: goodwill amortization- PLM	765
Add back: goodwill amortization- SB Interests	142
Add back: goodwill amortization- Equis II	2,378

Total goodwill amortization	3,285

Adjusted net loss	$(9,685)

Loss per share

Reported net loss	$(6.24)
Goodwill amortization	1.58

Adjusted net loss	$(4.66)

In accordance with APB No. 16, prior to January 1, 2002, goodwill was amortized on a straight line basis over the estimated life of the assets acquired (PLM- 7 years; Equis II- 6 years; SB Interests- 6 years).

Prior to the adoption of SFAS No. 142, the Company recorded an impairment loss on goodwill in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with SFAS No. 121, an impairment loss was recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are less than the carrying value of the asset. The impairment is measured by comparing the carrying amount of the asset including any allocated goodwill to its fair value. Due to the significant decline in aircrafts following the financial stress of the industry and U.S. economy beginning with the events of September 11, 2001, the Company evaluated the carrying value of certain long-lived assets at December 31, 2001. As a result, the Company recorded an impairment on goodwill from its acquisition of Equis II and SB Interests that related to these long-lived assets of approximately $4.9 million for the year ended December 31, 2001.

Distributions Declared and Payable

Certain of the Company’s consolidated subsidiaries are limited partnerships or business trusts that make periodic or special cash distributions in connection with their business operations. At December 31, 2002 and 2001, distributions declared and payable not eliminated in consolidation were $0.1 million and are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. Generally, cash distributions are paid within 45 days of declaration. The Company has not declared or paid any dividends during 2002 or 2001.

Minority Interests

Certain equity interests in the Company’s consolidated subsidiaries are owned by third parties or by affiliates of the Company that are not included in the consolidated financial statements. Such interests are referred to as "minority interests" in the accompanying consolidated financial statements. The Company’s minority interests consists of the Class A Beneficiaries investment in the AFG Investment Trust C and AFG Investment Trust D. As of December 31, 2002 and 2001, the Company’s minority interest is as follow (in thousands of dollars):

	2002	2001

   		(Restated	)
AFG Investment Trust A- Class A Beneficiary Interest	$-	$5,138
AFG Investment Trust B- Class A Beneficiary Interest	-	7,765
AFG Investment Trust C- Class A Beneficiary Interest	16,168	17,646
AFG Investment Trust D- Class A Beneficiary Interest	15,392	20,039
EFG Kirkwood	1,610	-
MILPI	6,698	3,029
Other	2,404	2,643

Total minority interests	$42,272	$56,260

The Trusts’ net income is allocated quarterly first, to eliminate any participant’s negative capital account balance and second, 1% to the Managing Trustee (a wholly-owned subsidiary), 8.25% to the Special Beneficiary (directly owned by the Company) and 90.75% collectively to the Class A and Class B Beneficiaries (the Company owns 99% of the Class B interests while the majority of the Class A interests are owned by non-affiliated beneficiaries). The 90.75% is allocated proportionately between Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period, notwithstanding that in no event shall the Managing Trustee receive an allocation of less than 1% of the net income. Net losses are also allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balance of the Class A Beneficiaries; and third, any remainder to the Managing Trustee, notwithstanding that in no event shall the Managing Trustee receive an allocation of less than 1% of the net loss.

Based on the December 31, 2002 capital balances in AFG Investment Trusts C and D, all book net losses recognized subsequent to December 31, 2002 will be allocated to the Class A Beneficiaries to the extent of their positive balances in their capital account, notwithstanding that the Managing Trustee will receive a minimum of 1% of such losses. All book net income recognized subsequent to December 31, 2002 will be allocated in accordance with the allocation outlined above.

As discussed above, AFG Investment Trust A and B transferred its’ assets and liabilities to respective Liquidating Trusts on December 31, 2002 with an independent third party as trustee. Accordingly, Semele no longer has a controlling interest in the assets but has the ability to exercise significant influence over the daily operations. Therefore, the Company used the equity method of accounting for its investment in the Liquidating Trusts in the accompanying balance sheets as of December 31, 2002. As a result, the Liquidating Trusts interest in EFG Kirkwood and MILPI of $1.6 million and $6.7 million, respectively, was included in minority interests in the December 31, 2002 consolidated balance sheet.

Other minority interest consists of third party shareholders in AFG International and ONC I LP. ONC I Corp. has a 2% interest and is the general partner of ONC which is 98% owned by Ariston Corporation. ONC I Corp. is owned equally by James Coyne (President and Chief Operating Officer), Gary Engle (Chairman and CEO) and a third party. The third party investor in ONC 1 Corp. is not affiliated with Company but does have other business ventures with Mr. Coyne and Mr. Engle.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements.

The Company earns rental income from a portfolio of equipment held for lease and from two leased buildings. Rents are due monthly or quarterly and are earned based on the passage of time. Substantially all of the Company’s leases are triple net, non-cancelable leases and are accounted for as operating leases in accordance with SFAS No. 13, "Accounting for Leases." Rents received prior to their due dates are deferred. Deferred rental income was $0.6 million at December 31, 2002 and 2001, respectively.

MILPI earns revenues in connection with the management of various equipment programs. Equipment acquisition and lease negotiation fees are earned through the purchase and initial lease of equipment, and are recognized as revenue when MILPI completes all of the services required to earn the fees, typically when binding commitment agreements are signed.

Management fee income is earned by MILPI for managing the equipment portfolios and administering investor programs as provided for in various agreements, and is recognized as revenue over time is earned.

MILPI earns equipment acquisition and lease negotiation fees through the purchase and initial lease of equipment for investment programs and they are recognized as revenue when the Company completes all of the services required to earn the fees, typically when binding commitment agreements are signed. It also earns management fees for managing equipment portfolios and administering investor programs. The fees are generally based on the type and amount of lease revenue earned by the programs and are recognized over time as the fees are earned.

Depreciation and amortization

Buildings: Depreciation is computed using the straight-line method over the estimated useful life of the underlying assets, generally 40 years for buildings, with an estimated residual value of zero. Expenditures that improve or extend an asset’s life and that are significant in amount are capitalized and depreciated over the remaining useful life of the asset.

Equipment held for lease: The Company’s depreciation policy on equipment is intended to allocate the cost over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Company depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the end of the primary lease term on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Company continues to depreciate the remaining net book value of the asset to its residual on a straight-line basis over the asset's remaining economic life.

The Company periodically reviews its assets’ depreciation method, estimated useful life and estimated salvage value for reasonableness. If current estimates are significantly different from previous estimates, the assets’ depreciation method, estimated useful life and estimated salvage value are changed. The estimated residual value of leased assets is determined based on third party appraisals and valuations, as well as market information, offers for similar types of assets and overall industry expertise.

Depreciation expense for buildings and equipment held for lease was approximately $7.8 million and $10.4 million during the years ended December 31, 2002 and 2001, respectively.

Amortization: The Company amortizes deferred financing costs over the life of the related debt using the straight line method which is not materially different than the effective interest method.

Amortization expense related to deferred financing costs was $0.2 million and $24,000 during the years ended December 31, 2002 and 2001, respectively.

Impairment Of Long-Lived Assets

During 2001, the Company accounted for the impairment of long-lived assets in accordance with SFAS No. 121. During 2002, the Company accounted for impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which the Company adopted on January 1, 2002. In accordance with SFAS No. 144 and 121, the Company evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying values of such assets may not be recoverable and exceed their fair value. Whenever circumstances indicate that an impairment may exist, the Company evaluates future cash flows of the asset to the carrying value. If projected undiscounted future cash flows are less than the carrying value of the asset, a loss is recorded in the accompanying consolidated Statements of Operations as impairment of assets. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset requires several considerations, including but not limited to: an independent appraisal or valuation model which includes the present value of expected future cash flows of the asset, current market prices and management’s market knowledge.

The Company evaluates the fair value of significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Company learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the fair value of particular assets.

The evaluation of long-lived assets secured by non-recourse debt is determined based on a valuation model which includes the present value of expected future cash flows and the recoverable value. If the Company expects to return the asset to the lender, the recoverable value will not be less than the balance of the non-recourse debt.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109 "Accounting for Income Taxes." This requires the Company to make estimates as to the temporary differences between the tax basis of assets and liabilities and the carrying values for financial statement purposes. Estimates include assessing the realization of deferred income tax assets. Management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

Earnings (Loss) Per Share

The Company calculates earnings (loss) per share of common stock in accordance with SFAS No. 128, "Earnings Per Share". As a result of the Company’s net loss for each of the years ended December 31, 2002 and 2001, the effect of the 15,000 stock options outstanding would be antidilutive and, therefore, excluded from the earnings per share calculation.

New Accounting Pronouncements

During 2001, the Company adopted SFAS No. 141, "Business Combinations" which superseded APB No. 16. The most significant changes made by SFAS No. 141 are: (1) requiring that the purchase method of accounting be used for most business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain, instead of being amortized. In accordance with SFAS No. 141, the Company allocates the total purchase price to the assets acquired and liabilities assumed based on the respective fair market values at the date of acquisition and goodwill is determined to be the amount of the purchase price that exceeds the fair market value at the date of acquisition.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets and requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. The Company adopted SFAS No. 143 at the beginning of fiscal 2003 and such adoption had no effect on the Company's financial position and results of operations.

In April 2002, the FASB issued SFAS No.145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result of the rescission of SFAS No. 4, a gain or loss on extinguishment of debt will no longer be presented as an extraordinary item upon the adoption of SFAS No.145. The Company adopted SFAS No. 145 in the second quarter of fiscal 2002. This resulted in a charge of approximately $0.4 million classified in operating income for the year ended December 31, 2002, as opposed to an extraordinary item, associated with the debt refinance.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 is based on the general principle that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initially measured at fair value. SFAS No.146 applies to costs associated with (1) an exit activity that does not involve an entity newly acquired in a business combination, or (2) a disposal activity within the scope of SFAS No.144. These costs include certain termination benefits, costs to terminate a contract that is not a capital lease, and other associated costs to consolidate facilities or relocate employees. Because the provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, the effect of adopting this statement cannot be determined.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.   The Company has not determined the impact of FIN 45 on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148 , "Accounting for Stock Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 "Accounting for Stock Based Compensation." SFAS No. 148 primarily (i) provides an alternative method of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and (ii) requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock- based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for the fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material effect on the Company’s financial position or results of operations.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do not have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires a company to evaluate all existing arrangements to identify situations where a company has a "variable interest," commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a "variable interest entity," commonly a thinly capitalized entity, and further determine when such variable interest requires a company to consolidate the variable interest entity financial statement with its own. The Company has not determined the impact of FIN 46 on the Company’s financial position or results of operations. To implement this Interpretation, the Company is examining its consolidated and unconsolidated entities as well as other contractual arrangements to determine whether they qualify as a variable interest entity.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In addition, SFAS No. 150 requires an issuer to classify certain instruments with specific characteristics described in it as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not expect that the adoption of SFAS No. 150 will have a significant impact on either its financial position or results of operations.

NOTE 4 – ACQUISITIONS

PLM International, Inc.

MILPI was formed on December 12, 2000, under the laws of the State of Delaware and is owned 100% by the AFG Investment Trust C, AFG Investment Trust D and the Liquidating Trusts, collectively. MILPI had no activities from December 12, 2000 through February 7, 2001. MILPI was created by the Trusts for the purpose of acquiring PLM. PLM is an equipment management company and operates primarily in one business segment at December 31, 2002, the management of equipment leasing assets.

On February 7, 2001, the Trusts through MILPI Acquisition Corp. ("MAC"), a wholly-owned subsidiary of MILPI closed on its tender offer to purchase any and all of PLM’s outstanding common stock for a purchase price of $3.46 per share. Pursuant to the cash tender offer, MAC acquired approximately 83% of PLM’s common stock in February 2001 for a total purchase price of $21.8 million and contributed the shares to MILPI. The February 7, 2001 acquisition of 83% of the common stock of PLM was accounted for using the purchase method of accounting in accordance with APB No. 16. Approximately $2.0 million of total costs were estimated for severance of 36 PLM employees and relocation costs in accordance with management’s formal plan to involuntarily terminate employees, which plan was developed in conjunction with the acquisition and were accrued as acquisition costs. The assets of PLM included cash and cash equivalents of approximately $4.4 million. The acquisition resulted in goodwill of approximately $5.8 million. Goodwill was reduced by approximately $0.5 million later in 2001 due to a revision in the estimates of severance and relocation costs originally recorded as acquisition costs. Amounts paid in 2001 related to the severance of employees and for relocation costs were approximately $1.5 million.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, February 7, 2001 (in thousands of dollars):
Assets
Cash and cash equivalents	$4,391
Restricted cash and cash equivalents	1,748
Receivables	1,222
Receivables from affiliates	1,344
Equity interest in affiliates	21,334
Assets held for sale	10,250
Other assets	3,406
Goodwill	5,840

Total assets	$49,535

Liabilities
Payables and other liabilities	$16,275
Deferred income taxes	8,884

Total liabilities	25,159

Minority interest	2,600

Net assets acquired	$21,776

On February 6, 2002, the Trusts through MAC completed their acquisition of PLM by purchasing the remaining 17% of the outstanding PLM common stock and by effecting a merger of MAC into PLM, with PLM as the surviving entity. The transaction was approved by PLM’s shareholders pursuant to a special shareholder meeting on February 6, 2002. The remaining interest was purchased for $4.4 million at the $3.46 per common share price established in the tender offer. Approximately $0.4 million of total costs were estimated for severance of PLM employees and property abandonment in accordance with management’s formal plan to involuntary terminate employees, which plan was developed in conjunction with this acquisition. These costs were accrued as acquisition costs. Amounts paid related to the severance of employees and for property abandonment in 2002 were approximately $0.1 million resulting in $0.3 million of total accrued severance and property abandonment costs at December 31, 2002.
The allocation of the February 6, 2002 purchase price is as follows (in thousands of dollars):

Equity interest in affiliates	$426
Goodwill	3,544
Payables and other liabilities	(446)
Deferred income tax liability	(2,230)
Minority interest	3,069

Net assets acquired	$4,363

The February 6, 2002 acquisition of the stock of PLM was accounted for using the purchase method of accounting in accordance with SFAS No. 141. In accordance with SFAS No. 141, the Company allocated the total purchase price to the assets acquired and liabilities assumed based on the respective fair market values at the date of acquisition which resulted in $3.5 million in goodwill which was assigned to the equipment management segment. Of the $3.5 million in goodwill, none is expected to be deducted for tax purposes. Through the acquisition, management expects to reduce costs through merging back office functions with its existing operations and generate management fees on the future sale and re-lease of managed assets. The results of operations of PLM since February 7, 2001 have been included in the Company’s consolidated financial statements.

The following unaudited pro forma consolidated results of operations for the years ended December 31, 2002 and 2001 assumes the Company acquired all of PLM’s outstanding common stock as of January 1, 2001. The unaudited pro forma consolidated statements of operations for the twelve months ended December 31, 2002 and 2001 are as follows (in thousands of dollars):

	2002	2001
		(Restated)

Total revenues	$19,209	$25,732
Net loss	(4,860)	(11,947)

Per share information:
Net loss	$(2.34)	$(5.75)

These amounts include PLM’s actual results for the twelve months ended December 31, 2002 and 2001 adjusted for various purchase accounting adjustments, including elimination of minority interest and amortization of goodwill in 2001. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

Equis II corporation

In 1999, the Company issued $19.6 million of promissory notes to acquire an 85% equity interest in Equis II Corporation, a Massachusetts corporation. On April 20, 2000, the Company issued 510,000 shares of common stock to purchase the remaining 15% interest in Equis II. The total acquisition resulted in $14.3 million of goodwill.

The acquisition of the stock of Equis II was accounted for using the purchase method of accounting in accordance with APB No. 16 in the restated financial statements as further discussed in Note 2.

Special Beneficiary Interests

In 1999, the Company purchased from an affiliated company certain equity interest in the Trusts, referred to as the SB Interests. The SB Interests were purchased from EFG, an affiliate, and consists of an 8.25% non-voting interest in each of the Trusts. The Company purchased the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Payment of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. To date, the Company has received cash distributions of approximately $3.1 million from the SB Interests and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. This distribution occurred in December 1999 and the related principal of $2.9 million has been recorded as purchase price under APB No. 16. At December 31, 2002 and 2001, the non-recourse note had an outstanding principal of $6.6 million and accrued interest balance of approximately $1.4 million and $0.9 million, respectively. The acquisition resulted in $0.7 million of goodwill.

The acquisition of the SB Interests was accounted for using the purchase method of accounting in accordance with APB No. 16 in the restated financial statements as further discussed in Note 2.

NOTE 5 – EQUIPMENT HELD FOR LEASE

Substantially all of the Company’s equipment is leased under triple net lease agreements which means that the lessees are responsible for maintaining, insuring and operating the equipment in accordance with the terms of the respective lease agreements. Remaining lease terms, as used below, represents the number of months remaining under contracted lease terms at December 31, 2002 and is presented as a range when more than one lease agreement is contained in the stated equipment category. A remaining lease term equal to zero reflects equipment either off-lease or equipment being leased on a month-to-month basis. The following is a summary of all equipment in which the Company has an interest at December 31, 2002 (in thousands of dollars):

Remaining
Lease Term			Equipment
Equipment Type	(Months	)	At Cost

Aircraft	12-24		$76,915
Manufacturing	2-8		9,065
Locomotives	0-8		7,321
Materials handling	0-33		3,109
Construction and mining	0		1,215
Other	0-7		2,562

Total equipment cost	-		100,187
Accumulated depreciation	-		(60,239)

Equipment, net of accumulated depreciation	-		$ 39,948

The Company's equipment portfolio includes certain assets in which the Company holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated program sponsored by EFG. Proportionate equipment ownership enables the Company to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Company and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues and expenses associated with the equipment.

The preceding summary of equipment includes leveraged equipment. Indebtedness associated with the equipment is summarized in Note 12. Generally, indebtedness on leveraged equipment will be partially amortized by the rental streams derived from the corresponding lease contracts. The remaining principal balance of indebtedness not amortized may result in future refinancings to extend the repayment period, the sale of the associated asset to retire the indebtedness or return the equipment to the lender if the indebtedness is non-recourse.

Generally, the costs associated with maintaining, insuring and operating the equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements. However, the Company has purchased supplemental insurance coverage for its aircraft to reduce the economic risk arising from certain losses. Specifically, the Company is insured under supplemental policies for "Aircraft Hull Total Loss Only" and "Aircraft Hull Total Loss Only War and Other Perils."

As equipment is sold to third parties, or otherwise disposed of, the Company recognizes a gain or loss extent of the difference between the net book value of the equipment at the time of disposition and the proceeds realized upon disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, the Company’s ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms.

Equipment rental revenue from individual lessees which is included in the equipment leasing segment that accounts for 10% or more of the lease revenue during the years ended December 31, 2002 and 2001 is as follows (in thousands of dollars):

	2002	2001

		(Restated)
Scandinavian Airlines System	$6,636	$6,563

The loss of this lessee could have a material adverse effect on the Company’s accompanying consolidated financial statements.

 Future minimum rental receipts in connection with all equipment are due as follows (in thousands of dollars):

For the year ending December 31,	2003	$ 7,762
.	2004	1,495
.	2005	37

.
Total	.	$9,294

In April 2002, the Company executed an agreement with an existing lessee to early terminate the lease of a McDonnell Douglas DC-8-73 aircraft that had been scheduled to expire in July 2002. Subsequent to the termination of the lease, the aircraft was re-leased to an independent third party for a term of 30 months beginning July 2002. The Company incurred approximately $0.9 million of repairs and maintenance during the year ended December 31, 2002 that was expensed to service the aircraft.

During the year ended December 31, 2002, the Company recorded an impairment in the carrying value of the Company’s 35% interest in a McDonnell Douglas MD-87 aircraft which is in the equipment leasing segment. The impairment was recorded due to an offer received from an independent third party which was below the carrying value of the asset. The Company compared the estimated undiscounted cash flows of the asset which were less than the carrying value of the asset. As a result, an impairment of $1.9 million was recorded which was the difference between the fair value and the carrying value. The estimate of the fair value was based on an offer to purchase the aircraft from an unrelated party and management’s assessment of prevailing market conditions for similar aircraft. The sale of the aircraft was completed in December 2002 under substantially the same terms as the offer.

During the year ended December 31, 2001, the Company recorded a $11.0 million write-down of equipment, representing an impairment to the carrying value of the Company’s Boeing 767-300ER aircraft, which is in the equipment leasing segment. The Company compared the estimated undiscounted cash flows of the asset which were less than the carrying value. As a result, an impairment was recorded which was the difference between the fair value and the carrying value. The appraiser assumed the aircraft will sell at current market prices which are based on "today’s" market conditions which included a thorough review of recent market activity and known transaction data involving the subject aircraft types. In addition, the appraiser considered the asset’s perceived demand, its availability on the market and expressed views of the industry. The appraiser also considered the most reasonable value under market conditions requisite to a fair sale and the effects of the airline industry following the events of September 11, 2001.

The decrease in the fair market value of the above aircraft discussed above was due to the significant decline in the aircraft industry following the financial stress of the industry beginning with the events of September 11, 2001. Management believes there is a significant oversupply of commercial aircraft available and that this oversupply will continue for some time. If the aircraft market continues to deteriorate from its current condition, the Company may have additional impairment charges.

During 2002, the Company also evaluated its aircraft, secured by non-recourse debt, in accordance with the Company’s policy for recording an impairment on long-lived assets (See Note 3). The recoverable value of the aircraft was determined based on management’s assumption that the asset would not be sold or re-leased. If the Company anticipated selling or re-leasing the asset, the recoverable value would have been significantly lower, which would have resulted in an impairment.

NOTE 6 – EQUIPMENT HELD FOR SALE

MILPI arranged for the lease or purchase of a total of 1,050 pressurized tank railcars. The railcars will be subsequently sold or leased to either (i) the EGF Programs in which PLM Financial Services Inc. ("FSI"), a wholly-owned subsidiary of MILPI, serves as the general partner or manager and holds an ownership interest in the programs, (ii) unrelated third parties in which FSI provides management services and does not hold an ownership interest in the third parties or (iii) Rail Investors I, LLC, a wholly-owned subsidiary of the Company. These railcars will be delivered over the next three years. A leasing company affiliated with the manufacturer will acquire approximately 70% of the railcars and lease them to Rail Investors I, LLC. The remaining 30% will either be purchased by other third parties to be managed by MILPI or by the EGF Programs. MILPI estimates that the total value of purchased railcars will not exceed approximately $26.0 million with approximately one third of the railcars being purchased in each of 2002, 2003 and 2004. As of December 31, 2002, MILPI had purchased $6.2 million of these railcars all of which were subsequently sold to an affiliated company in the first quarter of 2003. Subsequent to year end, MILPI purchased an additional $16.0 million of railcars (See Notes 13 and 21). Approximately $3.0 million of the railcars purchased subsequent to year end were sold to affiliated entities at cost which approximates fair value.

NOTE 7 – REAL ESTATE HELD FOR DEVELOPMENT

As discussed in Note 3, the Company owns both directly and indirectly 274 acres of undeveloped land north of Malibu, California called Rancho Malibu or the Malibu property. During the year ended December 31, 2002, the Company capitalized $1.7 million of development costs, including $0.9 million for interest. During the year ended December 31, 2001, the Company capitalized approximately $2.4 million of development costs, including $0.8 million for interest. In 2001, the Company obtained all required transfer development credits and has begun development of the property.

During 2002, AFG Investment Trust C and D formed C & D IT LLC, a Delaware limited liability company, as a 50%/50% owned joint venture that is co-managed equally by both trusts (the "C&D Joint Venture") to which each trust contributed $1.0 million. C&D IT LLC contributed the $2.0 million in exchange for a 25% interest in the Rancho Malibu. The remaining 75% interest of Rancho Malibu was directly owned by the Company.

During 2001, the Company obtained an appraisal from an independent third party in an effort to pursue various options to finance the development of the Rancho Malibu property. The appraisal value was below the carrying value of the asset. In accordance with SFAS 121, the Company compared the estimated undiscounted cash flows which were less than the carrying value of the asset. As a result, the Company recorded a $2.5 million impairment in the real estate segment which was calculated based on the difference between the fair value and the carrying value of the asset. The real estate fair value was determined based on the independent third party appraisal. The appraiser made several assumptions when calculating the fair value. The appraiser assumed the most reasonable price which the property should bring in a competitive and open market under all conditions requisite to a fair sale with the buyer and seller each acting prudently and knowledgably and that the price is not affected by undue stimulus. In addition, the appraiser assumed the property, when developed, will sell at current market prices which were estimated based on comparable bulk land sales for upper end projects in the surrounding area.

NOTE 8 – LAND AND BUILDINGS

The Company owns two buildings that are leased to a major university. The buildings are used in connection with the university’s international education programs and include both classroom and dormitory space. Land and buildings consisted of the following at December 31, 2002 and 2001, respectively (in thousands of dollars):

Buildings	2002	2001

		(Restated)
Washington, D.C.	$4,955	$4,955
Sydney, Australia	6,978	6,978

Total	11,933	11,933
Accumulated depreciation	(2,240)	(1,885)

Buildings, net	$9,693	$10,048

Land	2002	2001

		(Restated)
Washington, D.C.	$1,729	$1,729
Sydney, Australia	200	200

Land, total	$1,929	$1,929

Indebtedness collateralized by the land and buildings is summarized in Note 12. Future minimum rental payments in connection with the leases for both buildings are due as follows (in thousands of dollars):

For the year ending December 31,	2003	$ 1,027
.	2004	1,027
	2005	787
	2006	910
	2007	910
Thereafter	.	2,730

Total	.	$ 7,391

NOTE 9 – INTERESTS IN AFFILIATED COMPANIES

The Company has interests in the following affiliates as of December 31, 2002 and 2001, respectively (in thousands of dollars):

	2002	2001

		(Restated)
Interests in liquidating partnerships	$322	$3,374
Interest in liquidating trusts	-	-
Interest in EGF Programs	19,361	20,948

Total	$19,683	$24,322

The Company has recorded equity income (loss) in its interest in affiliated companies for the twelve months ended December 31, 2002 and 2001, respectively (in thousands of dollars):

	2002	2001

		(Restated)
Liquidating partnerships	$(692)	$(190)
Liquidating trusts	-	-
EGF Programs	133	1,716

Total	$(559)	$1,526

Equity Interests in Liquidating Partnerships

Through its wholly-owned subsidiary Ariston, the Company had an ownership interest in eleven limited partnerships engaged primarily in the equipment leasing business. Ariston’s percentage ownership for each investment varies from less than 1% to 16%. The partnerships are controlled by EFG, a non-consolidated affiliated entity controlled by Mr. Engle. The Company received $2.2 million in distributions from these partnerships during fiscal 2002. The Company did not receive any distributions from these entities in 2001.

The Company’s ownership interest in three of the eleven partnerships enabled the Company to influence but not control operating financial decisions of the investee. Accordingly, the Company accounted for these investments under the equity method of accounting. The remaining investments were accounted for under the cost method of accounting as discussed in Note 3.

On July 18, 2002, the eleven partnerships adopted formal plans of liquidation and transferred their assets and liabilities to eleven respective liquidating partnership trusts ("Liquidating Partnerships"). The summarized combined financial information for the Company’s equity investments in the Liquidating Partnerships as of and for the twelve months ended December 31, 2001 and for the period January 1, 2002 through July 17, 2002 is summarized below (in thousands of dollars):

	Period from January 1, 2002 through July 17, 2002	As of and for the twelve months ended December 31, 2001

Total assets		$ 36,168
Total liabilities		9,870
Partners’ equity		$ 26,298

Total revenues	$ 2,272	$ 5,628
Total expenses	4,709	9,688
Net loss	$ (2,437)	$ (4,060)

The summarized combined financial information for the Company’s equity investments in the Liquidating Partnerships as of December 31, 2002 and for the period from July 18, 2002 through December 31, 2002 is summarized below, which is accounted for under the liquidation basis of accounting which approximates fair value (in thousands of dollars):

December 31, 2002

Total assets	$5,322
Accrued liabilities	1,795
Net assets in liquidation	$3,527

Net assets at July 18, 2002	$-
Transfer of net assets at liquidation basis	24,152
Change in provision for liquidation expenses	(2,662)
Net income from operations	261
Distributions	(18,224)
Net assets in liquidation at December 31, 2002	$3,527

The Company reviews the carrying value of its equity investments for recoverability whenever circumstances indicate that a possible impairment exists and is other than temporary. To the extent that declines in the carrying value are determined to be other than temporary, the investment balance is written-down to its fair value. In 2002, because the eleven partnerships adopted respective formal plans of liquidation, the Company reviewed the carrying value of its equity investments for recoverability. As a result, the Company recorded a write-down of its investments of $0.2 million in 2002 which was included in the equipment leasing segment. The fair value was determined based on a valuation model which included the present value of the expected cash flows of the investments.

Equity Interests in Liquidating Trusts

On November 26, 2002, AFG Investment Trust A and AFG Investment Trust B filed respective proxy statements to request beneficial interestholders’ approval for, among other things, liquidation and dissolution of the assets under the terms and conditions of the Plans of Liquidation and Dissolution. The proposals contained in the proxy statements were subsequently approved and AFG Investment Trust A and B’s assets and liabilities were transferred to AFG Investment Trust A Liquidating Trust and AFG Investment Trust B Liquidating Trust, respectively, on December 31, 2002 for the sole purpose of disposing the assets transferred to the Liquidating Trusts and paying the remaining liabilities. Each unitholder of AFG Investment Trust A and B received a pro rata beneficial interest in the Liquidating Trusts in exchange for such holder’s Trust units.

In furtherance of the Plans of Liquidation and Dissolution, AFG Investment Trust A and B entered into Liquidating Trust Agreements with an independent third party as trustee of the Liquidating Trusts. The trustee has control over the dissolution of the Liquidating Trusts’ assets. In conjunction with the liquidation, the trustee engaged the Managing Trustee, AFG ASIT Corporation (a wholly-owned subsidiary of the Company), and EFG, an affiliated entity, as agents in order to manage the daily operations until liquidation is complete. Accordingly, Semele no longer has a controlling interest in the assets but has the ability to exercise significant influence over the daily operations. Therefore, the Company’s interest in the Liquidating Trusts was accounted for under the equity method of accounting beginning on December 31, 2002. As of December 31, 2002, no distributions have been received from the Liquidating Trusts. Prior to the liquidation date, the Company consolidated the Trusts’ balance sheet and statement of operations. The statement of operations for AFG Investment Trust A and B is consolidated into the Company’s 2002 financial statements since the entities were controlled throughout fiscal 2002.

Equity Interests in Equipment Growth Funds

FSI is the General Partner or manager in the EGF Programs. Distributions of the programs are allocated as follows: 99% to the limited partners and 1% to the General Partner in PLM Equipment Growth Fund I and PLM Passive Income Investors 1988-II; 95% to the limited partners and 5% to the General Partner in EGF's II, IV, V, VI, PLM Equipment Growth & Income Fund VII and EGF III Liquidating Trust; and 85% to the members and 15% to the manager in Professional Lease Management Income Fund I. MILPI’s interest in the cash distributions of Professional Lease Management Income Fund I will increase to 25% after the investors have received distributions equal to their invested capital. Net income is allocated to the General Partner subject to certain allocation provisions.

During 2002, MAC completed its acquisition of PLM by purchasing the remaining 17% of its outstanding common stock of PLM (See Note 4). The purchase price allocation associated with the acquisition resulted in approximately $0.4 million increase in MILPI’s interest in the Equipment Growth Funds. MILPI received $1.6 million in cash distributions from the EGF Programs during fiscal 2002 and for the period from February 7, 2001 through December 31, 2001.

In accordance with the APB No. 18, the Company reviews the carrying value of its investments for recoverability whenever circumstances indicate that a possible impairment exists and is other than temporary. To the extent that declines in the carrying value are determined to be other than temporary, the investment balance is written-down to its fair value. In 2002, MILPI recorded an impairment in its equipment management segment of $0.5 million associated with its equity interest in affiliates due one of the EGF Programs adopting a formal plan of liquidation. In 2001, MILPI also recorded an impairment in its equipment management segment of $0.5 million associated with its equity interest in affiliates due to a change in market conditions, primarily in the airline industry, due to the significant decline in the airline industry and the U.S. economy following the events of September 11, 2001. Fair value of the investments was determined based on a valuation model which included the present value of the expected cash flows of the investment, current market prices of the underlying assets and management’s industry knowledge.

The summarized combined financial data for the EGF Programs as of and for the year ended December 31, 2002, and as of December 31, 2001 and for the period from February 7, 2001 through December 31, 2001 is as follows (in thousands of dollars):

	2002	2001

Total assets	$201,683	$229,358
Total liabilities	53,617	67,579

Partners’ equity	$148,066	$161,779

Total revenues	$72,078	$91,085
Total expenses	68,286	70,688

Net income	$3,792	$20,397

NOTE 10 – INTERESTS IN NON-AFFILIATED COMPANIES

The Company has equity interests in the following non-affiliated companies (in thousands of dollars):

	2002	2001

		(Restated)
Interest in Mountain Resort Holdings LLC and Mountain Springs Resort LLC	$ 5,576	$ 7,425
Interest in EFG/Kettle Development LLC	7,263	7,740
Other	466	627

Total	$13,305	$15,792

The Company recorded equity loss in its interest in non-affiliated companies for the twelve months ended December 31, 2002 and 2001, respectively (in thousands of dollars):

	2002	2001

		(Restated)
Mountain Resort Holdings, LLC and Mountain Springs Resort, LLC	$ (1,210)	$ (216)
EFG Kettle Development, LLC	(477)	(657)
Other	-	-

Total	$(1,687)	$(873)

Mountain Resort Holdings, LLC and Mountain Springs Resort, LLC

Semele owns 100% of the Class B membership interests in EFG Kirkwood, a wholly-owned subsidiary of the Company. The AFG Investment Trust C and D and the Liquidating Trusts collectively own 100% of the Class A membership interests of EFG Kirkwood. EFG Kirkwood is a member in two joint ventures: a 38% interest in Mountain Resort Holdings LLC ("Mountain Resort") and a 33%-50% interest in Mountain Springs Resorts LLC ("Mountain Springs"). Through October 2002, EFG Kirkwood owned a 50% interest in Mountain Springs. In October 2002, an existing member and an unrelated third party contributed $2.5 million to Mountain Springs. As a result of the capital contribution, EFG Kirkwood's membership interest in Mountain Springs decreased from 50% to 33%. Proceeds from the capital contribution were used to exercise an existing option to purchase 51% of Durango Mountain Land Company, LLC, a real estate development company owning land adjacent to the resort.

Mountain Resort is primarily a ski and mountain recreation resort located in California. Mountain Springs has majority ownership in DCS/Purgatory LLC ("Purgatory"), a ski resort located in Colorado. The Company’s ownership interests in Mountain Resort and Mountain Springs are accounted for using the equity method of accounting. The Company received distributions of $0.6 million from Mountain Springs and Mountain Resort during fiscal 2002. No distributions were received in 2001 from these investments.

On August 1, 2001, EFG Kirkwood entered into a guarantee agreement whereby EFG Kirkwood guarantees the payment obligations under a revolving line of credit between Mountain Springs and a third party lender. Another investor in the ski resort also guarantees the payment obligation under the line of credit. The amount of the guarantee is equal to the outstanding balance of the line of credit which cannot exceed the principal balance of $3.5 million. As of December 31, 2002, Mountain Springs had an outstanding balance of approximately $2.6 million on the line of credit. The revolving line of credit is scheduled to mature in August 2004. The Company’s guarantee would require payment only in the event of default on the line of credit by Purgatory in amount equal to amounts advanced less any amounts recovered by the other guarantor on the line. Management believes the likelihood is remote that payments will be required under this guarantee.

The table below provides comparative summarized income statement data for Mountain Resort and Mountain Springs for the twelve months ended December 31, 2002 and 2001 (in thousands of dollars):
                <BTB>
	For the Twelve	For the Twelve
	Months Ended	Months Ended
	December 31,	December 31,
	2002	2001

Mountain Resort		(Restated)
Total revenues	$ 29,462	$ 29,597
Total expenses	30,336	30,117

Net loss	$ (874)	$ (520)

Mountain Springs
Total revenues	$ 15,198	$ 15,250
Total expenses	17,834	15,648

Net loss	$ (2,636)	$ (398)

Interest in EFG/Kettle Development LLC- Residential Community

The Company has an indirect ownership interest in EFG/Kettle Development LLC, which is owned 100% by Trusts C and D, collectively. EFG/Kettle Development LLC’s subsidiaries have a 49.9% limited partner ownership interest in an entity named Kettle Valley Development Limited Partnership ("KVD LP"). An unaffiliated third party owns the remaining 50.1% of KVP LP. The Company also has a 100% controlling and ownership interest in Kelowna Projects, Inc., which is the sole general partner, with a .01% ownership interest, of KVD LP.

KVD LP owns a real estate development in Kelowna, British Columbia Canada, called Kettle Valley. Kettle Valley is comprised of approximately 270 acres of land zoned for 1,120 residential units in addition to commercial space.

In accordance with the ownership agreements, decisions require unanimous consent by both the limited partners and the general partner and each owner has the ability to veto a proposal by the other partner. The Company accounts for its ownership interest in KVP LP using the equity method of accounting. The Company received no distributions from KVP LP during fiscal 2002 or 2001.

KVD LP’s cost basis in the Kettle Valley development was $1.3 million greater than its equity interest in the underlying assets as of the date of purchase during the year ended December 31, 1999. This difference was amortized using a period of 10 years. In 2001, amortization expense was $0.1 million which was recorded as an offset to the Company’s interest in Kettle Valley. In accordance with SFAS No. 142, the Company discontinued amortizing the difference between KVD LP’s costs basis and underlying net asset value of Kettle Valley.

The table below provides KVD LP’s summarized consolidated balance sheet as of December 31, 2002 and 2001 (in thousands of dollars):

	December 31, 2002	December 31, 2001

Total assets	$15,479	$14,752
Total liabilities	4,339	2,337

Net equity	$11,140	$12,415

The table below provides KVD LP’s summarized consolidated income statement data for the twelve months ended December 31, 2002 and 2001 (in thousands of dollars):

	December 31, 2002	December 31, 2001

Total revenues	$ 3,679	$ 4,597
Total expenses	4,469	5,968

Net loss	$ (790)	$ (1,371)

NOTE 11 – OTHER ASSETS

At December 31, other assets consisted of the following (in thousands of dollars):

	2002	2001

		(Restated)
Cash surrender value of life insurance policies	$ 2,721	$ 2,343
Advances to Kettle Valley	827	674
Deferred financing costs, net	398	145
Other	266	486

Total	$ 4,212	$ 3,648

MILPI has life insurance policies on certain former employees which had a $2.7 million and $2.3 million cash surrender value as of December 31, 2002 and 2001, respectively.

The Company has capitalized certain costs incurred in connection with long-term financings. These costs are amortized over the life of the respective agreement on a straight-line basis which approximates the effective interest method of accounting. Amortization expense resulting from deferred financing was approximately $0.2 million and $24,000 for the years ended December 31, 2002 and 2001, respectively. During 2002, the Company refinanced two of its existing debt agreements. The first refinancing was associated with a debt agreement securing a McDonnell Douglas DC-8-73 aircraft. The second refinancing was associated with a note payable on the AFG International Washington DC property. The Company capitalized $0.4 million associated with the debt refinancings during 2002 (See Note 12).

Other assets as of December 31, 2002 and 2001 includes $0.8 million and $0.7 million, respectively, for an advance and related interest earned made by AFG Investment Trust C and D to Kettle Valley. Kettle Valley uses the advance to provide collateral for letters of credit.

NOTE 12 – INDEBTEDNESS

At December 31, 2002, the Company had aggregate indebtedness to third parties of approximately $46.7 million, including two note obligations totaling approximately $5.9 million associated with the Company’s two buildings. One loan, with a balance of $5.7 million, matures in December 2005 and carries a variable interest rate equal to the LIBOR daily rate plus one hundred ninety (190) basis points per annum (3.32% at December 31, 2002). The other loan, with a balance of $0.2 million, matured on December 31, 2002 and carried a variable interest rate equal to prime plus 1.50% (5.75% at December 31, 2002). Subsequent to year end, the Company paid the existing principal and accrued interest on this loan (See Note 21). The fair value of these notes approximated their carrying value due to the variable interest rates on the notes.

The remainder of the Company’s indebtedness of $40.8 million, which matures in 2003 through 2006, to third parties is non-recourse installment debt pertaining to equipment held on operating leases. This debt is secured by the equipment and related lease payments and will be partially amortized by the remaining contracted lease agreements corresponding to each asset. However, the Company has balloon payment obligations of approximately $31.9 million and $1.3 million, respectively, at the expiration of the respective leases in November 2003 and June 2006. Interest rates on equipment debt obligations consist of fixed and variable rates at December 31, 2002. Approximately $35.2 million of the debt consists of fixed interest rates ranging from 8-9%. The Company estimates, based on recent transactions, that the fair value of the fixed rate notes is approximately $33.8 million. The remaining debt balance of $5.6 million consists of variable interest rate debt equal to LIBOR plus 3.5% (5.75% at December 31, 2002).

The Company’s indebtedness to third parties is summarized below (in thousands of dollars):

		Due within
	Balance at	one year of	Balance at
	December 31,	December 31,	December 31,
	2002	2002	2001

Non- recourse installment debt on equipment	$ 40,773	$ 36,280	$ 47,293
held for lease
Commercial variable interest rate loans	5,878	593	5,625

Total	$ 46,651	$ 36,873	$ 52,918

The Company is a participant in a $10.0 million warehouse facility. In July 2002, the Company reached an agreement with the lenders of the $10.0 million warehouse facility to extend the expiration date of the facility to June 30, 2003. Subsequent to year end, the Company amended the warehouse facility and extended the expiration date to September 2003. The warehouse facility is shared by the Company, PLM Equipment Growth Fund V, PLM Equipment Growth Fund VI, PLM Equipment Growth and Income Fund VII and Professional Lease Management Income Fund I. The facility provides for financing up to 100% of the cost of equipment. Outstanding borrowings by one borrower reduce the amount available to each of the other borrowers under the facility. PLM guarantees the borrowings of the other borrowers. Individual borrowings may be outstanding for no more than 270 days, with all advances due no later than September 2003. Interest accrues either at the prime rate or LIBOR plus 2.0% at the borrower’s option and is set at the time of an advance of funds. As of December 31, 2002 and 2001, there were no outstanding borrowings on this facility by any of the borrowers.

During fiscal 2002, the Company refinanced two notes: a note securing a McDonnell Douglas DC-8-73 aircraft and a note associated with one of the Company’s buildings. In connection with the debt refinancings, the Company borrowed an additional $2.0 million which was used to pay loan costs, management fees and repairs on the McDonnell Douglas aircraft. A total of approximately $0.4 million of refinancing fees were capitalized and included in other assets in the accompanying consolidated balance sheet and are amortized over the life of the related debt.

The annual maturities of the Company’s indebtedness to third parties is summarized below (in thousands of dollars):

.		Buildings	Equipment	Total

For the year ending December 31,	2003	$593	$36,280	$36,873
.	2004	378	1,197	1,575
..	2005	4,907	1,264	6,171
.	2006	-	2,032	2,032

Total	.	$5,878	$40,773	$46,651

Debt due on equipment during fiscal 2003 for equipment will either be refinanced if the associated equipment is re-leased, paid with the sales proceeds received from the disposition of the aircraft or settled by delivery to the lender of the associated aircraft. Third party notes payable associated with the buildings will be paid with operating cash flows. The net book value of buildings and equipment collateralizing third party debt at December 31, 2002 is $11.6 million and $37.4 million, respectively.

NOTE 13 – CONTINGENT LIABILITIES

Investment Company Act of 1940

The SEC staff has informed the Company that it believes the Trusts may be unregistered investment companies within the meaning of the Act. The Company, after consulting with counsel, do not believe that they are unregistered investment companies. However, it is possible that one or more of the Trusts may have unintentionally engaged in an activity or activities that may be construed to fall within the scope of the Act. Two of the Trusts agreed to liquidate their assets in order to resolve the matter with the staff. Accordingly, in December 2002, AFG Investment Trust A and AFG Investment Trust B adopted respective Plans of Liquidation and Dissolution. The assets of each of the trusts were transferred to respective Liquidating Trusts with an independent third party as the trustee. Upon consummation of the sale of their assets, these trusts will be dissolved and the proceeds thereof will be applied and distributed in accordance with the terms of their Trust Agreements. If necessary, AFG Investment Trust C and AFG Investment Trust D intend to avoid being deemed investment companies by means that may include disposing assets that they might not otherwise dispose of.

Guaranteed Obligations

As of December 31, 2002 and 2001, MILPI had guaranteed certain obligations up to $0.4 million of a Canadian railcar repair facility, in which PLM had a 10% ownership interest. This obligation was accrued at December 31, 2002 and 2001 and is recorded in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Aircraft Residual Interest Guarantee

Other liabilities in the accompanying consolidated balance sheets consists primarily of $3.0 million received in consideration for a non-recourse residual interest in a Boeing 767-300 aircraft. The seller of the Company's interest in Kettle Valley purchased a residual sharing interest in the aircraft owned by the Company and leased to an independent third party. The seller paid approximately $3.0 million to the Buyers for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Company receives net residual proceeds from the aircraft and the residual interest is non-recourse to the Buyers.

Internal Revenue Service Audit

In March 2001, the Internal Revenue Service ("IRS") notified PLM that it would conduct an audit of certain Forms 1042, Annual Withholding Tax Return for U.S. Source Income of Foreign Persons. The audit related to payments to unrelated foreign entities made by two partnerships in which PLM formerly held interests as the 100% direct and indirect owner. One partnership’s audit related to Forms 1042 for the years 1997, 1998 and 1999, while the other partnership’s audit related to Forms 1042 for the years 1998 and 1999. In September 2002, the IRS notified PLM that they had completed their examination of the related tax returns and that they had assessed no changes to the reported taxes.

Commitment to Purchase Railcars

As further discussed in Note 6, MILPI arranged for the lease or purchase of pressurized tank railcars estimated not to exceed approximately $26.0 million with one third of the railcars estimated to be purchased in each of 2002, 2003 and 2004. As of December 31, 2002, MILPI had purchased approximately $6.2 million of these railcars.

Litigation

The Company or its consolidated affiliates have been involved in certain legal and administrative claims as either plaintiffs or defendants in connection with matters that generally are considered incidental to its business. Management does not believe that any of these actions will be material to the financial condition or results of operations of the Company (See Note 21).

Lease Agreements

PLM has entered into operating leases for office space. PLM’s total net rent expense was $0.2 million and $0.4 million for the year ended December 31, 2002, and for the period from February 7, 2001 through December 31, 2001, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

Future payments under lease agreements are $0.3 million in 2003, $0.2 million in 2004, $0.1 million in 2005 and $0 thereafter.

Future receipts under a non-cancelable sublease are as follows: $0.1 million in 2003, $24,000 in 2004 and $0 thereafter.

NOTE 14 – RELATED PARTY TRANSACTIONS

Fees and expenses paid to affiliates

Fees and expenses paid to affiliates for the fiscal years ending December 31, 2002 and 2001 respectively are as follows (in thousands of dollars):

	2002	2001

		(Restated)
Equipment management fees	$547	$992
Administrative charges	589	583
Reimbursable operating expenses due to third parties	-	2,846

Total	$1,136	$4,421

<
EFG is compensated for its services to the Trusts. Such services include all aspects of acquisition, management and disposition of equipment. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trusts for equipment acquired on or prior to February 6, 1999. Compensation to EFG for services connected to the disposition of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of remarketing fees is subordinated to payout, and this fee and the other fees described above are subject to certain limitations defined in the Trust Agreements.

Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreements, for persons employed by EFG who are engaged in providing administrative services to the Trusts. Reimbursable operating expenses represent costs paid by EFG on behalf of the Trusts, which are reimbursed to EFG at actual cost. Prior to June 2002, an affiliated company supported the administrative function. Subsequently, the administrative functions with the exception of some administrative functions which will continue to be supported by EFG were outsourced to an unrelated third party. During 2001, EFG paid the majority of operating costs on behalf of the Trust. Costs incurred by EFG were subsequently reimbursed by the Trust on a monthly basis. During 2002, the Trust paid all of its direct costs. Therefore, there were no reimbursable operating costs paid to an affiliate during 2002.

All of the Trusts’ equipment was purchased by EFG, one of its affiliates, or directly from third-party sellers. The Trusts’ purchase price is determined by the method described in Note 3.

Due From Affiliates

Amounts due from affiliates are summarized below (in thousands of dollars):

	2002	2001

Loan obligations due from Mr. Engle and Mr. Coyne	$2,937	$2,937
Interest receivable on loan obligations due from Mr. Engle and Mr. Coyne	780	519
Management fees receivable from PLM Equipment Growth Funds	670	951
Rents receivable from EFG escrow (1)	120	218

Total	$4,507	$4,625

(1) All rents and proceeds from the disposition of equipment by the Company are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account and remits such amounts to the Company or its affiliates on a monthly basis. These amounts were paid to the Company in January 2003 and 2002, respectively.

Indebtedness and Other Obligations to Affiliates

A summary of the Company’s indebtedness and other obligations to affiliates appears below (in thousands of dollars):

	2002	2001

		(Restated)
Principal balance of indebtedness to affiliates	$28,774	$28,312
Accrued interest due to affiliates	4,055	2,896
Other (1)	178	669

Total	$33,007	$31,877

(1) Consists primarily of amounts due to EFG for administrative services and operating expenses.

Indebtedness to affiliates related to the Acquisition of Equis II Corporation

Prior to the Company’s acquisition of Equis II in 1999 and 2000, Equis II was controlled by Mr. Engle, who either directly or indirectly owned a majority of Equis II’s stock with the remaining interest controlled by Mr. Coyne. The original principal balance of $19.6 million of promissory notes issued by the Company to the owners to acquire Equis II Corporation is divided into two groups of notes.

The first group of notes originally totaled $14.6 million and matures on October 31, 2005. As of December 31, 2002, the Company owed $13.0 million under these notes of which $4.0 million of the balance outstanding was due on October 2, 2002. In addition, approximately $6.0 million of the notes were due in fiscal 2003. Subsequent to year end, the Company amended the repayment schedule associated with the outstanding principal payment and 2003 principal payments. These payments are now due in 2005 (See Note 21). These notes bear interest at a face rate of 7% annually, but provide for quarterly interest payments based upon a pay-rate of 3%. The remaining portion, or 4%, is deferred until the maturity date.

The second group of promissory notes, issued by the Company to acquire Equis II, originally totaled $5.0 million and have payment terms identical to certain debt obligations of Mr. Engle and Mr. Coyne to the Company included in Due from Affiliates in the accompanying consolidated balance sheets. At the time of the Company’s initial 85% investment in Equis II, Mr. Engle and Mr. Coyne had debt obligations to (i) Equis II Corporation totaling approximately $1.9 million and (ii) a subsidiary of Ariston, Old North Capital LP ("ONC"), totaling approximately $3.1 million. As a result of the Equis II transaction, the Company became the beneficiary of notes due from Mr. Engle and Mr. Coyne and the obligor on new notes, having identical terms and for equal amounts, due to Mr. Engle, or family trusts/corporation(s) controlled by Mr. Engle, and to Mr. Coyne. The Company is required to make future payments with respect to these notes to the extent of proceeds from payments made by Mr. Engle and Mr. Coyne to Equis II and ONC. The terms of the notes provide that the Company will be relieved of its obligations to make payments during the period of any default by either Mr. Engle or Mr. Coyne in remitting payments with respect to their obligations to Equis II or ONC. The balance of the associated Equis II and ONC debt was approximately $1.9 million and $1.0 million, respectively, at December 31, 2002 and 2001.

Indebtedness to affiliates related to the Acquisition of SB Interests

In November 1999, the Company purchased from an affiliated company, EFG, certain equity interest in the Trusts, referred to as the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. To date, the Company has received cash distributions of approximately $3.1 million from the Special Beneficiary Interest and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. This distribution occurred in December 1999 and the related principal of $2.9 million has been recorded as purchase price under APB No. 16. At December 31, 2002 and 2001, the non-recourse note had an outstanding principal balance of approximately $6.6 million. In accordance with APB No. 16, the non-recourse note issued in consideration for the SB Interests is accounted for as contingent purchase price and is not included in the accompanying consolidated balance sheets.

Principal Balance of Indebtedness to Affiliates

The principal balance of the Company’s indebtedness to affiliates at December 31, 2002 and 2001 consists of the obligations listed below (in thousands of dollars):
. . . . . .	. . Balance at December 31, 2002	Due within one year, adjusted for amendments to extend payments, or on demand as of December 31, 2002	Balance at December 31, 2001 (Restated) .

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II Corporation, 7% annual interest; maturing in 2005. (1) (3)	$ 8,625	$ --	$ 8,625
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 7% annual interest; maturing in 2005. (1) (3)	4,377	--	4,377

Sub-total	$ 13,002	$ --	$ 13,002

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II Corporation; 11.5% annual interest; due on demand. (1) (2)	687	687	687
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 11.5% annual interest; due on demand. (1) (2)	349	349	349

Sub-total	$ 1,036	$ 1,036	$ 1,036

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from purchase of Equis II Corporation, 7.5% annual interest; maturing on Aug. 8, 2007. (1) (2)	1,261	--	1,261
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 7.5% annual interest; maturing on Aug. 8, 2007. (1) (2)	640	--	640

Sub-total	$ 1,901	$ --	$ 1,901

Note payable to EFG for purchase of Ariston Corporation; 7% annual interest; maturing in Jan. 2005.(4)	$ 8,419	--	$ 8,419
Non-recourse note payable to EFG for purchase of Special Beneficiary Interests; 7% annual interest; maturing on Nov. 18, 2009.(6)	$ --	--	$ --
Notes payable to affiliates for 1997 asset purchase; 10% annual interest; maturing on Apr. 1, 2003. (5)	$ 4,416	4,416	$ 3,954

Total	$28,774	$5,452	$28,312

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
(3)    The notes to Mr. Engle (and related family trusts/corporation) become immediately due and payable if Mr. Engle ceases to be the Chief Executive Officer and a Director of the Company, except if he resigns voluntarily or is terminated for cause. Similarly, the notes to Mr. Coyne become immediately due and payable if Mr. Coyne ceases to be the President and a Director of the Company, except if he resigns voluntarily or is terminated for cause. As of December 31, 2002, approximately $4.0 million of the outstanding principal balance was due on October 2, 2002. In addition, approximately $6.0 million of the outstanding principal is due in 2003. Subsequent to year end, the Company amended these debt agreements such that the principal payments were due in 2005 (See Note 21).
(4)    In 1998, the Company issued a $10.5 million non-recourse purchase-money promissory note to EFG in conjunction with the acquisition of Ariston. The purchase-money note bears interest at an annualized rate of 7%, but requires principal amortization and payment of interest prior to the maturity date only to the extent of cash distributions paid to the Company in connection with the partnership interests owned by Ariston. As of December 31, 2002, the note is due to mature August 31, 2003 with recourse to the common stock of Ariston. Subsequent to year end, the Company amended the note’s repayment schedule with the principal balance due in 2005 (See Note 21). The table above has been adjusted to reflect this amendment. Cash distributions by Ariston require the consent of EFG until such time that the Company’s obligation to EFG under the note is paid.
(5)    In 1997, the Company borrowed $4.4 million from certain affiliates controlled by Mr. Engle, including $0.5 million from AFG Investment Trust A, a subsidiary. The notes were secured by the Company’s interest in Rancho Malibu. During fiscal 2001, the Company controlled AFG Investment Trust A and eliminated the Trust’s balance of the note in consolidation. On December 31, 2002, AFG Investment Trust A entered into a Plan of Liquidation and Dissolution and transferred its assets to a Liquidating Trust (See Note 9). In conjunction with the Plan of Liquidation and Dissolution, the Trust entered into a Liquidating Trust Agreements with an independent third party, as trustee of the Liquidating Trust. The trustee has complete control over the dissolution of the Liquidating Trust’s assets. Accordingly, the balance of the Trust’s note was not eliminated in consolidation in the Company’s December 31, 2002 financial statements. Subsequent to year end, the Company paid the outstanding principal and accrued interest totaling $4.5 million .
(6)    The Company purchased the SB Interests in the Trusts for $9.7 million. The purchase was financed through a non-recourse note issued by the Company. The note is payable only to the extent that the Company receives dividends on its SB Interests from the Trusts. The note is accounted for as a contingent purchase price in accordance with APB No. 16. To date, $3.1 million of dividends have been made by the Trusts to the Company as the holder of the SB Interests. Therefore, $3.1 million of the $9.7 million has been recorded and paid leaving $6.6 million of contingent payments remaining on the note.

As of December 31, 2002, as adjusted for the amended note agreement discussed in Note 21, the annual maturities of the notes are scheduled to be paid as follows (in thousands of dollars):

2003	$5,452
2004	-
2005	3,002
Thereafter	10,320

Total	$28,774

NOTE 15 – DEFERRED STOCK COMPENSATION

In 1997, the Company established a deferred compensation plan (the "Plan") for Mr. Engle and Mr. Coyne. Pursuant to terms of the Plan, both Mr. Engle and Mr. Coyne receive shares of the Company’s common stock instead of cash compensation. The number of shares allocated to them is determined at the end of each month by dividing the average closing price of the Company’s stock for the last ten trading days of the month into the dollar amount that otherwise would have been paid to them as cash compensation for the month. The shares are fully vested and are held in a rabbi trust established for the benefit of Mr. Engle and Mr. Coyne, but are not expected to be transferred to them until termination of their employment. The Company treats the issuance of shares under the plan as compensation and, therefore, recognizes an expense equal to the amount of cash compensation that would have been paid to each individual. Total compensation expense related to the Plan of $0.2 million was recorded in each of the years ended December 31, 2002 and 2001. These expenses are included in general and administrative expenses on the accompanying consolidated statements of operations. The Company had $1.3 million and $1.1 million accrued as of December 31, 2002 and 2001, respectively, which is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. Mr. Engle and Mr. Coyne waived the Company’s requirement to fund the Plan for the years ended December 31, 2002 and 2001 and as such, no shares were issued in each of the respective years.

NOTE 16 – STOCK OPTION PLANS

The Company’s stock option plans are as follows:

1.    The Semele Grant Option Program- This stock option plan consists of an Executive Option Grant Program and a Director Option Grant Program. Under the plan, the Company’s Board of Directors has the authority to issue stock options up to 100,000 shares of Semele’s common stock. In addition, the Company’s Board has the authority to establish the terms and conditions of stock options awarded under the executive program, including, but not limited to, selecting the recipients, the number of shares awarded, and the exercise price. Directors are not eligible to receive stock options under the executive option program and executives are not eligible to receive stock options under the director option program. At December 31, 2002 and 2001, there were no stock options outstanding under the executive option program and 15,000 stock options were outstanding under the director option program, all of which were fully vested and exercisable. No stock options were granted under the plan during either fiscal 2002 or 2001.

2.    The PLM Non-Qualified Director and Employee Option Programs- These programs reserved up to 780,000 shares of PLM common stock for key employees and directors. Under these Programs, the price of the shares issued under an option had to be at least 85% of the fair market value of the PLM common stock at the date of grant. Vesting of the options granted under these plans occurs in three equal installments of 33.3% per year, initiating from the date of grant. As of December 31, 2001, grants could no longer be made under either program and these Programs were terminated upon completion of the PLM acquisition in February 2002. There were no options outstanding under this plan at December 31, 2001 and the plan was terminated upon completion of the PLM acquisition in February 2002. *

3.    The PLM 2000 Management Stock Compensation Plan- The Plan reserved 70,000 shares for which options may be granted under the 2000 Director’s Plan, In February 2000, each non-employee director of PLM was granted an option to purchase 8,000 shares of common stock under this Plan. There were no options outstanding under this Plan at December 31, 2001 and the Plan was terminated upon completion of the PLM acquisition in February 2002. *

4.    The PLM 1998 Management Stock Compensation Plan,- PLM’s Board of Directors adopted the 1998 Management Stock Compensation Plan, which reserved 800,000 shares (in addition to the 780,000 shares above) of PLM’s common stock for the issuance to certain management and key employees of PLM upon exercise of stock options. At December 31, 2001, there were no options outstanding under the plan and the plan was terminated upon completion of the PLM acquisition in February 2002. *

* Prior to the completion of the Tender Offer by MILPI in 2001, all options outstanding were immediately vested by either a vote from PLM’s Board of Directors or from the terms of the option plan agreement. Concurrent with the completion of the Tender Offer in February 2001, PLM redeemed all vested options currently outstanding.

A summary of the options outstanding to directors under the Semele Grant Option Program at both December 31, 2002 and 2001 is summarized below:

	Auch	Bartlett	Underleider

Options granted	5,000	5,000	5,000
Date of grant	July 15, 1994	December 31, 1997	July 15, 1994
Date of expiration (on or before)	July 16, 2004	January 1, 2008	July 16, 2004
Exercise price per share	$ 9.25	$ 9.25	$ 9.25

The Company accounts for stock-based compensation using the intrinsic method prescribed by APB No. 25, "Accounting for Stock Issued to Employees." Under this method, no compensation expense was recorded for stock options in 2002 and 2001. SFAS No. 123, "Accounting for Stock-Based Compensation,", established accounting and disclosure requirements for stock options using a fair value method of accounting and encourages application of that methodology. No compensation expense would have been recorded under SFAS 123.

NOTE 17 – PROFIT SHARING PLAN AND 401 (K) PLAN

PLM had a Profit Sharing Plan and a 401(k) Plan which were acquired in conjunction with the Tender Offer by MILPI. The Company’s total 401(k) contributions, net of forfeitures, was approximately $0.1 million for both 2002 and 2001.

There were no profit–sharing contributions accrued as of December 31, 2001 and the Profit Sharing Plan was terminated upon completion of the PLM acquisition in February 2002.

NOTE 18 – INCOME TAXES

The Company files a consolidated Federal Tax Return. The AFG Trusts and MILPI are not included as part of the Company’s consolidated Federal Tax Return. These subsidiaries are flow through entities for tax purposes and file separate returns. Deferred income taxes are provided on a liability method whereby deferred tax assets are established to reflect temporary differences between the financial reporting and income tax bases of assets and liabilities as well as operating loss carryforwards. The Company has recorded a valuation allowance against these potential benefits to the extent they are not realizable. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2002 and 2001 are summarized below (in thousands of dollars):

SEMELE GROUP INC. AND SUBSIDIAIRESNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2002	2001

Deferred tax assets:
Deferred compensation	$305	$278
Real estate held for development	6,928	6,729
Tax effect of net operating loss carryforwards	31,265	30,414
Partnership organization and syndication costs	8,300	8,300
Federal benefit of state income taxes	905	735
Other	126	329

Sub-total	47,829	46,785
Less valuation allowance for deferred tax assets	(46,798)	(46,015)

Total deferred tax assets	1,031	770

Deferred tax liabilities:
Partnership interests	12,685	10,520
Other	887	1

Total deferred tax liabilities	13,572	10,521

Net deferred tax liability	$12,541	$9,751

SEMELE GROUP INC. AND SUBSIDIAIRESNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes attributable to income from operations for the year ended December 31, 2002, consists of the following (in thousands of dollars):

	Federal	State	Total

Current	$64	$149	$213
Deferred	395	166	561

Total	$459	$315	$774

The provision for income taxes attributable to income from operations for the year ended December 31, 2001, consists of the following (in thousands of dollars):

	Federal	State	Total

Current	$551	$193	$744
Deferred	705	162	867

Total	$1,256	$355	$1,611

The difference between the tax expense and the expected federal tax expense is reconciled below (in thousands of dollars):

	2002	2001

Federal statutory tax expense	$(3,289)	$(4,960)
State income tax	(319)	729)
Valuation allowance for NOL	783	2,966
Income (Loss) reportable at the partnership and trust level	3,599	5,666)

Tax expense	$774	$1,611

The tax effect of net operating loss carryforwards is determined using current statutory rates or enacted rates for the year in which the differences are expected to reverse. At December 31, 2002, the Company had operating loss carryforwards of approximately $107.0 million that expire as follows: $28.5 million in 2010; $45.5 million in 2011; $8.0 million in 2012; $5.5 million in 2016; $11.0 million in 2017; $1.6 million in 2020; $4.9 million in 2021 and $2.0 million in 2022

The valuation allowance increased by $0.8 million from 2001 to 2002 because the Company incurred an NOL carryforward in 2002 for which an additional valuation allowance was recorded.

NOTE 19 – SEGMENT REPORTING

At December 31, 2002, the Company was engaged in three operating segments: 1) equipment leasing 2) equipment management and 3) real estate ownership, development and management. The equipment leasing segment includes acquiring and leasing to third parties a portfolio of capital equipment. The equipment management segment includes the Company’s interest in MILPI’s EGF Programs which are engaged in the business of equipment leasing. The real estate segment includes the ownership, management and development of a total of two buildings one of which is located in Washington, DC and the other is in Sydney, Australia, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales. The real estate operating segment includes the Company’s ownership interest in Rancho Malibu, AFG International, Mountain Springs, Mountain Resorts, Kettle Valley and other miscellaneous minority interest investments.

The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

During the fourth quarter of 2002, the Company increased its number of reportable segments to include the equipment management segment. Previously, the Company reported on two operating segments: Equipment Leasing and Real Estate. Equipment management was previously included in the equipment leasing segment. Segment information for the years ended December 31, 2001 has been revised to reflect the additional operating segment.

Segment information for the years ended December 31, 2002 and 2001 is summarized below (in thousands of dollars):

	2002	2001

Revenues:		(Restated )
Equipment Leasing	$12,336	$14,595
Equipment Management	5,496	9,127
Real Estate	1,377	1,318

Total	19,209	25,040

Operating Expenses and Management Fees- Affiliate:
Equipment Leasing	5,953	5,342
Equipment Management	2,800	4,090
Real Estate	75	110

Total	8,828	9,542

Interest Expense and Interest Expense- Affiliate:
Equipment Leasing	4,503	5,059
Equipment Management	-	-
Real Estate	1,405	1,222

Total	5,908	6,281

Depreciation and Amortization:
Equipment Leasing	8,036	12,518
Equipment Management	177	1,255
Real Estate	378	739

Total	8,591	14,512

Impairment of Assets and Goodwill: (1)
Equipment Leasing	5,906	15,828
Equipment Management	501	511
Real Estate	-	2,590

Total	6,407	18,929

Total Expenses	29,734	49,264

Loss before Equity Income (Loss), Income Taxes
and Minority Interest:
Equipment Leasing	$(12,822)	$(24,912)
Equipment Management	2,018	3,271
Real Estate	279	(2,583)

Total	$(10,525)	$(24,224)

Equity Interests Income (Loss):
Equipment Leasing	(692)	(190)
Equipment Management	133	1,716
Real Estate	(1,687)	(873)

Total	(2,246)	653

Provision for Income Taxes- Equipment Management	(774)	(1,611)
Elimination of Minority Interests	8,645	12,212

Net Loss	$(4,900)	$(12,970)

Investment in Minority Interest Investments:
Equipment Leasing	$788	$4,001
Equipment Management	19,361	20,948
Real Estate	12,839	15,165

Total	$32,988	$40,114

Capital Expenditures:
Equipment Leasing	$-	$-
Equipment Management	4,363	17,385
Real Estate	1,740	2,417

Total	$6,103	$19,802

2.    The equipment leasing segment includes a write-down of equipment of $1.9 million and $11.0 million for the fiscal years ended December 31, 2002 and 2001, respectively (See Note 5). The equipment leasing segment also includes a write-down of its equity interest in the Liquidating Partnership of $0.2 million for the fiscal year ended December 31, 2002 (See Note 9). The Company also recorded an impairment of goodwill associated with its equipment leasing segment of $3.8 million and $4.8 million for the year ended December 31, 2002 and 2001, respectively (See Note 3). Equipment management segment includes a write-down of equity investments of $0.5 million for both the fiscal years ended December 31, 2002 and 2001 (See Note 9). Real estate segment includes a write-down of real estate property of $2.5 million and a goodwill impairment of $0.1 million during the year ended December 31, 2001 (See Notes 3 and 7).

The table below sets forth total assets organized by operating segment for the fiscal years ending December 31, 2002 and 2001 (in thousands of dollars):

	Equipment Leasing		Equipment Management		Real Estate

	2002	2001	2002	2001	2002	2001

		(Restated)		(Restated)		(Restated)
Total Assets	$ 50,798	$ 72,096	$ 44,400	$ 43,399	$ 40,150	$ 40,937

NOTE 20 –     GEOGRAPHIC INFORMATION

The Company owns certain leasing equipment and minority interest investments that either operate internationally or are leased in countries outside the United States. A limited number of the Company’s transactions are denominated in foreign currency. Gains or losses resulting from foreign currency transactions are included in the results of operations and are not material.

Equipment leasing revenues from foreign lessees are generated from aircraft leases. During 2002, the Company had aircraft leases with lessees domiciled outside the United States in Sweden, Spain and Mexico. The Company’s real estate segment leases a building located in Sydney, Australia to a major university. During 2002, equity income (loss) generated from foreign countries consists of the Company’s interest in Kettle Valley which is located in Kelowna, British Columbia, Canada.

The table below sets forth total revenues and equity income (loss) by operating segment and geographic region for the fiscal years ending December 31, 2002 and 2001 (in thousands of dollars):

	Equipment Leasing		Equipment Management		Real Estate

	2002	2001	2002	2001	2002	2001

		(Restated)		(Restated)		(Restated)
Revenues
United States	$ 4,857	$ 7,959	$ 5,496	$ 9,127	$ 913	$ 935
Sweden	6,636	6,563	-	-	-	-
Spain	704	-	-	-	-	-
Canada	-	-	-	-	95	-
Australia	-	-	-	-	369	383
Mexico	139	73	-	-	-	-
Total revenues	$12,336	$14,595	$ 5,496	$ 9,127	$ 1,377	$ 1,318

Equity income (loss)
United States	$ (692)	$ (190)	$ 133	$ 1,716	$(1,210)	$ (216)
Canada	-	-	-	-	(477)	(657)
Equity income (loss)	$ (692)	$ (190)	$ 133	$ 1,716	$(1,687)	$ (873)

The table below sets forth total long-lived assets organized by operating segment and geographic region for the fiscal years ending December 31, 2002 and 2001 (in thousands of dollars):

	Equipment Leasing		Equipment Management		Real Estate

	2002	2001	2002	2001	2002	2001

		(Restated)		(Restated)		(Restated)
United States	$ 12,218	$ 27,911	$ 30,576	$ 28,372	$ 25,843	$ 26,124
Sweden	31,332	34,228	-	-	-	-
Spain	5,584	-	-	-	-	-
Australia	-	-	-	-	6,138	6,321
Mexico	-	901	-	-	-	-
Canada	-	-	-	-	8,169	8,492
Total Long- Lived Assets	$ 49,134	$ 63,040	$ 30,576	$ 28,372	$ 40,150	$ 40,937

NOTE 21 – SUBSEQUENT EVENTS

In the first quarter of 2003, Semele Group Inc. transferred its interest in Rancho Malibu to RMLP, Inc., a wholly-owned subsidiary of MILPI, for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15.4%) interest in RMLP, Inc. In the second quarter of 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. The third party investor contributed approximately $2.0 million to Rancho Malibu and is the development general partner.

MILPI purchased AFG Investment Trust A’s and AFG Investment Trust B’s interest in MILPI at a pre-determined price subsequent to year end. At December 31, 2002, the Trusts had the following ownership percentage interest in MILPI: AFG Investment Trust A Liquidating Trust 8%; AFG Investment Trust B Liquidating Trust 17%; AFG Investment Trust C 37.5% and AFG Investment Trust D 37.5%. Subsequent to year end, MILPI acquired the AFG Investment Trust A and B Liquidating Trusts interests in MILPI and accounted for the purchased shares as treasury stock in its consolidated financial statements and retired the interests. The acquisition was financed through MILPI’s existing cash reserves and cash flows generated from the sale of railcars. Subsequent to the acquisition, AFG Investment Trust C and AFG Investment Trust D, which are consolidated into the Company financial statements, collectively own 100% of MILPI.

Subsequent to year end, the Company purchased an additional $16.0 million of railcars (See Note 6). Approximately $3.0 million of the railcars purchased subsequent to year end were sold to affiliated entities at cost which approximates fair value.

The Company is a participant in a $10.0 million warehouse facility as discussed in Note 12. Subsequent to year end, the Company amended the warehouse facility and extended the expiration date to September 2003.

On December, 31, 2002, the Company was in default on one of its loans associated with of the AFG International buildings (See Note 12). Subsequent to year end, the Company paid the outstanding accrued interest and principal balance of the note in total.

On December 31, 2002, the Company had approximately $4.0 million of related party indebtedness outstanding which was due in October 2002 (See Note 14). In addition, the Company had $14.4 million in related party principal payments due in 2003. Subsequent to year end, the Company amended these debt agreements so these principal payments were deferred until 2005.

Subsequent to year end, the Company received a proposal from Mr. Engle and Mr. Coyne, respectively Semele’s CEO and President, who together with their affiliates are the beneficial owners of approximately 58% of the outstanding Semele common stock, for the acquisition of substantially all of the outstanding shares of common stock of Semele not already owned by Management for $1.20 per share.

The SEC commenced an informal inquiry in June 2003 to determine if there have been violations of the federal securities laws. The SEC, among other things, asked the Company to voluntarily provide information and documents relating to any possible or proposed restatements of the Company’s financial statements. The Company has provided the information and documents requested. The Company is cooperating fully with the SEC informal inquiry. In prior comment letters, the SEC requested information and support for its historical position related to the Company’s accounting treatment associated with the acquisition of Equis II and the SB Interests in the Trusts. In fiscal 2000, the Company treated these acquisitions as a combination of entities under common control accounted for in a manner similar to a pooling of interests. The Company responded to the SEC staff’s comments by providing additional information and support for its accounting treatment. On April 3, 2003, the Company received an additional letter from the staff at the SEC in which the SEC staff disagreed with the Company’s position and requested that the Company restate its 2001 financial information in its 2002 Form 10-KSB to account for the acquisition under the purchase method of accounting. Accordingly, the Company has restated its 2001 financial statements in its 2002 Form 10-KSB.

On August 29, 2003, Mr. Engle and Mr. Coyne purchased a total of 198,700 shares of the Company’s outstanding common stock for $1.20 per share. The 198,700 shares of common stock were owned by the Liquidating Partnerships and AFG Investment Trust A Liquidating Trust.