Form 10KSB, Exhibit 13
period 2003-12-31
SEMELE GROUP INC
filed 2004-04-08
CIK 812914

EXHIBIT 13

SEMELE GROUP INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

GENERAL

Semele Group Inc. and subsidiaries (“Semele” or the “Company”) is a Delaware corporation organized in April 1987 as Banyan Strategic Land Fund II to invest primarily in short-term, junior, pre-development, and construction mortgage loans. Subsequently, the Company became owner of various real estate assets through foreclosure proceedings in connection with its mortgages. For the years 1987 though 1995, the Company elected to be treated as a real estate investment trust (“REIT”) for income tax purposes. Effective January 1, 1996, the Company revoked its REIT status and became a taxable “C” corporation. Since then, the Company has evaluated alternative ways to maximize shareholder value and take advantage of investment opportunities where its significant loss carryforwards for federal income tax purposes (approximately $107.1 million at December 31, 2003) could make it a value-added buyer. In recent years, the Company has made certain investments with affiliated parties where its income tax loss carryforwards could be utilized and which permitted the Company to diversify its asset mix. Currently, the Company is engaged in various real estate activities, including a minority interest in residential property development located in Malibu, California, buildings located in Sydney, Australia and Washington DC and a minority interest investment in two ski resorts and a residential development community company located in Canada. The Company also holds investments in other companies operating in niche financial markets, principally involving equipment management and equipment leasing.

The Company’s consolidated financial statements contained in the 2003 annual report have been prepared in accordance with the requirements for a Small Business Issuer as prescribed by Regulation S-B under the Securities Exchange Act of 1934. Generally, a Small Business Issuer cannot file under Regulation S-B if its annual revenues or public float exceed $25.0 million for two consecutive years. The Company qualifies as a Regulation S-B filer since both its 2002 and 2001 annual revenues were less than $25.0 million and its public float has not exceeded $25.0 million. The Company will continue to qualify as an S-B filer through at least 2005 as its revenues for the year ended December 31, 2003 are also less than $25.0 million.

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

PROPOSED EQUITY TRANSACTION WITH AFFILIATES

In December 2003, a special committee of the Company’s Board of Directors recommended the shareholders approve a proposal from Mr. Engle and Mr. Coyne, CEO and President respectively, to make a voluntary tender offer at $1.40 per share for the acquisition of substantially all of the outstanding shares of common stock of Semele not already owned by Management after the Company has completed a 1 for 4,001 reverse stock split in which stockholders owning fewer than 1,000 shares will receive $1.40 per pre-split share for their shares followed by a 4,001 to 1 forward split.

ACQUISITIONS

In May of 2003, the Company, through MILPI Holdings, LLC (“MILPI”), purchased the existing minority interest in MILPI owned by AFG Investment Trust A Liquidating Trust and AFG Investment Trust B Liquidating Trust for $5.4 million, which is now held by MILPI as treasury stock. As of the acquisition date, the existing minority interest had a carrying value of $7.4 million. The Company accounted for the acquisition in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. The acquisition was financed through MILPI’s existing cash reserves. Prior to the acquisition, MILPI was owned as follows: AFG Investment Trust A Liquidating Trust 8%; AFG Investment Trust B Liquidating Trust 17%; AFG Investment Trust C 37.5% and AFG Investment Trust D 37.5%. Subsequent to the acquisition, AFG Investment Trust C and AFG Investment Trust D, which are consolidated into the Company’s financial statements, collectively own 100% of MILPI, with each trust owning 50%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS
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

The Company believes the following critical accounting policies involve the most complex, difficult and subjective judgments and estimates used in the preparation of these financial statements:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries, all entities in which the Company has a direct or indirect controlling interest. The Company defines control as the ability of an entity or person to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limits its losses from that other entity’s activities without the assistance of others.

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

EQUITY INVESTMENTS

The Company’s equity investments include an interest in the EGF Programs, Mountain Springs and Mountain Resort, Kettle Valley, Rancho Malibu and other miscellaneous investments.

For accounting purposes, the Company considers affiliates to be person(s) and/or entities that directly, or indirectly through one or more intermediaries, manage or are managed by, or are under common management of or with, the Company. All other entities are considered to be non-affiliates.

Minority ownership equity securities that are not publicly traded are accounted for in accordance with Accounting Principles Board (“APB”) No. 18, “The Equity Method of Accounting for Investments in Common Stock.” If the Company’s ownership interest in the investment enables the Company to influence but not control the operating financial decisions of the investee, the investment is accounted for under the equity method of accounting. Otherwise, the investment is accounted for under the cost method of accounting. The equity method of accounting is discontinued when the investment is reduced to zero and does not provide for additional losses unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investment.

Whenever circumstances indicate that a possible impairment of an equity investment exists and is other than temporary, the Company evaluates the fair value of the asset compared to the asset’s carrying value. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset is determined based on a valuation model, which includes the present value of the expected cash flows of the asset, current market prices and management’s industry knowledge.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

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

Potential impairment is identified by comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, any impairment loss is measured by comparing the carrying value of the reporting unit’s goodwill to its implied fair value, using quoted market prices, a discounted cash flow model, or a combination of both. The Company performed its annual goodwill impairment testing in the fourth quarters of 2002 and 2003. The testing included comparing the net book value of each reporting unit, including assigned goodwill, to the reporting unit’s estimated fair value. The fair value of the reporting units were estimated using the expected present value of future cash flows.

REVENUE RECOGNITION

The Company earns rental income from a portfolio of equipment held for lease and from two leased buildings. Rents are due monthly or quarterly and are earned based on the passage of time. Substantially all of the Company’s leases are triple net, non-cancelable leases and are accounted for as operating leases. Rents received prior to their due dates are deferred. Deferred rental income was $20,000 and $0.6 million at December 31, 2003 and 2002, respectively.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Depreciation expense for buildings and railcars and equipment held for lease was approximately $7.2 million and $8.4 million for the years ended December 31, 2003 and 2002, respectively.

Depreciation of transportation equipment held for operating leases in the EGF Programs is computed on the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon estimated useful lives of 15 years for railcars and 12 years for all other equipment. The depreciation method is changed to straight line when annual depreciation expense using the straight-line method exceeds that calculated by the double-declining balance method. Acquisition fees and certain other acquisition costs have been capitalized as part of the cost of the equipment. Major expenditures that are expected to extend the useful lives or reduce future operating expenses of equipment are capitalized and amortized over the estimated remaining life of the equipment. Lease negotiation fees are amortized over the initial equipment lease term.

Amortization: The Company amortizes deferred financing costs over the life of the related debt using the straight line method which is not materially different than the effective interest method.

Amortization expense related to deferred financing costs was $0.2 million for both the years ended December 31, 2003 and 2002.

IMPAIRMENT OF LONG-LIVED ASSETS

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

The evaluation of long-lived assets secured by non-recourse debt is determined based on a valuation model, which includes the present value of expected future cash flows and the recoverable value. If the Company expects to return the asset to the lender, the recoverable value generally will not be less than the balance of the non-recourse debt.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” ("FIN 46"). FIN 46 requires the Company to evaluate all existing arrangements to identify situations where the Company has a “variable interest,” commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a “variable interest entity,” commonly a thinly capitalized entity, and further determine when such variable interest requires the Company to consolidate the variable interest entities’ financial statements with its own. The Company is required to perform this assessment by December 31, 2004 and consolidate any variable interest entities for which the Company will absorb a majority of the entities’ expected losses or receive a majority of the expected residual gains.

Detailed interpretations of FIN 46 continue to emerge and, accordingly, the Company is still in the process of evaluating its impact and has not completed its analysis or concluded on the impact that FIN 46 will have on the Trust.

RESULTS OF OPERATIONS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

At both December 31, 2003 and 2002, the Company was engaged in three operating segments: 1) equipment leasing 2) equipment management and 3) real estate ownership, development and management. The equipment leasing segment includes acquiring and leasing to third parties a portfolio of capital equipment owned by AFG Investment Trust C and D (the “Trusts”) and the Company’s wholly-owned subsidiary, Rail Investors I, LLC. The equipment management segment includes the Company’s interest in MILPI’s EGF Programs which are engaged in the business of equipment leasing and the purchase of railcars by MILPI for re-sale. The real estate segment includes the ownership, management and development of a total of two buildings, one of which is located in Washington, DC and the other is in Sydney, Australia, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales. The real estate operating segment includes the Company’s ownership interest in Rancho Malibu, AFG International, Mountain Springs, Mountain Resorts, Kettle Valley and other miscellaneous minority interest investments.

The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

Equipment Leasing operations

A summary of the equipment leasing segment revenues for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands of dollars):

	2003	2002

Lease revenue	$10,261	$11,329
Interest and investment income	164	112
Interest income – affiliates	143	193
(Loss) gain on disposition of equipment, net	(6,271)	557

Total revenues	$4,297	$12,191

Lease revenue. During the years ended December 31, 2003 and 2002, the Company recognized lease revenue of $10.3 million and $11.3 million, respectively. Lease revenue represents rental revenue recognized from the leasing of the equipment owned by the Trusts and Rail Investors I, LLC. This decrease was primarily attributable to the sale of equipment over the respective periods and the expiration of leases that were not renewed. The Trusts’ lease revenue is expected to continue to decline in the future as the Trust’s equipment portfolio is sold and not replaced. The Company, however, expects Rail Investors I, LLC’s lease revenue to increase in the future due to the leasing of additional railcars.

(Loss) gain on the disposition of equipment, net: During the years ended December 31, 2003 and 2002, the Company recognized net (losses) and gains on the disposition of equipment of ($6.3 million) and $0.6 million, respectively. During 2003, the Company received proceeds from equipment sales of $2.2 million for equipment with a net book value of $0.8 million. The equipment sold in 2003 consisted of forklifts, cranes and other miscellaneous equipment. In addition, in the fourth quarter of 2003, the Trusts returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed in the debt agreement. As a result of the transaction, the Trusts recognized a loss on the disposal of equipment of $7.7 million and a corresponding gain on extinguishment of debt of $7.7 million. The Company received cash of $4.1 million associated with the disposition of equipment with a book value of $3.5 million during 2002. The equipment sold in 2002 consisted primarily of an aircraft with the remaining assets consisting of forklifts, cranes and other miscellaneous equipment.

General and administrative expenses and fees- affiliate: General and administrative expenses and fees- affiliate were approximately $4.3 million and $6.0 million for the years ended December 31, 2003 and 2002, respectively. The decrease in operating expenses and fees- affiliate of $1.7 million from 2002 to 2003 is primarily attributable to the $0.9 million of repairs and maintenance costs incurred in 2002 to re-lease the McDonnell Douglas DC-8-73 aircraft and the related debt refinancing that secured the aircraft. No such charges were incurred in 2003. In addition, the Company incurred $0.4 million in 2002 in fees associated with amending the existing debt agreement at the time the aircraft was re-leased. No similar charges were incurred in 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Fees and other costs paid to affiliates during the years ended December 31, 2003 and 2002, which are included as fees and expenses- affiliate in the segment table above, are as follows (in thousands of dollars):

	2003	2002

Equipment management fees	$417	$5472
Administrative charges	261	589

Total	$678	$1,136

The Company pays Equis Financial Group, LP (“EFG”), an affiliate, for certain services to the Trusts. Such services include all aspects of the management and sale of equipment and administrative services. The decrease in management fees of $0.1 million is attributable to the decrease in lease revenues in 2003 compared to 2002 resulting from equipment dispositions. Administrative charges represent amounts charged by EFG, pursuant to Section 10.4 (c) of the Trusts Agreements, for persons employed by EFG who are engaged in providing administrative services to the Trusts. The $0.3 million decrease in administrative charges is attributable to a decrease in the administrative services the Trusts required from EFG due to a decrease in the Trusts’ operations.

Interest expense- affiliated and non-affiliated: Interest expense on affiliated and non-affiliated debt was $4.4 million and $4.5 million for the years ended December 31, 2003 and 2002, respectively. Interest expense associated with equipment leasing consists of interest associated with corporate debt, equipment leasing debt and indebtedness to affiliates. Total interest expense decreased by $0.1 million for the year ended December 31, 2003 compared to 2002. The decrease is the result of a decrease in the total outstanding balance of notes payable for equipment. Interest expense from equipment leasing operations is expected to decrease significantly in the future.

Depreciation and amortization: Depreciation and amortization expense was $5.6 million and $8.0 million for the years ended December 31, 2003 and 2002, respectively. Depreciation and amortization is primarily comprised of depreciation of equipment on lease. Depreciation and amortization decreased by $2.4 million from 2002 to 2003 due to the decrease of the equipment portfolio which was attributable to the ongoing sale of equipment that was not replaced. Depreciation and amortization in this segment is expected to continue to decline in the future as the Company’s owned equipment portfolio is sold and not replaced.

Impairment of assets: Impairment of assets in the equipment leasing segment was $0.2 million and $2.1 million for the years ended December 31, 2003 and 2002, respectively. During the year ended December 31, 2002, the Company recorded an impairment in the carrying value of the Company’s 35% interest in a McDonnell Douglas MD-87 aircraft due to an offer letter received from a third party. The Company compared the estimated undiscounted cash flows to the carrying value which indicated that an impairment existed. The resulting charge of $1.9 million was based on a comparison of the estimated fair value and carrying value of the Company’s interest in the aircraft. The estimate of the fair value was based on an offer to purchase the aircraft from an unrelated party and management’s assessment of prevailing market conditions for similar aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

During 2002, the Company’s investments in the eleven equipment leasing partnerships adopted formal plans of liquidation and transferred their assets and liabilities to eleven respective liquidating partnership trusts (the “Liquidating Partnerships”). Because these investments were in liquidation, the Company reviewed the carrying value of its investments in the Liquidating Partnerships for recoverability. To the extent that declines in the carrying value are determined to be other than temporary, the investment balance is written-down to its fair value. In 2002, the Company recorded an impairment of its investments in the Liquidating Partnerships of $0.2 million.

Impairment of goodwill: In accordance with SFAS No. 142, the Company performed its annual goodwill impairment testing in the fourth quarters of 2003 and 2002. The testing including comparing the net book value of each reporting unit, including assigned goodwill, to the reporting unit’s estimated fair value. Due to a decrease in the fair value of the Company’s equipment and the amount of equipment in the equipment leasing segment, management concluded that a goodwill impairment of $3.8 million was necessary to record in the equipment leasing segment as of December 31, 2002. The fair value of the equipment leasing segment was estimated using the expected present value of future cash flows. No similar charge was recorded in 2003 in the equipment leasing segment.

Equity (loss) income in affiliated companies: Equity (loss) income for the equipment leasing segment consists of the Company’s minority ownership interests in the Liquidating Partnerships. The Company recognized losses of $11,000 and $0.7 million on its interest in the Liquidating Partnerships during 2003 and 2002, respectively. The liquidation of the assets and dissolution of all of the Liquidating Partnerships was completed as of December 31, 2003. The decrease in equity loss of $0.7 million is attributable to the Liquidating Partnerships sale of its assets and legal costs incurred during 2002 associated with the liquidation.

Equipment Management

A summary of the equipment management segment revenues for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands of dollars):

	2003	2002

Lease revenue	$1,011	$122
Management fee income	4,240	4,494
Acquisition and lease negotiation fee income	700	-
Interest and investment income, net	188	323
Gain on the disposition of equipment to affiliates and non affiliates, net	906	24
Other revenue	732	670

Total revenues	$7,777	$5,633

Lease revenue: Lease revenue consists of rental revenues generated by MILPI from railcars held for lease. Lease revenue increased by $0.9 million from $0.1 million to $1.0 million in 2002 and 2003, respectively. The increase in lease revenue is attributable to an increase in the amount of railcars held for lease over the respective periods.

Management fee income: The equipment management’s segment revenues are derived primarily from management fees earned on lease revenues associated with the PLM Equipment Growth Funds (“EGF Programs” or “EGF Funds”) and unaffiliated third parties. The Company earned $4.2 million and $4.5 million in management fee income for the years ended December 31, 2003 and 2002, respectively. The decrease in management fees of $0.3 million from 2002 to 2003 is primarily attributable to a decrease in the EGF Programs’ lease revenues for the same periods. Management fee income may decline in the future as the EGF Programs reinvestment periods expire and the EGF Programs liquidate.

Acquisition and lease negotiation fee income: The equipment management segment recognized $0.7 million in acquisition and lease negotiation fee income during the year ended December 31, 2003. The acquisition fees were earned by selling equipment with an original equipment cost of $12.7 million to the EGF Programs. MILPI had no similar transactions in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Other revenues: Other revenues increased by $0.1 from 2002 to 2003. The increase was the result of fees earned for investment banking services for unaffiliated third parties.

General and administrative expenses fees- affiliate: General and administrative expenses and fees- affiliate were approximately $4.1 million and $2.8 million for the years ended December 31, 2003 and 2002, respectively. Operating expenses consists of salary, office rent, insurance, professional fees and other costs. Operating expenses increased by $1.3 million from 2002 to 2003 due to increased staffing related to MILPI’s rail operations and increased administrative charges.

Depreciation and amortization: Depreciation and amortization was $1.3 million and $0.2 million for the years ended December 31, 2003 and 2002, respectively. Depreciation and amortization includes depreciation of assets held for lease. The $1.1 million increase in depreciation from 2002 to 2003 is attributable to the increase in the amount of railcars owned by MILPI.

Impairment of assets in affiliated companies: The Company recorded impairments of $0.7 million and $0.5 million on its equity investments in the EGF Programs during 2003 and 2002, respectively. During the year ended December 31, 2003, the Company recorded a total impairment of $0.7 million on its equity investments in three liquidating trusts. The impairment was the result of three EGF Programs adopting plans of liquidation and a decline in the fair market value of the underlying equipment. On December 31, 2002, one of the EGF programs in which the Company has an equity investment adopted a formal plan of liquidation and transferred the remaining assets of this managed program to a liquidating trust. Based on revised liquidation analysis as of December 31, 2002, the Company recorded an impairment on its equity investment in the program of approximately $0.5 million.

Impairment of goodwill: The Company recorded an impairment of goodwill of $6.1 million in the equipment management segment for the year ended December 31, 2003. No impairment to goodwill was recorded in the equipment management segment for the year ended December 31, 2002. As a result of the Company’s SFAS 142 goodwill analysis, management concluded that it was necessary to record a goodwill impairment in the equipment management segment based on events that occurred in the fourth quarter of 2003, including notification of an increase in future operating expenses and failure to acquire a significant group of assets for the equipment management segment that the Company had been seeking to acquire, the Company revised its strategic assessment for projections of future operations for the segment. As a result of the revisions to the strategic assessment, the Company determined that future acquisition and lease negotiation fees, management fees and partnership distributions in the equipment management segment would not be at the levels previously estimated.

Equity income in affiliated companies: Equity income in affiliated companies for the equipment management segment consists of the Company’s minority ownership interest in nine investment programs. The Company recognized $0.7 million and $0.1 million of equity income during the years ended December 31, 2003 and 2002, respectively. Equity income increased by approximately $0.6 million due to due to the sale of assets by the EGF Programs in 2003 that resulted in gains on disposition.

Real estate operations

A summary of the real estate segment revenues for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands of dollars):

	2003	2002

Lease revenue	$1,038	$1,156
Management fee income- affiliates	69	95
Interest and investment income	4	14
Interest and interest income – affiliates	120	120

Total revenues	$1,231	$1,385

Lease revenue. During the years ended December 31, 2003 and 2002, the Company recognized lease revenue of $1.0 million and $1.2 million, respectively, from real estate operations. Lease revenue from real estate operations is earned from its ownership interest in two buildings located in Washington, DC and Sydney, Australia, which are leased to a major university. The buildings are used in connection with the university’s international education programs and include both classroom and dormitory space. The $0.1 million decrease in lease revenue from 2002 to 2003 is due to a reduced monthly lease rate for the Sydney property that began in the fourth quarter of 2002. In the fourth quarter of 2003, the Company began to actively market the building and land located in Washington, DC for sale. There can be no assurance that a sale will be completed.

Management income- affiliates: Kelowna Valley Projects, Inc. is a wholly-owned subsidiary of Semele Group Inc. and is the sole general partner to Kettle Valley Limited Partnership (“KVD LP”), with a .01% ownership interest in the partnership. Per the KVD LP partnership agreement, Kelowna Valley Projects, Inc. receives a 1.5% management fee on the sales price of lot sales at the Kettle Valley development owned by KVD LP. During each of the years ended December 31, 2003 and 2002, the Company recorded $0.1 million in management fees revenue associated with total lot sales. Kelowna Valley Projects, Inc. has no other operations other than its ownership interest in the partnership.

General and administrative expenses and fees- affiliate: General and administrative expenses and fees- affiliate were $0.2 million and $0.1 million for the years ended December 31, 2003 and 2002, respectively. These expenses consist primarily of general and administrative expenses, which include salary, management fees and office related expenses resulting from the Company’s ownership of two buildings located in Washington, DC and Sydney, Australia. The increase of $0.1 million is attributable to an increase in legal fees and marketing fees attributable to leased buildings located in Sydney, Australia and Washington, DC. In the fourth quarter of 2003, the lessee of the Sydney, Australia property vacated the building and terminated its lease prior to the lease termination on January 15, 2005. The Company has not decided whether to market the property for lease or for sale. The Company incurred legal fees in 2003 to obtain lease revenue for the remaining term of the lease. In addition, the Company incurred marketing fees during 2003 associated with the Company’s plan to market the Washington, DC building for sale.

Interest expense and interest expense- affiliates: Interest expense and interest expense- affiliates primarily includes the Company’s indebtedness on a note obligation to an unrelated third party with a principal balance of $5.3 million at December 31, 2003. Third party debt was acquired to finance the acquisition of the Company’s building located in Washington D.C. In addition, the Company issued a purchase- money promissory note to an affiliate to acquire Ariston Corporation in 1998. As of December 31, 2003, the affiliated debt had a principal balance of $8.4 million. Interest expense was $0.8 million and $1.4 million for the years ended December 31, 2003 and 2002, respectively. Interest expense decreased by $0.6 million from 2002 to 2003 primarily due to costs incurred in 2002 to refinance the third party debt, which also included a reduction in the interest rate on the debt. There were no similar costs incurred during 2003.

Depreciation and amortization expense: Depreciation and amortization expense was approximately $0.6 million and $0.4 million for the years ended December 31, 2003 and 2002, respectively. Depreciation expense is attributable to the depreciation of the two buildings owned by the Company which are discussed above. The Company also owns 274 acres of undeveloped land near the Malibu California, called Rancho Malibu. There was no depreciation or amortization recognized on this property as it remains under development and also because it was accounted for on the equity method of accounting after the second quarter of 2003.

Impairment of assets: In the fourth quarter of 2003, the lessee of the building located in Sydney, Australia vacated the building prior to its lease expiration. The Company compared the estimated undiscounted cash flows of the asset which were less than the carrying value. As a result, an impairment of $0.4 million was recorded representing the difference between the discounted projected cash flows and the carrying value. No impairment was recorded in the real estate segment during the year ended December 31, 2002.

Equity income (loss) in non-affiliated companies: Equity (loss) income in non-affiliated companies for the real estate segment consists of the Company’s minority interest in four real estate companies:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Mountain Resort Holdings LLC (“Mountain Resort”)

Mountain Springs Resort LLC (“Mountain Springs”)

EFG/Kettle Valley Development LLC (“Kettle Valley”)

BMIF/BSLF II Rancho Malibu LP (“Rancho Malibu”)

The Company recorded equity income (loss) in its interest in non-affiliated companies for the years ended December 31, 2003 and 2002, respectively (in thousands of dollars):

	2003	2002

Mountain Resort and Mountain Springs	$63	$(1,210)
Kettle Valley	(123)	(477)
Other	(125)	-

Total	$(185)	$(1,687)

Mountain Resort and Mountain Springs:

The Company, through its 100% ownership of EFG Kirkwood LLC (“EFG Kirkwood”), has equity interests in Mountain Resort and Mountain Springs, ski resorts located in Kirkwood, California and Durango Colorado, respectively.

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations at Mountain Resort include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company.

Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in DSC/Purgatory LLC (“Purgatory”) in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail, and food and beverage services, with the remainder of its revenues generated from summer outdoor activities, such as alpine sliding and mountain biking. Mountain Springs also owns Durango Mountain Land Company, which owns 500 acres of real estate to be developed for commercial and residential use.

The Company recorded equity income from its equity investments in Mountain Resort and Mountain Springs of $0.1 million and an equity loss of $1.2 million for the years ended December 31, 2003 and 2002, respectively. The increase in equity income from the Company’s equity investment of $1.3 million from 2002 to 2003 is due an increase in real estate sales at both resorts and improved ski conditions at both resorts during the 2002-2003 ski season.

Mountain Resort

For the year ended December 31, 2003, Mountain Resort recorded net income of $1.6 million, comprised of $32.5 million in revenues net of $30.9 million in expenses, compared to a net loss of $1.0 million for the year ended December 31, 2002, comprised of $29.5 million in revenues net of $30.5 million in expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Mountain Resort’s revenues were $32.5 million and $29.5 million for the years ended December 31, 2003 and 2002, respectively. The increase in revenues of $3.0 million from 2002 to 2003 is primarily due to an increase in real estate development revenue of $2.8 million, resulting from increased residential home sales. In addition, ski related revenue increased $0.2 million due to an increase in visitors, primarily as a result of improved snowfall levels during the 2002-2003 ski season.

Mountain Resort’s expenses were $30.9 million and $30.5 million for the years ended December 31, 2003 and 2002. Mountain Resort’s expenses are comprised primarily of the operating expenses of the resort and costs of sales and expenses related to real estate development at the resort.

Operating expenses decreased $1.9 million from $24.8 million in 2002 to $22.9 million in 2003. The majority of the decrease is due to a $2.0 decrease in payroll and payroll related costs. The decrease in payroll costs is the result of a decrease in operational support resulting from an overall cost restructuring at the resort during 2003.

Cost of sales and expenses related to real estate development increased $2.3 million, from $5.7 million in 2002 to $8.0 million in 2003. The increase in cost of sales was driven by an increase in the demand for real estate development and an increase in real estate development activity.

Mountain Springs

For the year ended December 31, 2003, Mountain Springs recorded net income of $5,000, comprised of $20.5 million in revenues net of $20.5 million in expenses, compared to a net loss of $2.6 million for the year ended December 31, 2002, comprised of $17.5 million in revenues net of $20.1 million in expenses.

Mountain Springs’ revenues were $20.5 million and $17.5 million for the years ended December 31, 2003 and 2002, respectively. The increase in revenues of $3.0 million from 2002 to 2003 is primarily due to $2.8 million of revenues recorded related to a consolidated entity developing real estate near the resort, in which Mountain Springs has a controlling ownership. There was no real estate development activity during the year ended December 31, 2002. The remaining increase in revenues of $0.2 million is due to an increase in lift ticket and lodging revenues resulting from an increase in visitors, primarily as a result of improved snowfall levels during the 2002-2003 ski season.

Mountain Springs’ expenses were $20.5 million and $20.1 million for the years ended December 31, 2003 and 2002. Mountain Resort’s expenses are comprised of the operating expenses for the resort and expenses related to the real estate development by a consolidated entity near the resort. The increase in operating expenses of $0.4 million from 2002 to 2003 is primarily due $1.2 million of expenses related to real estate development. The increase in real estate development expenses is offset by a $0.4 million decrease in payroll and payroll related costs. The remaining $0.4 million decrease in operating expenses is primarily due to a $0.2 million decrease in expenses incurred with airline companies to provide direct flights to the resort area. The resort did not enter into these agreements with the airline companies in 2003.

Kettle Valley: Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. The project, which is being developed by Kettle Valley Development Limited Partnership, consists of approximately 280 acres of land that is zoned for 1,120 residential units in addition to commercial space. To date, 208 residential units have been constructed and 27 are currently under construction. The Company has a 49.9% ownership interest in Kettle Valley through several holding companies.

Equity income (loss) from EFG/Kettle Development LLC represents the Company’s share of the net income (loss) from Kettle Valley recorded under the equity method of accounting. The Company recorded an equity loss related to Kettle Valley of $0.1 million and $0.5 million for the years ended 2003 and 2002, respectively. Kettle Valley reported a net loss of $0.3 million and $0.8 million for the years 2003 and 2002, respectively. The decrease in net loss from 2002 to 2003 is primarily due to a $0.4 million increase in gross profit from land and home sales and a $0.1 million decrease in interest expense.

Rancho Malibu: Through December 31, 2003, Rancho Malibu remains under development and all costs have been capitalized to the development.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash requirements in 2003 were satisfied through cash flow from operations, proceeds from equipment sales and dividends from equity investments. Future inflows of cash from equipment disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In addition, future inflows of cash from equity investments will vary in timing and will also be influenced by many factors not controlled by the Company.

Restricted cash increased $0.1 million from 2002 to 2003, or 33%. The increase is due to an increase in the security deposits account related to the Company’s leased railcars. The increase was caused by an increase in the amount of cars under lease.

Rents and other receivables decreased by $0.1 million from 2002 to 2003, or 11%. The decrease in rents receivable is attributable to a decrease in equipment held for lease resulting from the disposition of equipment during 2003.

Loan receivable from Kettle Valley increased by $0.2 million from 2002 to 2003, or 25%. The increase in the loan receivable is attributable to the Company recording a net foreign currency translation adjustment of $0.2 million reflecting a strengthening of the Canadian dollar against the U.S. dollar which is included in accumulated comprehensive income and reported as a part of the statement of changes in stockholders’ deficit. Translation adjustment for prior periods has been immaterial.

Equipment held for lease decreased by $38.0 million or 95% from 2002 to 2003. $5.4 million of the decrease is attributable to depreciation expense recorded during the year. In addition, the Company sold equipment with a net book value of $0.8 million. The remaining decrease is attributable to a Boeing 767-300 aircraft being returned to the lender that financed the aircraft. In the fourth quarter of 2003, the Company returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed for in the debt agreement. The related non-recourse debt associated with the aircraft was retired. The carrying value of the aircraft and the balance of the corresponding note was $31.8 million on the date the aircraft was returned to the lender.

Railcars held for lease increased by $5.7 million or 91% from 2002 to 2003. Railcars held for lease increased primarily due to $19.7 million of railcars being acquired during the year. This increase was partially offset by the sale of railcars with a net book value of $12.7 million to affiliated programs or unaffiliated third parties during the year. In addition to the sale of railcars, the Company recorded $1.3 million in depreciation expense during the year on railcars held for lease.

Real estate held for development decreased by $13.0 million or 100% from 2002 to 2003. Real estate held for development decreased because the Company no longer consolidates the assets of Rancho Malibu. On June 23, 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. In accordance with the amended partnership agreement, decisions require a unanimous consent by both partners and each owner has the ability to veto a proposal by the other partner. As the Company no longer has control of this asset, the Company’s interest in Rancho Malibu is accounted for under the equity method of accounting beginning June 23, 2003. Prior to June 23, 2003, the Company consolidated Rancho Malibu’s balance sheet and statement of operations.

Buildings decreased by $0.9 million or 9% from 2002 to 2003. The decrease is attributable to $0.5 million of depreciation expense recorded during the year and a $0.4 million impairment in the carrying value of the building located in Sydney, Australia being recorded in 2003. In the fourth quarter of 2003, the lessee of the building located in Sydney, Australia vacated the building prior to its lease expiration. The Company compared the estimated undiscounted cash flows from the asset which were less than its carrying value. As a result, an impairment of $0.4 million was recorded which was the difference between the discounted projected cash flows and the carrying value.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Interests in affiliated companies decreased by $1.5 million or 8% from 2002 to 2003. Interests in affiliated companies consisted of the Company’s interest in the Liquidating Partnerships, the Liquidating Trusts and the EGF Programs. The decrease is attributable to $1.5 million of cash distributions received from the EGF Programs and Liquidating Partnerships and a $0.7 million impairment of the Company’s investment in the EGF Programs. These decreases were offset by $0.7 million in equity income recorded from the EFG Programs during 2003.

Interests in non-affiliated companies increased by $14.3 million or 108% from 2002 to 2003. The increase in the Company’s interest in non-affiliated companies is primarily attributable to a change in control of the Company’s interest in Rancho Malibu which increased the Company’s interest in non-affiliated companies by $13.2 million. On June 23, 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. The third party investor contributed $2.0 million to Rancho Malibu and is the development general partner. In accordance with the amended partnership agreement, decisions require a unanimous consent by both partners and each owner has the ability to veto a proposal by the other partner. Therefore, the Company’s interest in Rancho Malibu was accounted for under the equity method of accounting beginning June 23, 2003. Prior to June 23, 2003, the Company consolidated Rancho Malibu’s balance sheet and statement of operations. In addition, the Company received $0.1 million of the Liquidating Trusts ownership interest in Kirkwood Palisades LLC, a real estate development company, as an in-kind exchange for the Company’s Managing Trustee and Class B Interest in the Liquidating Trusts. The Company also recognized $0.2 million of equity loss recorded for the Company’s portion of the investee’s net income, $1.2 million of non-cash income recognized for the effect of the change in the exchange rate related to the Company’s investment in Kettle Valley, located in British Columbia, Canada and $0.3 million of additional investment in Rancho Malibu to finance construction costs, which were incurred in June 2003 after the partnership agreement was amended to allow for the additional partner.

The increases in the Company’s interest in non-affiliated companies was primarily offset by a $1.1 million reduction in the Company’s investment in Rancho Malibu and Mountain Springs due to the issuance of additional partnership interest. In the second quarter of 2003, Rancho Malibu amended its partnership agreement to include an unrelated third party investor as an additional partner. This partner contributed $2.0 million to the partnership and is the Development General Partner. In addition to the initial contribution, this partner, as the Development General Partner, will be responsible for the coordination and management of the construction activities. In accordance with the provisions of SEC Staff Accounting Bulletin No. 51 and 84 ("SAB 51 and 84") to reflect the issuance of the partnership interest to the additional partner, the Company recorded a loss of $1.1 million. The transaction is reflected as an equity transaction in the accompanying Statement of Changes in Participants' Equity as "Decrease in capital related to issuance of partnership interest of equity investment."

Other assets decreased by $0.3 million or 10% from 2002 to 2003. The decrease in other assets is primarily attributable to a $0.4 million decrease in the net cash surrender value of the Company’s life insurance policies due to a $0.8 million loan made to the Company against the value of the policies, offset by a $0.4 million increase in the cash surrender value of the related policies. In addition to the change in the cash surrender value, deferred financing costs decreased by $0.3 million during 2003 due to the amortization of the costs in 2003. These decreases were partially offset by an increase of $0.2 million in other miscellaneous assets and a $0.1 million increase in interest receivable from Kettle Valley.

Due from affiliates decreased by $0.3 million, or 7% from 2002 to 2003. The decrease in due from affiliates is attributable to several factors. Interest receivable on loan obligations due from Mr. Engle and Mr. Coyne decreased by $0.6 million. In December 2003, Mr. Engle and Mr. Coyne paid $0.9 million of the accrued interest balance on the notes to the Company. This decrease was offset by an increase of $0.2 million in management fees due from the EGF Programs. The Company charges management fees to the EGF Programs on a monthly basis per the respective management agreements. In addition to management fees due from the EGF Programs, rents receivable from EGF escrow increased by $0.1 million. The increase in rents received in EGF escrow is attributable to a difference in the timing of payments received from lessees at year end.

Goodwill decreased by $8.1 million or 86% from 2002 to 2003. The decrease is due to the Company recording a $6.1 million impairment in the equipment management segment in 2003. In addition to the impairment, the Company recorded a reduction of goodwill of $2.0 million in accordance with SFAS 142 associated with MILPI’s acquisition of AFG Investment Trust A and B Liquidating Trusts’ ownership interest in MILPI for $5.4 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Accounts payable and accrued expenses decreased by $1.1 million or 12% from 2002 to 2003. The decrease in accounts payable and accrued expenses is attributable to the timing of payment to vendors.

Deferred rental income decreased by $0.6 million or 97% from 2002 to 2003. The deferred rental income at December 31, 2002 consisted of $0.6 million of deferred rental income related to the Company’s Boeing 767-300 aircraft that was returned to the lender that financed the aircraft in the fourth quarter of 2003.

Other liabilities decreased by $3.2 million or 100% from 2002 to 2003. As mentioned above, in the fourth quarter 2003, one of the Company’s aircraft was returned to the lender and the associated residual interest liability was recorded as income.

Indebtedness to unrelated third parties decreased by $27.1 million or 58% from 2002 to 2003. The decrease in indebtedness is primarily attributable to the returned Boeing 767-300 aircraft to the lender. In the fourth quarter of 2003, the Company returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed for in the debt agreement. The related non-recourse debt associated with the aircraft was retired which had a principal balance of $31.8 at the date the aircraft was returned. In addition to the returned aircraft, the Company made $5.4 million of principal payments on indebtedness which was offset by $10.1 million of proceeds received by the Company on the warehouse credit facility used for railcar purchases.

Indebtedness and other obligations to affiliates decreased by $4.2 million or 13% from 2002 to 2003. The decrease in indebtedness and other obligations to affiliates is attributable to the repayment of the $4.4 million note and related accrued interest totaling $4.5 million associated with the sale of the Malibu property. In addition, the Company also paid $1.2 million of accrued interest associated with the $8.4 million note issued to purchase Ariston Corporation. These payments were offset by $1.5 million of accrued interest recorded during 2003 associated with its outstanding related party debt.

Deferred income taxes increased by $2.7 million or 22% from 2002 to 2003. The $2.7 million increase is attributable to recording an additional deferred tax liability.

The following is a discussion of the Company’s consolidated subsidiaries:

MILPI Holdings LLC

MILPI Holdings, LLC operates in the equipment management and real estate segments. As of December 31, 2003, MILPI had $18.2 million of equity investments in several equipment leasing programs, which comprised approximately 38% of MILPI’s total assets. At December 31, 2003, MILPI had $4.1 million in cash and cash equivalents which represents 9% of MILPI’s total assets. At December 31, 2003, MILPI had $11.9 million in railcar equipment which represented 25% of its total assets. The railcars held for lease may be sold to affiliated programs or unaffiliated third parties in 2004. MILPI’s investment in RMLP, Inc. totaled $10.3 million at December 31, 2003 representing 21% of its total assets. As of December 31, 2003, the Company had $9.8 million of outstanding borrowings in the warehouse facility. The warehouse credit facility is shared by MILPI and several of its managed equipment leasing programs. All borrowings are guaranteed by MILPI. There were no other outstanding borrowings on this facility by the Partnership or any of the other eligible borrowers

MILPI had positive cash flows from operations of $4.3 million during 2003. Cash flows from operations were used to finance operating costs and purchase additional assets to increase the Company’s railcar portfolio. MILPI did not declare or pay dividends to the Trusts in 2003 nor does it anticipate any dividends will be declared or paid in 2004.

In February 2003, the Trusts filed a proxy statement soliciting its beneficial interest holders on several articles proposed by the Managing Trustee including approval of MILPI’s purchase of Semele’s interest in Rancho Malibu Limited Partnership. Subsequently, the Trusts’ shareholders approved all of the articles included in the proxy statement. On March 17, 2003, Semele Group, Inc. contributed all of its partnership interest in Rancho Malibu Limited Partnership along with 100% of the membership interests the Company held in RM Financing LLC to RMLP, Inc., a subsidiary of MILPI, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares of common stock of RMLP, Inc., an approximate 15% interest in RMLP, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

In the second quarter of 2003, Rancho Malibu amended its partnership agreement to include an unrelated third party investor as an additional partner. This partner contributed $2.0 million to the partnership and is the Development General Partner. In addition to the initial contribution, this partner, as the Development General Partner, will be responsible for the coordination and management of the construction activities. In accordance with the provisions of SEC Staff Accounting Bulletin No. 51 and 84 ("SAB 51 and 84") to reflect the issuance of the partnership interest to the additional partner, the Company recorded a loss of $1.1 million. The transaction is reflected as an equity transaction in the accompanying Statement of Changes in Participants' Deficit as "Decrease in Capital Related to Issuance of Partnership Interest of Equity Investment."

In May 2003, MILPI acquired AFG Investment Trust A and B Liquidating Trust’s interest in MILPI for $5.4 million. The acquisition was financed through MILPI’s existing cash reserves. As a result of the acquisition, the each of the Trusts’ non-controlling ownership interest in MILPI increased to 50%.

Rail Investors I, LLC

Rail Investors I, LLC was formed in the fourth quarter of 2002 and is a wholly owned subsidiary of Semele Group Inc. Rail Investors I, LLC was formed for the sole purpose of leasing railcars under an operating lease and re-leasing the equipment to unrelated third parties. During 2003 and 2002, the Company recorded $1.9 million and $0.1 million, respectively, in lease revenues and $2.0 million and $0.1 million, respectively, in operating costs.

As of December 31, 2003, Rail Investors I, LLC had total assets of $0.5 million, which consisted primarily of cash, restricted cash and accounts receivable. In addition, it had leased 487 railcars under a ten-year operating lease and subsequently sub-leased the equipment. Rail Investors I, LLC may purchase or lease up to an additional 473 railcars over the next 12 months. As these railcars are leased, revenues and expenses are expected to increase. Under its lease for the railcars, Rail Investors I, LLC is required to fund a maintenance and security deposit account. The Company expects all cash generated from the Rail Investors I, LLC over the next twelve months to be used to fund these accounts and costs associated with the delivery of additional cars.

AFG Investment Trust C and D

The Company has a controlling interest in AFG Investment Trusts C and D. AFG Investment Trusts C and D were organized for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment included in the equipment leasing segment. The trusts also have minority interest investments that operate in both the equipment management and real estate segments.

At December 31, 2003, the two trusts had total assets of $37.5 million which consisted primarily of $31.0 million in several minority ownership investments, which included MILPI, EFG Kirkwood, Kettle Valley, Rancho Malibu and other miscellaneous investments. The remaining assets consisted of $2.4 million in cash, equipment held for lease with a net book value of $2.5 million and $1.2 million in other miscellaneous assets and receivables.

AFG Investment Trusts C and D had total liabilities of $4.9 million at December 31, 2003. The liabilities primarily consisted of non-recourse notes payable to third parties secured by its equipment held for lease and related lease payments.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

AFG Investment Trust C and D are scheduled to terminate on December 31, 2004 and December 31, 2006, respectively. In 2004, the managing trustee began the process of liquidating AFG Investment Trust C and expects to do so by December 31, 2004. In 2004, the beneficiaries of AFG Investment Trust D approved the liquidation of the trust prior to December 31, 2006 and the managing Trustee expects to commence liquidating its assets and to complete its liquidation prior to that date. Any remaining assets will be placed in a liquidating trust.

AFG International

Ariston, through several majority-owned subsidiaries, owns AFG Realty Corporation, the managing trustee of AFG International I and II (“AFG International”). AFG International’s assets consist of land and two buildings that are leased to a major university. The buildings are used in connection with the university’s international education programs and include both classroom and dormitory space.

AFG International had total assets of $11.3 million at December 31, 2003. Total assets consisted primarily of buildings and land which had a net book value of $10.7 million and cash of $0.5 million. AFG International had total liabilities of $6.0 million consisting primarily of a loan, with a balance of $5.3 million, which matures in December 2005.

In the fourth quarter of 2003, the lessee of the building located in Sydney, Australia vacated the building and terminated its lease prior to the lease expiration. As a result, the Company recorded an impairment to the carrying value of the building of $0.4 million, which is in the real estate segment. The Company compared the estimated undiscounted cash flows of the asset which were less than the carrying value. As a result, an impairment was recorded which was the difference between the discounted projected cash flows and the carrying value of the building. The Company has not decided whether to market the property for lease or for sale.

In the fourth quarter of 2003, the Company began to actively market the building and land located in Washington, DC for sale. There can be no assurance that a sale will be completed.

Equity Investments

The Company owns minority interest investments in several equipment leasing and real estate companies, which are accounted for under the equity method of accounting. The financial position and liquidity of these companies could have a material impact on the Company.

The Company has minority interest investments in the following entities as of December 31, 2003 and 2002, respectively (in thousands of dollars):

2003

Interest in EFG/Kettle Development LLC	$8,369
Interest in Mountain Resort Holdings LLC and Mountain Springs Resort LLC	6,404
Interest in EGF Programs	18,197
Interest in Rancho Malibu	12,606
Other	263

Total	$45,839

A description of the Company’s minority interest investments and a brief summary of the financial position are summarized below:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Kettle Valley

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. Kettle Valley has historically operated at a net loss and has sustained negative cash flows from operations. As of December 31, 2003, the company has approximately $0.1 million in cash and $1.2 million in debt to third parties. The real estate is in the early phase of development and may incur losses and negative cash flow in the future. Kettle Valley expects to pay existing obligations with the sales proceeds from future lot sales. Lot and home sales were 54 and 15, respectively in 2003 compared to 34 lots and 15 homes sold in 2002. Kettle Valley did not pay dividends in 2003 or 2002 and does not anticipate paying dividends in the near future until lots sales and cash flow from home construction and sales are sufficient to support operations. Future capital needs that may be required by Kettle Valley are expected to be financed by the other equity holders or outside investors.

Mountain Springs and Mountain Resorts

EFG Kirkwood was formed for the purpose of acquiring a minority interest in two real estate investments. The investments consist of an interest in two ski resorts: Mountain Resort and Mountain Springs. EFG Kirkwood has no other significant assets other than its interest in the ski resorts.

Mountain Springs: Mountain Spring's primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Additional cash flow is provided by its real estate development activities and by the resort’s summer recreational programs. When out of season, operations are funded by available cash and through the use of a $3.5 million dollar line of credit, which is guaranteed by EFG Kirkwood as well as another investor in Purgatory. Mountain Springs did not make any distributions during 2003 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2003, Mountain Springs had current assets of $3.1 million, which consisted of cash of $0.7 million, and accounts receivable of $0.9 million and inventories and other assets totaled $1.5 million. Long-term assets consist primarily of buildings, equipment and real estate totaling approximately $29.9 million.

Liabilities totaled approximately $22.8 million at December 31, 2003 and consisted primarily of debt and notes outstanding.
Mountain Resort: Mountain Resort’s primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Mountain Resort did not pay any distributions during 2003 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2003, Mountain Resort had current assets of approximately $12.2 million, which consisted of cash of $7.0 million, accounts receivable of $3.7 million, and inventory and other assets of $1.5 million. Long-term assets consisted primarily of buildings, equipment and real estate totaling $38.9 million.

Liabilities were approximately $31.6 million, which consisted primarily of long-term senior notes and affiliated debt.

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

EGF Programs

MILPI is an equipment management company specializing in the leasing of transportation equipment. MILPI was granted an interest (between 1% and 15%) in the earnings and cash distributions of the EGF Programs, in which MILPI is the General Partner or Manager.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

As of December 31, 2003, a total of four of the nine EGF Programs were in their active liquidation phase (“EGF Liquidating Trusts”). The Trustee expects the liquidation of these programs to be completed in 2004.

As of December 31, 2003, the EGF Programs that were not in liquidation had approximately $44.2 million in unrestricted cash and approximately $9.9 million in receivables net of an allowance for doubtful accounts. Management is actively seeking investment opportunities for the liquid assets of the EGF Programs.

At December 31, 2003, the EGF Programs’ that were not in liquidation had a total equipment portfolio with a net book value of $97.8 million, consisting primarily of ownership in aircrafts vessels, railcars, marine containers and trailers.

The EGF Programs not in liquidation had approximately $35.9 million of debt at December 31, 2003, which is recourse and secured by equipment currently on lease and other assets of the programs.

As of December 31, 2003, the four EFG Liquidating Trusts had net assets in liquidation of $15.3 million. The Company is actively marketing the equipment in these EGF Liquidating Trusts for sale and their liquidation is expected to be completed in 2004.

Interest in Rancho Malibu

In March 2003, Semele Group Inc. transferred its interest in Rancho Malibu to RMLP, Inc., a wholly-owned subsidiary of MILPI, for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15%) interest in RMLP, Inc. Proceeds from the transfer were used to pay the outstanding principal and accrued interest of the $4.4 million note secured by the property.

On June 23, 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. The third party investor contributed $2.0 million to Rancho Malibu and is the development general partner. Through December 31, 2003, Rancho Malibu remains under development and all costs have been capitalized to the development. The Company does not expect any distributions from Rancho Malibu over the next twelve months nor does it expect to have to make any significant capital contributions.

Commitments

Commitments as of December 31, 2003 are as follows (in thousands of dollars):

	.	Less than	1-3	4-5	After 5
Current Commitments	Total	1 year	Years	Years	Years

Indebtedness	$19,568	$11,618	$7,950	$-	$-
Indebtedness – affiliates	28,784	1,216	27,568	-	-
Commitment to purchase or lease railcars,
exercise of additional option	53,437	33,185	20,252	-	-
Commitment to purchase sulfur railcars	2,900	2,900	-	-	-
Railcar lease obligation	29,558	3,142	9,426	6,284	10,706
Mountain Springs debt guarantee	500	500	-	-	-
Guarantee obligation	400	400	-	-	-

Total	$135,147	$52,961	$65,196	$6,284	$10,706

Indebtedness: Long-term debt to third parties at December 31, 2003 was $19.6 million which included a $5.3 million note obligation associated with one of the Company’s two buildings. The loan matures in December 2005 and carries a variable interest rate equal to the LIBOR daily rate plus 190 basis points per annum (3% at December 31, 2003).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

The remainder of the Company’s indebtedness of $14.3 million, which is due through 2005, is comprised of $4.5 million non-recourse debt on an aircraft and $9.8 million outstanding on a warehouse facility. The $4.5 million debt bears a fluctuating interest rate based on LIBOR plus a margin (5% at December 31, 2003) and is secured by an aircraft and assignment of related lease payments. The debt will be partially amortized by the remaining contracted lease payments and the Company has a balloon payment obligation of approximately $3.0 million at the expiration of the respective lease in January 2005.

The Company is a participant in a $10.0 million warehouse credit facility which had a balance of $9.8 million at December 31, 2003. The warehouse credit facility is shared by the Company, PLM Equipment Growth Fund V, PLM Equipment Growth Fund VI, PLM Equipment Growth and Income Fund VII and Professional Lease Management Income Fund I. The warehouse credit facility provides for financing up to 100% of the cost of equipment. Outstanding borrowings by one borrower reduce the amount available to each of the other borrowers under the facility. MILPI guarantees the borrowings of the other borrowers. Individual borrowings may be outstanding for no more than 270 days, with all advances due no later than February 28, 2005. Interest accrues either at the prime rate or LIBOR plus 2.0% at the borrower’s option and is set at the time of an advance of funds. There were no other outstanding borrowings on this facility by any of the other eligible borrowers.

In March 2004, the Company amended the warehouse credit facility to extend the facility to December 31, 2004 and the amount available to be borrowed was reduced to $7.5 million. In addition, Professional Lease Management Fund I was removed as an eligible borrower from the facility (See Note 21 to the accompanying financial statements).

Indebtedness and Other Obligations to Affiliates: The Company originally issued $19.6 million of promissory notes to acquire an 85% equity interest in Equis II. Prior to the Company’s acquisition of Equis II in 1999 and 2000, Equis II was controlled by Mr. Engle, who either directly or indirectly owned a majority of Equis II’s stock with the remaining interest controlled by Mr. Coyne. The $19.6 million of promissory notes issued by the Company to the owners to acquire Equis II Corporation is divided into two groups of notes.

The first group of notes originally totaled $14.6 million and matures on October 31, 2005. As of December 31, 2003, the Company owed $13.0 million under these notes. These notes bear interest at a face rate of 7% annually, but provide for quarterly interest payments based upon a pay-rate of 3% which is deferred until the maturity date. The remaining portion, or 4%, is deferred until the maturity date.

The second group of promissory notes, issued by the Company to acquire Equis II, originally totaled $5.0 million and have payment terms identical to certain debt obligations of Mr. Engle and Mr. Coyne to the Company included in “Due from Affiliates” in the accompanying consolidated balance sheets. At the time of the Company’s initial 85% investment in Equis II, Mr. Engle and Mr. Coyne had debt obligations to (i) Equis II Corporation totaling approximately $1.9 million and (ii) a subsidiary of Ariston, Old North Capital LP (“ONC”), totaling approximately $3.1 million. As a result of the Equis II transaction, the Company became the beneficiary of notes due from Mr. Engle and Mr. Coyne and the obligor on new notes, having identical terms and for equal amounts, due to Mr. Engle, or family trusts/corporation(s) controlled by Mr. Engle, and to Mr. Coyne. The Company is required to make future payments with respect to these notes to the extent of proceeds from payments made by Mr. Engle and Mr. Coyne to Equis II and ONC. The terms of the notes provide that the Company will be relieved of its obligations to make payments during the period of any default by either Mr. Engle or Mr. Coyne in remitting payments with respect to their obligations to Equis II or ONC. In the fourth quarter of 2003, Mr. Engle and Mr. Coyne paid $0.9 million of accrued interest on the notes due to the Company. On December 31, 2003, Mr. Engle and Mr. Coyne waived the Company’s obligation to repay the accrued interest on the notes payable with identical terms until June 30, 2004. The balance of the associated Equis II and ONC debt was approximately $1.9 million and $1.0 million, respectively, at December 31, 2003 and 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

The Company purchased from an affiliated company, EFG, certain equity interest in the Trusts, referred to as the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. Distributions received that are applied to the principal balance of the note have been recorded as a purchase price adjustment in accordance with APB No. 16 while distributions received that are applied to accrued interest are charged to interest expense when paid. As discussed in Note 9, the Company received $0.7 million during 2003 related to its SB Interest in the Liquidating Trusts. Proceeds received from the Company’s SB Interest in the Liquidating Trusts were used to pay a portion of the accrued interest balance of the note. To date, the Company has received cash distributions of approximately $3.8 million from the Special Beneficiary Interest and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. At December 31, 2003, the non-recourse note had an outstanding principal and accrued interest balance of approximately $6.6 million and $1.2 million, respectively. In accordance with APB No. 16, the non-recourse note issued and related accrued interest in consideration for the SB Interests is accounted for as contingent purchase price and is not included in the accompanying consolidated balance sheets.

In 1998, the Company issued a $10.5 million non-recourse purchase-money promissory note to EFG in conjunction with the acquisition of Ariston. The purchase-money note bears interest at an annualized rate of 7%, but requires principal amortization and payment of interest prior to the maturity date only to the extent of cash distributions paid to the Company in connection with the partnership interests owned by Ariston. As of December 31, 2003, the note is due to mature in January 2005, with recourse to the common stock of Ariston. Cash distributions by Ariston require the consent of EFG until such time that the Company’s obligation to EFG under the note is paid.

In 1997, the Company borrowed $4.4 million from certain affiliates controlled by Mr. Engle, including $0.5 million from AFG Investment Trust A, a subsidiary. The notes were secured by the Company’s interest in Rancho Malibu. On December 31, 2002, AFG Investment Trust A entered into a Plan of Liquidation and Dissolution and transferred its assets to a Liquidating Trust. In conjunction with the Plan of Liquidation and Dissolution, the Trust entered into a Liquidating Trust Agreements with an independent third party, as trustee of the Liquidating Trust. The trustee has complete control over the dissolution of the Liquidating Trust’s assets. Accordingly, the balance of the Trust’s note was not eliminated in consolidation in the Company’s December 31, 2002 financial statements. During the first quarter of 2003, the Company paid the outstanding principal and accrued interest totaling $4.5 million.

Commitment to Purchase or Lease Railcars: An indirect subsidiary of MILPI, PLM Transportation Equipment Corporation (“TEC”), arranged for the lease or purchase of up to 1,050 railcars with a delivery date between 2002 and 2004. As of December 31, 2003, TEC or an affiliated program have purchased 208 railcars, at a cost of $15.3 million, and have leased 487 railcars. During 2004, TEC, an affiliated company, an affiliated program, or an unaffiliated third party will purchase or lease the remaining 355 railcars included in the commitment. The commitment requires a minimum of 30% of the 355 railcars to be purchased, at a cost of $8.4 million. The remaining 70% of the 355 railcars may be leased or purchased. As included in the commitment table below, the total purchase price for the 355 railcars is $25.2 million.

In the fourth quarter of 2003, TEC exercised its option to purchase or lease 400 additional railcars under the above agreement, with delivery dates between 2004 and 2005. The total cost for the purchase of all 400 railcars is approximately $28.4 million. In accordance with the agreement, up to 70% of these railcars may be leased. TEC, an affiliated company, an affiliated program, or unaffiliated third party may purchase or lease these railcars.

In the fourth quarter of 2003, TEC also committed to purchase 50 sulfur railcars for $2.9 million. The Company purchased 43 of these cars in the first quarter of 2004 and the Company anticipates it will subsequently sell these sulfur railcars to an affiliated investment program or an unaffiliated third party in 2004.

Railcar Lease Obligation: As discussed above as of December 31, 2003 a wholly owned subsidiary, of the Company has leased 487 railcars and subleased these railcars to unrelated third parties. As of December 31, 2003, contracted payments to be made in accordance with the railcar lease agreement are as follows (in thousands of dollars):

Lease Payments

2004	$3,142
2005	3,142
2006	3,142
2007	3,142
2008	3,142
Thereafter	13,848

Total	$29,558

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

Mountain Springs Debt Guarantee: EFG Kirkwood entered into a guarantee agreement whereby EFG Kirkwood guarantees the payment obligations under a revolving line of credit between Purgatory and a third party lender. Another investor in the ski resort also guarantees the payment obligation under the line of credit. The amount of the guarantee is equal to the outstanding balance of the line of credit which cannot exceed the principal balance of $3.5 million. As of December 31, 2003, Purgatory had an outstanding balance of $0.5 million on the line of credit. The revolving line of credit is scheduled to mature in October 2004. The Company’s guarantee would require payment only in the event of default on the line of credit by Purgatory in amount equal to amounts advanced less any amounts recovered by the other guarantor on the line. Management believes the likelihood is remote that payments will be required under this guarantee.

Guaranteed Obligations: As of December 31, 2003, PLM had guaranteed certain obligations up to $0.4 million of a Canadian railcar repair facility, in which PLM has a 10% ownership interest.

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

Outlook for the Future

Several other factors may affect the Company’s operating performance during the remainder of 2004 and beyond including:

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

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

Equipment Leasing

The Company's investment in equipment is, and will continue to be, subject to various risks, including physical deterioration, technological obsolescence, and credit quality of and defaults by lessees. A principal business risk of owning and leasing equipment is the possibility that aggregate lease revenues and equipment sale proceeds will be insufficient to provide an acceptable rate of return on invested capital after payment of all debt service costs and operating expenses. Another risk is that the credit quality of the lease may deteriorate after a lease is made. In addition, the leasing industry is very competitive. The Company is subject to considerable competition when equipment is re-leased or sold at the expiration of primary lease terms. The Company must compete with lease programs offered directly by manufacturers and other equipment leasing companies, many of which have greater resources, including business trusts and limited partnerships organized and managed similarly to the Company. In addition, default by a lessee under a lease agreement may cause equipment to be returned to the Company at a time when the Company or its advisors is unable to arrange the sale or re-lease of such equipment. This could result in the loss of a portion of potential lease revenues and weaken the Company’s ability to repay related indebtedness. In addition, a significant portion of the Company’s equipment portfolio consists of used jet aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft. The Company does not anticipate aircraft values returning to their pre- September 11, 2001 values.

The Company has an aircraft, which, based on original equipment cost, accounts for approximately 61% of the Company's equipment portfolio at December 31, 2003. This aircraft currently operates in an international market and is stage three compliant. All rents due under the aircraft’s lease are denominated in U.S. dollars. However, the operation of this aircraft in an international market exposes the Company to certain political, credit and economic risks. Regulatory requirements of other countries governing aircraft registration, maintenance, liability of lessors and other matters may apply. Political instability, changes in national policy, competitive pressures, fuel shortages, recessions and other political and economic events adversely affecting world or regional trading markets or a particular foreign lessee could also create the risk that a foreign lessee would be unable to perform its obligations to the Trust. The recognition in foreign courts of judgments obtained in United States courts may be difficult or impossible to obtain and foreign procedural rules may otherwise delay such recognition. It may be difficult for the Company to obtain possession of an aircraft used outside the United States in the event or default by the lessee or to enforce its rights under the related lease. Moreover, foreign jurisdictions may confiscate or expropriate aircraft without paying adequate compensation.

The ultimate realization of residual value for any type of equipment is dependent upon many factors, including the Company’s ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, political stability and many other events can converge to enhance or detract from asset values at any given time. The Company attempts to monitor these changes in order to identify opportunities which may be advantageous and which will maximize total cash returns for each asset.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION and RESULTS OF OPERATIONS

In addition to the aircraft discussed above, the Company has leased 487 railcars under a ten-year operating lease through its wholly-owned subsidiary Rail Investors I, LLC. To date, the Company has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Company’s leases will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Company remarkets its equipment and enters re-lease agreements with different lessees. The Company will continue to evaluate and monitor its experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate

Equipment Management

The ultimate realization of revenues for managed equipment is subject to economic risks related to many changing factors, including ability of the Company’s equipment programs to realize acceptable lease rates on its equipment in the different equipment markets. Lease rates are contingent on many factors, such as specific market conditions and economic activity, technological obsolescence, and government or other regulations. The unpredictability of some of these factors, or of their occurrence, makes it difficult for the Company to clearly define trends or influences that may impact the performance of the equipment programs. Company continually monitors both the equipment markets and the performance of the equipment programs in these markets. Company may decide to reduce the equipment program's exposure to equipment markets in which it determines it cannot operate equipment to achieve acceptable rates of return. Alternatively, Company may make a determination to enter equipment markets in which it perceives opportunities to profit from supply/demand instabilities or other market imperfections.

The Company’s asset base consists of its ownership interests in the management in several equipment programs with limited lives. The Company’s revenue base consists primarily of management fees earned from the equipment programs. If the Company does not find new sources of capital and revenue, its source of revenues and asset base will decrease and eventually terminate as the equipment programs liquidate.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of Semele Group Inc.

We have audited the accompanying consolidated balance sheets of Semele Group Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of MILPI Holdings, LLC and subsidiaries, a wholly-owned subsidiary, for 2002.  Those statements reflect total assets constituting 33% as of December 31, 2002, and total revenues of 29% for the year then ended, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for MILPI Holdings, LLC and subsidiaries for fiscal 2002, is based solely on the reports of the other auditors.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semele Group Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/S/ ERNST & YOUNG LLP

Tampa, Florida
March 26, 2004

INDEPENDENT AUDITORS’ REPORT
The Board of Directors and Members
MILPI Holdings, LLC:

We have audited the consolidated balance sheet of MILPI Holdings, LLC, a Delaware limited liability company, and subsidiaries (the “Company”) as of December 31, 2002 and the related statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with the adoption in fiscal 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
March 28, 2003

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31,
(in thousands of dollars, except per share and share amounts)

	2003	2002

Assets
Cash and cash equivalents	$11,268	$11,997
Restricted cash	581	436
Rents and other receivables	647	723
Loan receivable from Kettle Valley	1,044	833
Equipment held for lease, net of accumulated depreciation
of $23,796 and $60,239 at December 31, 2003 and 2002, respectively	1,922	39,948
Railcars held for lease, net of accumulated depreciation of $889 and $177 at December 31, 2003 and 2002, respectively	11,889	6,227
Real estate held for development	-	13,020
Land	1,929	1,929
Buildings, net of accumulated depreciation of $3,146 and $2,240 at December 31, 2003 and 2002, respectively	8,787	9,693
Interests in affiliated companies	18,197	19,683
Interests in non-affiliated companies	27,642	13,305
Other assets	3,194	3,536
Due from affiliates	4,186	4,507
Goodwill	1,377	9,511

Total assets	$92,663	$135,348

Liabilities
Accounts payable and accrued expenses	$7,838	$8,948
Deferred rental income	20	575
Other liabilities	-	3,155
Indebtedness	19,568	46,651
Indebtedness and other obligations to affiliates	28,784	33,007
Deferred income taxes	15,261	12,541

Total liabilities	71,471	104,877

Minority interests	32,417	42,272

Commitments and contingencies

Stockholders' deficit
Common stock, $0.10 par value; 5,000,000 shares authorized;
2,916,647 shares issued	292	292
Additional paid in capital	172,055	172,354
Accumulated deficit	(170,821)	(170,255)
Deferred compensation, 164,279 shares	(817)	(817)
Accumulated other comprehensive income	1,441	--
Treasury stock at cost, 816,960 shares	(13,375)	(13,375)

Total stockholders' deficit	(11,225)	(11,801)

Total liabilities, minority interests and stockholders' deficit	$92,663	$135,348

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31,
(in thousands of dollars, except per share and share amounts)

	2003	2002

Revenues
Lease revenue	$12,310	$12,607
Management fee income	4,309	4,589
Acquisition and lease negotiation fee income	700	-
Interest and investment income	356	449
Interest income- affiliates	263	313
Gain on disposition of equipment to non-affiliates	2,118	1,669
Gain on disposition of equipment to affiliates	184	-
Loss on disposition of equipment	(7,667)	(1,088)
Other revenue	732	670
Total revenues	13,305	19,209

Expenses
Depreciation and amortization	7,458	8,591
Impairment of equipment held for lease, interests in affiliated and non-affiliated companies and buildings	1,214	2,629
Impairment of goodwill	6,101	3,778
Interest on indebtedness	3,114	4,610
Interest on indebtedness and other obligations- affiliates	2,182	1,298
General and administrative	7,841	7,692
Fees and expenses- affiliates	678	1,136

Total expenses	28,588	29,734

Loss before equity income (loss), other income, income taxes, and minority interests	(15,283)	(10,525)

Other Income
Gain on extinguishment of debt	7,667	-
Other income	5,719	-

Total other income	13,386	-

Income (Loss) from Equity Interests
Equity income (loss) in affiliated companies	718	(559)
Equity loss in non-affiliated companies	(185)	(1,687)

Total income (loss) from equity interests	533	(2,246)

Provision for income taxes	(147)	(774)
Elimination of consolidated subsidiaries’ minority interests	945	8,645

Net loss	$(566)	$(4,900)

Basic and diluted loss per share:
Net loss per common share- basic and diluted	$(0.27)	$(2.36)

Basic and diluted weighted average number of common shares outstanding	2,099,687	2,078,718

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Deficit
For the Two Years Ended December 31, 2003
(in thousands of dollars except share amounts)

	Shares Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Total

Balance at December 31, 2001	2,078,718	$292	$172,452	$(165,355)	$(817)	$-	$(13,496)	$(6,924)

Reissuance of treasury stock on December 31, 2002	20,969	-	(98)	-	-	-	121	23

Net loss	-	-	-	(4,900)	-	-	-	(4,900)

Balance at December 31, 2002	2,099,687	292	172,354	(170,255)	(817)	-	(13,375)	(11,801)

Net loss	-	-	-	(566)	-	-	-	(566)
Foreign currency translation adjustment	-	-	-	-	-	1,441	-	1,441

Comprehensive income								875

Decrease in capital related to issuance of partnership interest of equity investments	-	-	(299)	-	-	-	-	(299)

Balance at December 31, 2003	2,099,687	$292	$172,055	$(170,821)	$(817)	$1,441	$(13,375)	$(11,225)

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(in thousands of dollars)
	2003	2002

Cash flows provided by operating activities
Net loss	$(566)	$(4,900)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	7,458	8,591
Loss (gain) on disposition of equipment, net	5,365	(581)
Gain on extinguishment of debt	(7,667)	-
Gain on removal of liability for residual interest in aircraft	(3,155)	-
Non-cash gain from distribution from equity investment	(1,256)	-
Impairment of equipment held for lease, interests in affiliated and
non-affiliated companies, buildings and real estate held for development	1,214	2,629
Impairment of goodwill	6,101	3,778
Elimination of consolidated subsidiaries’ minority interests	(945)	(8,645)
Changes in assets and liabilities net of business acquired:
Rents and other receivables	(135)	303
Due from affiliates	321	(472)
Other assets	(551)	(778)
Accounts payable and accrued expenses	(1,250)	179
Deferred rental income	(555)	(9)
Deferred income taxes	2,719	560

Net cash provided by operating activities	7,098	655

Cash flows used in investing activities
Proceeds from equipment dispositions	2,226	4,087
Proceeds from sale of railcars	13,625	-
Purchase of railcars	(19,656)	(6,227)
Cash distributions from non-affiliated companies	-	640
Cash distributed from affiliated companies	1,532	3,812
Decrease in cash due to loss of control of consolidated subsidiary	(15)	-
Transfer to Liquidating Trusts	-	(1,885)
Change in equity interests	(1,763)	2,246
Purchase of PLM, net of cash acquired	-	(4,363)
(Increase) decrease in restricted cash	(145)	10
Costs capitalized to real estate held for development	(426)	(1,740)

Net cash used in investing activities	(4,622)	(3,420)

Cash flows used in financing activities
Proceeds from indebtedness	12,974	2,033
Principal payments on indebtedness	(5,413)	(8,300)
Distributions to minority shareholders	(331)	(55)
Purchase of minority interests	(5,434)	-
Principal payments on indebtedness and other obligations to affiliates	(7,995)	-
Proceeds from indebtedness and other obligations to affiliates	1,553	1,130

Net cash used in financing activities	(4,646)	(5,192)

Net decrease in cash and cash equivalents	(2,170)	(7,957)
Effect of changes in foreign exchange rates	1,441	-
Cash and cash equivalents at beginning of year	11,997	19,954

Cash and cash equivalents at end of year	$11,268	$11,997

Supplemental disclosure of cash flow information:
Cash paid during the year for interest net of capitalized interest of
$459 and $911 for the years ended December 31, 2003 and 2002	$5,457	$5,964

Cash paid (refunded) during the year for income taxes, net	$(61)	$268

Supplemental disclosure of non- cash information:
Decrease in capital related to purchase of partnership interest in Rancho Malibu	$(299)	$-

Decrease in equipment and indebtedness from disposition of aircraft and from
extinguishment of debt for return of aircraft to lender	$31,757	$-

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Semele Group Inc. and subsidiaries (“Semele” or the “Company”) is a Delaware corporation organized in April 1987 as Banyan Strategic Land Fund II to invest primarily in short-term, junior, pre-development, and construction mortgage loans. Subsequently, the Company became owner of various real estate assets through foreclosure proceedings in connection with its mortgages. For the years 1987 though 1995, the Company elected to be treated as a real estate investment trust (“REIT”) for income tax purposes. Effective January 1, 1996, the Company revoked its REIT status and became a taxable “C” corporation. Since then, the Company has evaluated alternative ways to maximize shareholder value and take advantage of investment opportunities where its significant loss carryforwards for federal income tax purposes (approximately $107.1 million at December 31, 2003) could make it a value-added buyer. In recent years, the Company has made certain investments with affiliated parties where its income tax loss carryforwards could be utilized and which permitted the Company to diversify its asset mix. Currently, the Company is engaged in various real estate activities, including a minority interest in residential property development located in Malibu, California, buildings located in Sydney, Australia and Washington DC and minority interest investment in two ski resorts and a residential development community company located in Canada. The Company also holds investments in other companies operating in niche financial markets, principally involving equipment management and equipment leasing.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the 2003 presentation.

Fair Value of Financial Instruments

The estimated fair value of amounts reported in the Company’s consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value.

Principles of Consolidation

The consolidated financial statements include the accounts of all entities in which the Company has a controlling interest. The Company defines control as the ability of an entity or person to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limits its losses from that other entity’s activities without the assistance of others in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority Owned Subsidiaries”. All material intercompany transactions have been eliminated in consolidation. Investments in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting. All other investments are accounted for using the cost method of accounting.

Entities that are consolidated into Semele are summarized below:

Equis II Corporation (“Equis II”)- The Company owns 100% of the ownership interest in Equis II. Equis II owns 100% of the Managing Trustee Interests of AFG Investment Trust C and AFG Investment Trust D (collectively, the “Trusts”).

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ariston Corporation (“Ariston”)- The Company owns 100% of Ariston’s common stock. Ariston, through several majority-owned holding companies, owns AFG Realty Corporation, the managing trustee of AFG International I and II (“AFG International”). AFG International’s assets consist of a total of two buildings, one of which is located in Sydney, Australia and one in Washington, DC.

AFG Investment Trust C and D- The Company, through Equis II’s Class B Interest and AFG ASIT Corporation’s Managing Trustee Interest, controls the voting interest in the Trusts. On certain voting matters, however, principally involving transactions with related parties, Equis II is obligated to vote its Class B interest consistent with the majority of unaffiliated investors. The Trusts have a portfolio of equipment leasing assets and several minority interest investments which include several real estate companies and an equipment management company. The Company’s economic interest in the Trusts ranges from 26% to 28% per trust which includes its’ Managing Trustee interest, Class B interest and Special Beneficiary interests.

The Trusts are limited-life entities having the following scheduled dissolution dates:

AFG Investment Trust C – December 31, 2004
AFG Investment Trust D – December 21, 2006

AFG Investment Trust C and D are scheduled to terminate on December 31, 2004 and December 31, 2006, respectively. In 2004, the managing trustee began the process of liquidating AFG Investment Trust C and expects to do so by December 31, 2004. In 2004, the beneficiaries of AFG Investment Trust D approved the liquidation of the trust prior to December 31, 2006 and the managing Trustee expects to commence liquidating its assets and to complete its liquidation prior to that date. Any remaining assets will be placed in a liquidating trust.

MILPI Holdings, LLC and Subsidiaries (“MILPI”)- MILPI was formed in 2000 by the Trusts for the purpose of acquiring PLM International, Inc. and subsidiaries (“PLM”). MILPI operates in two business segments, equipment management and real estate ownership. MILPI’s primary assets in the equipment management segment and are a 1%-15% ownership interest in several equipment leasing investment programs in which PLM is the general partner or manager and railcars held for lease. MILPI also owns an investment in the Rancho Malibu Limited Partnership, which is included in the real estate segment.

Rail Investors I LLC- Rail Investors I LLC was formed in 2002 and is a wholly-owned subsidiary of Semele Group Inc. Rail Investors I LLC was formed for the sole purpose of leasing railcars under an operating lease that is non-recourse to Semele Group Inc. and re-leasing the railcars to unrelated third parties.

As of December 31, 2003, the Company has sub-leased 487 railcars to unrelated third parties. Future minimum rental receipts due on these railcar lease agreements is as follows: (in thousands of dollars):

Sub-lease income

2004	$3,554
2005	3,076
2006	2,368
2007	1,909
2008	1,363
Thereafter	3,670

Total	$15,940

The lease expense on these railcars is included in Note 13 and is greater than the sub-lease income above due to the shorter nature of the sub-leases compared to the Company’s operating leases for these railcars.

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

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The availability of cash held by the Trusts, MILPI, and AFG International to Semele Group Inc. is subject to terms and conditions over the use and disbursement of cash and other matters contained in the agreements that govern the Trusts, MILPI and AFG International. Ariston’s cash distributions are required to be used as payments on the Company’s non-recourse note payable to Equis Financial Group LP (“EFG”), an affiliated entity, for the purchase of the common stock of Ariston, unless consent is received from EFG (See Note 14).

Restricted Cash

Restricted cash of $0.6 million and $0.4 million at December 31, 2003 and 2002, respectively, consists of bank accounts and short-term investments that are subject to withdrawal restrictions per legally binding agreements.

Development Costs and Capitalized Interest

Expenditures for the development of real estate are capitalized as incurred. In addition, a portion of the Company’s interest cost is capitalized in accordance with SFAS No. 34, “Capitalization of Interest Cost.” SFAS No. 34 requires the capitalization of interest costs in an amount equal to the amount of interest that could have been avoided if funds invested in assets held for development were otherwise used to repay existing borrowings on assets not held for development. The Company capitalized interest of $0.5 million and $0.9 million during the years ended December 31, 2003 and 2002, respectively.

Buildings and Equipment for Lease

Buildings: Buildings are stated at the cost of acquisition including all direct and certain indirect costs to acquire the property. Expenditures for repairs and maintenance are expensed when incurred.

Equipment for Lease: All equipment was acquired from EFG, one of its affiliates, or from third-party sellers. The Company has capitalized costs to acquire the equipment, which include acquisition fees. The cost of equipment purchased from EFG or one of its affiliates is the actual price paid for the equipment by EFG or the affiliate plus all actual costs incurred by EFG or the affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the affiliate prior to selling the equipment. The cost of equipment purchased from a third party is the amount paid to the unaffiliated third party plus any acquisition fees, if applicable.

Generally, the costs associated with maintaining, insuring and operating the Company’s equipment are incurred by the respective lessees, pursuant to the terms specified in their individual lease agreements. When these costs are the responsibilities of the Company, they are charged to expense when incurred.

Equity Investments

The Company’s equity investments include an interest in the EGF Programs, Mountain Springs and Mountain Resort, Kettle Valley, Rancho Malibu and other miscellaneous investments as described in Notes 9 and 10.

For accounting purposes, the Company considers affiliates to be person(s) and/or entities that directly, or indirectly through one or more intermediaries, manage or are managed by, or are under common management of or with, the Company. All other entities are considered to be non-affiliates.

Minority ownership equity securities that are not publicly traded are accounted for in accordance with Accounting Principles Board (“APB”) No. 18, “The Equity Method of Accounting for Investments in Common Stock.” If the Company’s ownership interest in the investment enables the Company to influence but not control the operating financial decisions of the investee, the investment is accounted for under the equity method of accounting. Otherwise, the investment is accounted for under the cost method of accounting. The equity method of accounting is discontinued when the investment is reduced to zero and does not provide for additional losses unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investment.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Whenever circumstances indicate that a possible impairment of an equity investment exists and is other than temporary, the Company evaluates the fair value of the asset compared to the asset’s carrying value. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset is determined based on a valuation model, which includes the present value of the expected cash flows of the asset, current market prices and management’s industry knowledge.

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

Potential impairment is identified by comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, any impairment loss is measured by comparing the carrying value of the reporting unit’s goodwill to its implied fair value, using quoted market prices, a discounted cash flow model, or a combination of both. The Company performed its annual goodwill impairment testing in the fourth quarters of 2002 and 2003. The testing included comparing the net book value of each reporting unit, including assigned goodwill, to the reporting unit’s estimated fair value. The fair value of the reporting units were estimated using the expected present value of future cash flows.

As a result of the goodwill impairment testing in the fourth quarter of 2002, management concluded that it was necessary to record a goodwill impairment of $3.8 million in the equipment leasing segment as of December 31, 2002. The impairment results from a decrease in the fair value of the Company’s equipment and the amount of equipment in the equipment leasing segment.

As a result of the goodwill impairment testing in the fourth quarter of 2003, management concluded that it was necessary to record a goodwill impairment of $6.1 million in the equipment management segment as of December 31, 2003. Based on events that occurred in the fourth quarter of 2003, including notification of an increase in future operating expenses and failure to acquire a significant group of assets for the equipment management segment that the Company had been seeking to acquire, the Company revised its strategic assessment for projections of future operations for the segment. As a result of the revisions to the strategic assessment, the Company determined that future acquisition and lease negotiation fees, management fees and partnership distributions in the equipment management segment would not be at the levels previously estimated. In addition to the impairment, the Company recorded a reduction of goodwill of $2.0 million associated with MILPI’s acquisition of AFG Investment Trust A and B Liquidating Trusts’ ownership interest in MILPI for $5.4 million (See Note 4).

The changes in the carrying amount of goodwill by reporting unit for the years ended December 31, 2003 and 2002 are as follows (in thousands of dollars):

Equipment leasing	$-
Equipment management	8,134
Real estate	1,377

Balance as of December 31, 2002	9,511

Less: Impairment of goodwill and purchase price adjustment
Equipment management- purchase price adjustment	(2,033)

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equipment management- impairment of goodwill	(6,101)

Total change during the year	(8,134)

Equipment leasing	-
Equipment management	-
Real estate	1,377

Balance as of December 31, 2003	$1,377

Distributions Declared and Payable

Certain of the Company’s consolidated subsidiaries are limited partnerships or business trusts that make periodic or special cash distributions in connection with their business operations. At December 31, 2003 and 2002, distributions declared and payable not eliminated in consolidation were $0.1 million and are included in “Accounts Payable and Accrued Expenses” in the accompanying consolidated balance sheets. Generally, cash distributions are paid within 45 days of declaration.

The Company did not declare or pay any dividends during 2003 or 2002.

Minority Interests

Certain equity interests in the Company’s consolidated subsidiaries are owned by third parties or by affiliates of the Company that are not included in the consolidated financial statements. Such interests are referred to as “Minority Interest” in the accompanying consolidated financial statements. The Company’s minority interests consist of the Class A Beneficiaries investment in the Trusts. As of December 31, 2003 and 2002, the Company’s minority interest is as follow (in thousands of dollars):

	2003	2002

AFG Investment Trust C	$16,655	$16,168
AFG Investment Trust D	13,370	15,392
EFG Kirkwood LLC	-	1,610
MILPI	-	6,698
Other	2,392	2,404

Total minority interests	$32,417	$42,272

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

Based on the December 31, 2003 capital balances in AFG Investment Trusts C and D, all book net losses recognized subsequent to December 31, 2003 will be allocated to the Class A Beneficiaries to the extent of their positive balances in their capital account, notwithstanding that the Managing Trustee will receive a minimum of 1% of such losses. All book net income recognized subsequent to December 31, 2003 will be allocated in accordance with the allocation outlined above.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 9, in the fourth quarter of 2003 AFG Investment Trust A and B Liquidating Trusts (the “Liquidating Trusts”) distributed their remaining assets to the beneficiaries of the Liquidating Trusts and were subsequently dissolved. As part of the final distribution, the Liquidating Trusts distributed their interest in EFG Kirkwood LLC to Equis II as part of an in-kind distribution pursuant to the terms of a Membership Interest In-Kind Distribution Agreement, dated as of November 24, 2003. Accordingly, the Liquidating Trusts ownership interest in EFG Kirkwood LLC is no longer included in minority interest in the Company’s consolidated financial statements.

As discussed in Note 4, during 2003 MILPI purchased the Liquidating Trusts’ interest in MILPI for $5.4 million, which is now held by MILPI as treasury stock. Accordingly, the Liquidating Trusts ownership interest in MILPI is no longer included in minority interest in the Company’s consolidated financial statements.

Other minority interest consists of third party shareholders in AFG International and ONC I LP. ONC I Corp. has a 2% interest and is the general partner of Old North Capital LP (“ONC”) which is 98% owned by Ariston Corporation. ONC I Corp. which is owned equally by James Coyne (President and Chief Operating Officer), Gary Engle (Chairman and CEO) and a third party. The third party investor in ONC 1 Corp. is not affiliated with the Company but does have other business ventures with Mr. Coyne and Mr. Engle. The decrease in other minority interest is attributable to cash distributions paid to the shareholders of AFG International and ONC during 2003.

Revenue Recognition

The Company earns rental income from a portfolio of equipment held for lease and from two leased buildings. Rents are due monthly or quarterly and are earned based on the passage of time. Substantially all of the Company’s leases are triple net, non-cancelable leases and are accounted for as operating leases. Rents received prior to their due dates are deferred. Deferred rental income was $20,000 and $0.6 million at December 31, 2003 and 2002, respectively.

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

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for buildings and railcars and equipment held for lease was approximately $7.2 million and $8.4 million for the years ended December 31, 2003 and 2002, respectively.

Depreciation of transportation equipment held for operating leases in the EGF Programs is computed on the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon estimated useful lives of 15 years for railcars and 12 years for all other equipment. The depreciation method is changed to straight line when annual depreciation expense using the straight-line method exceeds that calculated by the double-declining balance method. Acquisition fees and certain other acquisition costs have been capitalized as part of the cost of the equipment. Major expenditures that are expected to extend the useful lives or reduce future operating expenses of equipment are capitalized and amortized over the estimated remaining life of the equipment. Lease negotiation fees are amortized over the initial equipment lease term.

Amortization: The Company amortizes deferred financing costs over the life of the related debt using the straight line method which is not materially different than the effective interest method.

Amortization expense related to deferred financing costs was $0.2 million for both the years ended December 31, 2003 and 2002.

Impairment Of Long-Lived Assets

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

The evaluation of long-lived assets secured by non-recourse debt is determined based on a valuation model, which includes the present value of expected future cash flows and the recoverable value. If the Company expects to return the asset to the lender, the recoverable value generally will not be less than the balance of the non-recourse debt.

Income Taxes

The Company accounts for income taxes using the liability method. This requires the Company to make estimates as to the temporary differences between the tax basis of assets and liabilities and the carrying values for financial statement purposes. Estimates include assessing the realization of deferred income tax assets. Management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

Earnings (Loss) Per Share

The Company calculates earnings (loss) per share of common stock in accordance with SFAS No. 128, “Earnings Per Share”. As a result of the Company’s net loss for each of the years ended December 31, 2003 and 2002, the effect of the 15,000 stock options outstanding would be antidilutive and, therefore, is excluded from the earnings per share calculation.

Recent Accounting Pronouncements

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2003, FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires the Company to evaluate all existing arrangements to identify situations where the Company has a “variable interest,” commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a “variable interest entity,” commonly a thinly capitalized entity, and further determine when such variable interest requires the Company to consolidate the variable interest entities’ financial statements with its own. The Company is required to perform this assessment by December 31, 2004 and consolidate any variable interest entities for which the Company will absorb a majority of the entities’ expected losses or receive a majority of the expected residual gains.

Detailed interpretations of FIN 46 continue to emerge and, accordingly, the Company is still in the process of evaluating its impact and has not completed its analysis or concluded on the impact that FIN 46 will have on the Trust.

NOTE 3 – PROPOSED EQUITY TRANSACTION WITH AFFILIATES

In December 2003, a special committee of the Company’s Board of Directors recommended the shareholders approve a proposal from Mr. Engle and Mr. Coyne, CEO and President respectively, to make a voluntary tender offer at $1.40 per share for the acquisition of substantially all of the outstanding shares of common stock of Semele not already owned by Management after the Company has completed a 1 for 4,001 reverse stock split in which stockholders owning fewer than 1,000 shares will receive $1.40 per pre-split share for their shares followed by a 4,001 to 1 forward split.

NOTE 4 – ACQUISITIONS

In May of 2003, the Company, through MILPI, purchased the existing minority interest in MILPI owned by AFG Investment Trust A Liquidating Trust and AFG Investment Trust B Liquidating Trust for $5.4 million, which is now held by MILPI as treasury stock. The acquisition was financed through MILPI’s existing cash reserves. Prior to the acquisition, MILPI was owned as follows: AFG Investment Trust A Liquidating Trust 8%; AFG Investment Trust B Liquidating Trust 17%; AFG Investment Trust C 37.5% and AFG Investment Trust D 37.5%. Subsequent to the acquisition, AFG Investment Trust C and AFG Investment Trust D, which are consolidated into the Company’s financial statements, collectively own 100% of MILPI, with each trust owning 50%.

As of the acquisition date, the existing minority interest had a carrying value of $7.4 million. The Company accounted for the acquisition in accordance with SFAS No. 141, “Business Combinations”. In connection with the acquisition, the Company obtained a fairness opinion from an independent valuation company on the purchase price of the minority interests.

The acquisition resulted in a reduction of goodwill of $2.0 million in accordance with the purchase price allocation provision of SFAS No. 141. The following unaudited pro forma consolidated results of operations for the years ended December 31, 2003 and 2002 assumes the Company acquired the minority interest in MILPI on January 1, 2002. The unaudited pro forma consolidated statement of operations for the years ended December 31, 2003 and 2002 are as follows (in thousands of dollars):

	For the Years Ended December 31,
	2003	2002

Revenue	$13,305	$19,209
Net Loss	$(384)	$(4,660)

Loss per share	$(0.18)	$(2.24)

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These amounts have been adjusted to reflect the portion of MILPI’s net income previously reported to minority interest expense. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

NOTE 5 – EQUIPMENT HELD FOR LEASE

Substantially all of the Company’s equipment is leased under operating leases. Remaining lease terms, as used below, represent the number of months remaining under contracted lease terms at December 31, 2003 and is presented as a range when more than one lease agreement is contained in the stated equipment category. A remaining lease term equal to zero reflects equipment either off-lease or equipment being leased on a month-to-month basis. The following is a summary of all equipment held for lease in which the Company has an interest at December 31, 2003 (in thousands of dollars):

	Remaining
	Lease Term	Equipment
Equipment Type	(Months)	At Cost

Aircraft	12	$15,853
Manufacturing	0	3,281
Locomotives	0	2,588
Materials handling	0-4	2,748
Construction and mining	0	820
Other	0	428

Total equipment cost	-	25,718
Accumulated depreciation	-	(23,796)

Equipment, net of accumulated depreciation	-	$ 1,922

The preceding summary of equipment includes leveraged equipment. Indebtedness associated with the equipment is summarized in Note 12. Generally, indebtedness on leveraged equipment will be partially paid down by the rental streams derived from the corresponding lease contracts. The remaining principal balance of indebtedness not paid down may result in future refinancings to extend the repayment period, the sale of the associated asset to retire the indebtedness or return of the equipment to the lender if the indebtedness is non-recourse.

As equipment is sold to third parties, or otherwise disposed of, the Company recognizes a gain or loss for the difference between the net book value of the equipment at the time of disposition and the proceeds realized upon disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, the Company’s ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms.

Equipment rental revenue from individual lessees which is included in the equipment leasing segment that accounts for 10% or more of total revenue during the years ended December 31, 2003 and 2002 is as follows (in thousands of dollars):

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2003	% of Total Revenue	2002	% of Total Revenue

Scandinavian Airlines System	$6,073	46%	$6,636	35%

No other customer accounted for over 10% of revenue in 2003.

In the fourth quarter of 2003, the Company returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed for in the debt agreement. The related non-recourse debt associated with the aircraft was retired. Both the carrying value of the aircraft and the balance of the corresponding note were $31.8 million on the date the aircraft was returned to the lender. As a result of the transaction, the Company recognized a loss on the disposition of equipment of $7.7 million, which is included in total revenues for the year ended December 31, 2003, and a corresponding gain on extinguishment of debt of $7.7 million, which is included as “Gain on Extinguishment of Debt” for the year ended December 31, 2003.

In a prior year, the Company sold a residual interest in the Boeing 767-300 aircraft discussed above for approximately $3.0 million, which was subordinate to certain preferred payments to be made to the Company in connection with the sale of the aircraft. Payment of the residual interest was due only to the extent that the Company received net residual proceeds from the sale of the aircraft. The residual interest was non-recourse to the Company and was included in “Other Liabilities” on the accompanying Balance Sheet at December 31, 2002. In the fourth quarter 2003, the aircraft was returned to the lender, no amounts were payable by the Company for the residual interest. Therefore residual interest liability was recorded as income under “Other income” in the Statement of Operations.

During the year ended December 31, 2002, the Company recorded an impairment in the carrying value of the Company’s 35% interest in a McDonnell Douglas MD-87 aircraft, which was in the equipment leasing segment. The Company compared the estimated undiscounted cash flows of the asset, which were less than the carrying value of the asset. As a result, an impairment of $1.9 million was recorded which was the difference between the fair value and the carrying value. The estimate of the fair value was based on an offer to purchase the aircraft from an unrelated party and management’s assessment of prevailing market conditions for similar aircraft. The sale of the aircraft was completed in December 2002 under substantially the same terms as the offer.

The decrease in the fair market value of the aircraft discussed above was due to the significant decline in the aircraft industry following the financial stress of the industry beginning with the events of September 11, 2001. The Company believes aircraft prices have decreased to a level that may make aircraft attractive investment opportunities. Accordingly, the Company or its affiliates may purchase aircraft in 2004.

Future minimum rental receipts in connection with all equipment are due as follows (in thousands of dollars):

For the year ending December 31,	2004	$1,526
.	2005	37

Total	.	$1,563

NOTE 6 – RAILCARS HELD FOR LEASE

As of December 31, 2003, the Company had railcars held for lease with an original cost of $12.8 million and a net book value of $11.9 million. These railcars may be sold to affiliated programs or unrelated third parties during the first half of 2004. If the railcars are sold to affiliated programs, the sales price will be the lower of the original equipment cost or fair market value at the time of sale. See Note 21 for discussion regarding the sale of certain of these railcars in the first quarter of 2004.

Railcars held for lease at December 31, 2002 with an original equipment cost of $6.3 million were sold to affiliated programs in the first quarter of 2003 for $6.2 million, which approximated the lower of the original equipment cost or fair market value at the date of sale. This sale resulted in a gain on disposition to the Company of $0.1 million.

Future minimum rental receipts in connection with railcars held for lease at December 31, 2003 are due as follows (in thousands of dollars):

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ending December 31,	2004	$1,410
	2005	1,076
	2006	650
	2007	524
.	2008	524
	Thereafter	178

Total	.	$4,362

NOTE 7 – REAL ESTATE HELD FOR DEVELOPMENT

The Company has an investment in a partnership, which owns 274 acres of undeveloped land north of Malibu, California in a development company called “Rancho Malibu” or the “Malibu property”. Forty acres of the property are zoned for development of a 46-unit residential community. The remainder is divided as follows: (i) 167 acres are dedicated to a public agency, (ii) 47 acres are deed restricted within privately-owned lots, and (iii) 20 acres are preserved as private open space.

In the first quarter of 2003, Semele transferred its interest in Rancho Malibu to RMLP, Inc., a wholly-owned subsidiary of MILPI, for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15%) interest in RMLP, Inc. Because the property was transferred to a wholly-owned subsidiary of MILPI, the $2.5 million promissory note, related accrued interest have been eliminated in consolidation.

In June 2003, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. The third party investor contributed $2.0 million to Rancho Malibu and is the development general partner. In accordance with the amended partnership agreement, decisions require a unanimous consent by both partners and each owner has the ability to veto a proposal by the other partner. Therefore, the Company’s interest in Rancho Malibu was accounted for under the equity method of accounting beginning June 2003. Prior to June 2003, the Company consolidated Rancho Malibu’s balance sheet and statement of operations. In accordance with the provisions of SEC Staff Accounting Bulletin No. 51 and 84 ("SAB 51 and 84"), the Company evaluated its investment in Rancho Malibu. In order to reflect the issuance of partnership interest to the additional partner, the Company recorded a loss of $1.1 million on the transaction which is reflected as an equity transaction in the accompanying Statement of Changes in Stockholders’ Deficit as "Decrease in Capital Related to Issuance of Partnership Interest of Equity Investment."

NOTE 8 – LAND AND BUILDINGS

The Company owns two buildings which are leased to a major university. The buildings are used in connection with the university’s international education programs and include both classroom and dormitory space. Land and buildings consisted of the following at December 31, 2003 and 2002, respectively (in thousands of dollars):

Buildings	2003	2002

Washington, D.C.	$8,649	$8,649
Sydney, Australia	3,284	3,284

Total	11,933	11,933
Accumulated depreciation	(3,146)	(2,240)

Buildings, net	$8,787	$9,693

Land	2003	2002

Washington, D.C.	$1,729	$1,729
Sydney, Australia	200	200

Land, total	$1,929	$1,929

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indebtedness collateralized by the Washington land and building is summarized in Note 12. Future minimum rental payments in connection with the leases for both buildings are due as follows (in thousands of dollars):

For the year ending December 31,	2004	$1,026
	2005	786
	2006	910
	2007	910
.	2008	910
Thereafter		1,819

Total	.	$6,361

In the fourth quarter of 2003, the lessee of the building located in Sydney, Australia vacated the building and terminated its lease prior to the lease expiration. The Company is currently in dispute with the lessee over rental payment through the end of the lease term, which is January 15, 2005. As a result, the Company compared the estimated undiscounted cash flows of the asset to its carrying value. As a result, an impairment of $0.4 million was recorded which was the difference between the discounted projected cash flows and the carrying value. The Company has not decided whether to market the property for lease or for sale.

In the fourth quarter of 2003, the Company began to actively market the building and land located in Washington, DC for sale. There can be no assurance that a sale will be completed.

NOTE 9 – INTERESTS IN AFFILIATED COMPANIES

The Company has interests in the following affiliates as of December 31, 2003 and 2002, respectively (in thousands of dollars):

	2003	2002

Interests in liquidating partnerships	$-	$322
Interest in liquidating trusts	-	-
Interest in EGF Programs	18,197	19,361

Total	$18,197	$19,683

The Company has recorded equity income (loss) in its interest in affiliated companies for the year ended December 31, 2003 and 2002, respectively (in thousands of dollars):

	2003	2002

Liquidating partnerships	$(11)	$(692)
Liquidating trusts	-	-
EGF Programs	729	133

Total	$718	$(559)

Interests in Liquidating Partnerships

The Company had an ownership interest in eleven liquidating limited partnerships (the “Liquidating Partnerships”) that were engaged primarily in the equipment leasing business. The Company’s percentage ownership for each investment varied from less than 1% to 16%. The partnerships were controlled by EFG, a non-consolidated affiliated entity controlled by Mr. Engle. During 2002, the Company recorded an equity loss of $0.7 million and received cash distributions of $2.2 million from the Liquidating Partnerships. During 2003, the Liquidating Partnerships were dissolved in accordance with their respective plans of liquidating. As a result, the Company recorded an equity loss of $11,000 and received $0.4 million in cash associated with the Liquidating Partnerships’ final distribution. Approximately $0.1 million of the distributions received during 2003 were in excess of the investment balance which was recorded in “Other Income” in the consolidated Statement of Operations.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s ownership interest in three of the eleven partnerships enabled the Company to influence but not control operating financial decisions of the investee. Accordingly, the Company accounted for these investments under the equity method of accounting. The remaining investments were accounted for under the cost method of accounting as discussed in Note 2.

On July 18, 2002, the eleven partnerships adopted formal plans of liquidation and transferred their assets and liabilities to eleven respective liquidating partnership trusts. The summarized combined financial information for the Company’s equity investments in the Liquidating Partnerships’ predecessor entities for the period January 1, 2002 through July 17, 2002 is summarized below (in thousands of dollars):

Period from January 1, 2002 through July 17, 2002

Total revenues	$ 2,272
Total expenses	4,709

Net loss	$ (2,437)

The summarized combined financial information for the Company’s equity investments in the Liquidating Partnerships as of and for the year ended December 31, 2003 and for the period from July 18, 2002 through December 31, 2002 is summarized below, which is accounted for under the liquidation basis of accounting which approximates fair value (in thousands of dollars):

Net assets at July 18, 2002	$-
Transfer of net assets at liquidation basis	24,152
Change in provision for liquidation expenses	(2,662)
Net income from operations	261
Distributions	(18,224)

Net assets in liquidation at December 31, 2002	$3,527

Net assets at December 31, 2002	$3,527
Change in provision for liquidation expenses	4,514
Net loss	(688)
Distributions	(7,353)

Net assets in liquidation at December 31, 2003	$-

	December 31, 2003	December 31, 2002

Total assets	$-	$5,322
Accrued liabilities	-	1,795

Net assets in liquidation	$-	$3,527

The Company reviews the carrying value of its equity investments for recoverability whenever circumstances indicate that a possible impairment exists and is other than temporary. To the extent that declines in the carrying value are determined to be other than temporary, the investment balance is written-down to its fair value. In 2002, because the eleven partnerships adopted respective formal plans of liquidation, the Company reviewed the carrying value of its equity investments for recoverability. As a result, the Company recorded an impairment of its investments of $0.2 million in 2002, which was included in the equipment leasing segment. The fair value was determined based on a valuation model which included the present value of the expected cash flows of the investments. A similar impairment was not recorded in 2003.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interests in Liquidating Trusts

In the fourth quarter of 2002, AFG Investment Trust A and AFG Investment Trust B each adopted a formal plan of liquidation and transferred their respective net assets to separate liquidating trusts on December 31, 2002 with an unaffiliated third party acting as trustee. The Company owned a pro rata beneficial interest in the Liquidating Trusts associated with its Class B Interest, SB Interest and Managing Trustee interest in each of the two trusts. The Company accounted for its investments in the Liquidating Trusts under the equity method of accounting.

Prior to adopting the plans of liquidation, the Company consolidated the two trusts’ balance sheets and statements of operations. The statements of operations for AFG Investment Trust A and B are consolidated into the Company’s December 31, 2002 financial statements since the entities were controlled throughout 2002.

The summarized combined financial information for the Liquidating Trusts as of and for the year ended December 31, 2003 is summarized below, which is accounted for under the liquidation basis of accounting, which approximates fair value (in thousands of dollars):

Net assets in liquidation at December 31, 2002	$10,486
Net loss	(2,295)
Final distributions – December 2003	(8,191)

Net assets in liquidation at December 31, 2003	$-

The net loss during the year ended December 31, 2003 is primarily the result of the Company’s acquisition of the Liquidating Trusts’ interest in MILPI. (See Note 4)

During 2003, the Liquidating Trusts were dissolved in accordance with their respective plans of liquidation. As a result, the Company received the following amount for its Managing Trustee and Class B interest: $0.5 million in cash, $1.1 million in a in-kind distribution of the Liquidating Trusts ownership interest in EFG Kirkwood, a consolidated entity which was previously recorded as minority interest in the Company’s consolidated financial statements, and $0.1 million in a in-kind distribution of the Liquidating Trusts ownership interest in Kirkwood Palisades LLC, a real estate development company. Approximately $1.7 million of the distributions received were in excess of the Company’s Managing Trustee and Class B interest in the Liquidating Trusts which was recorded in “Other Income” in the Company’s consolidated Statement of Operations in accordance with APB 18.

In addition to the Managing Trustee and Class B distributions discussed above, the Company received $0.7 million in cash associated with its SB Interest in the Liquidating Trusts. The cash received was used to pay the accrued interest associated with the Company’s non-recourse note issued in consideration for acquiring the SB Interest (See Note 14).

Interests in Equipment Growth Funds

MILPI has an equity interest ranging from 1% to 15% in several equipment leasing programs (PLM Equipment Growth Fund V and VI, PLM Equipment Growth & Income Fund VII, Professional Lease Management Income Fund I, LLC and PLM Equipment Growth Fund I, II, III and IV Liquidating Trusts, collectively called the Equipment Growth Funds (“EGF Programs” or “EGF Funds”). The Company recognizes income from these interests as equity income in affiliated companies and is recognized as earned by the programs. Equity income of $0.7 million and $0.1 million was recognized on the Company’s investment in the EGF Programs for the year ended December 31, 2003 and 2002, respectively. During the years ended December 31, 2003 and 2002, the Company received $1.2 million and $1.6 million, respectively, in cash distributions from the EGF Programs.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 31, 2002, PLM Equipment Growth Fund III liquidating trust was established and all of the assets and liabilities of PLM Equipment Growth Fund III were transferred to the PLM Equipment Growth Fund III Liquidating Trust. In addition, on September 30, 2003, three additional EGF Programs adopted formal plans of liquidation and transferred their assets to three separate liquidating trusts; PLM Equipment Growth Funds I, II, and IV Liquidating Trusts (collectively the “EGF Liquidating Trusts”).

As of December 31, 2003, a total of four EGF Programs were in their active liquidation phase. The Company is actively marketing the equipment in these EGF Liquidating Trusts for sale and their liquidation is expected to be completed in 2004.

The summarized combined operating results for PLM Equipment Growth Fund V and VI, PLM Equipment Growth & Income Fund VII, Professional Lease Management Income Fund I LLC as of and for the years ended December 31, 2003 and 2002 is as follows (in thousands of dollars):

	For the year ended December 31,
	2003	2002

Assets	$173,186	$173,729
Liabilities	47,831	52,039

Equity	$125,355	$121,690

Total revenues	$53,841	$53,873
Total expenses	(46,407)	(54,417)
Net income (loss)	$7,434	$(544)

The summarized combined operating results for the EGF Programs I, II and IV Trusts and EGF Program III for the year ended December 31, 2002 (date EGF Program III adopted a formal plan of liquidation) and for EGF Program I, II and IV for the period January 1, 2003 through September 30, 2003, (the date EGF Program I, II and IV adopted formal plans of liquidation) is as follows (in thousands of dollars):

	For the period January 1 through September 30, 2003	For the year ended December 31, 2002

Total revenues	$7,188	$17,971
Total expenses	5,193	13,807

Net income	$1,995	4,164

The summarized combined financial information for the EGF III Liquidating Trust for the year ended December 31, 2003 and for the for period October 1, 2003 through December 31, 2003 for EGF I, II and IV Liquidating Trusts, is as follows. These entities are accounted for under the liquidation basis of accounting which approximates fair value (in thousands of dollars):

Net assets at January 1, 2003	$2,784
Transfer of net assets at liquidation basis	12,888
Net increase in liquidation value	5,227
Distributions	(5,611)

Net assets in liquidation at December 31, 2003	$15,288

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company reviews the carrying value of its investments for recoverability whenever there is an indicator of impairment that is considered other than temporary. To the extent that declines in the carrying value are determined to be other than temporary, the asset balance is written-down to its fair value. During the year ended December 31, 2002, MILPI recorded an impairment in its equipment management segment of $0.5 million associated with its equity interest in affiliates due one of the EGF Programs adopting a formal plan of liquidation. During the year ended December 31, 2003, the Company recorded a total impairment of $0.7 million on its equity investments in three liquidating trusts. The impairment was the result of four EGF Programs adopting plans of liquidation and a decline in the fair market value of the underlying equipment.

NOTE 10 – INTERESTS IN NON-AFFILIATED COMPANIES

The Company has equity interests in the following non-affiliated companies (in thousands of dollars):

	2003	2002

Interest in Mountain Resort Holdings LLC and Mountain Springs Resort LLC	$6,404	$5,576
Interest in EFG/Kettle Development LLC	8,369	7,263
Interest in Rancho Malibu	12,606	-
Other	263	466

Total	$27,642	$13,305

The Company recorded equity income (loss) in its interest in non-affiliated companies for the year ended December 31, 2003 and 2002, respectively (in thousands of dollars):

	2003	2002

Mountain Resort Holdings, LLC and Mountain Springs Resort, LLC	$63	$(1,210)
EFG Kettle Development, LLC	(123)	(477)
Rancho Malibu	-	-
Other	(125)	-

Total	$(185)	$(1,687)

Interests in Mountain Resort Holdings, LLC and Mountain Springs Resort, LLC

Semele owns 100% of the Class B membership interests in EFG Kirkwood, a wholly-owned subsidiary of the Company. AFG Investment Trust C and D and Equis II collectively own 100% of the Class A membership interests of EFG Kirkwood. EFG Kirkwood is a partner in two joint ventures. It has a 38% interest in Mountain Resort Holdings LLC (“Mountain Resort”) and a 33%-50% interest in Mountain Springs Resorts LLC (“Mountain Springs”). Through October 2002, EFG Kirkwood owned a 50% interest in Mountain Springs. In October 2002, an existing partner and an unrelated third party contributed $2.5 million to Mountain Springs. As a result of the capital contribution, EFG Kirkwood's membership interest in Mountain Springs decreased from 50% to 33%. Proceeds from the capital contribution were used to exercise an existing option to purchase 51% of Durango Mountain Land Company, LLC, a real estate development company owning land adjacent to the resort.

Mountain Resort is primarily a ski and mountain recreation resort located in California. Mountain Springs has majority ownership in DSC/Purgatory LLC (“Purgatory”), a ski resort located in Colorado. The Company’s ownership interests in Mountain Resort and Mountain Springs are accounted for using the equity method of accounting. The Company received distributions of $0.6 million from Mountain Springs and Mountain Resort during 2002. No distributions were received in 2003 from these investments.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EFG Kirkwood guarantees the payment obligations under a revolving line of credit between Purgatory and a third party lender. Another shareholder in Purgatory also guaranteed this line of credit. Either party may be called on by the lender to fulfill Purgatory’s obligations. The amount of the guarantee consists of outstanding balance of the line of credit which cannot exceed the principal balance of $3.5 million. As of December 31, 2003, Purgatory had an outstanding balance of $0.5 million on the line of credit which expires in October 2004.

The table below provides comparative summarized statement of operations for Mountain Resort and Mountain Springs for the year ended December 31, 2003and 2002(in thousands of dollars):
                <BTB>
	2003	2002

Mountain Resort
Total revenues	$32,475	$29,462
Total expenses	30,884	30,502

Net income (loss)	$1,591	$(1,040)

Mountain Springs
Total revenues	$20,473	$17,465
Total expenses	20,468	20,101

Net income (loss)	$5	$(2,636)

Interest in EFG/Kettle Development LLC- Residential Community

The Company has an indirect ownership interest in EFG/Kettle Development LLC, which is owned 100% by Trusts C and D, collectively. EFG/Kettle Development LLC’s subsidiaries have a 49.9% limited partner ownership interest in an entity named Kettle Valley Development Limited Partnership (“KVD LP”). An unaffiliated third party owns the remaining 50.1% of KVD LP. The Company also has a 100% controlling and ownership interest in Kelowna Projects, Inc., which is the sole general partner, with a .01% ownership interest, of KVD LP.

KVD LP owns a real estate development in Kelowna, British Columbia Canada, called Kettle Valley. Kettle Valley is comprised of approximately 270 acres of land zoned for 1,120 residential units in addition to commercial space.

In accordance with the ownership agreements, decisions require unanimous consent by both the limited partners and the general partner and each owner has the ability to veto a proposal by the other partner. The Company accounts for its ownership interest in KVD LP using the equity method of accounting. The Company received no distributions from KVD LP during 2003 or 2002.

The Company recorded loss of $0.1 million and a loss of $0.5 million during the years ended December 31, 2003 and 2002, respectively. During the year ended December 31, 2003, the Company recorded a net foreign currency translation adjustment of $1.2 million in its interest in Kettle Valley reflecting a strengthening of the Canadian dollar against the U.S. dollar which is included in accumulated other comprehensive income. Translation adjustments for prior periods have been immaterial.

The table below provides KVD LP’s summarized consolidated balance sheet as of December 31, 2003 and 2002 (in thousands of dollars):

	December 31, 2003	December 31, 2002

Total assets	$17,427	$15,479
Total liabilities	4,229	4,339

Net equity	$13,198	$11,140

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below provides KVD LP’s summarized consolidated statement of operations data for the years ended December 31, 2003 and 2002 (in thousands of dollars):

	December 31, 2003	December 31, 2002

Total revenues	$5,852	$3,679
Total expenses	6,094	4,469

Net loss	$(242)	$(790)

Interest in Rancho Malibu

As discussed in Note 7, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. As a result of the transaction, the Company recorded a loss of $1.1 million on its investment in Rancho Malibu as a reduction to stockholders’ deficit in accordance with SAB No. 51 and 84. In accordance with the amended partnership agreement, decisions require a unanimous consent by both partners and each owner has the ability to veto a proposal by the other partner. Therefore, the Company’s interest in Rancho Malibu was accounted for under the equity method of accounting beginning June 23, 2003. Prior to June 23, 2003, the Company consolidated Rancho Malibu’s balance sheet and statement of operations.

Rancho Malibu’s balance at December 31, 2003 is as follows (in thousands of dollars):

Cash	$1,316
Real estate development in progress	14,309

Total assets	$15,625

Total liabilities	$597
Partners’ equity	15,028

Total liabilities and partners’ equity	$15,625

Through December 31, 2003, Rancho Malibu remains under development and all costs have been capitalized to the development. No distributions were received from Rancho Malibu during 2003.

NOTE 11 – OTHER ASSETS

At December 31, other assets consisted of the following (in thousands of dollars):

	2003	2002

Cash surrender value of former officers’ life insurance policies	$2,358	$2,721
Interest receivable from Kettle Valley	210	96
Deferred financing costs, net	121	398
Other	505	321

Total	$3,194	$3,536

MILPI has life insurance policies on former officers which had a $2.4 million cash surrender value, net of loans of $0.8 million made against these policies as of December 31, 2003. There were no loans made against the $2.7 million cash surrender value of life insurance policies at December 31, 2002.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other assets as of December 31, 2003 and 2002 includes $0.2 million and $0.1 million for interest earned on a loan made by AFG Investment Trust C and D to KVD LP. KVD LP uses the advance to provide collateral for letters of credit.

The Company has capitalized certain costs incurred in connection with long-term financings. These costs are amortized over the life of the respective agreement on a straight-line basis, which approximates the effective interest method of accounting. Expense resulting from deferred financing was approximately $0.3 million and $0.2 million for the years ended December 31, 2003 and 2002, respectively. During 2002, the Company refinanced two of its existing debt agreements.

NOTE 12 – INDEBTEDNESS

The Company’s indebtedness to third parties is summarized below (in thousands of dollars):

	Balance at	Balance at
	December 31,	December 31,
	2003	2002

Non- recourse installment debt on an aircraft	$4,452	$40,773
Warehouse credit facility	9,800	-
Commercial variable interest rate loan	5,316	5,878

Total	$19,568	$46,651

The annual maturities of the Company’s indebtedness to third parties is summarized below (in thousands of dollars):

		Building	Equipment	Total

For the year ending December 31,	2004	$378	$11,240	$11,618
	2005	378	3,012	3,390
	2006	4,560	-	4,560

Total	.	$5,316	$14,252	$19,568

At December 31, 2003, the Company had aggregate indebtedness to third parties of approximately $19.6 million, including a $5.3 million note obligation associated with one of the Company’s two buildings. This loan matures in December 2005 and carries a variable interest rate equal to the LIBOR daily rate plus one hundred ninety (190) basis points per annum (3.0% at December 31, 2003). The fair value of the note approximates its carrying value due to the variable interest rate on the debt.

The remainder of the Company’s indebtedness of $14.3 million, which is due through 2005, is comprised of $4.5 million non-recourse debt on an aircraft and $9.8 million outstanding on a warehouse credit facility. The $4.5 million non-recourse debt bears a fluctuating interest rate based on LIBOR plus a margin (5% at December 31, 2003) and is secured by an aircraft and assignment of related lease payments. The debt will be partially paid down by the remaining contracted lease payments and the Company has a balloon payment obligation of approximately $3.0 million at the expiration of the respective lease in January 2005.

During 2002, the Company refinanced two notes: a note securing a McDonnell Douglas DC-8-73 aircraft and the debt associated with one of the Company’s two buildings. In connection with the debt refinancings, the Company borrowed an additional $2.0 million, which was used to pay loan costs, management fees and repairs on the McDonnell Douglas aircraft. A total of approximately $0.4 million of refinancing fees were capitalized and included in other assets in the accompanying consolidated balance sheet and are amortized over the life of the related debt. The debt related to the McDonnell Douglas DC-8-73 was paid off in 2003.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is a participant in a $10.0 million warehouse credit facility, which had an outstanding balance of $9.8 million at December 31, 2003. Subsequent to year end, the Company reached an agreement with the lenders of the credit facility to extend the expiration to December 31, 2004 and reduce the amount available under this facility (See Note 21). The warehouse credit facility is shared by the Company, PLM Equipment Growth Fund V, PLM Equipment Growth Fund VI, PLM Equipment Growth and Income Fund VII. The warehouse credit facility provides for financing up to 100% of the cost of equipment. Outstanding borrowings by one borrower reduce the amount available to each of the other borrowers under the facility. MILPI guarantees the borrowings of the other borrowers. Individual borrowings may be outstanding for no more than 270 days, with all advances due no later than February 28, 2005. Interest accrues either at the prime rate or LIBOR plus 2.0% at the borrower’s option and is set at the time of an advance of funds (3.63% at December 31, 2003). There were no other outstanding borrowings on this facility by any of the other eligible borrowers.

As discussed in Note 5, in the fourth quarter of 2003 the Company returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed for in the debt agreement. The related non-recourse debt associated with the aircraft was retired. As a result of the transaction, the Company recognized a loss on the disposal of equipment of $7.7 million and a corresponding gain on extinguishment of non-recourse debt of $7.7 million.

NOTE 13 – COMMITMENTS & CONTINGENGIES

Investment Company Act of 1940

The SEC staff has informed the Company that it believes the Trusts may be unregistered investment companies within the meaning of The Investment Company Act of 1940 (the “Act”). The Company, after consulting with counsel, do not believe that they are unregistered investment companies. However, it is possible that one or more of the Trusts may have unintentionally engaged in an activity or activities that may be construed to fall within the scope of the Act. If necessary, AFG Investment Trust C and AFG Investment Trust D intend to avoid being deemed investment companies by means that may include disposing assets that they might not otherwise dispose of.

Informal SEC Inquiry

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

Guaranteed Obligations

As of December 31, 2003 and 2002, MILPI had guaranteed certain obligations up to $0.4 million of a Canadian railcar repair facility, in which PLM had a 10% ownership interest. This obligation was accrued at both December 31, 2003 and 2002 and is recorded in “Accounts Payable and Accrued Expenses” in the accompanying consolidated balance sheets.

Commitment to Purchase and Lease Railcars

The Company’s commitments related to the purchase and leasing of railcars as of December 31, 2003 are summarized as follows (in thousands of dollars):

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Less than
Current Obligations	Total	1 Year	1-3 Years

Commitment to purchase or lease railcars, including exercise of additional option	$53,650	$33,635	$20,015
Commitment to purchase sulfur railcars	2,900	2,900	-

	$56,550	$36,535	$20,015

An indirect subsidiary of MILPI, PLM Transportation Equipment Corporation (“TEC”) arranged for the lease or purchase of up to 1,050 railcars with a delivery date between 2002 and 2004. As of December 31, 2003, TEC, an affiliate or an affiliated program have purchased 208 railcars, at a cost of $15.3 million. Rail Investors I, a wholly-owned subsidiary of the Company, has leased 487 railcars. During 2004, the Company, TEC, an affiliate or an affiliated program will purchase or lease the remaining 355 railcars included in the commitment. The commitment requires a minimum of 30% of the 355 railcars to be purchased, at a cost of $8.4 million. The remaining 70% of the 355 railcars may be leased or purchased. As included in the commitment table above, the total purchase price for the 355 railcars is $25.2 million.

In the fourth quarter of 2003, TEC exercised its option to purchase or lease 400 additional railcars under the above agreement, with delivery dates between 2004 and 2005. The total cost for the purchase of all 400 railcars is approximately $28.4 million. In accordance with the agreement, up to 70% of these railcars may be leased. The Company, TEC, an affiliated company or unaffiliated third party may purchase or lease these railcars.

In the fourth quarter of 2003, TEC also committed to purchase 50 sulfur railcars for $2.9 million. These cars may be purchased by the a subsidiary of the Company in the first quarter of 2004 and the Company may subsequently sell these sulfur railcars to an affiliated investment program or an unaffiliated third party.

Litigation

The Company or its consolidated affiliates have been involved in certain legal and administrative claims as either plaintiffs or defendants in connection with matters that generally are considered incidental to its business. Management does not believe that any of these actions will be material to the financial condition or results of operations of the Company

Lease Agreements – Office Space

The Company and its subsidiaries have entered into operating leases for office space. The Company’s total net rent expense was $0.4 million and $0.2 million for the years ended December 31, 2003 and 2002, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations. Future payments under lease agreements are $0.4 million in 2004, $0.1 million in 2005.

Future receipts under a non-cancelable sublease extending through 2004 are $24,000 as of December 31, 2003.

Lease Agreements – Railcars

As of December 31, 2003 of the Company has leased 487 railcars and subleased these railcars to unrelated third parties. As of December 31, 2003, contracted payments to be made under the railcar lease agreements are as follows (in thousands of dollars):

Lease Payments

2004	$3,142
2005	3,142
2006	3,142
2007	3,142
2008	3,142
Thereafter	13,848

Total	$29,558

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The sub-lease income on these railcars is included in Note 2 and is less than the lease payments due to the shorter nature of the sub-leases compared to the Company’s leases for the railcars.

NOTE 14 – RELATED PARTY TRANSACTIONS

equity transactions with affiliates

In 2003, Mr. Engle and Mr. Coyne purchased a total of 198,700 shares of the Company’s outstanding common stock for $1.20 per share. The 198,700 shares of common stock were owned by the Liquidating Partnerships and AFG Investment Trust A Liquidating Trust.

Fees and expenses paid to affiliates

Fees and expenses paid to affiliates for the years ended December 31, 2003 and 2002 respectively are as follows (in thousands of dollars):

	2003	2002

Equipment management fees	$417	$547
Administrative charges	261	589

Total	$678	$1,136

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

All of the Trusts’ equipment was purchased by EFG, one of its affiliates, or directly from third-party sellers. The Trusts’ purchase price is determined by the method described in Note 2.

Due From Affiliates

Amounts due from affiliates are summarized below (in thousands of dollars):

	2003	2002

Loan obligations due from Mr. Engle and Mr. Coyne	$2,937	$2,937
Interest receivable on loan obligations due from Mr. Engle and Mr. Coyne	138	780
Management fees receivable from PLM Equipment Growth Funds	905	670
Rents receivable from EFG escrow (1)	206	120

Total	$4,186	$4,507

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) All rents and proceeds from the disposition of equipment by the Company are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account and remits such amounts to the Company or its affiliates on a monthly basis. These amounts were paid to the Company in January 2004 and 2003, respectively.

Indebtedness and Other Obligations to Affiliates

A summary of the Company’s indebtedness and other obligations to affiliates appears below (in thousands of dollars):

	2003	2002

Principal balance of indebtedness to affiliates	$24,358	$28,774
Accrued interest due to affiliates	4,247	4,055
Other (1)	179	178

Total	$28,784	$33,007

(1) Consists primarily of amounts due to EFG for administrative services and operating expenses.

Indebtedness to affiliates related to the Acquisition of Equis II Corporation

The company has outstanding indebtedness related to the purchase of Equis II from Gary Engle and Jim Coyne. The original principal balance of $19.6 million of promissory notes issued by the Company to the owners to acquire Equis II Corporation is divided into two groups of notes.

The first group of notes originally totaled $14.6 million and matures on October 31, 2005. As of December 31, 2003, the Company owed $13.0 million under these notes. These notes bear interest at a face rate of 7% annually, but provide for quarterly interest payments based upon a pay-rate of 3%, which is deferred until the maturity date. The remaining portion, or 4%, is also deferred until the maturity date.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The second group of promissory notes, issued by the Company to acquire Equis II, originally totaled $5.0 million and have payment terms identical to certain debt obligations of Mr. Engle and Mr. Coyne to the Company included in “Due from Affiliates” in the accompanying consolidated balance sheets. At the time of the Company’s initial 85% investment in Equis II, Mr. Engle and Mr. Coyne had debt obligations to (i) Equis II Corporation totaling approximately $1.9 million and (ii) a subsidiary of Ariston, Old North Capital LP (“ONC”), totaling approximately $3.1 million. As a result of the Equis II transaction, the Company became the beneficiary of notes due from Mr. Engle and Mr. Coyne and the obligor on new notes, having identical terms and for equal amounts, due to Mr. Engle, or family trusts/corporation(s) controlled by Mr. Engle, and to Mr. Coyne. The Company is required to make future payments with respect to these notes to the extent of proceeds from payments made by Mr. Engle and Mr. Coyne to Equis II and ONC. The terms of the notes provide that the Company will be relieved of its obligations to make payments during the period of any default by either Mr. Engle or Mr. Coyne in remitting payments with respect to their obligations to Equis II or ONC. In the fourth quarter of 2003, Mr. Engle and Mr. Coyne paid $0.9 million of accrued interest on the notes due to the Company. On December 31, 2003, Mr. Engle and Mr. Coyne waived the Company’s obligation to repay the accrued interest on the notes payable with identical terms until June 30, 2004. The balance of the associated Equis II and ONC debt was approximately $1.9 million and $1.0 million, respectively, at December 31, 2003 and 2002.

Indebtedness to affiliates related to the Acquisition of SB Interests

In November 1999, the Company purchased from an affiliated company, EFG, certain equity interest in the Trusts, referred to as the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. Distributions received that are applied to the principal balance of the note have been recorded as a purchase price adjustment in accordance with SFAS No. 141 while distributions received that are applied to accrued interest are charged to interest expense when paid. As discussed in Note 9, the Company received $0.7 million during 2003 related to its SB Interest in the Liquidating Trusts. Proceeds received from the Company’s SB Interest in the Liquidating Trusts were used to pay a portion of the accrued interest balance of the note. To date, the Company has received cash distributions of approximately $3.8 million from the Special Beneficiary Interest and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. At December 31, 2003, the non-recourse note had an outstanding principal and accrued interest balance of approximately $6.6 million and $1.2 million, respectively. In accordance with SFAS No. 141, the non-recourse note issued and related accrued interest in consideration for the SB Interests is accounted for as contingent purchase price and is not included in the accompanying consolidated balance sheets.

Principal Balance of Indebtedness to Affiliates

The principal balance of the Company’s indebtedness to affiliates at December 31, 2003 and 2002 consists of the obligations listed below (in thousands of dollars):

.	Balance at December 31, 2003	Balance at December 31, 2002

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II Corporation, 7% annual interest; maturing in Jan. 2005. (1) (3)	$8,625	$8,625
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 7% annual interest; maturing in January 2005. (1) (3)	4,377	4,377

Sub-total	$13,002	$13,002

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II Corporation; 11.5% annual interest; due on demand. (1) (2)	687	687
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 11.5% annual interest; due on demand. (1) (2)	349	349

Sub-total	$1,036	$1,036

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from purchase of Equis II Corporation, 7.5% annual interest; maturing on Aug. 8, 2007. (1) (2)	1,261	1,261
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 7.5% annual interest; maturing on Aug. 8, 2007. (1) (2)	640	640

Sub-total	$1,901	$1,901

Note payable to EFG for purchase of Ariston Corporation; 7% annual interest; maturing in Jan. 2005.(4)	$8,419	$8,419
Non-recourse note payable to EFG for purchase of Special Beneficiary Interests; 7% annual interest; maturing on Nov. 18, 2009.(6)	$--	--
Notes payable to affiliates for 1997 asset purchase;10% annual interest; maturing on Apr. 1, 2003. (5)	$--	$4,416

Total	$24,358	$28,774

(1)   The promissory notes issued to the former Equis II stockholders are general obligations of the Company secured by a pledge to the former Equis II stockholders of the shares of Equis II owned by the Company.
(2)   These amounts are equal in aggregate to principal debt obligations of Mr. Engle and Mr. Coyne to Equis II Corporation and ONC included in amounts “Due from Affiliates” on the accompanying consolidated balance sheets. As discussed above, in the fourth quarter of 2003, Mr. Engle and Mr. Coyne paid $0.9 million of accrued interest on the notes due to the Company. On December 31, 2003, Mr. Engle and Mr. Coyne waived the Company’s obligation to repay the accrued interest on the notes payable with identical terms until June 30, 2004.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   The notes to Mr. Engle (and related family trusts/corporation) become immediately due and payable if Mr. Engle ceases to be the Chief Executive Officer and a Director of the Company, except if he resigns voluntarily or is terminated for cause. Similarly, the notes to Mr. Coyne become immediately due and payable if Mr. Coyne ceases to be the President and a Director of the Company, except if he resigns voluntarily or is terminated for cause. During 2003, the Company amended these debt agreements such that the principal payments are due in January 2005.
(4)   In 1998, the Company issued a $10.5 million non-recourse purchase-money promissory note to EFG in conjunction with the acquisition of Ariston. The purchase-money note bears interest at an annualized rate of 7%, but requires principal amortization and payment of interest prior to the maturity date only to the extent of cash distributions paid to the Company in connection with the partnership interests owned by Ariston. During 2003, the Company amended these debt agreements such that the principal payments are due in January 2005. Cash distributions by Ariston require the consent of EFG until such time that the Company’s obligation to EFG under the note is paid.
(5)   In 1997, the Company borrowed $4.4 million from certain affiliates controlled by Mr. Engle, including $0.5 million from AFG Investment Trust A, a subsidiary. The notes were secured by the Company’s interest in Rancho Malibu. As discussed in Note 7, Semele Group, Inc. transferred its interest in Rancho Malibu to a wholly-owned subsidiary of MILPI, RMLP, Inc. Semele Group, Inc.’s ownership interest was transferred in consideration for a $2.5 million promissory note, 182 shares (15.4% interest) in RMLP, Inc. and $5.5 million cash. Cash received from the transfer was used to pay the outstanding principal and interest due on the note.
(6)   The Company purchased the SB Interests in the Trusts and Liquidating Trusts for $9.7 million. The purchase was financed through a non-recourse note issued by the Company. The note is payable only to the extent that the Company receives dividends on its SB Interests from the Trusts. The note is accounted for as contingent purchase price in accordance with APB No. 16. To date, $3.8 million of dividends have been paid by the Trusts to the Company as the holder of the SB Interests. Approximately $3.1 million was applied toward the principal balance of the note and $0.7 was applied toward the accrued interest balance of the note. At December 31, 2003, the non-recourse note had an outstanding principal and accrued interest balance of approximately $6.6 million and $1.2 million, respectively.

As of December 31, 2003, the annual maturities of the notes are scheduled to be paid as follows (in thousands of dollars):

2004	$1,036
2005	21,421
2006	-
2007	1,901

Total	$24,358

A total of $14.0 million of the above debt is recourse debt due on January 1, 2005 or on demand.  Mr. Engle and Mr. Coyne have advised us that they are no longer willing to continue to extend the maturity date of such indebtedness unless the Company effects a reverse-split of its stock and becomes a "private" entity, at which point they intend to extend the maturity of such indebtedness.

NOTE 15 – DEFERRED STOCK COMPENSATION

In 1997, the Company established a deferred compensation plan (the “Plan”) for Mr. Engle and Mr. Coyne. Pursuant to terms of the Plan, both Mr. Engle and Mr. Coyne receive shares of the Company’s common stock instead of cash compensation. The number of shares allocated to them is determined at the end of each month by dividing the average closing price of the Company’s stock for the last ten trading days of the month into the dollar amount that otherwise would have been paid to them as cash compensation for the month. The shares are fully vested and are held in a rabbi trust established for the benefit of Mr. Engle and Mr. Coyne, but are not expected to be transferred to them until termination of their employment. The Company treats the issuance of shares under the plan as compensation and, therefore, recognizes an expense equal to the amount of cash compensation that would have been paid to each individual. Total compensation expense related to the Plan of $0.2 million was recorded in each of the years ended December 31, 2003 and 2002. These expenses are included in general and administrative expenses on the accompanying consolidated statements of operations. The Company had $1.5 million and $1.3 million accrued as of December 31, 2003 and 2002, respectively, which is included in “Accounts Payable and Accrued Expenses” in the accompanying consolidated balance sheets. Mr. Engle and Mr. Coyne waived the Company’s requirement to fund the Plan for the years ended December 31, 2003 and 2002 and as such, no shares were issued in each of the respective years.

NOTE 16 – STOCK OPTION PLANS

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s stock option plan consists of an Executive Option Grant Program and a Director Option Grant Program. Under the plan, the Company’s Board of Directors has the authority to issue stock options up to 100,000 shares of Semele’s common stock. In addition, the Company’s Board has the authority to establish the terms and conditions of stock options awarded under the executive program, including, but not limited to, selecting the recipients, the number of shares awarded, and the exercise price. Directors are not eligible to receive stock options under the executive option program and executives are not eligible to receive stock options under the director option program. At December 31, 2003 and 2002, there were no stock options outstanding under the executive option program and 15,000 stock options were outstanding under the director option program, all of which were fully vested and exercisable. No stock options were granted under the plan during either 2003 or 2002.

A summary of the options outstanding to directors under the Semele Grant Option Program at both December 31, 2003 and 2002 is summarized below:

	Auch	Bartlett	Ungerleider

Options granted	5,000	5,000	5,000
Date of grant	July 15, 1994	December 31, 1997	July 15, 1994
Date of expiration (on or before)	July 16, 2004	January 1, 2008	July 16, 2004
Exercise price per share	$ 9.25	$ 9.25	$ 9.25

The Company accounts for stock-based compensation using the intrinsic method prescribed by APB No. 25, “Accounting for Stock Issued to Employees.” Under this method, no compensation expense was recorded for stock options in 2002 and 2001. SFAS No. 123, “Accounting for Stock-Based Compensation”, established accounting and disclosure requirements for stock options using a fair value method of accounting and encourages application of that methodology. No compensation expense would have been recorded under SFAS 123.

NOTE 17 – 401 (K) PLAN

MILPI’s 401(k) Plan (the “Plan”) provides for deferred compensation as described in Section 401(k) of the Internal Revenue Code. The Plan is a contributory plan available to essentially all full-time employees of PLM in the United States. The Company’s total 401(k) contributions, net of forfeitures, were $4,500 for 2003 and $0.1 million for 2002.

NOTE 18 – INCOME TAXES

The Company files a consolidated Federal Tax Return. The Trusts, Liquidating Trusts and MILPI are not included as part of the Company’s consolidated Federal Tax Return. These subsidiaries are flow through entities for tax purposes and file separate returns. Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established to reflect temporary differences between the financial reporting and income tax bases of assets and liabilities as well as operating loss carryforwards. The Company has recorded a valuation allowance against these potential benefits to the extent they are not realizable. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2003 and 2002 are summarized below (in thousands of dollars):

	2003	2002

Deferred tax assets:
Deferred compensation	$305	$305
Real estate held for development	6,928	6,928
Tax effect of net operating loss carryforwards	31,302	31,265
Partnership organization and syndication costs	8,300	8,300
Federal benefit of state income taxes	1,069	905
Other	35	126

Sub-total	47,939	47,829
Less valuation allowance for deferred tax assets	(47,906)	(46,798)

Total deferred tax assets	33	1,031

Deferred tax liabilities:
Partnership interests	11,557	12,685
Other	3,737	887

Total deferred tax liabilities	15,294	13,572

Net deferred tax liability	$15,261	$12,541

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes attributable to income from operations for the year ended December 31, 2003, consists of the following (in thousands of dollars):

	Federal	State	Total

Current	$(2,648)	$76	$(2,572)
Deferred	2,244	475	2,719

Total	$(404)	$551	$147

The provision for income taxes attributable to income from operations for the year ended December 31, 2002, consists of the following (in thousands of dollars):

	Federal	State	Total

Current	$64	$149	$213
Deferred	395	166	561

Total	$459	$315	$774

The difference between the tax expense and the expected federal tax expense is reconciled below (in thousands of dollars):

	2003	2002

Federal statutory tax expense	$(477)	$(3,289)
State income tax	(68)	(319)
Valuation allowance for NOL	1,108	783
Income (loss) reportable at the partnership and trust level	(2,720)	2,088
Goodwill Impairment	2,440	1,511
Change in tax contingencies	(2,450)	-
Provision for US tax on foreign earnings	2,333	-
Other	(19)	-

Tax expense	$147	$774

During 2003, the Company released certain reserves for tax contingencies primarily related to investments in foreign operations. The Company continues to maintain tax reserves in the amount of $2.2 million for certain tax positions that may be subject to challenge by Federal or state taxing authorities.

During 2003, the Company changed its accounting for certain foreign investments by the PLM group of entities. In the past, the Company had taken the position that earnings from certain foreign investments were permanently invested abroad under APB 23 and thus had not provided deferred taxes for amounts that will be taxable upon repatriation to the US. The Company now maintains that it will bring those earnings to the US and will no longer seek reinvestment of those earnings outside of the US. This amount will be taxable currently when the funds are brought into the US, however, the Company is providing deferred tax liability of approximately $2.33 million for the future tax effect of the repatriation of those funds.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effect of net operating loss carryforwards is determined using current statutory rates. At December 31, 2003, the Company had operating loss carryforwards of approximately $107.1 million that expire as follows: $28.5 million in 2010; $45.5 million in 2011; $8.0 million in 2012; $5.5 million in 2016; $11.0 million in 2017; $1.6 million in 2020; $4.9 million in 2021 and $2.1 million in 2022

NOTE 19 – SEGMENT REPORTING

At both December 31, 2003 and 2002, the Company was engaged in three operating segments: 1) equipment leasing 2) equipment management and 3) real estate ownership, development and management. The equipment leasing segment includes acquiring and leasing to third parties a portfolio of capital equipment. The equipment management segment includes the Company’s interest in MILPI’s EGF Programs, which are engaged in the business of equipment. The real estate segment includes the ownership, management and development of a total of two buildings, one of which is located in Washington, DC and the other is in Sydney, Australia, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales. The real estate operating segment includes the Company’s ownership interest in Rancho Malibu, AFG International, Mountain Springs, Mountain Resorts, Kettle Valley and other miscellaneous minority interest investments.

The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

Segment information for the years ended December 31, 2003 and 2002 is summarized below (in thousands of dollars):

For the Year Ended	Equipment	Equipment	Real
December 31, 2003	Leasing	Management	Estate	Total

Revenue:
Lease revenue	$10,261	$1,011	$1,038	$12,310
Management fee income	-	4,240	69	4,309
Acquisition and lease negotiation fee income	-	700	-	700
Interest and investment income	164	188	4	356
Interest income – affiliates	143	-	120	263
Gain on disposition of equipment to affiliates and non-affiliates	1,396	906	-	2,302
Loss on disposition of equipment	(7,667)	-	-	(7,667)
Other revenue	-	732	-	732

Total revenue	4,297	7,777	1,231	13,305

Expenses:
Depreciation and amortization	5,622	1,275	561	7,458
Impairment of interests in affiliated and non-affiliated companies and building	156	668	390	1,214
Impairment of goodwill	-	6,101	-	6,101
Interest on indebtedness	2,799	141	174	3,114
Interest on indebtedness and other obligations – affiliates	1,594	-	588	2,182
General and administrative	3,624	4,065	152	7,841
Fees and expenses - affiliates	678	-	-	678

Total expenses	14,473	12,250	1,865	28,588

Other Income:
Gain on extinguishment of debt	7,667	-	-	7,667
Other income	5,684	35	-	5,719

Total other income	13,351	35	-	13,386

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Interests:		-	-
Equity income (loss) in affiliated companies	(11)	729	-	718
Equity loss in non-affiliated companies	-	-	(185)	(185)

Total income (loss) from equity interests	(11)	729	(185)	533

Provision for income taxes				(147)
Elimination of minority interests				945

Net loss				$(566)

Capital Expenditures	$-	$19,656	$-	$19,656

Total Assets	$12,670	$38,026	$41,967	$92,663

For the Year Ended	Equipment	Equipment	Real
December 31, 2002	Leasing	Management	Estate	Total

Revenue:
Lease revenue	$11,329	$122	$1,156	$12,607
Management fee income	-	4,494	95	4,589
Interest and investment income	112	323	14	449
Interest income – affiliates	193		120	313
Gain on disposition of equipment	1,645	24	-	1,669
Loss on disposition of equipment	(1,088)	-		(1,088)
Other revenue	-	670	-	670

	12,191	5,633	1,385	19,209
Expenses:
Depreciation and amortization	8,036	177	378	8,591
Impairment of interests in affiliated companies and equipment held for lease	2,128	501	-	2,629
Impairment of goodwill	3,778	-	-	3,778
Interest on indebtedness	3,983	-	627	4,610
Interest on indebtedness and other obligations – affiliates	520	-	778	1,298
General and administrative	4,817	2,800	75	7,692
Fees and expenses - affiliates	1,136	-	-	1,136

Total expenses	24,398	3,478	1,858	29,734

Equity Interests:
Equity income (loss) in affiliated companies	(692)	133	-	(559)
Equity loss in non-affiliated companies	-	-	(1,687)	(1,687)

Total income (loss) from equity interests	(692)	133	(1,687)	(2,246)

Provision for income taxes				(774)
Elimination of minority interests				8,645

Net loss				$(4,900)

Capital Expenditures	$-	$6,227	$-	$6,227

Total Assets	$50,036	$44,400	$40,912	$135,348

NOTE 20 –  GEOGRAPHIC INFORMATION

The Company owns certain leasing equipment and minority interest investments that either operate internationally or are leased in countries outside the United States. A limited number of the Company’s transactions are denominated in foreign currency.

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equipment leasing revenues from foreign lessees are generated from aircraft leases. During 2003, the Company had aircraft leases with lessees domiciled outside the United States in Sweden and Spain. During 2002, the Company had aircraft leases with lessees domiciled in Sweden, Spain, and Mexico. Equipment management revenues in 2003 include revenues from railcars leased in Canada. There were no such revenues in the equipment management segment in 2002. The Company’s real estate segment leases a building located in Sydney, Australia to a major university. During 2003 and 2002, equity income (loss) generated from foreign countries consists of the Company’s interest in Kettle Valley, which is located in Kelowna, British Columbia, Canada.

The table below sets forth total revenues and equity income (loss) by operating segment and geographic region for the years ended December 31, 2003 and 2002 (in thousands of dollars):

	Equipment Leasing			Equipment Management		Real Estate

		2003	2002	2003	2002	2003	2002

Revenues
United States		$4,451	$4,712	$7,577	$5,633	$907	$921
Sweden		(1,594)	6,636	-	-	-	-
Spain		1,440	704	-	-	-	-
Canada		-	-	200	-	69	95
Australia		-	-	-	-	255	369
Mexico		-	139	-	-	-	-

Total revenues		$4,297	$12,191	$7,777	$5,633	$1,231	$1,385

Equity income (loss)
United States	$	(11)	$(692)	$729	$133	$(62)	$(1,210)
Canada		-	-	-	-	(123)	(477)

Equity income (loss)	$	(11)	$(692)	$729	$133	$(185)	$(1,687)

The table below sets forth total long-lived assets organized by operating segment and geographic region for the years ended December 31, 2003 and 2002 (in thousands of dollars):

	Equipment Leasing		Equipment Management		Real Estate

	2003	2002	2003	2002	2003	2002

United States	$1,506	$12,218	$32,753	$30,576	$29,020	$25,843
Sweden	-	31,332	-	-	-	-
Spain	2,827	5,584	-	-	-	-
Australia	-	-	-	-	2,433	6,138
Mexico	-	-	-	-	-	-
Canada	-	-	-	-	9,414	8,169

Total Long-Lived Assets	$4,333	$49,134	$32,753	$30,576	$40,867	$40,150

SEMELE GROUP INC. AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 – SUBSEQUENT EVENTS

In the first quarter of 2004, the Company sold railcars to affiliated programs for its original cost of $9.9 million, which was the lower of the fair market value or the Company’s original costs at the date of sale, and repaid $9.8 million under the warehouse credit facility. The Company recognized a gain on sale of $0.8 million in the first quarter of 2004 from these sales.

In the first quarter of 2004, the Company purchased 43 sulfur railcars for $2.5 million. The Company anticipates these railcars will be sold to an unaffiliated third party or an affiliated program in 2004.

In March 2004, the Company amended the warehouse credit facility to extend the facility to December 31, 2004 and the amount available to be borrowed was reduced to $7.5 million. In addition, the PLM Equipment Growth Fund I was removed as an eligible borrower from the facility.

On February 17, 2004, the AFG Investment Trust D filed a proxy statement soliciting the shareholders on several articles proposed by the Managing Trustee. On March 23, 2004, the shareholders voted in favor of each of the proposals.

