Form 10KSB/A, Exhibit 13
period 2003-12-31
SEMELE GROUP INC
filed 2004-08-24
CIK 812914

EXHIBIT 13

SEMELE GROUP INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pages

Management's Discussion and Analysis of Financial Condition and Results of Operations	1

Report of Independent Certified Public Accountants	25

Independent Auditors' Report of Deloitte & Touche LLP for MILPI Holdings, LLC and
and Subsidiaries	26

Consolidated Balance Sheets as of December 31, 2003 (restated) and 2002	27

Consolidated Statements of Operations
For the Years Ended December 31, 2003 (restated) and 2002	28

Consolidated Statements of Stockholders' Deficit
For the Years Ended December 31, 2003 (restated) and 2002	29

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003 (restated) and 2002	30

Notes to Consolidated Financial Statements	31

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

RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

While preparing Semele’s 10-QSB for the quarter ended June 30, 2004, the Company determined that it had overstated depreciation expense in the year ended December 31, 2003 by $1.4 million associated with one of the Company’s commercial aircraft that had been included in its equipment leasing segment. The principal effect of this non-cash adjustment was to increase fixed assets and decrease depreciation expense. The adjustment had no impact on the provision for income taxes since the correction was attributable to a purchase accounting adjustment from 2000 that had originally created a permanent difference between the book basis and the tax basis of accounting for this asset. The Company has restated its fiscal 2003 information accordingly.

A summary of the effects of the restatement on the Company’s balance sheet and statement of operations is summarized as follows (in thousands of dollars, except per share amounts):

	As of and for the year ended
	December 31, 2003

	(Restated)	(As previously reported )	Difference

Total assets	$94,089	$92,663	$1,426
Stockholders' deficit	$(9,799)	$(11,225)	$1,426
Net income (loss)	$860	$(566)	$1,426

Income (loss) per share	$0.41	$(0.27)	$0.68

Depreciation and amortization	$6,032	$7,458	$(1,426)

Total adjustment to 2003 net loss			$(1,426)

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

Depreciation expense for buildings and railcars and equipment held for lease was $5.8 million and $8.4 million for the years ended December 31, 2003 and 2002, respectively.

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

Recent Accounting Pronouncements

In January 2003, FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires the Company to evaluate all existing arrangements to identify situations where the Company has a “variable interest,” commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a “variable interest entity,” commonly a thinly capitalized entity, and further determine when such variable interest requires the Company to consolidate the variable interest entities’ financial statements with its own. The Company is required to perform this assessment by December 31, 2004 and consolidate any variable interest entities for which the Company will absorb a majority of the entities’ expected losses or receive a majority of the expected residual gains.

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

Depreciation and amortization: Depreciation and amortization expense was $4.2 million and $8.0 million for the years ended December 31, 2003 and 2002, respectively. Depreciation and amortization is primarily comprised of depreciation of equipment on lease. Depreciation and amortization decreased by $3.8 million from 2002 to 2003 due to the decrease of the equipment portfolio which was attributable to the ongoing sale of equipment that was not replaced. Depreciation and amortization in this segment is expected to continue to decline in the future as the Company’s owned equipment portfolio is sold and not replaced.

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

Equipment held for lease decreased by $36.6 million or 92% from 2002 to 2003. $4.0 million of the decrease is attributable to depreciation expense recorded during the year. In addition, the Company sold equipment with a net book value of $0.8 million. The remaining decrease is attributable to a Boeing 767-300 aircraft being returned to the lender that financed the aircraft. In the fourth quarter of 2003, the Company returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed for in the debt agreement. The related non-recourse debt associated with the aircraft was retired. The carrying value of the aircraft and the balance of the corresponding note was $31.8 million on the date the aircraft was returned to the lender.

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

In March 2004, the Company amended the warehouse credit facility to extend the facility to December 31, 2004 and the amount available to be borrowed was reduced to $7.5 million. In addition, Professional Lease Management Fund I was removed as an eligible borrower from the facility (See Note 22 to the accompanying financial statements).

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

The Company purchased from an affiliated company, EFG, certain equity interest in the Trusts, referred to as the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. Distributions received that are applied to the principal balance of the note have been recorded as a purchase price adjustment in accordance with APB No. 16 while distributions received that are applied to accrued interest are charged to interest expense when paid. As discussed in Note 10, the Company received $0.7 million during 2003 related to its SB Interest in the Liquidating Trusts. Proceeds received from the Company’s SB Interest in the Liquidating Trusts were used to pay a portion of the accrued interest balance of the note. To date, the Company has received cash distributions of approximately $3.8 million from the Special Beneficiary Interest and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. At December 31, 2003, the non-recourse note had an outstanding principal and accrued interest balance of approximately $6.6 million and $1.2 million, respectively. In accordance with APB No. 16, the non-recourse note issued and related accrued interest in consideration for the SB Interests is accounted for as contingent purchase price and is not included in the accompanying consolidated balance sheets.

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

The Company has an aircraft, which, based on original equipment cost, accounts for approximately 64% of the Company's equipment portfolio at December 31, 2003. This aircraft currently operates in an international market and is stage three compliant. All rents due under the aircraft’s lease are denominated in U.S. dollars. However, the operation of this aircraft in an international market exposes the Company to certain political, credit and economic risks. Regulatory requirements of other countries governing aircraft registration, maintenance, liability of lessors and other matters may apply. Political instability, changes in national policy, competitive pressures, fuel shortages, recessions and other political and economic events adversely affecting world or regional trading markets or a particular foreign lessee could also create the risk that a foreign lessee would be unable to perform its obligations to the Trust. The recognition in foreign courts of judgments obtained in United States courts may be difficult or impossible to obtain and foreign procedural rules may otherwise delay such recognition. It may be difficult for the Company to obtain possession of an aircraft used outside the United States in the event or default by the lessee or to enforce its rights under the related lease. Moreover, foreign jurisdictions may confiscate or expropriate aircraft without paying adequate compensation.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION and RESULTS OF OPERATIONS

Report of Independent Registered Certified Public Accountants

To the Board of Directors and Stockholders of Semele Group Inc.

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

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semele Group Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements for the year ended December 31, 2003 have been restated as discussed in Note 2.

/S/ ERNST & YOUNG LLP

Tampa, Florida
March 26, 2004
except for Note 2, as to which the date is
August 18, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

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

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
March 28, 2003

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31,
(in thousands of dollars, except per share and share amounts)
	2003	2002

Assets	(Restated)
Cash and cash equivalents	$ 11,268	$ 11,997
Restricted cash	581	436
Rents and other receivables	647	723
Loan receivable from Kettle Valley	1,044	833
Equipment held for lease, net of accumulated depreciation
of $23,796 and $60,239 at December 31, 2003 and 2002, respectively	3,348	39,948
Railcars held for lease, net of accumulated depreciation of $889 and $177 at December 31, 2003 and 2002, respectively	11,889	6,227
Real estate held for development	-	13,020
Land	1,929	1,929
Buildings, net of accumulated depreciation of $3,146 and $2,240
at December 31, 2003 and 2002, respectively	8,787	9,693
Interests in affiliated companies	18,197	19,683
Interests in non-affiliated companies	27,642	13,305
Other assets	3,194	3,536
Due from affiliates	4,186	4,507
Goodwill	1,377	9,511

Total assets	$ 94,089	$ 135,348

Liabilities
Accounts payable and accrued expenses	$ 7,838	$ 8,948
Deferred rental income	20	575
Other liabilities	-	3,155
Indebtedness	19,568	46,651
Indebtedness and other obligations to affiliates	28,784	33,007
Deferred income taxes	15,261	12,541

Total liabilities	71,471	104,877

Minority interests	32,417	42,272

Commitments and contingencies

Stockholders' deficit
Common stock, $0.10 par value; 5,000,000 shares authorized;
2,916,647 shares issued	292	292
Additional paid in capital	172,055	172,354
Accumulated deficit	(169,395)	(170,255)
Deferred compensation, 164,279 shares	(817)	(817)
Accumulated other comprehensive income	1,441	--
Treasury stock at cost, 816,960 shares	(13,375)	(13,375)

Total stockholders' deficit	(9,799)	(11,801)

Total liabilities, minority interests and stockholders' deficit	$ 94,089	$ 135,348

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31,
(in thousands of dollars, except per share and share amounts)
	2003	2002

Revenues	(Restated )
Lease revenue	$12,310	$12,607
Management fee income	4,309	4,589
Acquisition and lease negotiation fee income	700	-
Interest and investment income	356	449
Interest income- affiliates	263	313
Gain on disposition of equipment to non-affiliates	2,118	1,669
Gain on disposition of equipment to affiliates	184	-
Loss on disposition of equipment	(7,667)	(1,088)
Other revenue	732	670
Total revenues	13,305	19,209

Expenses
Depreciation and amortization	6,032	8,591
Impairment of equipment held for lease, interests in affiliated and non-affiliated companies and buildings	1,214	2,629
Impairment of goodwill	6,101	3,778
Interest on indebtedness	3,114	4,610
Interest on indebtedness and other obligations- affiliates	2,182	1,298
General and administrative	7,841	7,692
Fees and expenses- affiliates	678	1,136

Total expenses	27,162	29,734

Loss before equity income (loss), other income, income taxes, and minority interests	(13,857)	(10,525)

Other Income
Gain on extinguishment of debt	7,667	-
Other income	5,719	-

Total other income	13,386	-

Income (Loss) from Equity Interests
Equity income (loss) in affiliated companies	718	(559)
Equity loss in non-affiliated companies	(185)	(1,687)

Total income (loss) from equity interests	533	(2,246)

Provision for income taxes	(147)	(774)
Elimination of consolidated subsidiaries’ minority interests	945	8,645

Net income (loss)	$860	$(4,900)

Basic and diluted loss per share:
Net income (loss) per common share- basic and diluted	$0.41	$(2.36)

Basic and diluted weighted average number of common shares outstanding	2,099,687	2,078,718

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Deficit
For the Two Years Ended December 31, 2003
(in thousands of dollars except share amounts)

	Shares Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Total

Balance at December 31, 2001	2,078,718	$ 292	$ 172,452	$ (165,355)	$ (817)	$ -	$(13,496)	$ (6,924)

Reissuance of treasury stock on December 31, 2002	20,969	-	(98)	-	-	-	121	23

Net loss	-	-	-	(4,900)	-	-	-	(4,900)

Balance at December 31, 2002	2,099,687	292	172,354	(170,255)	(817)	-	(13,375)	(11,801)

Net income (restated)	-	-	-	860	-	-	-	860
Foreign currency translation Adjustment	-	-	-	-	-	1,441	-	1,441

Comprehensive income (restated)								2,301

Decrease in capital related to issuance of partnership interest of equity investments	-	-	(299)	-	-	-	-	(299)

Balance at December 31, 2003 (restated)	2,099,687	$ 292	$ 172,055	$ (169,395)	$ (817)	$ 1,441	$(13,375)	$(9,799)

The accompanying notes are an integral part of these consolidated financial statements.

SEMELE GROUP INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(in thousands of dollars)
	2003	2002

Cash flows provided by operating activities	(Restated)
Net income (loss)	$860	$(4,900)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	6,032	8,591
Loss (gain) on disposition of equipment, net	5,365	(581)
Gain on extinguishment of debt	(7,667)	-
Gain on removal of liability for residual interest in aircraft	(3,155)	-
Non-cash gain from distribution from equity investment	(1,256)	-
Impairment of equipment held for lease, interests in affiliated and
non-affiliated companies, buildings and real estate held for development	1,214	2,629
Impairment of goodwill	6,101	3,778
Elimination of consolidated subsidiaries’ minority interests	(945)	(8,645)
Changes in assets and liabilities net of business acquired:
Rents and other receivables	(135)	303
Due from affiliates	321	(472)
Other assets	(551)	(778)
Accounts payable and accrued expenses	(1,250)	179
Deferred rental income	(555)	(9)
Deferred income taxes	2,719	560
Net cash provided by operating activities	7,098	655

Cash flows used in investing activities
Proceeds from equipment dispositions	2,226	4,087
Proceeds from sale of railcars	13,625	-
Purchase of railcars	(19,656)	(6,227)
Cash distributions from non-affiliated companies	-	640
Cash distributed from affiliated companies	1,532	3,812
Decrease in cash due to loss of control of consolidated subsidiary	(15)	-
Transfer to Liquidating Trusts	-	(1,885)
Change in equity interests	(1,763)	2,246
Purchase of PLM, net of cash acquired	-	(4,363)
(Increase) decrease in restricted cash	(145)	10
Costs capitalized to real estate held for development	(426)	(1,740)
Net cash used in investing activities	(4,622)	(3,420)

Cash flows used in financing activities
Proceeds from indebtedness	12,974	2,033
Principal payments on indebtedness	(5,413)	(8,300)
Distributions to minority shareholders	(331)	(55)
Purchase of minority interests	(5,434)	-
Principal payments on indebtedness and other obligations to affiliates	(7,995)	-
Proceeds from indebtedness and other obligations to affiliates	1,553	1,130

Net cash used in financing activities	(4,646)	(5,192)

Net decrease in cash and cash equivalents	(2,170)	(7,957)
Effect of changes in foreign exchange rates	1,441	-
Cash and cash equivalents at beginning of year	11,997	19,954

Cash and cash equivalents at end of year	$11,268	$11,997

Supplemental disclosure of cash flow information:
Cash paid during the year for interest net of capitalized interest of
$459 and $911 for the years ended December 31, 2003 and 2002	$5,457	$5,964

Cash paid (refunded) during the year for income taxes, net	$(61)	$268

Supplemental disclosure of non- cash information:
Decrease in capital related to purchase of partnership interest in Rancho Malibu	$(299)	$-

Decrease in equipment and indebtedness from disposition of aircraft and from
extinguishment of debt for return of aircraft to lender	$31,757	$-

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

NOTE 2 – RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

While preparing Semele’s 10-QSB for the quarter ended June 30, 2004, the Company determined that it had overstated depreciation expense in the year ended December 31, 2003 by $1.4 million associated with one of the Company’s commercial aircraft that had been included    in its equipment leasing segment. The principal effect of this non-cash adjustment was to increase fixed assets and decrease depreciation expense. The adjustment had no impact on the provision for income taxes since the correction was attributable to a purchase accounting adjustment from 2000 that had originally created a permanent difference between the book basis and the tax basis of accounting for this asset. The Company has restated its fiscal 2003 information accordingly.

A summary of the effects of the restatement on the Company’s balance sheet and statement of operations is summarized as follows (in thousands of dollars, except per share amounts):

	As of and for the year ended
	December 31, 2003

	(Restated)	(As previously reported )	Difference

Total assets	$94,089	$92,663	$1,426
Stockholders' deficit	$(9,799)	$(11,225)	$1,426
Net income (loss)	$860	$(566)	$1,426

Income (loss) per share	$0.41	$(0.27)	$0.68

Depreciation and amortization	$6,032	$7,458	$(1,426)

Total adjustment to 2003 net loss			$(1,426)

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

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

As of December 31, 2003, the Company has sub-leased 487 railcars to unrelated third parties. Future minimum rental receipts due on these railcar lease agreements is as follows (in thousands of dollars):

Sub-lease income

2004	$3,554
2005	3,076
2006	2,368
2007	1,909
2008	1,363
Thereafter	3,670

Total	$15,940

The lease expense on these railcars is included in Note 14 and is greater than the sub-lease income above due to the shorter nature of the sub-leases compared to the Company’s operating leases for these railcars.

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

The availability of cash held by the Trusts, MILPI, and AFG International to Semele Group Inc. is subject to terms and conditions over the use and disbursement of cash and other matters contained in the agreements that govern the Trusts, MILPI and AFG International. Ariston’s cash distributions are required to be used as payments on the Company’s non-recourse note payable to Equis Financial Group LP (“EFG”), an affiliated entity, for the purchase of the common stock of Ariston, unless consent is received from EFG (See Note 15).

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

Equity Investments

The Company’s equity investments include an interest in the EGF Programs, Mountain Springs and Mountain Resort, Kettle Valley, Rancho Malibu and other miscellaneous investments as described in Notes 10 and 11.

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

As a result of the goodwill impairment testing in the fourth quarter of 2003, management concluded that it was necessary to record a goodwill impairment of $6.1 million in the equipment management segment as of December 31, 2003. Based on events that occurred in the fourth quarter of 2003, including notification of an increase in future operating expenses and failure to acquire a significant group of assets for the equipment management segment that the Company had been seeking to acquire, the Company revised its strategic assessment for projections of future operations for the segment. As a result of the revisions to the strategic assessment, the Company determined that future acquisition and lease negotiation fees, management fees and partnership distributions in the equipment management segment would not be at the levels previously estimated. In addition to the impairment, the Company recorded a reduction of goodwill of $2.0 million associated with MILPI’s acquisition of AFG Investment Trust A and B Liquidating Trusts’ ownership interest in MILPI for $5.4 million (See Note 5).

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

As discussed in Note 10, in the fourth quarter of 2003 AFG Investment Trust A and B Liquidating Trusts (the “Liquidating Trusts”) distributed their remaining assets to the beneficiaries of the Liquidating Trusts and were subsequently dissolved. As part of the final distribution, the Liquidating Trusts distributed their interest in EFG Kirkwood LLC to Equis II as part of an in-kind distribution pursuant to the terms of a Membership Interest In-Kind Distribution Agreement, dated as of November 24, 2003. Accordingly, the Liquidating Trusts ownership interest in EFG Kirkwood LLC is no longer included in minority interest in the Company’s consolidated financial statements.

As discussed in Note 5, during 2003 MILPI purchased the Liquidating Trusts’ interest in MILPI for $5.4 million, which is now held by MILPI as treasury stock. Accordingly, the Liquidating Trusts ownership interest in MILPI is no longer included in minority interest in the Company’s consolidated financial statements.

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

Depreciation expense for buildings and railcars and equipment held for lease was approximately $5.8 million and $8.4 million for the years ended December 31, 2003 and 2002, respectively.

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

NOTE 4 – PROPOSED EQUITY TRANSACTION WITH AFFILIATES

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

NOTE 5 – ACQUISITIONS

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

	For the Years Ended December 31,
	2003	2002

	(Restated)
Revenue	$13,305	$ 19,209
Net income (loss)	$1,042	$ (4,660)

Income (loss) per share	$0.50	$ (2.24)

These amounts have been adjusted to reflect the portion of MILPI’s net income previously reported to minority interest expense. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

NOTE 6 – EQUIPMENT HELD FOR LEASE

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

	Remaining
	Lease Term	Equipment
Equipment Type	(Months)	At Cost

		(Restated)
Aircraft	12	$ 17,279
Manufacturing	0	3,281
Locomotives	0	2,588
Materials handling	0-4	2,748
Construction and mining	0	820
Other	0	428

Total equipment cost	-	27,144
Accumulated depreciation	-	(23,796)

Equipment, net of accumulated depreciation	-	$ 3,348

The preceding summary of equipment includes leveraged equipment. Indebtedness associated with the equipment is summarized in Note 13. Generally, indebtedness on leveraged equipment will be partially paid down by the rental streams derived from the corresponding lease contracts. The remaining principal balance of indebtedness not paid down may result in future refinancings to extend the repayment period, the sale of the associated asset to retire the indebtedness or return of the equipment to the lender if the indebtedness is non-recourse.

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

Future minimum rental receipts in connection with all equipment are due as follows (in thousands of dollars):

For the year ending December 31,	2004	$1,526
.	2005	37

.
Total	.	$1,563

NOTE 7 – RAILCARS HELD FOR LEASE

As of December 31, 2003, the Company had railcars held for lease with an original cost of $12.8 million and a net book value of $11.9 million. These railcars may be sold to affiliated programs or unrelated third parties during the first half of 2004. If the railcars are sold to affiliated programs, the sales price will be the lower of the original equipment cost or fair market value at the time of sale. See Note 22 for discussion regarding the sale of certain of these railcars in the first quarter of 2004.

Railcars held for lease at December 31, 2002 with an original equipment cost of $6.3 million were sold to affiliated programs in the first quarter of 2003 for $6.2 million, which approximated the lower of the original equipment cost or fair market value at the date of sale. This sale resulted in a gain on disposition to the Company of $0.1 million.

Future minimum rental receipts in connection with railcars held for lease at December 31, 2003 are due as follows (in thousands of dollars):

For the year ending December 31,	2004	$1,410
	2005	1,076
	2006	650
	2007	524
.	2008	524
Thereafter		178

T.
Total	.	$4,362

NOTE 8 – REAL ESTATE HELD FOR DEVELOPMENT

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

NOTE 9 – LAND AND BUILDINGS

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

Indebtedness collateralized by the Washington land and building is summarized in Note 13. Future minimum rental payments in connection with the leases for both buildings are due as follows (in thousands of dollars):

For the year ending December 31,	2004	$1,026
.	2005	786
	2006	910
	2007	910
	2008	910
Thereafter	.	1,819

Total	.	$6,361

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

NOTE 10 – INTERESTS IN AFFILIATED COMPANIES

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

Period from January 1, 2002 through July 17, 2002

Total revenues	$2,272
Total expenses	4,709
Net loss	$(2,437)

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

The net loss during the year ended December 31, 2003 is primarily the result of the Company’s acquisition of the Liquidating Trusts’ interest in MILPI. (See Note 5)

During 2003, the Liquidating Trusts were dissolved in accordance with their respective plans of liquidation. As a result, the Company received the following amount for its Managing Trustee and Class B interest: $0.5 million in cash, $1.1 million in a in-kind distribution of the Liquidating Trusts ownership interest in EFG Kirkwood, a consolidated entity which was previously recorded as minority interest in the Company’s consolidated financial statements, and $0.1 million in a in-kind distribution of the Liquidating Trusts ownership interest in Kirkwood Palisades LLC, a real estate development company. Approximately $1.7 million of the distributions received were in excess of the Company’s Managing Trustee and Class B interest in the Liquidating Trusts which was recorded in “Other Income” in the Company’s consolidated Statement of Operations in accordance with APB 18.

In addition to the Managing Trustee and Class B distributions discussed above, the Company received $0.7 million in cash associated with its SB Interest in the Liquidating Trusts. The cash received was used to pay the accrued interest associated with the Company’s non-recourse note issued in consideration for acquiring the SB Interest (See Note 15).

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

NOTE 11 – INTERESTS IN NON-AFFILIATED COMPANIES

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

Interest in Rancho Malibu

As discussed in Note 8, Rancho Malibu amended its partnership agreement to include an additional unrelated investor for the purpose of completing the development of the property. As a result of the transaction, the Company recorded a loss of $1.1 million on its investment in Rancho Malibu as a reduction to stockholders’ deficit in accordance with SAB No. 51 and 84. In accordance with the amended partnership agreement, decisions require a unanimous consent by both partners and each owner has the ability to veto a proposal by the other partner. Therefore, the Company’s interest in Rancho Malibu was accounted for under the equity method of accounting beginning June 23, 2003. Prior to June 23, 2003, the Company consolidated Rancho Malibu’s balance sheet and statement of operations.

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

NOTE 12 – OTHER ASSETS

At December 31, other assets consisted of the following (in thousands of dollars):

	2003	2002

Cash surrender value of former officers’ life insurance policies	$ 2,358	$ 2,721
Interest receivable from Kettle Valley	210	96
Deferred financing costs, net	121	398
Other	505	321

Total	$3,194	$3,536

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

NOTE 13 – INDEBTEDNESS

The Company’s indebtedness to third parties is summarized below (in thousands of dollars):

	Balance at	Balance at
	December 31,	December 31,
	2003	2002

Non- recourse installment debt on an aircraft	$4,452	$40,773
Warehouse credit facility	9,800	-
Commercial variable interest rate loan	5,316	5,878

Total	$19,568	$46,651

The annual maturities of the Company’s indebtedness to third parties is summarized below (in thousands of dollars):

.		Building	Equipment	Total

For the year ending December 31,	2004	$378	$11,240	$11,618
.	2005	378	3,012	3,390
.	2006	4,560	-	4,560

Total	.	$5,316	$14,252	$19,568

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

The Company is a participant in a $10.0 million warehouse credit facility, which had an outstanding balance of $9.8 million at December 31, 2003. Subsequent to year end, the Company reached an agreement with the lenders of the credit facility to extend the expiration to December 31, 2004 and reduce the amount available under this facility (See Note 22). The warehouse credit facility is shared by the Company, PLM Equipment Growth Fund V, PLM Equipment Growth Fund VI, PLM Equipment Growth and Income Fund VII. The warehouse credit facility provides for financing up to 100% of the cost of equipment. Outstanding borrowings by one borrower reduce the amount available to each of the other borrowers under the facility. MILPI guarantees the borrowings of the other borrowers. Individual borrowings may be outstanding for no more than 270 days, with all advances due no later than February 28, 2005. Interest accrues either at the prime rate or LIBOR plus 2.0% at the borrower’s option and is set at the time of an advance of funds (3.63% at December 31, 2003). There were no other outstanding borrowings on this facility by any of the other eligible borrowers.

As discussed in Note 6, in the fourth quarter of 2003 the Company returned its Boeing 767-300 aircraft to the lender that financed the aircraft at the expiration of its lease as allowed for in the debt agreement. The related non-recourse debt associated with the aircraft was retired. As a result of the transaction, the Company recognized a loss on the disposal of equipment of $7.7 million and a corresponding gain on extinguishment of non-recourse debt of $7.7 million.

NOTE 14 – COMMITMENTS & CONTINGENGIES

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

Commitment to Purchase and Lease Railcars

The Company’s commitments related to the purchase and leasing of railcars as of December 31, 2003 are summarized as follows (in thousands of dollars):

		Less than
Current Obligations	Total	1 Year	1-3 Years

Commitment to purchase or lease railcars, including exercise of additional option	$ 53,650	$ 33,635	$ 20,015
Commitment to purchase sulfur railcars	2,900	2,900	-
	$56,550	$36,535	$20,015

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

The sub-lease income on these railcars is included in Note 3 and is less than the lease payments due to the shorter nature of the sub-leases compared to the Company’s leases for the railcars.

NOTE 15 – RELATED PARTY TRANSACTIONS

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

Indebtedness to affiliates related to the Acquisition of SB Interests

In November 1999, the Company purchased from an affiliated company, EFG, certain equity interest in the Trusts, referred to as the SB Interests for approximately $9.7 million under the terms of a non-recourse note, payable over 10 years bearing interest at 7% per year. Amortization of principal and payment of interest are required only to the extent of cash distributions paid to the Company as owner of the SB Interests. Distributions received that are applied to the principal balance of the note have been recorded as a purchase price adjustment in accordance with SFAS No. 141 while distributions received that are applied to accrued interest are charged to interest expense when paid. As discussed in Note 10, the Company received $0.7 million during 2003 related to its SB Interest in the Liquidating Trusts. Proceeds received from the Company’s SB Interest in the Liquidating Trusts were used to pay a portion of the accrued interest balance of the note. To date, the Company has received cash distributions of approximately $3.8 million from the Special Beneficiary Interest and has paid EFG, an affiliate, an equal amount consisting of principal and accrued interest. At December 31, 2003, the non-recourse note had an outstanding principal and accrued interest balance of approximately $6.6 million and $1.2 million, respectively. In accordance with SFAS No. 141, the non-recourse note issued and related accrued interest in consideration for the SB Interests is accounted for as contingent purchase price and is not included in the accompanying consolidated balance sheets.

Principal Balance of Indebtedness to Affiliates

The principal balance of the Company’s indebtedness to affiliates at December 31, 2003 and 2002 consists of the obligations listed below (in thousands of dollars):

. . . .	Balance at December 31, 2003	Balance at December 31, 2002 .

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II Corporation, 7% annual interest; maturing in Jan. 2005. (1) (3)	$ 8,625	$ 8,625
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 7% annual interest; maturing in January 2005. (1) (3)	4,377	4,377

Sub-total	$ 13,002	$ 13,002

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from the purchase of Equis II Corporation; 11.5% annual interest; due on demand. (1) (2)	687	687
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 11.5% annual interest; due on demand. (1) (2)	349	349

Sub-total	$ 1,036	$ 1,036

Notes payable to Mr. Engle, or family trusts/corporation controlled by Mr. Engle, resulting from purchase of Equis II Corporation, 7.5% annual interest; maturing on Aug. 8, 2007. (1) (2)	1,261	1,261
Note payable to Mr. Coyne resulting from purchase of Equis II Corporation; 7.5% annual interest; maturing on Aug. 8, 2007. (1) (2)	640	640

Sub-total	$ 1,901	$ 1,901

Note payable to EFG for purchase of Ariston Corporation; 7% annual interest; maturing in Jan. 2005.(4)	$ 8,419	$ 8,419
Non-recourse note payable to EFG for purchase of Special Beneficiary Interests; 7% annual interest; maturing on Nov. 18, 2009.(6)	$ --	$ --
Notes payable to affiliates for 1997 asset purchase; 10% annual interest; maturing on Apr. 1, 2003. (5)	$ -- .	$ 4,416

Total	$24,358	$28,774

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
(5)   In 1997, the Company borrowed $4.4 million from certain affiliates controlled by Mr. Engle, including $0.5 million from AFG Investment Trust A, a subsidiary. The notes were secured by the Company’s interest in Rancho Malibu. As discussed in Note 8, Semele Group, Inc. transferred its interest in Rancho Malibu to a wholly-owned subsidiary of MILPI, RMLP, Inc. Semele Group, Inc.’s ownership interest was transferred in consideration for a $2.5 million promissory note, 182 shares (15.4% interest) in RMLP, Inc. and $5.5 million cash. Cash received from the transfer was used to pay the outstanding principal and interest due on the note.
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

A total of $21.4 million of the above debt is due on January 1, 2005. Mr. Engle and and Mr. Coyne have advised us that they are no longer willing to continue to extend the maturity date of such indebtedness unless the Company effects a reverse-split of its stock and become a “private” entity, at which point they can expect to extend the maturity of such indebtedness.

NOTE 16 – DEFERRED STOCK COMPENSATION

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

NOTE 17 – STOCK OPTION PLANS

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

A summary of the options outstanding to directors under the Semele Grant Option Program at both December 31, 2003 and 2002 is summarized below:

	Auch	Bartlett	Ungerleider

Options granted	5,000	5,000	5,000
Date of grant	July 15, 1994	December 31, 1997	July 15, 1994
Date of expiration (on or before)	July 16, 2004	January 1, 2008	July 16, 2004
Exercise price per share	$9.25	$9.25	$9.25

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

NOTE 18 – 401 (K) PLAN

MILPI’s 401(k) Plan (the “Plan”) provides for deferred compensation as described in Section 401(k) of the Internal Revenue Code. The Plan is a contributory plan available to essentially all full-time employees of PLM in the United States. The Company’s total 401(k) contributions, net of forfeitures, were $4,500 for 2003 and $0.1 million for 2002.

NOTE 19 – INCOME TAXES

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

The tax effect of net operating loss carryforwards is determined using current statutory rates. At December 31, 2003, the Company had operating loss carryforwards of approximately $107.1 million that expire as follows: $28.5 million in 2010; $45.5 million in 2011; $8.0 million in 2012; $5.5 million in 2016; $11.0 million in 2017; $1.6 million in 2020; $4.9 million in 2021 and $2.1 million in 2022

NOTE 20 – SEGMENT REPORTING

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

Segment information for the years ended December 31, 2003 and 2002 is summarized below (in thousands of dollars):

For the Year Ended	Equipment	Equipment	Real
December 31, 2003	Leasing	Management	Estate	Total

(Restated)				(Restated)
Revenue:
Lease revenue	$ 10,261	$ 1,011	$ 1,038	$ 12,310
Management fee income	-	4,240	69	4,309
Acquisition and lease negotiation fee income	-	700	-	700
Interest and investment income	164	188	4	356
Interest income – affiliates	143	-	120	263
Gain on disposition of equipment to affiliates and non-affiliates	1,396	906	-	2,302
Loss on disposition of equipment	(7,667)	-	-	(7,667)
Other revenue	-	732	-	732
Total revenue	4,297	7,777	1,231	13,305

Expenses:
Depreciation and amortization	4,196	1,275	561	6,032
Impairment of interests in affiliated and non-affiliated Companies and building	156	668	390	1,214
Impairment of goodwill	-	6,101	-	6,101
Interest on indebtedness	2,799	141	174	3,114
Interest on indebtedness and other obligations – Affiliates	1,594	-	588	2,182
General and administrative	3,624	4,065	152	7,841
Fees and expenses - affiliates	678	-	-	678

Total expenses	13,047	12,250	1,865	27,162

Other Income:
Gain on extinguishment of debt	7,667	-	-	7,667
Other income	5,684	35	-	5,719

Total other income	13,351	35	-	13,386
Equity Interests:		-	-
Equity income (loss) in affiliated companies	(11)	729	-	718
Equity loss in non-affiliated companies	-	-	(185)	(185)

Total income (loss) from equity interests	(11)	729	(185)	533

Provision for income taxes				(147)
Elimination of minority interests				945

Net income				$ 860

Capital Expenditures	$ -	$ 19,656	$ -	$ 19,656

Total Assets	$ 14,096	$ 38,026	$ 41,967	$ 94,089

For the Year Ended	Equipment	Equipment	Real
December 31, 2002	Leasing	Management	Estate	Total

Revenue:
Lease revenue	$ 11,329	$ 122	$ 1,156	$ 12,607
Management fee income	-	4,494	95	4,589
Interest and investment income	112	323	14	449
Interest income – affiliates	193		120	313
Gain on disposition of equipment	1,645	24	-	1,669
Loss on disposition of equipment	(1,088)	-		(1,088)
Other revenue	-	670	-	670

	12,191	5,633	1,385	19,209
Expenses:
Depreciation and amortization	8,036	177	378	8,591
Impairment of interests in affiliated companies and equipment held for lease	2,128	501	-	2,629
Impairment of goodwill	3,778	-	-	3,778
Interest on indebtedness	3,983	-	627	4,610
Interest on indebtedness and other obligations – affiliates	520	-	778	1,298
General and administrative	4,817	2,800	75	7,692
Fees and expenses - affiliates	1,136	-	-	1,136

Total expenses	24,398	3,478	1,858	29,734

Equity Interests:
Equity income (loss) in affiliated companies	(692)	133	-	(559)
Equity loss in non-affiliated companies	-	-	(1,687)	(1,687)

Total income (loss) from equity interests	(692)	133	(1,687)	(2,246)

Provision for income taxes				(774)
Elimination of minority interests				8,645

Net loss				$ (4,900)

Capital Expenditures	$ -	$ 6,227	$ -	$ 6,227

Total Assets	$ 50,036	$ 44,400	$ 40,912	$ 135,348

NOTE 21 –    GEOGRAPHIC INFORMATION

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

The table below sets forth total revenues and equity income (loss) by operating segment and geographic region for the years ended December 31, 2003 and 2002 (in thousands of dollars):

	Equipment Leasing		Equipment Management		Real Estate

	2003	2002	2003	2002	2003	2002

Revenues
United States	$ 4,451	$ 4,712	$ 7,577	$ 5,633	$ 907	$ 921
Sweden	(1,594)	6,636	-	-	-	-
Spain	1,440	704	-	-	-	-
Canada	-	-	200	-	69	95
Australia	-	-	-	-	255	369
Mexico	-	139	-	-	-	-
Total revenues	$ 4,297	$12,191	$ 7,777	$ 5,633	$ 1,231	$ 1,385

Equity income (loss)
United States	$ (11)	$ (692)	$ 729	$ 133	$ (62)	$ (1,210)
Canada	-	-	-	-	(123)	(477)
Equity income (loss)	$ (11)	$ (692)	$ 729	$ 133	$ (185)	$(1,687)

The table below sets forth total long-lived assets organized by operating segment and geographic region for the years ended December 31, 2003 and 2002 (in thousands of dollars):

	Equipment Leasing		Equipment Management		Real Estate

	2003	2002	2003	2002	2003	2002

United States	$ 1,506	$ 12,218	$ 32,753	$ 30,576	$ 29,020	$ 25,843
Sweden	-	31,332	-	-	-	-
Spain	4,253	5,584	-	-	-	-
Australia	-	-	-	-	2,433	6,138
Mexico	-	-	-	-	-	-
Canada	-	-	-	-	9,414	8,169
Total Long- Lived Assets	$ 5,759	$ 49,134	$ 32,753	$ 30,576	$ 40,867	$ 40,150

NOTE 22 – SUBSEQUENT EVENTS

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